Form 10-K, Exhibit 13
period 1996-09-30
AMERIGAS PARTNERS LP
filed 1996-12-26
CIK 932628

Consolidated Balance Sheets                                                                       (Thousands of dollars)
------------------------------------------------------------------------------------------------------------------------
                                                                                                  SEPTEMBER 30,
                                                                                            1996                    1995
========================================================================================================================
ASSETS
Current assets:
   Cash and cash equivalents (note 2)                                                 $    2,122              $   39,567
   Short-term investments, at cost which approximates market value                             -                   9,000
   Accounts receivable (less allowances for doubtful accounts of $6,579
       and $4,647, respectively)                                                          85,926                  62,206
   Insurance indemnification receivable                                                   19,024                       -
   Inventories (notes 2 and 6)                                                            82,957                  78,996
   Prepaid expenses and other current assets                                              10,351                  10,323
------------------------------------------------------------------------------------------------------------------------
       Total current assets                                                              200,380                 200,092

Property, plant and equipment (less accumulated depreciation and
   amortization of $138,850 and $105,051, respectively) (notes 2 and 7)                  454,112                 453,100
Intangible assets (less accumulated amortization of $94,785 and
   $74,230, respectively) (note 2)                                                       691,688                 740,683
Insurance indemnification receivable                                                           -                  12,246
Other assets (note 2)                                                                     26,043                  29,188
------------------------------------------------------------------------------------------------------------------------
       Total assets                                                                   $1,372,223              $1,435,309
========================================================================================================================

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Current maturities of long-term debt (note 4)                                      $    5,150              $    4,675
   Bank loans (note 4)                                                                    15,000                       -
   Accounts payable--trade                                                                46,891                  35,965
   Accounts payable--related parties (note 10)                                             2,552                   5,165
   Employee compensation and benefits accrued                                             22,983                  20,797
   Interest accrued                                                                       28,037                  27,372
   Refunds and deposits                                                                   13,545                  11,254
   Other current liabilities (note 11)                                                    44,102                  26,371
------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                         178,260                 131,599

Long-term debt (note 4)                                                                  687,303                 653,051
Other noncurrent liabilities                                                              58,927                  82,996
Commitments and contingencies (note 9)

Minority interest (note 2)                                                                 5,497                   6,704

Partners' capital (note 8):
   Common unitholders (units issued--21,949,272 and
       21,932,146, respectively)                                                         230,376                 291,988
   Subordinated unitholders (units issued--19,782,146)                                   207,439                 263,362
   General partner                                                                         4,421                   5,609
------------------------------------------------------------------------------------------------------------------------
       Total partners' capital                                                           442,236                 560,959
------------------------------------------------------------------------------------------------------------------------
       Total liabilities and partners' capital                                        $1,372,223              $1,435,309
========================================================================================================================

The accompanying notes are an integral part of these financial statements.


10  AmeriGas Partners, L.P. 1996 Annual Report

Consolidated Statements of Operations                                            (Thousands of dollars, except per unit)
------------------------------------------------------------------------------------------------------------------------
                                                                                      YEAR ENDED             APRIL 19 TO
                                                                                   SEPTEMBER 30,           SEPTEMBER 30,
                                                                                            1996                    1995
========================================================================================================================
Revenues (note 2):
   Propane                                                                           $  924,810               $ 233,610
   Other                                                                                 88,415                  35,890
------------------------------------------------------------------------------------------------------------------------
                                                                                      1,013,225                 269,500
------------------------------------------------------------------------------------------------------------------------

Costs and expenses:
   Cost of sales--propane                                                               526,255                 123,414
   Cost of sales--other                                                                  43,472                  18,319
   Operating and administrative expenses (note 10)                                      317,396                 124,473
   Depreciation and amortization (note 2)                                                61,631                  26,585
   Miscellaneous income, net (note 14)                                                   (8,395)                 (3,203)
------------------------------------------------------------------------------------------------------------------------
                                                                                        940,359                 289,588
------------------------------------------------------------------------------------------------------------------------

Operating income (loss)                                                                  72,866                 (20,088)
Interest expense                                                                        (62,782)                (27,312)
------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                                        10,084                 (47,400)
Income tax (expense) benefit (note 2)                                                       365                    (140)
Minority interest (note 2)                                                                 (211)                    433
------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                                                    $   10,238               $ (47,107)
========================================================================================================================

General partner's interest in net income (loss)                                      $      102               $    (471)
========================================================================================================================
Limited partners' interest in net income (loss)                                      $   10,136               $ (46,636)
========================================================================================================================

Income (loss) per limited partner unit                                               $      .24               $   (1.12)
========================================================================================================================

Average limited partner units outstanding (thousands)                                    41,729                  41,714
========================================================================================================================

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows                                                             (Thousands of dollars)
========================================================================================================================
                                                                                YEAR ENDED                   APRIL 19 TO
                                                                             SEPTEMBER 30,                 SEPTEMBER 30,
                                                                                      1996                          1995
========================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                              $ 10,238                     $ (47,107)
   Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
          Depreciation and amortization                                             61,631                        26,585
          Other, net                                                                (3,438)                         (938)
------------------------------------------------------------------------------------------------------------------------
                                                                                    68,431                       (21,460)
      Net change in:
          Accounts receivable                                                      (27,802)                       13,712
          Inventories                                                               (3,192)                      (24,153)
          Accounts payable                                                          12,708                         2,761
          Other current assets and liabilities                                      (1,767)                       36,271
------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                     48,378                         7,131
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Expenditures for property, plant and equipment                                  (21,908)                      (11,282)
   Proceeds from disposals of property, plant and equipment                          5,423                         1,210
   (Increase) decrease in short-term investments                                     9,000                        (9,000)
   Acquisitions of businesses, net of cash acquired                                (20,909)                       (3,978)
------------------------------------------------------------------------------------------------------------------------
      Net cash used by investing activities                                        (28,394)                      (23,050)
------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Distributions                                                                   (92,727)                      (18,797)
   Minority interest activity                                                       (1,042)                         (242)
   Increase in bank loans                                                           15,000                             -
   Issuance of long-term debt                                                       37,009                             -
   Repayment of long-term debt                                                     (10,911)                       (1,294)
------------------------------------------------------------------------------------------------------------------------
      Net cash used by financing activities                                        (52,671)                      (20,333)
------------------------------------------------------------------------------------------------------------------------

PARTNERSHIP FORMATION TRANSACTIONS
   Net proceeds from issuance of Common Units                                            -                       349,751
   Capital contribution from General Partner                                             -                           872
   Issuance of long-term debt                                                            -                       208,454
   Payment to General Partner for purchase of
      Petrolane Class B shares                                                           -                      (109,609)
   Cash transfers from predecessor companies                                             -                        56,414
   Repayment of long-term debt and related interest                                      -                      (417,057)
   Other fees and expenses                                                          (4,758)                      (13,006)
------------------------------------------------------------------------------------------------------------------------
      Net cash provided (used) by partnership formation transactions                (4,758)                       75,819
------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents increase (decrease)                                     $(37,445)                    $  39,567
========================================================================================================================

CASH AND CASH EQUIVALENTS
   End of period                                                                  $  2,122                     $  39,567
   Beginning of period                                                              39,567                             -
------------------------------------------------------------------------------------------------------------------------
      Increase (decrease)                                                         $(37,445)                    $  39,567
========================================================================================================================

The accompanying notes are an integral part of these financial statements.


12  AmeriGas Partners, L.P. 1996 Annual Report

Consolidated Statements of Partners' Capital                                       (Thousands of dollars, except unit data)
===========================================================================================================================
                                        NUMBER OF UNITS                                                             TOTAL
                                 -----------------------------                                    GENERAL         PARTNERS'
                                   COMMON         SUBORDINATED       COMMON     SUBORDINATED      PARTNER          CAPITAL
===========================================================================================================================
Balance April 19, 1995                    -                 -       $      -      $      -        $    -           $      -

  Contributions of
    net assets of
    predecessor companies
    (notes 1 and 2)               4,330,146        19,782,146        147,857       133,361         2,840            284,058

  Issuance of units
    to public (note 1)           17,602,000                          178,492       160,994         3,429            342,915

  Cash contribution
    by General Partner                                                   449           405             9                863

  Effect of contribution
    of net proceeds of
    Senior Notes to
    AmeriGas Propane, L.P.                                              (506)         (457)          (10)              (973)

  Net loss                                                           (24,520)      (22,116)         (471)           (47,107)

  Distributions (note 3)                                              (9,784)       (8,825)         (188)           (18,797)
---------------------------------------------------------------------------------------------------------------------------
Balance
September 30, 1995               21,932,146        19,782,146        291,988       263,362         5,609            560,959
---------------------------------------------------------------------------------------------------------------------------

  Net income                                                           5,332         4,804           102             10,238

  Distributions (note 3)                                             (48,279)      (43,521)         (927)           (92,727)

  Issuance of Common
    Units in connection
    with acquisition (note 10)       17,126                              413                           4                417

  Adjustments to net assets
    contributed (note 2)                                             (19,078)      (17,206)         (367)           (36,651)
---------------------------------------------------------------------------------------------------------------------------
Balance
September 30, 1996               21,949,272        19,782,146       $230,376      $207,439        $4,421           $442,236
===========================================================================================================================

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements
                                         (Thousands of dollars, except per unit)

 1. PARTNERSHIP ORGANIZATION AND FORMATION
 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
 3. QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH
 4. DEBT
 5. PENSION PLANS AND OTHER POSTEMPLOYMENT BENEFITS
 6. INVENTORIES
 7. PROPERTY, PLANT AND EQUIPMENT
 8. PARTNERS' CAPITAL
 9. COMMITMENTS AND CONTINGENCIES
10. RELATED PARTY TRANSACTIONS
11. OTHER CURRENT LIABILITIES
12. UNAUDITED PRO FORMA FINANCIAL INFORMATION
13. FINANCIAL INSTRUMENTS
14. MISCELLANEOUS INCOME
15. QUARTERLY DATA (UNAUDITED)


1. PARTNERSHIP ORGANIZATION AND FORMATION

     AmeriGas Partners, L.P. (AmeriGas Partners) was formed on November 2, 1994 as a Delaware limited partnership. AmeriGas Partners and its subsidiary AmeriGas Propane, L.P., a Delaware limited partnership (the "Operating Partnership"), were formed to acquire and operate the propane businesses and assets of AmeriGas Propane, Inc., a Delaware corporation, and AmeriGas Propane-2, Inc. (collectively, "AmeriGas Propane"), wholly owned subsidiaries of AmeriGas, Inc. (AmeriGas), and Petrolane Incorporated (Petrolane). AmeriGas Propane and Petrolane are collectively referred to herein as the Predecessor Companies. The Operating Partnership is, and the Predecessor Companies were, engaged in the distribution of propane and related equipment and supplies. The Operating Partnership is the largest retail propane distributor in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 44 states, including Alaska and Hawaii.

     On April 19, 1995 (a) pursuant to a Merger and Contribution Agreement dated as of April 19, 1995, AmeriGas Propane and certain of its operating subsidiaries merged into the Operating Partnership (the "Formation Merger"), and (b) pursuant to a Conveyance and Contribution Agreement dated as of April 19, 1995, Petrolane conveyed substantially all of its assets and liabilities to the Operating Partnership (the "Petrolane Conveyance"). As a result of the Formation Merger and the Petrolane Conveyance, AmeriGas Propane, Inc., a Pennsylvania corporation and the general partner of AmeriGas Partners (the "General Partner"), and Petrolane each received a limited partner interest in the Operating Partnership, and the Operating Partnership received substantially all of the assets and assumed substantially all of the liabilities of AmeriGas Propane, Petrolane and their respective operating subsidiaries.

     Immediately after the Formation Merger, and in accordance with the Amended and Restated Agreement of Limited Partnership of AmeriGas Partners (the "Partnership Agreement"), (a) the General Partner conveyed its limited partner interest in the Operating Partnership to AmeriGas Partners in exchange for 2,922,235 Common Units and 13,350,146 Subordinated Units of AmeriGas Partners, and (b) immediately after the Petrolane Conveyance, Petrolane conveyed its limited partner interest in the Operating Partnership to AmeriGas Partners in exchange for 1,407,911 Common Units and 6,432,000 Subordinated Units of AmeriGas Partners. Both Common and Subordinated units represent limited partner interests in AmeriGas Partners. The General Partner has a 1% general partner interest in AmeriGas Partners and a 1.01% general partner interest in the Operating Partnership, or an effective 2% general partner interest in the Operating Partnership.

     Following these transactions, on April 19, 1995, AmeriGas Partners completed its initial public offering through underwriters of 15,452,000 Common Units (the "IPO") at a price to the public of $21.25 a unit. The net proceeds of approximately $307,000 from the IPO and the net proceeds from the issuance of $100,000 face value of AmeriGas Partners' 10.125% Senior Notes, along with existing cash balances of the Predecessor Companies, were used on April 19, 1995 to repay Petrolane's revolving credit loan, term loans and related accrued interest and fees which were assumed by the Operating Partnership. In addition, certain senior indebtedness of Petrolane and AmeriGas Propane with a combined face value of $408,000 was assumed by the Operating Partnership and immediately exchanged for First Mortgage Notes of the Operating Partnership. The Operating Partnership also issued $110,000 face value of First Mortgage Notes, the proceeds of which were used by an AmeriGas subsidiary to acquire all of the outstanding common stock of Petrolane not already owned by AmeriGas's parent company, UGI Corporation (UGI), or its subsidiaries. On May 11, 1995, the underwriters exercised their overallotment option in the amount of 2,150,000 Common Units. These Common Units were issued on May 17, 1995 at a price of $21.25 a unit.

     AmeriGas Partners and the Operating Partnership have no employees. The General Partner conducts, directs and manages all activities of AmeriGas Partners and the Operating Partnership and is reimbursed on a monthly basis for all direct and indirect expenses it incurs on their behalf.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation Principles. The consolidated financial statements include the accounts of AmeriGas Partners, the Operating Partnership and their subsidiaries, collectively referred to herein as the Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation. The General Partner's 1.01% interest in the Operating Partnership is accounted for in the consolidated financial statements as a minority interest.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Fiscal Year. The Partnership's fiscal year ends on September 30. Accordingly, the accompanying consolidated results of operations of the Partnership are for the fiscal year ended September 30, 1996 and the period April 19, 1995 (date of inception) to September 30, 1995. Previously, the Predecessor Companies' fiscal periods ended on the 23rd of the month. For comparative purposes, Note 12 to the Consolidated



14  AmeriGas Partners, L.P. 1996 Annual Report

Financial Statements includes unaudited pro forma results of operations data for the period September 24, 1994 to September 30, 1995 (53 weeks) and the period April 24, 1994 to September 23, 1994, as well as a description of the significant pro forma adjustments. Combined revenues of the Predecessor Companies for the period September 24 to September 30, 1994 were approximately $12,700.

     Revenue Recognition. Revenues from the sale of propane are recognized principally as product is shipped or delivered to customers.

     Inventories. Inventories are stated at the lower of cost or market. Cost is determined using an average cost method for propane, specific identification for appliances, and the first-in, first-out (FIFO) method for all other inventories.

     Property, Plant and Equipment and Related Depreciation. Property, plant and equipment is stated at cost. Amounts assigned to property, plant and equipment of acquired businesses are based upon estimated fair value at date of acquisition. When plant and equipment are retired or otherwise disposed of, any gains or losses are reflected in results of operations.

     Depreciation of property, plant and equipment is computed using the straight-line method over estimated service lives ranging from two to 40 years. Depreciation expense during the year ended September 30, 1996 and the period April 19, 1995 to September 30, 1995 was $36,910 and $15,500, respectively.

     Intangible Assets. Intangible assets comprise the following at September
     30:

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 1996      1995
===============================================================================================================================
Goodwill (less accumulated amortization of $64,007 and $48,596, respectively). . . . . . . . . . . . . . . . $545,353  $586,201
Excess reorganization value (less accumulated amortization of $27,398 and $18,857, respectively) . . . . . .  143,426   151,967
Other, principally noncompete agreements (less accumulated amortization of $3,380 and $6,777, respectively).    2,909     2,515
-------------------------------------------------------------------------------------------------------------------------------
Total intangible assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $691,688  $740,683
===============================================================================================================================


     Goodwill recognized as a result of business combinations accounted for as purchases (including goodwill resulting from an AmeriGas subsidiary's April 19, 1995 acquisition by merger of the 65% of Petrolane common shares not already owned by UGI and its subsidiaries) is being amortized on a straight-line basis over 40 years. Excess reorganization value (which represents reorganization value in excess of amounts allocable to identifiable assets of Petrolane resulting from Petrolane's July 15, 1993 reorganization under Chapter 11 of the United States Bankruptcy Code) is being amortized on a straight-line basis over the 20-year period commencing July 15, 1993. Other intangible assets, consisting principally of covenants not to compete, are being amortized over the estimated periods of benefit which do not exceed ten years. Amortization expense of intangible assets during the year ended September 30, 1996 and the period April 19, 1995 through September 30, 1995 was $24,551 and $10,492, respectively.

     Recoverability of Long-Lived Assets. The Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121) in 1996. SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of.

     The Partnership evaluates the impairment of long-lived assets to be held and used, including associated intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Under SFAS 121, such assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Under the Partnership's prior policy for determining the impairment of long-lived assets, the aggregation of cash flows and the related test for impairment were performed on an acquisition-level basis. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. The test for impairment is performed by comparing estimated net future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amount. The adoption of SFAS 121 did not impact the Partnership's 1996 results of operations or financial condition.

     Other Assets. Included in other assets at September 30, 1996 and 1995 are net deferred financing costs of $13,698 and $15,246, respectively. These costs are being amortized, using the interest method, over the term of the related debt.

     Income Taxes. AmeriGas Partners and the Operating Partnership are not directly subject to federal and state income taxes. Instead, their taxable income or loss is allocated to the individual partners. The Operating Partnership does, however, have certain subsidiaries which operate in corporate form and are subject to federal and state income taxes.

     Net Income (Loss) per Unit. Net income (loss) per unit is computed by dividing net income (loss), after deducting the General Partner's 1% interest, by the weighted average number of outstanding Common and Subordinated units. Common Units issued on May 17, 1995 pursuant to the exercise of the underwriters' overallotment option are considered to have been issued, for purposes of the calculation of net income (loss) per unit, as of April 19, 1995.

     Consolidated Statements of Cash Flows. Cash equivalents include all highly liquid investments with maturities of three months or less when purchased and are recorded at cost plus accrued interest which approximates market value. Interest paid during the year ended September 30, 1996 and the period April 19, 1995 to September 30, 1995 totaled $62,846 and $404, respectively.

     Effective April 19, 1995, in conjunction with the Formation Merger and the Petrolane Conveyance, substantially all of the assets and liabilities of the Predecessor Companies and their operating subsidiaries were contributed at historical cost to the Operating Partnership.

Notes to Consolidated Financial Statements
                                         (Thousands of dollars, except per unit)


     The combined net assets contributed to the Operating Partnership, adjusted for the effects of the tax basis reallocation described below, are as follows:


-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 APRIL 19, 1995
===============================================================================================================================
Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   56,414
Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      76,493
Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      54,761
Prepaid expenses and other current assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5,237
Property, plant and equipment, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     456,128
Goodwill and other intangibles, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     556,782
Excess reorganization value, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     155,687
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30,228
-------------------------------------------------------------------------------------------------------------------------------
    Total assets contributed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,391,730
-------------------------------------------------------------------------------------------------------------------------------
Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      40,304
Other current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      92,923
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     929,828
Other noncurrent liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      78,744
-------------------------------------------------------------------------------------------------------------------------------
    Total liabilities assumed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,141,799
-------------------------------------------------------------------------------------------------------------------------------
Net assets contributed to the Operating Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  249,931
===============================================================================================================================


     In February 1996, the General Partner completed AmeriGas Partners' and the Operating Partnership's federal income tax returns for the Partnership's initial period of operation. As a part of this process, a final determination was made as to how to allocate the tax basis of certain of the assets contributed to the Partnership by the Predecessor Companies. The completion of the allocation process resulted in reductions in the deferred income tax liabilities of the General Partner and Petrolane existing at April 19, 1995 which had been recorded in connection with AmeriGas's acquisition by merger of the 65% of Petrolane common shares outstanding not already owned by AmeriGas or UGI, and the formation of the Partnership. It also resulted in a reduction to the net assets contributed by the General Partner and Petrolane to the Operating Partnership in conjunction with the Partnership Formation which adjustment was recorded by the Partnership during the year ended September 30, 1996 as a $37,025 reduction in goodwill, a $36,651 reduction in partners' capital, and a $374 reduction in minority interest.

3. QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

     The Partnership makes distributions to its partners with respect to each fiscal quarter of the Partnership in an aggregate amount equal to its Available Cash for such quarter. Available Cash generally means, with respect to any fiscal quarter of the Partnership, all cash on hand at the end of such quarter plus all additional cash on hand as of the date of determination resulting from borrowings subsequent to the end of such quarter less the amount of cash reserves established by the General Partner in its reasonable discretion for future cash requirements. These reserves may be retained for the proper conduct of the Partnership's business and for distributions during the next four quarters. In addition, reserves for the payment of debt principal and interest are required under the provisions of certain of the Partnership's debt agreements.

     Distributions by the Partnership in an amount equal to 100% of its Available Cash will generally be made 98% to the Common and Subordinated unitholders and 2% to the General Partner, subject to the payment of incentive distributions in the event Available Cash exceeds the Minimum Quarterly Distribution (MQD) of $.55 on all units. To the extent there is sufficient Available Cash, the holders of Common Units have the right to receive the MQD, plus any arrearages, prior to the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below) and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

     The Subordination Period will generally extend until the first day of any quarter beginning on or after April 1, 2000 in respect of which (a) distributions of Available Cash from Operating Surplus (generally defined as $40,000 plus $42,879 of cash on hand as of April 19, 1995 plus all operating cash receipts less all operating cash expenditures and cash reserves) equal or exceed the MQD on each of the outstanding Common and Subordinated units for each of the four consecutive four-quarter periods immediately preceding such date; (b) the Adjusted Operating Surplus (generally defined as Operating Surplus adjusted to exclude working capital borrowings, reductions in cash reserves and $40,000 plus $42,879 of cash on hand as of April 19, 1995 and to include increases in reserves to provide for distributions resulting from Operating Surplus generated during such period) generated during both (i) each of the two immediately preceding four-quarter periods and (ii) the immediately preceding sixteen-quarter period, equals or exceeds the MQD on each of the Common and Subordinated units outstanding during those periods; and (c) there are no arrearages on the Common Units.

     Prior to the end of the Subordination Period but not prior to March 31, 1998, 4,945,537 Subordinated Units will convert into Common Units for any quarter ending on or after March 31, 1998, and an additional 4,945,537 Subordinated Units will convert into Common Units for any quarter ending on or after March 31, 1999, if (a) distributions of Available Cash from Operating Surplus on each of the outstanding Common and Subordinated units equal or exceed the MQD for each of the three consecutive four-quarter periods immediately preceding such date; (b) the Adjusted Operating Surplus generated during the immediately preceding twelve-quarter period equals or exceeds the MQD on all of the Common and Subordinated units outstanding during that period;
(c) the General Partner makes a good faith determination that the Partnership will, with respect to the four-quarter period commencing with such date, generate Adjusted Operating Surplus in an amount equal to or


16 AmeriGas Partners, L.P. 1996 Annual Report exceeding the MQD on all of the outstanding Common and Subordinated units; and
(d) there are no arrearages on the Common Units.

     The Partnership makes distributions of its Available Cash approximately 45 days after the end of each fiscal quarter ending December, March, June and September to holders of record on the applicable record dates.

4. DEBT


    Long-term debt comprises the following at September 30:
===============================================================================================================================
                                                                                                       1996                1995
===============================================================================================================================
First Mortgage Notes:
    Series A, 9.34%-11.71%, due April 2000 through April 2009
      (including unamortized premium of $15,952 and $17,025, respectively,
      calculated at an 8.91% effective rate) . . . . . . . . . . . . . . . . . . . . . . . . .     $223,952            $225,025
    Series B, 10.07%, due April 2001 through April 2005
      (including unamortized premium of $13,130 and $14,574, respectively,
      calculated at an 8.74% effective rate) . . . . . . . . . . . . . . . . . . . . . . . . .      213,130             214,574
    Series C, 8.83%, due April 2003 through April 2010 . . . . . . . . . . . . . . . . . . . .      110,000             110,000
AmeriGas Partners Senior Notes, 10.125%, due April 2007. . . . . . . . . . . . . . . . . . . .      100,000             100,000
Acquisition Facility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30,000                   -
Special Purpose Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7,000                   -
Other (including capital lease obligations of $2,349 and $4,067, respectively) . . . . . . . .        8,371               8,127
-------------------------------------------------------------------------------------------------------------------------------
Total long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      692,453             657,726
Less current maturities included in current liabilities  . . . . . . . . . . . . . . . . . . .       (5,150)             (4,675)
-------------------------------------------------------------------------------------------------------------------------------
Total long-term debt due after one year  . . . . . . . . . . . . . . . . . . . . . . . . . . .     $687,303            $653,051
===============================================================================================================================


     Annual scheduled repayments of long-term debt for each of the next five fiscal years ended September 30 are as follows: 1997 - $5,150; 1998 - $11,771; 1999 - $11,267; 2000 - $27,554; 2001 - $68,228.

     The Operating Partnership's obligations under the First Mortgage Notes are collateralized by substantially all of the assets of the Operating Partnership. The General Partner and Petrolane are co-obligors of the First Mortgage Notes. The Operating Partnership may, at its option, and under certain circumstances following the disposition of assets be required to, offer to prepay the First Mortgage Notes, in whole or in part. Certain of these prepayments will be at a premium. The First Mortgage Note Agreement contains restrictive covenants applicable to the Operating Partnership, including (a) restrictions on the incurrence of additional indebtedness; (b) restrictions on the ratio of each of the Operating Partnership's and the General Partner's total debt to consolidated gross worth, as defined; and (c) restrictions on certain liens, guarantees, loans and advances, payments, mergers, consolidations, sales of assets and other transactions. Generally, as long as no default exists or would result, the Operating Partnership is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter.

     The 10.125% Senior Notes of AmeriGas Partners contain covenants which restrict the ability of the Partnership to, among other things, incur additional indebtedness, incur liens, issue preferred interests, and effect mergers, consolidations and sales of assets. The Senior Notes are not redeemable prior to April 15, 2000. Thereafter, AmeriGas Partners has the option to redeem the Senior Notes, in whole or in part, at a premium. In addition, AmeriGas Partners may, under certain circumstances following the disposition of assets, be required to prepay the Senior Notes. Pursuant to the Indenture under which the Senior Notes were issued, AmeriGas Partners is generally permitted to make cash distributions in an amount equal to available cash, as defined, as of the end of the immediately preceding quarter, as long as no event of default exists or would exist upon making such distributions and if the Partnership's consolidated fixed charge coverage ratio, as defined, is at least 1.75-to-1. If such ratio is not met, cash distributions may be made in an aggregate amount not to exceed $24,000 less the aggregate of all distributions made during the immediately preceding 16 fiscal quarters. At September 30, 1996, such ratio was 2.19-to-1.

     The Operating Partnership has Bank Credit Facilities with a group of commercial banks. The Bank Credit Facilities consist of a Revolving Credit Facility, an Acquisition Facility and a Special Purpose Facility, each governed by the Bank Credit Agreement. The Operating Partnership's obligations under the Bank Credit Facilities are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the Bank Credit Facilities.

     The Revolving Credit Facility provides for borrowings of up to $70,000 (including a $35,000 sublimit for letters of credit). The Revolving Credit Facility expires April 12, 1998, but may be extended, upon timely notice, for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. The Revolving Credit Facility permits the Operating Partnership to borrow at the Base Rate, defined as the higher of the Federal Funds Rate plus .50% per annum or the agent bank's reference rate (6.59% and 8.25%, respectively, at September 30, 1996), or at prevailing one-, two-, three-, or six-month offshore interbank borrowing rates, plus a margin (.525% per annum as of September 30, 1996). The applicable margin on such offshore interbank borrowing rates, and the Revolving Credit Facility commitment fee rate (.275% per annum as of September 30, 1996), are dependent upon the Operating Partnership's ratio of funded debt to earnings before interest, income taxes, depreciation and amortization (EBITDA), each as defined in the Bank Credit Agreement. The Operating Partnership is also required to pay letter of credit fees on the undrawn amount of outstanding letters of credit equal to the applicable margin on offshore interbank borrowings under the Revolving Credit Facility and on the face amount of outstanding letters of credit equal to .2% per annum. At September 30, 1996, borrowings under the Revolving Credit Facility totaled $15,000 and are classified as bank loans. There were no borrowings under the Revolving Credit Facility at September 30, 1995. The weighted-average interest rate on the Operating

Notes to Consolidated Financial Statements
                                         (Thousands of dollars, except per unit)


Partnership's bank loans outstanding as of September 30, 1996 was 6.00%. Issued outstanding letters of credit under the Revolving Credit Facility totaled $2,305 and $16,271 at September 30, 1996 and 1995, respectively.

     The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75,000 to finance propane business acquisitions. The Acquisition Facility operates as a revolving facility through October 12, 1997 at which time any amount then outstanding will convert to a quarterly amortizing 41/2-year term loan. The Special Purpose Facility is a $30,000 nonrevolving line of credit which can be used for the payment of certain liabilities of Petrolane assumed by the Operating Partnership as a result of the Partnership Formation that relate to potential liabilities for tax, insurance and environmental matters. The Special Purpose Facility expires April 12, 2000 at which time all amounts then outstanding will become immediately due and payable. Effective October 28, 1996, the Bank Credit Agreement was amended to include a revolving $15,000 sublimit under the Special Purpose Facility which can be used to fund working capital, capital expenditures, and interest and distribution payments. This sublimit is scheduled to expire April 12, 1998.

     The Acquisition Facility and the Special Purpose Facility permit the Operating Partnership to borrow at the Base Rate or prevailing one-, two-, three-, or six-month offshore interbank borrowing rates, plus a margin (.65% as of September 30, 1996). The applicable margin on such offshore interbank borrowing rates, and the Acquisition Facility and Special Purpose Facility commitment fee rate (.35% per annum at September 30, 1996), are dependent upon the Operating Partnership's ratio of funded debt to EBITDA, as defined. The weighted-average interest rate on the Operating Partnership's Acquisition and Special Purpose loans outstanding as of September 30, 1996 was 6.34%.

     The Bank Credit Facilities contain restrictive covenants which include (a) restrictions on the incurrence of additional indebtedness; (b) restrictions on the ratio of each of the Operating Partnership's and the General Partner's total debt to consolidated gross worth, as defined; and (c) restrictions on certain liens, guarantees, loans and advances, payments, mergers, consolidations, sales of assets and other transactions. They also require that the Operating Partnership maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. At September 30, 1996, such ratio was 2.57-to-1. Generally, as long as no default exists or would result, the Operating Partnership is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter.

     Effective October 28, 1996, the Operating Partnership also has a revolving credit agreement with the General Partner under which it may borrow up to $20,000 to fund working capital, capital expenditures, and interest and distribution payments. This agreement is coterminous with the Operating Partnership's Revolving Credit Facility. Borrowings under the General Partner Facility will be unsecured and subordinated to all senior debt of the Partnership. Interest rates on borrowings and facility fees will be determined generally on the same basis as the Revolving Credit Facility's interest rates and fees. UGI has agreed to contribute on an as needed basis through its subsidiaries up to $20,000 to the General Partner to fund such borrowings.

5. PENSION PLANS AND OTHER POSTEMPLOYMENT BENEFITS

     The Partnership has no employees and is managed and controlled by the General Partner. The Partnership assumed substantially all of the liabilities of Petrolane and AmeriGas Propane including employee and postemployment benefit obligations for officers and employees of the General Partner.

     During the year ended September 30, 1996 and the period April 19, 1995 to September 30, 1995, substantially all eligible employees of the General Partner were covered by noncontributory defined contribution pension plans and 401(k) savings plans. Contributions to the pension plans made by the General Partner represented a percentage of each covered employee's salary. Participants in the savings plans could contribute up to 6% of their compensation on a before-tax basis. The General Partner could, in its sole discretion, match a portion of employees' contributions to these savings plans. The cost of benefits under the pension plans and savings plans for the year ended September 30, 1996 and the period April 19, 1995 to September 30, 1995 was $4,943 and $2,614, respectively.

     Effective October 1, 1996, the pension plan was frozen and the plan's assets were merged into the savings plan. In addition, effective October 1, 1996, the provisions of the savings plan were changed to provide for, among other things, a dollar-for-dollar match on participants' contributions up to 5% of eligible compensation.

     The General Partner provides postretirement health care benefits to a closed group of retired employees of the Predecessor Companies and also provides limited life insurance benefits to substantially all active employees of the General Partner and certain retired employees of the General Partner and the Predecessor Companies. The cost of postretirement medical and life insurance benefits for the year ended September 30, 1996 and the period April 19, 1995 to September 30, 1995, and the accumulated benefit obligations as of the end of such periods, were not material.



18  AmeriGas Partners, L.P. 1996 Annual Report

6. INVENTORIES

    Inventories comprise the following at September 30:
===============================================================================================================================
                                                                                                              1996         1995
===============================================================================================================================
Propane gas . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $61,130      $54,384
Materials, supplies and other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15,539       18,399
Appliances for sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,288        6,213
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                           $82,957      $78,996
===============================================================================================================================

7. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment comprise the following at September 30:
===============================================================================================================================
                                                                                                               1996        1995
===============================================================================================================================
Land. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 51,672    $ 49,301
Buildings and improvements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48,079      49,302
Transportation equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      53,612      48,603
Storage facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      55,432      52,548
Equipment, primarily cylinders and tanks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     372,805     344,361
Capital leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8,457       8,457
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,905       5,579
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                            592,962     558,151
Less accumulated depreciation and amortization  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (138,850)   (105,051)
-------------------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $454,112    $453,100
===============================================================================================================================

8. PARTNERS' CAPITAL

     Partners' capital consists of 21,949,272 Common Units representing a 52.1% limited partner interest, 19,782,146 Subordinated Units representing a 46.9% limited partner interest, and a 1% general partner interest.

     During the Subordination Period, the Partnership may issue up to 9,400,000 additional Common Units (excluding Common Units issued in connection with (i) employee benefit plans and (ii) the conversion of Subordinated Units into Common Units) or an equivalent number of securities ranking on a parity with the Common Units without the approval of a majority of the Common Unitholders. The Partnership may issue an unlimited number of additional Common Units or parity securities without Common Unitholder approval if such issuance occurs in connection with acquisitions, including, in certain circumstances, the repayment of debt incurred in connection with an acquisition. In addition, under certain conditions the Partnership may issue without Common Unitholder approval an unlimited number of Common Units or parity securities for the repayment of up to $150,000 of long-term indebtedness of the Partnership. After the Subordination Period, the General Partner may cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion.

9. COMMITMENTS AND CONTINGENCIES

     The Partnership leases various buildings and transportation, data processing and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain escalation clauses. The aggregate rental expense for such leases for the year ended September 30, 1996 and the period April 19, 1995 through September 30, 1995 was $23,090 and $8,866, respectively.

    Minimum future payments under noncancelable capital and operating leases are as follows:
===============================================================================================================================
                                                                                                            CAPITAL   OPERATING
                                                                                                             LEASES      LEASES
===============================================================================================================================
Year ending September 30,
    1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $1,171     $20,502
    1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      809      16,909
    1999 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      702      14,125
    2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        -      10,840
    2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        -       8,244
    Thereafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        -      17,128
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                              2,682     $87,748
                                                                                                                        =======
Less imputed interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (333)
-------------------------------------------------------------------------------------------------------------------
Present value of capital lease obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $2,349
===================================================================================================================

     At September 30, 1996, the Partnership had entered into fixed price propane supply contracts totaling approximately $26,000 which expire at various dates through March 1997.

Notes to Consolidated Financial Statements
                                         (Thousands of dollars, except per unit)


     The Partnership has succeeded to the lease guarantee obligations of Petrolane relating to Petrolane's divestiture of nonpropane operations prior to its 1989 acquisition by QFB Partners. These leases are currently estimated to aggregate approximately $91,000 (subject to reduction in certain circumstances). The leases expire through 2010 and some of them are currently in default, as discussed below. Under certain circumstances such lease obligations may be reduced by the earnings of such divested operations. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation (Texas Eastern), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. The Consolidated Balance Sheets at September 30, 1996 and 1995 include current and noncurrent liabilities of $928 and $11,003; and $654 and $11,040, respectively, related to leases guaranteed by the Partnership and currently in default and equal corresponding current and noncurrent assets related to Texas Eastern's indemnification agreement with respect thereto. To date, Texas Eastern has directly satisfied its obligations without the Partnership's having to honor its guarantee.

     In addition, the Partnership has succeeded to Petrolane's agreement to indemnify Shell Petroleum N.V. (Shell) for various scheduled claims that were pending against Tropigas de Puerto Rico (Tropigas). This indemnification agreement had been entered into by Petrolane in conjunction with Petrolane's sale of the international operations of Tropigas to Shell in 1989. The Partnership also succeeded to Petrolane's right to seek indemnity on these claims first from International Controls Corp., which sold Tropigas to Petrolane, and then from Texas Eastern. To date, neither the Partnership nor Petrolane has paid any sums under this indemnity, but several claims by Shell, including claims related to certain antitrust actions aggregating at least $68,000, remain pending.

     The Partnership has identified environmental contamination at several of its properties. The Partnership's policy is to accrue environmental investigation and cleanup costs when it is probable that a liability exists and the amount or range of amounts is reasonably estimable. However, in many circumstances future expenditures cannot be reasonably quantified because of a number of factors, including various costs associated with potential remedial alternatives, the unknown number of other potentially responsible parties involved and their ability to contribute to the costs of investigation and remediation, and changing environmental laws and regulations. The Partnership intends to pursue recovery of any incurred costs through all appropriate means, although such recovery cannot be assured.

     In addition to these environmental matters, there are various other pending claims and legal actions arising out of the normal conduct of the Partnership's business. The final results of environmental and other matters cannot be predicted with certainty. However, it is reasonably possible that some of them could be resolved unfavorably to the Partnership. Management believes, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on the Partnership's financial position but could be material to operating results and cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.

10. RELATED PARTY TRANSACTIONS

     Pursuant to the Partnership Agreement, the General Partner is entitled to reimbursement of all direct and indirect expenses incurred or payments it makes on behalf of the Partnership, and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the Partnership's business. These costs, which totaled $176,425 and $72,648 for the year ended September 30, 1996 and the period April 19, 1995 to September 30, 1995, respectively, include employee compensation and benefit expenses of employees of the General Partner and general and administrative expenses. In addition, UGI provides certain financial and administrative services to the General Partner. UGI bills the General Partner for these direct and indirect corporate expenses and the General Partner is reimbursed by the Partnership for these expenses. For the year ended September 30, 1996 and the period April 19, 1995 to September 30, 1995, such corporate expenses totaled $7,786 and $4,116, respectively.

     On November 16, 1995, a wholly owned subsidiary of the General Partner, Diamond Acquisition, Inc. (Diamond), contributed to the Partnership the net assets (including acquisition debt payable to UGI relating thereto) of Oahu Gas Service, Inc. (Oahu), a Hawaii corporation acquired by Diamond on October 31, 1995. In consideration of the retention of certain income tax liabilities relating to Oahu, AmeriGas Partners issued 17,126 Common Units to Diamond having a fair value of $413.

11. OTHER CURRENT LIABILITIES

    Other current liabilities comprise the following at September 30:
===============================================================================================================================
                                                                                                                1996       1995
===============================================================================================================================
Self-insured property and casualty liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $12,429    $ 9,593
Insured property and casualty liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19,024          -
Taxes other than income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,764      7,144
Accrual for management organizational changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,195      4,339
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8,690      5,295
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                             $44,102    $26,371
===============================================================================================================================


20  AmeriGas Partners, L.P. 1996 Annual Report

12. UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma consolidated statement of operations for the 53 weeks ended September 30, 1995 was derived from the historical statements of operations of the Predecessor Companies for the period September 24, 1994 to April 19, 1995 and the statement of operations of the Partnership from April 19, 1995 to September 30, 1995. The following pro forma statement of operations for the period April 24, 1994 to September 23, 1994 was derived from the historical statements of operations of the Predecessor Companies for the period April 24, 1994 to September 23, 1994. The pro forma statements of operations were prepared to reflect the effects of the Partnership Formation as if the formation had been completed in its entirety as of the beginning of the periods presented.

     The pro forma consolidated statements of operations do not purport to present the results of operations of the Partnership had the Partnership Formation actually been completed as of the beginning of the periods presented. In addition, the pro forma consolidated statements of operations are not necessarily indicative of the results of future operations of the Partnership and should be read in conjunction with the consolidated financial statements of the Partnership and the Predecessor Companies appearing in the Partnership's Annual Report on Form 10-K.

===============================================================================================================================
                                                                                                53 WEEKS                 PERIOD
                                                                                                   ENDED            APRIL 24 TO
                                                                                           SEPTEMBER 30,          SEPTEMBER 23,
                                                                                                    1995                   1994
===============================================================================================================================
                                                                                                         (Unaudited)
Revenues:
    Propane. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $779,167                $228,481
    Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     99,421                  38,347
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                878,588                 266,828
-------------------------------------------------------------------------------------------------------------------------------
Costs and expenses:
    Cost of sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    458,990                 140,696
    Depreciation and amortization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     62,259                  24,884
    Operating expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    301,570                 107,715
    Miscellaneous income, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (7,968)                 (4,758)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                814,851                 268,537
-------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     63,737                  (1,709)
Interest expense   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (62,823)                (25,276)
Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (140)                      -
Minority interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (115)                    230
-------------------------------------------------------------------------------------------------------------------------------
Net income (loss)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $    659                $(26,755)
===============================================================================================================================
Net income (loss) per limited partner unit . . . . . . . . . . . . . . . . . . . . . . . . .   $    .02                $   (.63)
===============================================================================================================================

     Significant pro forma adjustments reflected in the data above include (a) the elimination of income taxes as a result of operating in a partnership structure; (b) an adjustment to interest expense resulting from the retirement of approximately $377,000 of Petrolane term loans, the restructuring of Petrolane and AmeriGas Propane senior debt, and the issuance of an aggregate $210,000 face value of notes of AmeriGas Partners and the Operating Partnership; (c) the elimination of management fees previously charged to Petrolane by UGI; (d) a net reduction in amortization expense resulting from the longer-term (40-year) amortization of the excess purchase price over fair value of 65% of the net identifiable assets of Petrolane, compared with the amortization of 65% of Petrolane's excess reorganization value over 20 years; and (e) the elimination of intercompany revenues and expenses.

13. FINANCIAL INSTRUMENTS

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, short-term investments, accounts receivable, accounts payable and bank loans approximate fair value because of the immediate or short-term maturity of these financial instruments. Based upon current market prices and discounted present value methods calculated using borrowing rates currently available for debt with similar credit ratings, terms and maturities, the fair values of total long-term debt outstanding at September 30, 1996 and 1995 are estimated to be approximately $720,000 and $701,000, respectively.

     Financial instruments which potentially subject the Partnership to concentrations of credit risk consist principally of short-term investments and trade accounts receivable. The Partnership invests available cash in investment-grade commercial paper of industrial and other companies and in obligations of the U.S. Government. The risk associated with trade accounts receivable is limited due to the Partnership's large customer base and its dispersion across many different U.S. markets. At September 30, 1996 and 1995, the Partnership had no significant concentrations of credit risk.

     The Partnership from time to time holds certain option contracts to manage price risk associated with a portion of its anticipated propane procurement during the heating season. The unrealized gains on such contracts at September 30, 1996 and 1995 were not material.

Notes to Consolidated Financial Statements
                                         (Thousands of dollars, except per unit)


14. MISCELLANEOUS INCOME

    Miscellaneous income comprises the following:
===============================================================================================================================
                                                                                                      YEAR ENDED    APRIL 19 TO
                                                                                                   SEPTEMBER 30,  SEPTEMBER 30,
                                                                                                            1996           1995
===============================================================================================================================
Interest income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $1,278         $1,795
Gain on sale of fixed assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,855            366
Finance charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,175            504
Rental income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       487            176
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,600            362
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                          $8,395         $3,203
===============================================================================================================================

15. QUARTERLY DATA (UNAUDITED)

     The following quarterly data includes all adjustments (consisting only of normal recurring adjustments with the exception of those listed below) which the Partnership considers necessary for a fair presentation of such information. Quarterly results fluctuate because of the seasonal nature of the Partnership's propane business.

===============================================================================================================================
                                                                              DECEMBER 31,  MARCH 31,   JUNE 30,  SEPTEMBER 30,
YEAR ENDED SEPTEMBER 30, 1996                                                         1995    1996(a)       1996           1996
===============================================================================================================================
Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $285,796   $374,768  $175,552       $177,109
Operating income (loss)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33,528     67,144    (6,929)       (20,877)
Net income (loss)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17,427     51,298   (22,146)       (36,341)
Net income (loss) per limited partner unit . . . . . . . . . . . . . . . . . . .       .41       1.22      (.53)          (.86)
-------------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================
                                                                                                     APRIL 19 TO
                                                                                                        JUNE 30,      JULY 1 TO
                                                                                                            1995  SEPTEMBER 30,
APRIL 19, 1995 TO SEPTEMBER 30, 1995                                                                  (10 WEEKS)        1995(b)
===============================================================================================================================
Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $113,589       $155,911
Operating loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (8,451)       (11,637)
Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  (20,617)       (26,490)
Net loss per limited partner unit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (.49)          (.63)
-------------------------------------------------------------------------------------------------------------------------------

(a) Includes reduction in operating expenses of $4,356 from the refund of insurance premium deposits and $3,312 from a reduction in accrued environmental costs which increased operating income by $7,668 and net income by $7,590 or $.18 per limited partner unit.

(b) Reflects accrual for management organizational costs which increased operating loss by $4,339 and net loss by $4,295 or $.10 per limited partner unit.


22  AmeriGas Partners, L.P. 1996 Annual Report

General Partner's Report

     The Partnership's consolidated financial statements and other financial information contained in this Annual Report are prepared by management of the General Partner, AmeriGas Propane, Inc., which is responsible for their fairness, integrity and objectivity. The consolidated financial statements and related information were prepared in accordance with generally accepted accounting principles and include amounts that are based on management's best judgments and estimates.

     The General Partner has established a system of internal controls. Management of the General Partner believes the system provides reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded to permit the preparation of reliable financial information. There are limits in all systems of internal control, based on the recognition that the cost of the system should not exceed the benefits to be derived. We believe that the internal control system is cost effective and provides reasonable assurance that material errors or irregularities will be prevented or detected within a timely period. The internal control system and compliance therewith are monitored by UGI Corporation's internal audit staff.

     The Audit Committee of the Board of Directors of the General Partner is composed of two members, neither of whom is an employee of the Company. This Committee is responsible, among other things, for reviewing the adequacy of corporate financial reporting and accounting systems and controls, for overseeing the external and internal auditing functions and for recommending to the Board of Directors the independent public accountants to conduct the annual audit of the Partnership's consolidated financial statements. The Committee maintains direct channels of communication between the Board of Directors and both the independent public accountants and internal auditors.

     The independent public accountants, who are appointed by the Board of Directors of the General Partner, perform certain procedures, including an evaluation of internal controls to the extent required by generally accepted auditing standards, in order to express an opinion on the consolidated financial statements and to obtain reasonable assurance that such financial statements are free of material misstatement.


/s/ LON R. GREENBERG                            /s/  DAVID C. RIGGAN

Lon R. Greenberg                                David C. Riggan
Chairman and Chief Executive Officer            Chief Financial Officer


Report of Independent Public Accountants

To the Partners of AmeriGas Partners, L.P. and the Board of Directors of AmeriGas Propane, Inc.:

     We have audited the accompanying consolidated balance sheets of AmeriGas Partners, L.P. and subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of operations, partners' capital and cash flows for the year ended September 30, 1996 and for the period April 19, 1995 to September 30, 1995. These financial statements are the responsibility of the management of AmeriGas Propane, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriGas Partners, L.P. and subsidiaries as of September 30, 1996 and 1995 and the results of their operations and their cash flows for the year ended September 30, 1996 and for the period April 19, 1995 to September 30, 1995, in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP
Chicago, Illinois
November 22, 1996


                                                                              23