Form 10-K, Exhibit 13
period 1997-09-30
AMERIGAS PARTNERS LP; AMERIGAS FINANCE CORP
filed 1997-12-24
CIK 932628, 945792

                                                                    EXHIBIT 13
                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                                                      SEPTEMBER 30,
                                                                                 1997             1996
                                                                              ----------       ----------
ASSETS
Current assets:
   Cash and cash equivalents (note 2)                                         $    4,069       $    2,122
   Accounts receivable (less allowances for doubtful accounts of $7,875
     and $6,579, respectively)                                                    78,341           85,926
   Insurance indemnification receivable                                            3,168           19,024
   Inventories (notes 2 and 6)                                                    64,933           69,688
   Prepaid propane purchases (note 2)                                             21,700           13,269
   Prepaid expenses and other current assets                                      10,880            9,423
                                                                              ----------       ----------

     Total current assets                                                        183,091          199,452

Property, plant and equipment (less accumulated depreciation and
   amortization of $167,385 and $138,850, respectively) (notes 2 and 7)          444,677          454,112
Intangible assets (less accumulated amortization of $116,557 and
   $94,785, respectively) (note 2)                                               677,116          691,688
Other assets (note 2)                                                             13,777           15,040
                                                                              ----------       ----------

     Total assets                                                             $1,318,661       $1,360,292
                                                                              ==========       ==========


LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Current maturities of long-term debt (note 4)                              $    6,420       $    5,150
   Bank loans (note 4)                                                            28,000           15,000
   Accounts payable -- trade                                                      50,055           46,891
   Accounts payable -- related parties (note 10)                                   4,533            2,552
   Employee compensation and benefits accrued                                     17,776           22,983
   Interest accrued                                                               27,700           28,037
   Refunds and deposits                                                           20,314           13,545
   Other current liabilities (note 11)                                            26,071           43,174
                                                                              ----------       ----------

     Total current liabilities                                                   180,869          177,332

Long-term debt (note 4)                                                          684,308          687,303
Other noncurrent liabilities                                                      50,904           47,924
Commitments and contingencies (note 9)

Minority interest (note 2)                                                         5,043            5,497

Partners' capital (note 8):
   Common Unitholders (units issued -- 22,060,407 and
     21,949,272, respectively)                                                   208,253          230,376
   Subordinated Unitholders (units issued -- 19,782,146)                         185,310          207,439
   General Partner                                                                 3,974            4,421
                                                                              ----------       ----------

     Total partners' capital                                                     397,537          442,236
                                                                              ----------       ----------

     Total liabilities and partners' capital                                  $1,318,661       $1,360,292
                                                                              ==========       ==========

The accompanying notes are an integral part of these financial statements.


                   AmeriGas Partners, L.P. 1997 Annual Report

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)

                                                               YEAR ENDED SEPTEMBER 30,          APRIL 19 TO
                                                               ------------------------         SEPTEMBER 30,
                                                               1997               1996               1995
                                                               ----               ----               ----
Revenues (note 2):
   Propane                                                  $   994,200        $   924,810        $   233,610
   Other                                                         83,625             88,415             35,890
                                                            -----------        -----------        -----------

                                                              1,077,825          1,013,225            269,500
                                                            -----------        -----------        -----------


Costs and expenses:
   Cost of sales -- propane                                     563,959            526,255            123,414
   Cost of sales -- other                                        36,413             43,472             18,319
   Operating and administrative expenses (note 10)              316,392            317,396            124,473
   Depreciation and amortization (note 2)                        62,004             61,631             26,585
   Miscellaneous income, net (note 14)                          (11,316)            (8,395)            (3,203)
                                                            -----------        -----------        -----------

                                                                967,452            940,359            289,588
                                                            -----------        -----------        -----------


Operating income (loss)                                         110,373             72,866            (20,088)
Interest expense                                                (65,658)           (62,782)           (27,312)
                                                            -----------        -----------        -----------

Income (loss) before income taxes                                44,715             10,084            (47,400)
Income tax (expense) benefit (note 2)                              (180)               365               (140)
Minority interest (note 2)                                         (555)              (211)               433
                                                            -----------        -----------        -----------


Net income (loss)                                           $    43,980        $    10,238        $   (47,107)
                                                            ===========        ===========        ===========


General partner's interest in net income (loss)             $       440        $       102        $      (471)
                                                            ===========        ===========        ===========

Limited partners' interest in net income (loss)             $    43,540        $    10,136        $   (46,636)
                                                            ===========        ===========        ===========


Income (loss) per limited partner unit                      $      1.04        $       .24        $     (1.12)
                                                            ===========        ===========        ===========


Average limited partner units outstanding (thousands)            41,799             41,729             41,714
                                                            ===========        ===========        ===========

The accompanying notes are an integral part of these financial statements.


                   AmeriGas Partners, L.P. 1997 Annual Report

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)


                                                                                             APRIL 19 TO
                                                             YEAR ENDED SEPTEMBER 30,        SEPTEMBER 30,
                                                               1997            1996             1995
                                                            ---------        ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                        $  43,980        $  10,238        $ (47,107)
   Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
       Depreciation and amortization                           62,004           61,631           26,585
       Other, net                                               3,939           (3,438)            (938)
                                                            ---------        ---------        ---------

                                                              109,923           68,431          (21,460)
     Net change in:
       Accounts receivable                                      1,511          (27,802)          13,712
       Inventories and prepaid propane purchases               (3,110)          (3,192)         (24,153)
       Accounts payable                                         5,101           12,708            2,761
       Other current assets and liabilities                    (3,259)          (1,767)          36,271
                                                            ---------        ---------        ---------

     Net cash provided by operating activities                110,166           48,378            7,131
                                                            ---------        ---------        ---------


CASH FLOWS FROM INVESTING ACTIVITIES
   Expenditures for property, plant and equipment             (24,470)         (21,908)         (11,282)
   Proceeds from disposals of assets                           10,613            5,423            1,210
   Payment to General Partner for purchase of
     Petrolane Class B shares                                      --               --         (109,609)
   (Increase) decrease in short-term investments                   --            9,000           (9,000)
   Acquisitions of businesses, net of cash acquired           (11,627)         (20,909)          (3,978)
                                                            ---------        ---------        ---------

     Net cash used by investing activities                    (25,484)         (28,394)        (132,659)
                                                            ---------        ---------        ---------


CASH FLOWS FROM FINANCING ACTIVITIES
   Distributions                                              (92,861)         (92,727)         (18,797)
   Minority interest activity                                  (1,024)          (1,042)            (242)
   Increase in bank loans                                       6,000           15,000               --
   Issuance of long-term debt                                   8,131           37,009               --
   Repayment of long-term debt                                 (3,007)         (10,911)          (1,294)
   Net proceeds from issuance of Common Units                      --               --          346,414
   Capital contribution from General Partner                       26               --              872
   Issuance of long-term debt associated with
     Partnership Formation                                         --               --          208,454
   Cash transfers from predecessor companies                       --               --           56,414
   Repayment of long-term debt and related interest
     associated with Partnership Formation                         --               --         (417,057)
   Partnership Formation fees and expenses                         --           (4,758)          (9,669)
                                                            ---------        ---------        ---------
     Net cash provided (used) by financing activities         (82,735)         (57,429)         165,095
                                                            ---------        ---------        ---------


Cash and cash equivalents increase (decrease)               $   1,947        $ (37,445)       $  39,567
                                                            =========        =========        =========


CASH AND CASH EQUIVALENTS
   End of period                                            $   4,069        $   2,122        $  39,567
   Beginning of period                                          2,122           39,567               --
                                                            ---------        ---------        ---------

     Increase (decrease)                                    $   1,947        $ (37,445)       $  39,567
                                                            =========        =========        =========

The accompanying notes are an integral part of these financial statements.

                   AmeriGas Partners, L.P. 1997 Annual Report

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                    (THOUSANDS OF DOLLARS, EXCEPT UNIT DATA)

                                               NUMBER OF UNITS                                                             TOTAL
                                        ----------------------------                                         GENERAL      PARTNERS'
                                        COMMON          SUBORDINATED       COMMON         SUBORDINATED       PARTNER       CAPITAL
                                        ------          ------------       ------         ------------       -------       -------
Balance April 19, 1995                          --               --       $      --        $      --        $      --     $      --

   Contributions of net assets of
     predecessor companies
     (notes 1 and 2)                     4,330,146       19,782,146         147,857          133,361            2,840       284,058

   Issuance of units
     to public (note 1)                 17,602,000                          178,492          160,994            3,429       342,915

   Cash contribution
     by General Partner                                                         449              405                9           863

   Effect of contribution
     of net proceeds of
     Senior Notes to
     AmeriGas Propane, L.P.                                                    (506)            (457)             (10)         (973)

   Net loss                                                                 (24,520)         (22,116)            (471)      (47,107)

   Distributions (note 3)                                                    (9,784)          (8,825)            (188)      (18,797)
                                        ----------       ----------       ---------        ---------        ---------     ---------
Balance September 30, 1995              21,932,146       19,782,146         291,988          263,362            5,609       560,959
                                        ----------       ----------       ---------        ---------        ---------     ---------

   Net income                                                                 5,332            4,804              102        10,238

   Distributions (note 3)                                                   (48,279)         (43,521)            (927)      (92,727)

   Issuance of Common
     Units in connection
     with acquisition (note 10)             17,126                              413                                 4           417

   Adjustments to net assets
     contributed (note 2)                                                   (19,078)         (17,206)            (367)      (36,651)
                                        ----------       ----------       ---------        ---------        ---------     ---------
Balance September 30, 1996              21,949,272       19,782,146         230,376          207,439            4,421       442,236
                                        ----------       ----------       ---------        ---------        ---------     ---------

   Net income                                                                22,857           20,683              440        43,980

   Distributions (note 3)                                                   (48,411)         (43,521)            (929)      (92,861)

   Issuance of Common Units
     in connection with
     acquisition                           111,135                            2,645                                27         2,672

   Capital contribution from
     General Partner                                                            786              709               15         1,510
                                        ----------       ----------       ---------        ---------        ---------     ---------
Balance September 30, 1997              22,060,407       19,782,146       $ 208,253        $ 185,310        $   3,974     $ 397,537
                                        ==========       ==========       =========        =========        =========     =========

The accompanying notes are an integral part of these financial statements.

                   AmeriGas Partners, L.P. 1997 Annual Report

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)


 1. PARTNERSHIP ORGANIZATION AND FORMATION
 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
 3. QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH
 4. DEBT
 5. PENSION PLANS AND OTHER POSTEMPLOYMENT
    BENEFITS
 6. INVENTORIES
 7. PROPERTY, PLANT AND EQUIPMENT
 8. PARTNERS' CAPITAL AND INCENTIVE COMPENSATION PLAN
 9. COMMITMENTS AND CONTINGENCIES
10. RELATED PARTY TRANSACTIONS
11. OTHER CURRENT LIABILITIES
12. UNAUDITED PRO FORMA FINANCIAL INFORMATION
13. FINANCIAL INSTRUMENTS
14. MISCELLANEOUS INCOME
15. QUARTERLY DATA (UNAUDITED)


1. PARTNERSHIP ORGANIZATION AND FORMATION

   AmeriGas Partners, L.P. (AmeriGas Partners) was formed on November 2, 1994 as a Delaware limited partnership. AmeriGas Partners and its subsidiary AmeriGas Propane, L.P., a Delaware limited partnership (the "Operating Partnership"), were formed to acquire and operate the propane businesses and assets of AmeriGas Propane, Inc., a Delaware corporation, and AmeriGas Propane-2, Inc. (collectively, "AmeriGas Propane"), wholly owned subsidiaries of AmeriGas, Inc. (AmeriGas), and Petrolane Incorporated (Petrolane). AmeriGas Propane and Petrolane are collectively referred to herein as the "Predecessor Companies." The Operating Partnership is, and the Predecessor Companies were, engaged in the distribution of propane and related equipment and supplies. The Operating Partnership is the largest retail propane distributor in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 45 states, including Alaska and Hawaii.

   On April 19, 1995, AmeriGas Propane and certain of its operating subsidiaries merged into the Operating Partnership (the "Formation Merger"), and Petrolane conveyed substantially all of its assets and liabilities to the Operating Partnership (the "Petrolane Conveyance"). As a result of the Formation Merger and the Petrolane Conveyance, AmeriGas Propane, Inc., a Pennsylvania corporation and the general partner of AmeriGas Partners (the "General Partner"), and Petrolane each received a limited partner interest in the Operating Partnership.

   Immediately after the Formation Merger and the Petrolane Conveyance, the General Partner conveyed its limited partner interest in the Operating Partnership to AmeriGas Partners in exchange for 2,922,235 Common Units and 13,350,146 Subordinated Units of AmeriGas Partners, and Petrolane conveyed its limited partner interest in the Operating Partnership to AmeriGas Partners in exchange for 1,407,911 Common Units and 6,432,000 Subordinated Units of AmeriGas Partners. Both Common and Subordinated units represent limited partner interests in AmeriGas Partners. The General Partner also has a 1% general partner interest in AmeriGas Partners and a 1.01% general partner interest in the Operating Partnership, or an effective 2% general partner interest in the Operating Partnership.

   Following these transactions, on April 19, 1995, AmeriGas Partners completed an initial public offering of 15,452,000 Common Units (the "IPO") at a price to the public of $21.25 a unit. The net proceeds of approximately $307,000 from the IPO and the net proceeds from the issuance of $100,000 face value of AmeriGas Partners' 10.125% Senior Notes, along with existing cash balances of the Predecessor Companies, were used on April 19, 1995 to repay Petrolane's revolving credit loan, term loans and related accrued interest and fees which were assumed by the Operating Partnership. In addition, certain senior indebtedness of Petrolane and AmeriGas Propane with a combined face value of $408,000 was assumed by the Operating Partnership and immediately exchanged for First Mortgage Notes of the Operating Partnership. The Operating Partnership also issued $110,000 face value of First Mortgage Notes, the proceeds of which were used by an AmeriGas subsidiary to acquire by merger (the "Petrolane Merger") the 65% of Petrolane common shares not already owned by AmeriGas' parent company, UGI Corporation (UGI), or its subsidiaries. On May 11, 1995, the underwriters of the IPO exercised their overallotment option in the amount of 2,150,000 Common Units. These Common Units were issued on May 17, 1995 at a price of $21.25 a unit.

   AmeriGas Partners and the Operating Partnership have no employees. The General Partner conducts, directs and manages all activities of AmeriGas Partners and the Operating Partnership and is reimbursed on a monthly basis for all direct and indirect expenses it incurs on their behalf.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   CONSOLIDATION PRINCIPLES. The consolidated financial statements include the accounts of AmeriGas Partners, the Operating Partnership and their subsidiaries, collectively referred to herein as "the Partnership." All significant intercompany accounts and transactions have been eliminated in consolidation. The General Partner's 1.01% interest in the Operating Partnership is accounted for in the consolidated financial statements as a minority interest.

   RECLASSIFICATIONS. Certain prior-period balances have been reclassified to conform with the current period presentation.

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

   FISCAL YEAR. The Partnership's fiscal year ends on September 30. Accordingly, the accompanying consolidated results of operations of the Partnership are for the fiscal years ended September 30, 1997 and 1996, and the period April 19, 1995 (date of inception) to September 30, 1995. Previously, the Predecessor Companies' fiscal periods ended on the 23rd of the month. For

                   AmeriGas Partners, L.P. 1997 Annual Report comparative purposes, Note 12 to the Consolidated Financial Statements includes unaudited pro forma consolidated results of operations data for the 53-week period September 24, 1994 to September 30, 1995. Combined revenues of the Predecessor Companies for the period September 24 to September 30, 1994 were approximately $12,700.

   REVENUE RECOGNITION. Revenues from the sale of propane are recognized principally as product is shipped or delivered to customers.

   INVENTORIES AND PREPAID PROPANE PURCHASES. Inventories are stated at the lower of cost or market. Cost is determined using an average cost method for propane, specific identification for appliances, and the first-in, first-out
(FIFO) method for all other inventories. The Partnership also enters into contracts with certain of its suppliers under which it prepays the purchase price of a fixed volume of propane for future delivery. The amount of such prepayments is included in the consolidated balance sheets as "prepaid propane purchases."

   PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION. Property, plant and equipment is stated at cost. Amounts assigned to property, plant and equipment of acquired businesses are based upon estimated fair value at date of acquisition. When plant and equipment are retired or otherwise disposed of, any gains or losses are reflected in results of operations.

   Depreciation of property, plant and equipment is computed using the straight-line method over estimated service lives ranging from two to 40 years. Depreciation expense during the years ended September 30, 1997 and 1996, and the period April 19, 1995 to September 30, 1995, was $37,366, $36,910 and $15,500,
respectively.

   INTANGIBLE ASSETS. Intangible assets comprise the following at September 30:

                                                                                      1997           1996
                                                                                    --------       --------
Goodwill (less accumulated amortization of $79,265 and $64,007, respectively)..     $537,396       $545,353
Excess reorganization value (less accumulated amortization of $35,939 and
    $27,398, respectively) ....................................................      135,128        143,426
Other (less accumulated amortization of $1,353 and $3,380, respectively) ......        4,592          2,909
                                                                                    --------       --------

Total intangible assets .......................................................     $677,116       $691,688
                                                                                    ========       ========

   Goodwill recognized as a result of business combinations accounted for as purchases, including goodwill resulting from the Petrolane Merger, is being amortized on a straight-line basis over 40 years. Excess reorganization value (which represents reorganization value in excess of amounts allocable to identifiable assets of Petrolane resulting from Petrolane's July 15, 1993 reorganization under Chapter 11 of the United States Bankruptcy Code) is being amortized on a straight-line basis over the 20-year period commencing July 15, 1993. Other intangible assets are being amortized over the estimated periods of benefit which do not exceed ten years. Amortization expense of intangible assets during the years ended September 30, 1997 and 1996, and the period April 19, 1995 through September 30, 1995, was $24,469, $24,551 and $10,492, respectively.

   The Partnership evaluates the impairment of long-lived assets, including intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability is evaluated based upon undiscounted future cash flows expected to be generated by such assets.

   OTHER ASSETS. Included in other assets at September 30, 1997 and 1996 are net deferred financing costs of $12,456 and $13,698, respectively. These costs are being amortized over the term of the related debt.

   INCOME TAXES. AmeriGas Partners and the Operating Partnership are not directly subject to federal and state income taxes. Instead, their taxable income or loss is allocated to the individual partners. The Operating Partnership does, however, have certain subsidiaries which operate in corporate form and are subject to federal and state income taxes.

   UNIT-BASED COMPENSATION. The Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) in 1997. SFAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based upon fair value or, alternatively, permits them to continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25). Companies choosing not to adopt the expense recognition provisions of SFAS 123 are required to disclose pro forma net income and earnings per share data as if such provisions had been applied. The Partnership has elected to continue to account for unit-based compensation in accordance with APB 25.

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

   ACCOUNTING FOR DERIVATIVE INSTRUMENTS. The Partnership utilizes derivative commodity instruments, including price swap agreements, call and put option contracts, and futures contracts to manage market risk associated with a portion of its anticipated propane supply requirements, principally during the heating season.

   Gains or losses on derivative commodity instruments associated with forecasted transactions are recognized when such forecasted transactions affect earnings. If a derivative instrument is terminated early because it is probable that a transaction or forecasted transaction will not occur, any gain or loss as of such date is immediately recognized in earnings. If such derivative

                   AmeriGas Partners, L.P. 1997 Annual Report

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)

instrument is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded when the associated transaction or forecasted transaction affects earnings.

   CONSOLIDATED STATEMENTS OF CASH FLOWS. Cash equivalents include all highly liquid investments with maturities of three months or less when purchased and are recorded at cost plus accrued interest, which approximates market value. Interest paid during the years ended September 30, 1997 and 1996, and the period April 19, 1995 to September 30, 1995, totaled $67,103, $62,846 and $404, respectively.

   The combined net assets contributed to the Operating Partnership pursuant to the Formation Merger and the Petrolane Conveyance, adjusted for the effects of the tax basis reallocation described below, are as follows:

                                                        APRIL 19, 1995
                                                        --------------
Current assets ......................................     $  192,905
Property, plant and equipment, net ..................        456,128
Goodwill and other intangibles, net .................        556,782
Excess reorganization value, net ....................        155,687
Other assets ........................................         30,228
                                                          ----------

   Total assets contributed .........................      1,391,730
                                                          ----------

Current liabilities .................................        133,227
Long-term debt ......................................        929,828
Other noncurrent liabilities ........................         78,744
                                                          ----------

   Total liabilities assumed ........................      1,141,799
                                                          ----------

Net assets contributed to the Operating Partnership..     $  249,931
                                                          ==========

   In February 1996, the General Partner completed AmeriGas Partners' and the Operating Partnership's federal income tax returns for the Partnership's initial period of operation. As a part of this process, a final determination was made as to how to allocate the tax basis of certain of the assets contributed to the Partnership by the Predecessor Companies. The completion of the allocation process resulted in reductions in the deferred income tax liabilities of the General Partner and Petrolane existing at April 19, 1995, which had been recorded in connection with the Petrolane Merger and the formation of the Partnership. It also resulted in a reduction to the net assets contributed by the General Partner and Petrolane to the Operating Partnership in conjunction with the Partnership Formation, which adjustment was recorded by the Partnership during the year ended September 30, 1996 as a $37,025 reduction in goodwill, a $36,651 reduction in partners' capital, and a $374 reduction in minority interest. Additional adjustments may be required to reflect the resolution of other tax issues of Petrolane existing at the date of the Partnership Formation.

3. QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

   The Partnership makes distributions to its partners approximately 45 days after the end of each fiscal quarter in an aggregate amount equal to its Available Cash for such quarter. Available Cash generally means, with respect to any fiscal quarter of the Partnership, all cash on hand at the end of such quarter plus all additional cash on hand as of the date of determination resulting from borrowings after the end of such quarter less the amount of cash reserves established by the General Partner in its reasonable discretion. These reserves may be retained for the proper conduct of the Partnership's business and for distributions during the next four quarters. In addition, reserves for the payment of debt principal and interest are required under the provisions of certain of the Partnership's debt agreements.

   Distributions in an amount equal to 100% of the Partnership's Available Cash will generally be made 98% to the Common and Subordinated unitholders and 2% to the General Partner, subject to the payment of incentive distributions in the event Available Cash exceeds the Minimum Quarterly Distribution (MQD) of $.55 on all units. To the extent there is sufficient Available Cash, the holders of Common Units have the right to receive the MQD, plus any arrearages, prior to the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below), and Subordinated Units will not accrue any arrearages for any quarter.

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



                   AmeriGas Partners, L.P. 1997 Annual Report

   Prior to the end of the Subordination Period but not before March 31, 1998, 4,945,537 Subordinated Units will convert into Common Units for any quarter ending on or after March 31, 1998, and an additional 4,945,537 Subordinated Units will convert into Common Units for any quarter ending on or after March 31, 1999, if (a) distributions of Available Cash from Operating Surplus on each of the outstanding Common and Subordinated Units equal or exceed the MQD for each of the three consecutive four-quarter periods immediately preceding such date; (b) the Adjusted Operating Surplus generated during the immediately preceding twelve-quarter period equals or exceeds the MQD on all of the Common and Subordinated units outstanding during that period; (c) the General Partner makes a good faith determination that the Partnership will, with respect to the four-quarter period commencing with such date, generate Adjusted Operating Surplus in an amount equal to or exceeding the MQD on all of the outstanding Common and Subordinated units; and (d) there are no arrearages on the Common Units.

4. DEBT

   Long-term debt comprises the following at September 30:

                                                                                       1997             1996
                                                                                     ---------        ---------
First Mortgage Notes:
   Series A, 9.34%-11.71%, due April 2000 through April 2009 (including unamortized premium of $14,785 and $15,952,
     respectively, calculated at an 8.91% effective rate) ....................       $ 222,785        $ 223,952
   Series B, 10.07%, due April 2001 through April 2005
     (including unamortized premium of $11,557 and $13,130,
     respectively, calculated at an 8.74% effective rate) ....................         211,557          213,130
   Series C, 8.83%, due April 2003 through April 2010 ........................         110,000          110,000
AmeriGas Partners Senior Notes, 10.125%, due April 2007 ......................         100,000          100,000
Acquisition Facility .........................................................          37,000           30,000
Special Purpose Facility .....................................................              --            7,000
Other (including capital lease obligations of $2,145 and $2,349, respectively)           9,386            8,371
                                                                                     ---------        ---------

Total long-term debt .........................................................         690,728          692,453
Less current maturities ......................................................          (6,420)          (5,150)
                                                                                     ---------        ---------

Total long-term debt due after one year ......................................       $ 684,308        $ 687,303
                                                                                     =========        =========

   Scheduled repayments of long-term debt for each of the next five fiscal years ending September 30 are as follows: 1998 - $6,420; 1999 - $5,551; 2000 -
$16,580; 2001 - $71,232; 2002 - $72,606.

   The 10.125% Senior Notes of AmeriGas Partners contain covenants which restrict the ability of the Partnership to, among other things, incur additional indebtedness, incur liens, issue preferred interests, and effect mergers, consolidations and sales of assets. The Senior Notes are not redeemable prior to April 15, 2000. Thereafter, AmeriGas Partners has the option to redeem the Senior Notes, in whole or in part, at a premium. In addition, AmeriGas Partners may, under certain circumstances following the disposition of assets, be required to prepay the Senior Notes. Pursuant to the Indenture under which the Senior Notes were issued, AmeriGas Partners is generally permitted to make cash distributions in an amount equal to available cash, as defined, as of the end of the immediately preceding quarter, as long as no event of default exists or would exist upon making such distributions and if the Partnership's consolidated fixed charge coverage ratio, as defined, is at least 1.75-to-1. If such ratio is not met, cash distributions may be made in an aggregate amount not to exceed $24,000 less the aggregate of all distributions made during the immediately preceding 16 fiscal quarters. At September 30, 1997, such ratio was 2.57-to-1.

   The Operating Partnership's obligations under the First Mortgage Notes, as amended, are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the First Mortgage Notes. The Operating Partnership may, at its option, and under certain circumstances following the disposition of assets be required to, prepay the First Mortgage Notes, in whole or in part. Certain of these prepayments will be at a premium.

   Effective September 15, 1997, the Operating Partnership amended and restated its bank credit agreement (Bank Credit Agreement). At September 30, 1997, the credit facilities under the Bank Credit Agreement consist of a Revolving Credit Facility and an Acquisition Facility. The Operating Partnership's obligations under the Bank Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the bank credit facilities.

   The Revolving Credit Facility provides for borrowings of up to $100,000 (including a $35,000 sublimit for letters of credit). The Revolving Credit Facility expires September 15, 2002, but may be extended, upon timely notice, for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. The Revolving Credit Facility permits the Operating Partnership to borrow at the Base Rate, defined as the higher of the Federal Funds Rate plus .50% per annum or the agent bank's reference rate (6.31% and 8.50%, respectively, at September 30, 1997), or at prevailing one-, two-,


                   AmeriGas Partners, L.P. 1997 Annual Report

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)

three-, or six-month offshore interbank borrowing rates, plus a margin (.50% per annum as of September 30, 1997). The applicable margin on such offshore interbank borrowing rates, and the Revolving Credit Facility commitment fee rate (.20% per annum as of September 30, 1997), are dependent upon the Operating Partnership's ratio of funded debt to earnings before interest, income taxes, depreciation and amortization (EBITDA), each as defined in the Bank Credit Agreement. The Operating Partnership is also required to pay letter of credit fees on the undrawn amount of outstanding letters of credit equal to the applicable margin on offshore interbank borrowings under the Revolving Credit Facility and on the face amount of outstanding letters of credit equal to .125% per annum. At September 30, 1997 and 1996, borrowings under the Revolving Credit Facility totaled $28,000 and $15,000, respectively, and are classified as bank loans. The weighted-average interest rates on the Operating Partnership's bank loans outstanding as of September 30, 1997 and 1996 were 6.44% and 6.00%, respectively. Issued outstanding letters of credit under the Revolving Credit Facility totaled $2,305 at September 30, 1996. There were no issued outstanding letters of credit under the Revolving Credit Facility at September 30, 1997.

   The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75,000 to finance propane business acquisitions. The Acquisition Facility operates as a revolving facility through September 15, 2000, at which time any amount then outstanding will convert to a quarterly amortizing four-year term loan. The Acquisition Facility permits the Operating Partnership to borrow at the Base Rate or prevailing one-, two-, three-, or six-month offshore interbank borrowing rates, plus a margin (.50% as of September 30, 1997). The applicable margin on such offshore interbank borrowing rates, and the Acquisition Facility commitment fee rate (.20% per annum at September 30, 1997), are dependent upon the Operating Partnership's ratio of funded debt to EBITDA, as defined. The weighted-average interest rates on the Operating Partnership's acquisition loans outstanding as of September 30, 1997 and 1996 were 6.32% and 6.34%, respectively.

   Prior to September 15, 1997, the Bank Credit Agreement included a Special Purpose Facility comprising a $30,000 nonrevolving line of credit to be used for the payment of certain liabilities of the Operating Partnership. On September 15, 1997, borrowings under the Special Purpose Facility of $7,000 were converted to borrowings under the Revolving Credit Facility.

   The Bank Credit Agreement and the First Mortgage Notes contain restrictive covenants which include restrictions on the incurrence of additional indebtedness and restrictions on certain liens, guarantees, loans and advances, payments, mergers, consolidations, sales of assets and other transactions. They also require the ratio of total indebtedness, as defined, to EBITDA, as defined (and as calculated on a rolling four-quarter basis or eight-quarter basis divided by two), to be less than or equal to 5.25-to-1. In addition, the Bank Credit Agreement requires that the Operating Partnership maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. Generally, as long as no default exists or would result, the Operating Partnership is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter.

   The Operating Partnership also has a revolving credit agreement with the General Partner under which it may borrow up to $20,000 to fund working capital, capital expenditures, and interest and distribution payments. This agreement is coterminous with, and generally comparable to, the Operating Partnership's Revolving Credit Facility except that borrowings under the General Partner Facility are unsecured and subordinated to all senior debt of the Partnership. Interest rates on borrowings are based upon one-month offshore interbank borrowing rates. Facility fees are determined in the same manner as fees under the Revolving Credit Facility. UGI has agreed to contribute on an as needed basis through its subsidiaries up to $20,000 to the General Partner to fund such borrowings.

5. PENSION PLANS AND OTHER POSTEMPLOYMENT BENEFITS

   During the years ended September 30, 1997 and 1996, and the period April 19, 1995 to September 30, 1995, the General Partner sponsored 401(k) savings plans for eligible employees. Generally, participants in these plans could contribute a portion of their compensation on a pre-tax basis. Effective October 1, 1996, the General Partner provides a dollar-for-dollar match of participants' contributions up to 5% of eligible compensation. Prior to October 1, 1996, the General Partner, at its discretion, could match a portion of participants' contributions. In addition, during the year ended September 30, 1996 and the period April 19, 1995 to September 30, 1995, substantially all eligible employees of the General Partner were also covered by noncontributory defined contribution pension plans. Contributions to the pension plans represented a percentage of each covered employee's salary. Effective October 1, 1996, the General Partner ceased to contribute to the pension plans and the assets were merged into the savings plans. The cost of benefits under the pension and savings plans for the years ended September 30, 1997 and 1996, and the period April 19, 1995 to September 30, 1995, was $4,762, $4,943 and $2,614,
respectively.

   The General Partner provides postretirement health care benefits to a closed group of retired employees of the Predecessor Companies and also provides limited life insurance benefits to substantially all active employees of the General Partner and certain retired employees of the General Partner and the Predecessor Companies. The cost of postretirement medical and life insurance benefits for the years ended September 30, 1997 and 1996, and the period April 19, 1995 to September 30, 1995, and the accumulated benefit obligations as of the end of such periods, were not material.

                   AmeriGas Partners, L.P. 1997 Annual Report

6. INVENTORIES

   Inventories comprise the following at September 30:

                                     1997          1996
                                    -------       -------
Propane gas .................       $47,641       $47,861
Materials, supplies and other        12,519        15,539
Appliances for sale .........         4,773         6,288
                                    -------       -------

                                    $64,933       $69,688
                                    =======       =======

   In addition to inventories on hand, the Partnership also enters into contracts to purchase propane to meet a portion of its supply requirements. Generally, such contracts have terms of less than one year and call for payment based on either fixed prices or market prices at date of delivery.

7. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment comprise the following at September 30:

                                                        1997             1996
                                                     ---------        ---------
Land .........................................       $  52,849        $  51,672
Buildings and improvements ...................          50,566           48,079
Transportation equipment .....................          53,284           53,612
Storage facilities ...........................          58,200           55,432
Equipment, primarily cylinders and tanks .....         387,554          372,805
Capital leases ...............................           5,211            8,457
Other ........................................           4,398            2,905
                                                     ---------        ---------

                                                       612,062          592,962
Less accumulated depreciation and amortization        (167,385)        (138,850)
                                                     ---------        ---------
Net property, plant and equipment ............       $ 444,677        $ 454,112
                                                     =========        =========

8. PARTNERS' CAPITAL AND INCENTIVE COMPENSATION PLAN

   Partners' capital consists of 22,060,407 Common Units representing a 52.2% limited partner interest, 19,782,146 Subordinated Units representing a 46.8% limited partner interest, and a 1% general partner interest.

   During the Subordination Period, the Partnership may issue up to 9,400,000 additional Common Units (excluding Common Units issued in connection with (i) employee benefit plans and (ii) the conversion of Subordinated Units into Common Units) or an equivalent number of securities ranking on a parity with the Common Units without the approval of a majority of the Common Unitholders. The Partnership may issue an unlimited number of additional Common Units or parity securities without Common Unitholder approval if such issuance occurs in connection with acquisitions, including, in certain circumstances, the repayment of debt incurred in connection with an acquisition. In addition, under certain conditions, the Partnership may issue, without Common Unitholder approval, an unlimited number of Common Units or parity securities for the repayment of up to $150,000 of long-term indebtedness of the Partnership. After the Subordination Period, the General Partner may cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion.

   On October 28, 1996, the General Partner adopted the AmeriGas Propane, Inc. 1997 Long-Term Incentive Plan (1997 Propane Plan), effective October 1, 1996. Under the 1997 Propane Plan, the General Partner may grant to key employees the right to receive Common Units, or cash generally equivalent to the fair market value of such Common Units, on the payment date. In addition, the 1997 Propane Plan provides for the crediting of distribution equivalents to participants' accounts from the grant date through the date of payment. Distribution equivalents will be paid in cash, and such payment may, at the participant's request, be deferred. The number of Common Units which may be made the subject of grants under the 1997 Propane Plan may not exceed 500,000. Generally, each grant, to the extent it has not previously been paid, will terminate when the participant ceases to be employed by the General Partner.

   The actual number of Common Units (or their cash equivalent) that may be delivered pursuant to the 1997 Propane Plan, as well as the amount of the distribution equivalent, are contingent upon the date on which the requirements for early conversion of Subordinated Units are met. If the requirements for early conversion are not met by September 30, 2001, no payments under the 1997 Propane Plan will be made. During the year ended September 30, 1997, 84,500 Common Units were made the subject of grants under the 1997 Propane Plan. At September 30, 1997, 415,500 Common Units were available for future grants.

   Compensation expense for the year ended September 30, 1997 associated with the 1997 Propane Plan was $1,560. Compensation expense as determined under the provisions of SFAS 123 is the same.

                   AmeriGas Partners, L.P. 1997 Annual Report

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)



9. COMMITMENTS AND CONTINGENCIES

   The Partnership leases various buildings and transportation, data processing and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain escalation clauses. The aggregate rental expense for such leases for the years ended September 30, 1997 and 1996, and the period April 19, 1995 through September 30, 1995, was $23,481, $23,090 and $8,866, respectively.

   Minimum future payments under noncancelable capital and operating leases are as follows:

                                                CAPITAL LEASES    OPERATING LEASES
                                                ==============    ================
Year ending September 30,
   1998......................................       $1,417             $21,604
   1999......................................          926              17,743
   2000......................................            7              13,963
   2001......................................            -              11,121
   2002......................................            -               7,396
   Thereafter................................            -              20,419
                                                    ------            --------
                                                     2,350            $ 92,246
                                                                      ========
Less imputed interest                                 (205)
                                                    ------
Present value of capital lease obligations          $2,145
                                                    ======

   The Partnership has succeeded to the lease guarantee obligations of Petrolane relating to Petrolane's divestiture of nonpropane operations prior to its 1989 acquisition by QFB Partners. These leases are currently estimated to aggregate approximately $67,000. The leases expire through 2010, and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation (Texas Eastern), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. To date, Texas Eastern has directly satisfied defaulted lease obligations without the Partnership's having to honor its guarantee. The Partnership believes the probability that it will be required to directly satisfy such lease obligations is remote.

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

   The Partnership has identified environmental contamination at several of its properties. The Partnership's policy is to accrue environmental investigation and cleanup costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. However, in many circumstances future expenditures cannot be reasonably quantified because of a number of factors, including various costs associated with potential remedial alternatives, the unknown number of other potentially responsible parties involved and their ability to contribute to the costs of investigation and remediation, and changing environmental laws and regulations. The Partnership intends to pursue recovery of any incurred costs through all appropriate means, although such recovery cannot be assured.

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

10. RELATED PARTY TRANSACTIONS

   Pursuant to the Amended and Restated Agreement of Limited Partnership, the General Partner is entitled to reimbursement of all direct and indirect expenses incurred or payments it makes on behalf of the Partnership, and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the Partnership's business. These costs, which totaled $177,210, $176,425 and $72,648 for the years ended September 30, 1997 and 1996, and the period April 19, 1995 to September 30, 1995, respectively, include employee compensation and benefit expenses of employees of the General Partner and general and administrative expenses. UGI provides certain financial and administrative services to the General Partner. UGI bills the General Partner for these direct and indirect corporate expenses, and the General Partner is



                   AmeriGas Partners, L.P. 1997 Annual Report reimbursed by the Partnership for these expenses. For the years ended September 30, 1997 and 1996, and the period April 19, 1995 to September 30, 1995, such corporate expenses totaled $6,557, $7,786 and $4,116, respectively. In addition, UGI and certain of its subsidiaries provide office space and general liability, automobile and workers' compensation insurance to the Partnership. For the years ended September 30, 1997 and 1996, and the period April 19, 1995 to September 30, 1995, expenses associated with these items totaled $3,009, $3,189, and $1,207, respectively.

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

11. OTHER CURRENT LIABILITIES

   Other current liabilities comprise the following at September 30:

                                                     1997             1996
                                                   --------         --------
Self-insured property and casualty liability.....  $ 10,969         $ 12,429
Insured property and casualty liability..........     1,801           19,024
Taxes other than income taxes....................     9,981            5,198
Other............................................     3,320            6,523
                                                   --------         --------
                                                   $ 26,071         $ 43,174
                                                   ========         ========

12. UNAUDITED PRO FORMA FINANCIAL INFORMATION
   The following unaudited pro forma consolidated statement of operations for the 53 weeks ended September 30, 1995 was derived from the historical statements of operations of the Predecessor Companies for the period September 24, 1994 to April 19, 1995 and the statement of operations of the Partnership for the period April 19, 1995 to September 30, 1995. The pro forma consolidated statement of operations was prepared to reflect the effects of the Partnership Formation as if the formation had been completed in its entirety as of September 24, 1994.

   The pro forma consolidated statement of operations does not purport to present the results of operations of the Partnership had the Partnership Formation actually been completed as of September 24, 1994. In addition, the pro forma consolidated statement of operations is not necessarily indicative of the results of future operations of the Partnership and should be read in conjunction with the consolidated financial statements of the Partnership and the Predecessor Companies appearing in the Partnership's Annual Report on Form 10-K.

                                                   53 WEEKS ENDED
                                                 SEPTEMBER 30, 1995
                                                     (Unaudited)
                                                 ------------------
Revenues:
   Propane....................................        $ 779,167
   Other......................................           99,421
                                                      ---------
                                                        878,588
                                                      ---------
Costs and expenses:
   Cost of sales..............................          458,990
   Depreciation and amortization..............           62,259
   Operating expenses.........................          301,570
   Miscellaneous income, net..................           (7,968)
                                                      ---------
                                                        814,851
                                                      ---------
Operating income..............................           63,737
Interest expense..............................          (62,823)
Income taxes..................................             (140)
Minority interest.............................             (115)
                                                      ---------
Net income                                            $     659
                                                      =========
Net income per limited partner unit                   $     .02
                                                      =========

   Significant pro forma adjustments reflected in the data above include (a) the elimination of income taxes as a result of operating


                   AmeriGas Partners, L.P. 1997 Annual Report

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)



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

13. FINANCIAL INSTRUMENTS

   The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and bank loans approximate fair value because of the immediate or short-term maturity of these financial instruments. Based upon current market prices and discounted present value methods calculated using borrowing rates currently available for debt with similar credit ratings, terms and maturities, the fair values of total long-term debt outstanding at September 30, 1997 and 1996 are estimated to be $737,000 and $720,000, respectively.

   Financial instruments which potentially subject the Partnership to concentrations of credit risk consist principally of trade accounts receivable. The risk associated with trade accounts receivable is limited due to the Partnership's large customer base and its dispersion across many different U.S. markets. At September 30, 1997 and 1996, the Partnership had no significant concentrations of credit risk.

14. MISCELLANEOUS INCOME

   Miscellaneous income comprises the following:

                                                                              APRIL 19 TO
                                             YEAR ENDED SEPTEMBER 30,         SEPTEMBER 30,
                                              1997              1996              1995
                                           --------           -------        --------------
Interest income..........................  $  1,475           $ 1,278           $ 1,795
Gain on sale of Atlantic Energy, Inc.....     4,700                -                 -
Gain on sale of fixed assets.............     1,001             1,855               366
Other....................................     4,140             5,262             1,042
                                              -----             -----             -----
                                           $ 11,316           $ 8,395           $ 3,203
                                           ========           =======           =======

15. QUARTERLY DATA (UNAUDITED)

   The following quarterly data includes all adjustments (consisting only of normal recurring adjustments with the exception of those listed below) which the Partnership considers necessary for a fair presentation of such information. Quarterly results fluctuate because of the seasonal nature of the Partnership's propane business.


                              DECEMBER 31,           MARCH 31,              JUNE 30,                SEPTEMBER 30,
                            1996       1995      1997(a)    1996(b)     1997          1996        1997          1996
                            ----       ----      -------    -------     ----          ----        ----          ----
Revenues                  $360,116   $285,796   $371,149   $374,768   $ 177,666    $ 175,552    $ 168,894    $ 177,109
Operating
   income (loss)            57,699     33,528     65,794     67,144         593       (6,929)     (13,713)     (20,877)
Net income (loss)           39,951     17,427     48,508     51,298     (15,152)     (22,146)     (29,327)     (36,341)
Net income (loss) per
   limited partner unit        .95        .41       1.15       1.22        (.36)        (.53)        (.69)        (.86)

   (a) Includes gain from the sale of the Partnership's 50% equity interest in Atlantic Energy, Inc., which owns and operates a liquefied petroleum gas storage terminal in Chesapeake, Virginia. The gain increased operating income by $4,700 and net income by $4,652 or $.11 per limited partner unit.

   (b) Includes reduction in operating expenses of $4,356 from the refund of insurance premium deposits and $3,312 from a reduction in accrued environmental costs which increased operating income by $7,668 and net income by $7,590 or $.18 per limited partner unit.


                   AmeriGas Partners, L.P. 1997 Annual Report

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


   /s/ Lon R. Greenberg                     /s/ Charles L. Ladner
------------------------------------      --------------------------------------
Lon R. Greenberg                          Charles L. Ladner
Chairman and Chief Executive Officer      Chief Financial and Accounting Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of AmeriGas Partners, L.P. and the Board of Directors of AmeriGas Propane, Inc.:

   We have audited the accompanying consolidated balance sheets of AmeriGas Partners, L.P. and subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of operations, partners' capital and cash flows for the years ended September 30, 1997 and 1996, and the period April 19, 1995 to September 30, 1995. These financial statements are the responsibility of the management of AmeriGas Propane, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriGas Partners, L.P. and subsidiaries as of September 30, 1997 and 1996 and the results of their operations and their cash flows for the years ended September 30, 1997 and 1996, and the period April 19, 1995 to September 30, 1995, in conformity with generally accepted accounting principles.




   /s/  Arthur Andersen
--------------------------------------
Chicago, Illinois
November 14, 1997


                   AmeriGas Partners, L.P. 1997 Annual Report
                                       23