Form 10-K405, Exhibit 13
period 1998-09-30
AMERIGAS PARTNERS LP; AMERIGAS FINANCE CORP
filed 1998-12-23
CIK 932628, 945792

                                                                     EXHIBIT 13


                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

=========================================================================================================
                                                                                        SEPTEMBER 30,
                                                                              ---------------------------
                                                                                  1998             1997
=========================================================================================================
ASSETS
Current assets:
   Cash and cash equivalents (note 2)                                         $    8,873       $    4,069
   Accounts receivable (less allowances for doubtful accounts
     of $6,432 and $7,875, respectively)                                          58,778           78,341
   Inventories (notes 2 and 6)                                                    49,394           64,933
   Prepaid propane purchases (note 2)                                                770           21,700
   Prepaid expenses and other current assets                                      15,531           14,048
---------------------------------------------------------------------------------------------------------
     Total current assets                                                        133,346          183,091
Property, plant and equipment (less accumulated depreciation and
   amortization of $205,083 and $167,385, respectively) (notes 2 and 7)          442,042          444,677
Intangible assets (less accumulated amortization of $141,382 and
   $116,557, respectively) (notes 2 and 8)                                       629,355          677,116
Other assets (note 2)                                                             12,473           13,777
---------------------------------------------------------------------------------------------------------
     Total assets                                                             $1,217,216       $1,318,661
=========================================================================================================
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Current maturities of long-term debt (note 4)                              $    6,068       $    6,420
   Bank loans (note 4)                                                            10,000           28,000
   Accounts payable--trade                                                        34,075           50,055
   Accounts payable--related parties (note 10)                                     6,799            4,533
   Employee compensation and benefits accrued                                     19,962           17,776
   Interest accrued                                                               28,053           27,700
   Refunds and deposits                                                           25,938           20,314
   Other current liabilities (note 11)                                            29,402           26,071
---------------------------------------------------------------------------------------------------------
     Total current liabilities                                                   160,297          180,869
Long-term debt (note 4)                                                          702,926          684,308
Other noncurrent liabilities                                                      50,069           50,904

Commitments and contingencies (note 9)

Minority interest (note 2)                                                         4,049            5,043
Partners' capital (note 8):
   Common Unitholders (units issued--22,105,993 and
     22,060,407, respectively)                                                   157,866          208,253
   Subordinated Unitholders (units issued--19,782,146)                           139,012          185,310
   General Partner                                                                 2,997            3,974
---------------------------------------------------------------------------------------------------------
     Total partners' capital                                                     299,875          397,537
---------------------------------------------------------------------------------------------------------
     Total liabilities and partners' capital                                  $1,217,216       $1,318,661
=========================================================================================================

The accompanying notes are an integral part of these financial statements.

                   AmeriGas Partners, L.P. 1998 Annual Report

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)

=============================================================================================================
                                                                              YEAR ENDED SEPTEMBER 30,
-------------------------------------------------------------------------------------------------------------
                                                                 1998               1997               1996
=============================================================================================================
Revenues (note 2):
   Propane                                                  $   834,627        $   994,200        $   924,810
   Other                                                         79,751             83,625             88,415
-------------------------------------------------------------------------------------------------------------
                                                                914,378          1,077,825          1,013,225
-------------------------------------------------------------------------------------------------------------
Costs and expenses:
   Cost of sales--propane                                       410,713            563,959            526,255
   Cost of sales--other                                          33,047             36,413             43,472
   Operating and administrative expenses (note 10)              320,220            316,392            317,396
   Depreciation and amortization (note 2)                        63,225             62,004             61,631
   Other income, net (note 13)                                     (745)           (11,316)            (8,395)
-------------------------------------------------------------------------------------------------------------
                                                                826,460            967,452            940,359
-------------------------------------------------------------------------------------------------------------
Operating income                                                 87,918            110,373             72,866
Interest expense                                                (66,189)           (65,658)           (62,782)
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                       21,729             44,715             10,084
Income tax (expense) benefit (note 2)                                (3)              (180)               365
Minority interest (note 2)                                         (324)              (555)              (211)
-------------------------------------------------------------------------------------------------------------
Net income                                                  $    21,402        $    43,980        $    10,238
=============================================================================================================
General partner's interest in net income                    $       214        $       440        $       102
=============================================================================================================
Limited partners' interest in net income                    $    21,188        $    43,540        $    10,136
=============================================================================================================
Income per limited partner unit                             $       .51        $      1.04        $       .24
=============================================================================================================
Average limited partner units outstanding (thousands)            41,886             41,799             41,729
=============================================================================================================

The accompanying notes are an integral part of these financial statements.

                   AmeriGas Partners, L.P. 1998 Annual Report

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)



============================================================================================================
                                                                              YEAR ENDED SEPTEMBER 30,
------------------------------------------------------------------------------------------------------------
                                                                       1998             1997            1996
============================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                     $  21,402        $  43,980        $ 10,238
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation and amortization                                 63,225           62,004          61,631
       Other, net                                                    (2,825)           3,939          (3,438)
------------------------------------------------------------------------------------------------------------
                                                                     81,802          109,923          68,431
     Net change in:
       Accounts receivable                                           15,904            1,511         (27,802)
       Inventories and prepaid propane purchases                     36,774           (3,110)         (3,192)
       Accounts payable                                             (14,187)           5,101          12,708
       Other current assets and liabilities                          12,625           (3,259)         (1,767)
------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                      132,918          110,166          48,378
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Expenditures for property, plant and equipment                   (31,577)         (24,470)        (21,908)
   Proceeds from disposals of property, plant and equipment           5,153           10,613           5,423
   Decrease in short-term investments                                    --               --           9,000
   Acquisitions of businesses, net of cash acquired                  (8,076)         (11,627)        (20,909)
------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities                          (34,500)         (25,484)        (28,394)
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Distributions                                                    (93,060)         (92,861)        (92,727)
   Minority interest activity                                        (1,039)          (1,024)         (1,042)
   Increase (decrease) in bank loans                                (18,000)           6,000          15,000
   Issuance of long-term debt                                        23,000            8,131          37,009
   Repayment of long-term debt                                       (4,527)          (3,007)        (10,911)
   Capital contribution from General Partner                             12               26              --
   Partnership Formation fees and expenses                               --               --          (4,758)
------------------------------------------------------------------------------------------------------------
     Net cash used by financing activities                          (93,614)         (82,735)        (57,429)
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents increase (decrease)                     $   4,804        $   1,947        $(37,445)
============================================================================================================
CASH AND CASH EQUIVALENTS
   End of period                                                  $   8,873        $   4,069        $  2,122
   Beginning of period                                                4,069            2,122          39,567
------------------------------------------------------------------------------------------------------------
     Increase (decrease)                                          $   4,804        $   1,947        $(37,445)
============================================================================================================

The accompanying notes are an integral part of these financial statements.

                   AmeriGas Partners, L.P. 1998 Annual Report

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                    (THOUSANDS OF DOLLARS, EXCEPT UNIT DATA)



==================================================================================================================================
                                              NUMBER OF UNITS                                                             TOTAL
                                         ----------------------------                                       GENERAL      PARTNERS'
                                         COMMON          SUBORDINATED       COMMON         SUBORDINATED     PARTNER       CAPITAL
==================================================================================================================================
Balance September 30, 1995             21,932,146         19,782,146      $ 291,988        $ 263,362        $5,609       $560,959
   Net income                                                                 5,332            4,804           102         10,238

   Distributions (note 3)                                                   (48,279)         (43,521)         (927)        (92,727)

   Issuance of Common
     Units in connection
     with acquisition (note 10)            17,126                               413                              4             417

   Adjustments to net assets
     contributed (note 8)                                                   (19,078)         (17,206)         (367)        (36,651)
----------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1996             21,949,272         19,782,146        230,376          207,439         4,421         442,236
----------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                22,857           20,683           440          43,980

   Distributions (note 3)                                                   (48,411)         (43,521)         (929)        (92,861)

   Issuance of Common Units
     in connection with
     acquisition                          111,135                             2,645                             27           2,672

   Capital contribution from
     General Partner                                                            786              709            15           1,510
----------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1997             22,060,407         19,782,146        208,253          185,310         3,974         397,537
----------------------------------------------------------------------------------------------------------------------------------

   Net income                                                                11,182           10,006           214          21,402

   Distributions (note 3)                                                   (48,608)         (43,521)         (931)        (93,060)

   Adjustments to net assets
     contributed (note 8)                                                   (14,172)         (12,783)         (272)        (27,227)

   Issuance of Common Units
     in connection with
     acquisition (note 10)                 45,586                             1,211                             12           1,223
----------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1998             22,105,993         19,782,146      $ 157,866        $ 139,012        $2,997        $299,875
==================================================================================================================================

The accompanying notes are an integral part of these financial statements.

                   AmeriGas Partners, L.P. 1998 Annual Report

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)


 1. PARTNERSHIP ORGANIZATION AND FORMATION
 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
 3. QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH
 4. DEBT
 5. EMPLOYEE RETIREMENT PLANS
 6. INVENTORIES
 7. PROPERTY, PLANT AND EQUIPMENT
 8. PARTNERS' CAPITAL AND INCENTIVE COMPENSATION PLAN
 9. COMMITMENTS AND CONTINGENCIES
10. RELATED PARTY TRANSACTIONS
11. OTHER CURRENT LIABILITIES
12. FINANCIAL INSTRUMENTS
13. OTHER INCOME, NET
14. QUARTERLY DATA (UNAUDITED)


1. PARTNERSHIP ORGANIZATION AND FORMATION

   AmeriGas Partners, L.P. (AmeriGas Partners) was formed on November 2, 1994 and is a publicly traded limited partnership. AmeriGas Partners owns a 98.99% limited partner interest in AmeriGas Propane, L.P. (the "Operating Partnership"). The Operating Partnership was formed to acquire the propane businesses and assets of AmeriGas Propane, Inc., a Delaware corporation, AmeriGas Propane-2, Inc., and Petrolane Incorporated (Petrolane). The Operating Partnership acquired such assets on April 19, 1995 (the "Closing Date").

   AmeriGas Partners and AmeriGas Propane, L.P. are Delaware limited partnerships. The Operating Partnership is engaged in the distribution of propane and related equipment and supplies. The Operating Partnership is the largest retail propane distributor in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 46 states, including Alaska and Hawaii.

   AmeriGas Propane, Inc. (the "General Partner"), a Pennsylvania corporation, holds a 1% general partner interest in AmeriGas Partners and a 1.01% general partner interest in the Operating Partnership. At September 30, 1998, the General Partner and its wholly owned subsidiary Petrolane owned a combined 4,392,858 Common Units and 19,782,146 Subordinated Units of AmeriGas Partners. These Common and Subordinated units represent limited partner interests in AmeriGas Partners.

   AmeriGas Partners and the Operating Partnership have no employees. The General Partner conducts, directs and manages all activities of AmeriGas Partners and the Operating Partnership and is reimbursed on a monthly basis for all direct and indirect expenses it incurs on their behalf.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   CONSOLIDATION PRINCIPLES. Our consolidated financial statements include the accounts of AmeriGas Partners, the Operating Partnership and their subsidiaries, together referred to in this report as "the Partnership" or "we." We eliminate all significant intercompany accounts and transactions when we consolidate. We account for the General Partner's 1.01% interest in the Operating Partnership as a minority interest in the consolidated financial statements.

   USE OF ESTIMATES. Management makes estimates and assumptions when preparing financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

   REVENUE RECOGNITION. We recognize revenues from the sale of propane principally as product is shipped or delivered to customers.

   INVENTORIES AND PREPAID PROPANE PURCHASES. Our inventories are stated at the lower of cost or market. We determine cost using an average cost method for propane, specific identification for appliances, and the first-in, first-out
(FIFO) method for all other inventories. We also enter into contracts with certain of our suppliers under which we prepay all or a portion of the purchase price of a fixed volume of propane for future delivery. We report these prepayments in the Consolidated Balance Sheets as "prepaid propane purchases."

   PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION. We record property, plant and equipment at cost. The amounts we assign to property, plant and equipment of acquired businesses are based upon estimated fair value at date of acquisition. When we retire or dispose of plant and equipment, we remove from the accounts the cost and accumulated depreciation and include in income any gains or losses.

   We compute depreciation of property, plant and equipment using the straight-line method over estimated service lives which range from two to 40 years. Depreciation expense was $38,133 in 1998, $37,366 in 1997, and $36,910 in 1996.

   INTANGIBLE ASSETS. Intangible assets comprise the following at September 30:

========================================================================================================
                                                                                   1998         1997
========================================================================================================

Goodwill (less accumulated amortization of $94,605 and $79,265, respectively)..  $507,559     $537,396
Excess reorganization value (less accumulated amortization of $44,360 and
  $35,939, respectively).......................................................   117,147      135,128
Other (less accumulated amortization of $2,417 and $1,353, respectively).......     4,649        4,592
--------------------------------------------------------------------------------------------------------
Total intangible assets..........................................................$629,355     $677,116
========================================================================================================

                   AmeriGas Partners, L.P. 1998 Annual Report

   We amortize goodwill recognized as a result of business combinations accounted for as purchases on a straight-line basis over 40 years. We amortize excess reorganization value (resulting from Petrolane's July 15, 1993 reorganization under Chapter 11 of the U.S. Bankruptcy Code) on a straight-line basis over 20 years. We amortize other intangible assets over the estimated periods of benefit which do not exceed ten years. Amortization expense of intangible assets was $24,922 in 1998, $24,469 in 1997, and $24,551 in 1996.

   We evaluate the impairment of long-lived assets, including intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate recoverability based upon undiscounted future cash flows expected to be generated by such assets.

   OTHER ASSETS. Included in other assets are net deferred debt issuance costs of $10,876 at September 30, 1998 and $12,456 at September 30, 1997. We are amortizing these costs over the term of the related debt.

   ACCOUNTING FOR COMPUTER SOFTWARE COSTS. We include in property, plant and equipment external and incremental internal costs associated with computer software we develop for use in our business. We begin capitalizing these costs when the preliminary stage of the project is completed. We amortize these costs on a straight-line basis over a period of five to seven years once the installed software is ready for its intended use.

   ENVIRONMENTAL LIABILITIES. We have identified environmental contamination at several of our properties. Our policy is to accrue environmental investigation and cleanup costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. We do not discount to present value the costs of future expenditures for environmental liabilities. We intend to pursue recovery of any incurred costs through all appropriate means.

   INCOME TAXES. AmeriGas Partners and the Operating Partnership are not directly subject to federal and state income taxes. Instead, their taxable income or loss is allocated to the individual partners. The Operating Partnership does, however, have corporate subsidiaries which are subject to federal and state income taxes. Accordingly, our consolidated financial statements reflect income taxes related to these corporate subsidiaries. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders. This is a result of (1) differences between the tax basis and financial reporting basis of assets and liabilities and (2) the taxable income allocation requirements of the Amended and Restated Agreement of Limited Partnership (Partnership Agreement) and the Internal Revenue Code.

   UNIT-BASED COMPENSATION. As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), we apply the provisions of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" in recording compensation expense for grants of stock, stock options, and other equity instruments to employees. If different, we disclose certain pro forma net income and earnings per share data as if the fair value provisions of SFAS 123 had been applied.

   NET INCOME PER UNIT. Net income per unit is computed by dividing net income, after deducting the General Partner's 1% interest, by the weighted average number of Common and Subordinated units outstanding. In 1998, we adopted SFAS No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 establishes standards for computing and presenting earnings per share and supersedes the previous standards. SFAS 128 requires restatement of all prior-period earnings per share data presented. The adoption of SFAS 128 did not impact the calculation of 1998, 1997 or 1996 net income per unit.

   ACCOUNTING FOR DERIVATIVE INSTRUMENTS. We use derivative instruments, including futures contracts, price swap agreements and option contracts, to hedge exposure to market risk associated with a portion of our anticipated propane purchases. Additionally, on occasion we enter into interest rate protection agreements to reduce interest rate risk associated with anticipated issuances of debt.

   We recognize gains or losses on derivative instruments associated with these forecasted transactions when such transactions affect earnings. If it is probable that the original forecasted transaction will not occur, we immediately recognize in earnings any gain or loss on the related derivative instrument. If such derivative instrument is terminated early for other economic reasons, we defer any gain or loss as of the termination date until such time as the forecasted transaction affects earnings.

   CONSOLIDATED STATEMENTS OF CASH FLOWS. We define cash equivalents as all highly liquid investments with maturities of three months or less when purchased. We record cash equivalents at cost plus accrued interest, which approximates market value. We paid interest totaling $67,069 in 1998, $67,103 in 1997, and $62,846 in 1996.

   ACCOUNTING PRINCIPLES NOT YET ADOPTED. In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130), and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income includes net income and all other nonowner changes in equity. SFAS 131 establishes standards for reporting information about operating segments as well as related disclosures about products and services, geographic areas, and major customers. We will adopt SFAS 130 and SFAS 131 in fiscal 1999. In addition, in March 1998 the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires companies to capitalize the cost of computer software developed or obtained for internal use once certain criteria have been met. We will adopt SOP 98-1 in fiscal 2000.

   We do not expect the adoptions of SFAS 130 and SOP 98-1 will have a material effect on our financial position or results of operations. In addition, we do not expect the initial application of SFAS 131 will affect the operating segments we disclose.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS

                   AmeriGas Partners, L.P. 1998 Annual Report

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)

133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivative instruments as either assets or liabilities and measure them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as hedges of forecasted transactions, changes in fair value will generally be reported as a component of other comprehensive income and be reclassified into net income when the forecasted transaction affects earnings. To the extent such derivative instrument qualifies as a hedge of a firm commitment, any gain or loss would generally be recognized in earnings when the firm commitment affects earnings. We will adopt SFAS 133 in fiscal 2000. We are currently evaluating the potential impact of SFAS 133 on our future financial condition and results of operations. The impact of SFAS 133 will likely depend upon the extent to which we use derivative instruments and their designation and effectiveness as hedges of market risk.

3. QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

   The Partnership makes distributions to its partners approximately 45 days after the end of each fiscal quarter in a total amount equal to its Available Cash for such quarter. Available Cash generally means:

   1. all cash on hand at the end of such quarter,

   2. plus all additional cash on hand as of the date of determination resulting from borrowings after the end of such quarter,

   3. less the amount of cash reserves established by the General Partner in its reasonable discretion.

   The General Partner may establish reserves for the proper conduct of the Partnership's business and for distributions during the next four quarters. In addition, certain of the Partnership's debt agreements require reserves be established for the payment of debt principal and interest.

   Distributions of Available Cash will generally be made 98% to the Common and Subordinated unitholders and 2% to the General Partner. The Partnership may pay an incentive distribution if Available Cash exceeds the Minimum Quarterly Distribution (MQD) of $.55 on all units. If there is sufficient Available Cash, the holders of Common Units have the right to receive the MQD, plus any arrearages, before the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below), and Subordinated Units will not accrue arrearages for any quarter.

   The Subordination Period will generally extend until the first day of any quarter beginning on or after April 1, 2000 where:


   1. distributions of Available Cash from Operating Surplus (generally defined as $40,000 plus $42,879 of cash on hand as of the Closing Date plus all operating cash receipts less all operating cash expenditures and cash reserves) equal or exceed the MQD on each of the outstanding Common and Subordinated units for each of the four consecutive non-overlapping four-quarter periods immediately preceding such date;

   2. the Adjusted Operating Surplus (generally defined as Operating Surplus adjusted to exclude working capital borrowings, decreases in cash reserves, and $40,000 plus $42,879 of cash on hand as of the Closing Date, and to include increases in reserves to provide for distributions resulting from Operating Surplus generated during such period) generated during both (i) each of the two immediately preceding non-overlapping four-quarter periods and (ii) the immediately preceding sixteen-quarter period, equals or exceeds the MQD on each of the Common and Subordinated units outstanding during those periods; and

   3. there are no arrearages on the Common Units.

   Prior to the end of the Subordination Period, 4,945,537 Subordinated Units may convert into Common Units on the first day after the record date for distributions based upon any quarter ending on or after March 31, 1998, and an additional 4,945,537 Subordinated Units may convert into Common Units on the first day after the record date for distributions based upon any quarter ending on or after March 31, 1999, if:

   1. distributions of Available Cash from Operating Surplus on each of the outstanding Common and Subordinated units equal or exceed the MQD for each of the three consecutive four-quarter periods immediately preceding such date;

   2. the Adjusted Operating Surplus generated during the immediately preceding twelve-quarter period equals or exceeds the MQD on all of the Common and Subordinated units outstanding during that period;

   3. the Audit Committee of the Board of Directors of the General Partner approves management's good faith determination that the Partnership will, with respect to the four-quarter period commencing with such date, generate Adjusted Operating Surplus in an amount equal to or exceeding the MQD on all of the outstanding Common and Subordinated units; and

   4. there are no arrearages on the Common Units.

   The cash performance requirements for conversion have not been met to date. They are dependent upon many factors including highly seasonal operating results, changes in working capital, asset sales and debt refinancings. Management believes, however, that it is reasonably possible that the 9,891,074 Subordinated Units eligible for early conversion will convert into Common Units during fiscal 1999.

                   AmeriGas Partners, L.P. 1998 Annual Report

4. DEBT
   Long-term debt comprises the following at September 30:

================================================================================================================
                                                                                      1998             1997
================================================================================================================
AmeriGas Partners Senior Notes, 10.125%, due April 2007                            $ 100,000        $ 100,000
First Mortgage Notes:
   Series A, 9.34%-11.71%, due April 2000 through April 2009 (including unamortized premium of $13,511 and $14,785,
     respectively, calculated at an 8.91% effective rate)                            221,511          222,785
   Series B, 10.07%, due April 2001 through April 2005
     (including unamortized premium of $9,838 and $11,557,
     respectively, calculated at an 8.74% effective rate)                            209,838          211,557
   Series C, 8.83%, due April 2003 through April 2010                                110,000          110,000
Acquisition Facility                                                                  60,000           37,000
Other (including capital lease obligations of $980 and $2,145, respectively)           7,645            9,386
----------------------------------------------------------------------------------------------------------------

Total long-term debt                                                                 708,994          690,728
Less current maturities                                                               (6,068)          (6,420)
----------------------------------------------------------------------------------------------------------------

Total long-term debt due after one year                                            $ 702,926        $ 684,308
================================================================================================================

   Scheduled repayments of long-term debt for each of the next five fiscal years ending September 30 are as follows: 1999 - $6,068; 2000 - $18,305; 2001 -
$77,258; 2002 - $78,455; 2003 - $74,395.

   AMERIGAS PARTNERS SENIOR NOTES. The 10.125% Senior Notes of AmeriGas Partners are not redeemable prior to April 15, 2000. Thereafter, AmeriGas Partners has the option to redeem the Senior Notes, in whole or in part. A redemption premium applies until April 15, 2004. In addition, AmeriGas Partners may, under certain circumstances following the disposition of assets or a change of control, be required to offer to prepay the Senior Notes.

   FIRST MORTGAGE NOTES. The Operating Partnership's First Mortgage Notes are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the First Mortgage Notes. The Operating Partnership may prepay the First Mortgage Notes, in whole or in part. These prepayments include a make whole premium. Following the disposition of assets or a change of control, the Operating Partnership may be required to offer to prepay the First Mortgage Notes, in whole or in part.

   BANK CREDIT AGREEMENT. The Operating Partnership's bank credit agreement (Bank Credit Agreement) consists of a Revolving Credit Facility and an Acquisition Facility. The Operating Partnership's obligations under the Bank Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the bank credit facilities.

   Under the Revolving Credit Facility, the Operating Partnership may borrow up to $100,000 (including a $35,000 sublimit for letters of credit). The Revolving Credit Facility expires September 15, 2002, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. The Revolving Credit Facility permits the Operating Partnership to borrow at various prevailing interest rates, including the Base Rate, defined as the higher of the Federal Funds Rate plus
 .50% or the agent bank's reference rate (8.50% at September 30, 1998), or at two-week, one-, two-, three-, or six-month offshore interbank offering rates
(IBOR), plus a margin. The margin on IBOR borrowings (which ranges from .20% to 1.00%) and the Revolving Credit Facility commitment fee rate are dependent upon the Operating Partnership's ratio of funded debt to earnings before interest, income taxes, depreciation and amortization (EBITDA), each as defined in the Bank Credit Agreement.

   The Operating Partnership had borrowings under the Revolving Credit Facility totaling $10,000 at September 30, 1998 and $28,000 at September 30, 1997, which we classify as bank loans. The weighted-average interest rates on the bank loans outstanding were 6.22% as of September 30, 1998 and 6.44% as of September 30, 1997. Issued outstanding letters of credit under the Revolving Credit Facility at September 30, 1998 totaled $500.

   The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75,000 to finance the purchase of propane businesses or propane business assets. The Acquisition Facility operates as a revolving facility through September 15, 2000, at which time it converts to a quarterly amortizing four-year term loan. The Acquisition Facility permits the Operating Partnership to borrow at the Base Rate or at two-week, one-, two-, three-, or six-month IBOR, plus a margin. The margin on IBOR borrowings and the Acquisition Facility commitment fee rate are dependent upon the Operating Partnership's ratio of funded debt to EBITDA, as defined. The weighted-average interest rates on Acquisition Facility loans outstanding were 6.18% as of September 30, 1998 and 6.32% as of September 30, 1997.

   RESTRICTIVE COVENANTS. The 10.125% Senior Notes of AmeriGas Partners restrict the ability of the Partnership to, among other things, incur additional indebtedness, incur liens, issue preferred interests, and effect mergers, consolidations and sales of assets. Under the Senior Notes Indenture, AmeriGas Partners is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if certain conditions are met. These conditions include:

   1. no event of default exists or would exist upon making such distributions and

   2. the Partnership's consolidated fixed charge coverage ratio, as defined, is greater than 1.75-to-1.

                   AmeriGas Partners, L.P. 1998 Annual Report

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)

   If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24,000 less the total amount of distributions made during the immediately preceding 16 fiscal quarters. At September 30, 1998, such ratio was 2.27-to-1.

   The Bank Credit Agreement and the First Mortgage Notes restrict the incurrence of additional indebtedness and also restrict certain liens, guarantees, loans and advances, payments, mergers, consolidations, sales of assets and other transactions. They also require the ratio of total indebtedness, as defined, to EBITDA, as defined (calculated on a rolling four-quarter basis or eight-quarter basis divided by two), to be less than or equal to 5.25-to-1. In addition, the Bank Credit Agreement requires that the Operating Partnership maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. Generally, as long as no default exists or would result, the Operating Partnership is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter.

   GENERAL PARTNER FACILITY. The Operating Partnership also has a revolving credit agreement with the General Partner under which it may borrow up to $20,000 to fund working capital, capital expenditures, and interest and distribution payments. This agreement is coterminous with, and generally comparable to, the Operating Partnership's Revolving Credit Facility except that borrowings under the General Partner Facility are unsecured and subordinated to all senior debt of the Partnership. Interest rates on borrowings are based upon one-month IBOR. Commitment fees are determined in the same manner as fees under the Revolving Credit Facility. UGI Corporation has agreed to contribute on an as needed basis through its subsidiaries up to $20,000 to the General Partner to fund such borrowings.

5. EMPLOYEE RETIREMENT PLANS

   The General Partner sponsors a 401(k) savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. In 1998 and 1997, we matched employee contributions on a dollar-for-dollar basis up to 5% of eligible compensation. In 1996, employee contributions were not matched. In 1996, the General Partner also sponsored a noncontributory defined contribution pension plan for eligible employees. Our contributions to the pension plan represented a percentage of each covered employee's salary. Effective October 1, 1996, we ceased contributing to the pension plan and the assets were merged into the savings plan. The cost of benefits under our pension and savings plans was $4,101 in 1998, $4,762 in 1997, and $4,943 in 1996.

   We provide postretirement health care benefits to a closed group of retired employees, and we also provide limited life insurance benefits to nearly all active employees and certain retired employees. The cost of postretirement medical and life insurance benefits for 1998, 1997 and 1996, and the related accumulated benefit obligations as of the end of such periods, were not material.

6. INVENTORIES

   Inventories comprise the following at September 30:

=========================================================
                                     1998          1997
=========================================================
Propane gas .................       $34,777       $47,641
Materials, supplies and
  other .....................        11,386        12,519
Appliances for sale .........         3,231         4,773
---------------------------------------------------------

Total inventories ...........       $49,394       $64,933
=========================================================

   In addition to inventories on hand, we also enter into contracts to purchase propane to meet a portion of our supply requirements. Generally, such contracts have terms of less than one year and call for payment based on either fixed prices or market prices at date of delivery.

7. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment comprise the following at September 30:

===============================================================================
                                                        1998             1997
===============================================================================
Land .........................................       $  52,924        $  52,849
Buildings and improvements ...................          52,481           50,566
Transportation equipment .....................          59,196           53,284
Storage facilities ...........................          63,852           58,200
Equipment, primarily cylinders and tanks .....         408,471          387,554
Capital leases ...............................           5,204            5,211
Other ........................................           4,997            4,398
--------------------------------------------------------------------------------

Gross property, plant and equipment ..........         647,125          612,062
Less accumulated depreciation and
  amortization ...............................       (205,083)        (167,385)
--------------------------------------------------------------------------------

Net property, plant and equipment ............       $ 442,042        $ 444,677
===============================================================================

                   AmeriGas Partners, L.P. 1998 Annual Report

8. PARTNERS' CAPITAL AND INCENTIVE COMPENSATION PLAN

   During the Subordination Period, we may issue up to 9,400,000 additional Common Units (excluding Common Units issued in connection with (1) employee benefit plans and (2) the conversion of Subordinated Units into Common Units) or an equivalent number of securities ranking on a parity with the Common Units without the approval of a majority of the Common Unitholders. We may issue an unlimited number of additional Common Units or parity securities without Common Unitholder approval if:

   1. such issuance occurs in connection with acquisitions, including, in certain circumstances, the repayment of debt incurred in connection with an acquisition or

   2. such issuance is for the repayment of up to $150,000 of long-term indebtedness of the Partnership.

   After the Subordination Period, the General Partner may, in its sole discretion, cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership.

   In June 1998, the General Partner revised its estimate of the tax basis of certain assets contributed to the Partnership in conjunction with the Partnership's formation. The change in estimate resulted in the following adjustments to the Consolidated Balance Sheet: (1) a $27,227 decrease in partners' capital; (2) a $279 decrease in minority interest; (3) a $17,945 decrease in goodwill; and (4) a $9,561 decrease in excess reorganization value.

   In February 1996, the General Partner completed AmeriGas Partners' and the Operating Partnership's federal income tax returns for the Partnership's initial period of operation. As a part of this process, a final determination was made as to how to allocate the tax basis of certain of the assets contributed to the Partnership by its predecessor companies. The completion of the allocation process resulted in reductions to the deferred income tax liabilities of the General Partner and Petrolane at the Closing Date, which had been recorded in connection with the formation of the Partnership. It also resulted in a reduction to the net assets contributed by the General Partner and Petrolane to the Operating Partnership in conjunction with the formation of the Partnership. This adjustment was recorded during 1996 as (1) a $36,651 reduction in partners' capital; (2) a $374 reduction in minority interest; and (3) a $37,025 reduction in goodwill.

   On October 28, 1996, the General Partner adopted the AmeriGas Propane, Inc. 1997 Long-Term Incentive Plan (1997 Propane Plan), effective October 1, 1996. Under the 1997 Propane Plan, the General Partner may grant to key employees the right to receive a total of 500,000 AmeriGas Partners Common Units, or cash generally equivalent to the fair market value of such Common Units, on the payment date. In addition, the 1997 Propane Plan provides for the crediting of Partnership distribution equivalents to participants' accounts. Distribution equivalents will be paid in cash, and such payment may, at the participant's request, be deferred. Generally, each grant, unless paid, will terminate when the participant ceases to be employed by the General Partner.

   The actual number of Common Units (or their cash equivalent) that may be delivered under the 1997 Propane Plan, as well as the amount of the distribution equivalent, are contingent upon the date on which the requirements for early conversion of Subordinated Units are met. If the requirements for early conversion are not met by September 30, 2001, the General Partner will not make any payments under the 1997 Propane Plan. The number of Common Units made the subject of grants under the 1997 Propane Plan was 88,200 at September 30, 1998 and 84,500 at September 30, 1997. At September 30, 1998, 411,800 Common Units were available for future grants.

   We recorded compensation expense for the 1997 Propane Plan of $164 in 1998 and $1,560 in 1997. Such compensation expense, if determined under the provisions of SFAS 123, would have been the same.

9. COMMITMENTS AND CONTINGENCIES

   We lease various buildings and transportation, data processing and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain escalation clauses. Our aggregate rental expense for such leases was $29,026 in 1998, $23,481 in 1997, and $23,090 in 1996.

   Minimum future payments under noncancelable capital and operating leases are as follows:

================================================================================
                                               CAPITAL LEASES   OPERATING LEASES
================================================================================
Year ending September 30,
   1999 ..................................         $ 1,028        $ 26,456
   2000 ..................................               7          21,225
   2001 ..................................              --          18,060
   2002 ..................................              --          13,868
   2003 ..................................              --          10,578
   Thereafter ............................              --          23,788
--------------------------------------------------------------------------------

Total minimum lease obligations ..........         1,035           $113,975
                                                                   ========

Less imputed interest ....................           (55)
---------------------------------------------------------

Present value of capital lease
  obligations ............................       $   980
=========================================================

                   AmeriGas Partners, L.P. 1998 Annual Report
                                       11

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)

   The Partnership has succeeded to certain lease guarantee obligations of Petrolane relating to Petrolane's divestiture of nonpropane operations before its 1989 acquisition by QFB Partners. Lease payments under these leases total approximately $54,000. The leases expire through 2010, and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation (Texas Eastern), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. To date, Texas Eastern has directly satisfied defaulted lease obligations without the Partnership's having to honor its guarantee. We believe the probability that we will be required to directly satisfy such lease obligations is remote.

   In addition, the Partnership has succeeded to Petrolane's agreement to indemnify Shell Petroleum N.V. (Shell) for various scheduled claims that were pending against Tropigas de Puerto Rico (Tropigas). Petrolane had entered into this indemnification agreement in conjunction with its sale of the international operations of Tropigas to Shell in 1989. The Partnership also succeeded to Petrolane's right to seek indemnity on these claims first from International Controls Corp., which sold Tropigas to Petrolane, and then from Texas Eastern. To date, neither the Partnership nor Petrolane has paid any sums under this indemnity, but several claims by Shell, including claims related to certain antitrust actions aggregating at least $68,000, remain pending.

   In addition to these matters, there are other pending claims and legal actions arising in the normal course of our business. We cannot predict with certainty the final results of these matters. However, it is reasonably possible that some of them could be resolved unfavorably to us. Management believes, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on our financial position but could be material to our operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.

10. RELATED PARTY TRANSACTIONS

   Under the Partnership Agreement, the General Partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of the Partnership. These costs, which totaled $184,917 in 1998, $177,210 in 1997, and $176,425 in 1996, include employee compensation and benefit expenses of employees of the General Partner and general and administrative expenses. UGI provides certain financial and administrative services to the General Partner. UGI bills the General Partner for these direct and indirect corporate expenses, and the General Partner is reimbursed by the Partnership for these expenses. Such corporate expenses totaled $5,935 in 1998, $6,557 in 1997, and $7,786 in 1996. In addition, UGI and certain of its subsidiaries provide office space and general liability, automobile and workers' compensation insurance to the Partnership. These expenses totaled $2,501 in 1998, $3,009 in 1997, and $3,189 in 1996.

   During 1998, the Partnership, in conjunction with a propane business acquisition, issued 45,586 Common Units to the General Partner having a fair value of $1,211. During 1996, a wholly owned subsidiary of the General Partner, Diamond Acquisition, Inc. (Diamond), contributed to the Partnership the net assets of a Hawaiian corporation. In consideration of the retention of certain associated income tax liabilities, AmeriGas Partners issued 17,126 Common Units to Diamond having a fair value of $413.

11. OTHER CURRENT LIABILITIES

   Other current liabilities comprise the following at September 30:

========================================================================
                                                    1998          1997
========================================================================

Self-insured property and casualty liability       $11,265       $10,969
Insured property and casualty liability ....         3,800         1,801
Taxes other than income taxes ..............         5,471         9,981
Other ......................................         8,866         3,320
------------------------------------------------------------------------

Total other current liabilities ............       $29,402       $26,071
========================================================================

12. FINANCIAL INSTRUMENTS

   The carrying amounts of financial instruments included in current assets and current liabilities (excluding current maturities of long-term debt) approximate their fair values because of their short-term nature. We estimate the fair values of our long-term debt to be $772,000 at September 30, 1998 and $737,000 at September 30, 1997. We make these estimates by using current market prices and by discounting future cash flows using rates available for similar type debt.

   We have financial instruments such as trade accounts receivable which could expose us to concentrations of credit risk. The credit risk from trade accounts receivable is limited because we have a large customer base which extends across many different U.S. markets. At September 30, 1998 and 1997, we had no significant concentrations of credit risk.

   In order to reduce interest rate risk associated with the anticipated refinancing of existing long-term debt, during 1998 we entered into an interest rate protection agreement covering $50,000 of long-term debt to be issued in fiscal 2001. The counterparty to this agreement is a large financial institution. To the extent this agreement continues to qualify as a hedge of the forecasted

                   AmeriGas Partners, L.P. 1998 Annual Report transaction, any gains or losses on the agreement will be included in the basis of the long-term debt issued which will adjust the effective interest rate. The estimated fair value of this agreement was $(2,441) at September 30, 1998.

   We are a party to propane price swap and option agreements with private counterparties maturing through March 1999. We use these agreements to manage price risk associated with a portion of our propane supply needs. At September 30, 1998, we were a party to price swap agreements with a total notional amount of $11,700. In addition, the Partnership held zero-cost collars for propane having a total notional ceiling amount of $11,800 and a total notional floor amount of $9,300. The estimated fair value of these agreements was not material.

13. OTHER INCOME, NET

   Other income, net, comprises the following:


========================================================================================
                                                    1998            1997           1996
========================================================================================
Interest income ...........................       $   (22)       $ (1,475)       $(1,278)
Loss on interest rate protection agreements         4,000)              -              -
Gain on sale of Atlantic Energy, Inc. .....             -          (4,700)             -
Gain on sale of fixed assets ..............        (1,411)         (1,001)        (1,855)
Other .....................................        (3,312)         (4,140)        (5,262)
-----------------------------------------------------------------------------------------

Total other income, net ...................       $  (745)       $(11,316)       $(8,395)
========================================================================================

14. QUARTERLY DATA (UNAUDITED)

   The following quarterly data includes all adjustments (consisting only of normal recurring adjustments with the exception of those indicated below) which we consider necessary for a fair presentation. Our quarterly results fluctuate because of the seasonal nature of our propane business.


----------------------------------------------------------------------------------------------------------------------------
                               DECEMBER 31,              MARCH 31,                JUNE 30,                 SEPTEMBER 30,
                           1997        1996        1998          1997(a)     1998         1997          1998(b)       1997
=============================================================================================================================

Revenues ..............  $302,923    $360,116    $306,182      $371,149   $ 158,206    $ 177,666     $ 147,067     $ 168,894
Operating
   income (loss) ......    44,037      57,699      59,385        65,794        (652)         593       (14,852)      (13,713)
Net income (loss) .....    26,451      39,951      42,276        48,508     (16,545)     (15,152)      (30,780)      (29,327)
Net income (loss) per
   limited partner unit       .63         .95        1.00          1.15        (.39)        (.36)         (.73)         (.69)
=============================================================================================================================

 (a) Includes gain from the sale of the Partnership's 50% equity interest in Atlantic Energy, Inc., which owns and operates a liquefied petroleum gas storage terminal in Chesapeake, Virginia. The gain increased operating income by $4,700 and net income by $4,652 or $.11 per limited partner unit.

 (b) Includes loss from interest rate protection agreements which increased operating loss by $4,000 and net loss by $3,960 or $.09 per limited partner unit. We entered into these agreements in 1998 to reduce interest rate exposure associated with an anticipated debt refinancing. Due to unusual conditions in the corporate debt markets, we postponed the refinancing and recorded a loss on these agreements because they no longer qualified for hedge accounting treatment.

                   AmeriGas Partners, L.P. 1998 Annual Report

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

/s/Lon R. Greenberg         /s/ Martha B. Lindsay       /s/ Richard R. Eynon
-----------------------     ----------------------      ------------------------
Lon R. Greenberg            Martha B. Lindsay           Richard R. Eynon
Chairman and                Chief Financial Officer     Chief Accounting Officer
Chief Executive Officer

                   AmeriGas Partners, L.P. 1998 Annual Report

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of AmeriGas Partners, L.P. and the Board of Directors of AmeriGas Propane, Inc.:

   We have audited the accompanying consolidated balance sheets of AmeriGas Partners, L.P. and subsidiaries as of September 30, 1998 and 1997 and the related consolidated statements of operations, partners' capital and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the management of AmeriGas Propane, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriGas Partners, L.P. and subsidiaries as of September 30, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
-----------------------
Chicago, Illinois
November 13, 1998




                  AmeriGas Partners, L.P., 1998 Annual Report