Form 10-K405, Exhibit 13
period 1999-09-30
AMERIGAS PARTNERS LP; AMERIGAS FINANCE CORP
filed 1999-12-23
CIK 932628, 945792

                   INDEX TO FINANCIAL AND OTHER INFORMATION


Consolidated Balance Sheets...........................................................10

Consolidated Statements of Operations.................................................11

Consolidated Statements of Cash Flows.................................................12

Consolidated Statements of Partners' Capital..........................................13

Notes to Consolidated Financial Statements............................................14

General Partner's Report..............................................................23

Report of Independent Public Accountants..............................................23

Directors and Officers................................................................24

Unitholder Information................................................................25


                  AmeriGas Partners, L.P. 1999 Annual Report
                                      9

                         CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                                              September 30,
                                                                         --------------------
                                                                         1999             1998

ASSETS
Current assets:
  Cash and cash equivalents (note 2) ...........................     $      390     $    8,873
  Accounts receivable (less allowances for doubtful accounts
   of $5,998 and $6,432, respectively) .........................         66,937         58,778
  Inventories (notes 2 and 6) ..................................         53,455         49,394
  Prepaid expenses and other current assets ....................         19,787         16,301
----------------------------------------------------------------------------------------------
   Total current assets ........................................        140,569        133,346

Property, plant and equipment (less accumulated depreciation and amortization of $236,628 and $205,083, respectively)
 (notes 2 and 7) ...............................................        435,545        442,042
Intangible assets (less accumulated amortization of $165,676 and
  $141,382, respectively) (note 2) .............................        608,878        629,355
Other assets (note 2) ..........................................         11,469         12,473
----------------------------------------------------------------------------------------------
   Total assets ................................................     $1,196,461     $1,217,216
                                                                     ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Current maturities of long-term debt (note 4) ................     $   17,394     $    6,068
  Bank loans (note 4) ..........................................         22,000         10,000
  Accounts payable -- trade ....................................         48,730         34,075
  Accounts payable -- related parties (note 10) ................          2,151          6,799
  Employee compensation and benefits accrued ...................         23,530         19,962
  Interest accrued .............................................         29,140         28,053
  Refunds and deposits .........................................         23,244         25,938
  Other current liabilities (note 11) ..........................         21,718         29,402
----------------------------------------------------------------------------------------------
   Total current liabilities ...................................        187,907        160,297


Long-term debt (note 4) ........................................        727,331        702,926
Other noncurrent liabilities ...................................         43,802         50,069
Commitments and contingencies (note 9)
Minority interest (note 2) .....................................          3,380          4,049
Partners' capital (note 8):
  Common unitholders (units issued -- 32,078,293 and
   22,105,993, respectively) ...................................        177,947        157,866
  Subordinated unitholders (units issued -- 9,891,072 and
   19,782,146, respectively) ...................................         53,756        139,012
  General partner ..............................................          2,338          2,997
----------------------------------------------------------------------------------------------
   Total partners' capital .....................................        234,041        299,875
----------------------------------------------------------------------------------------------
   Total liabilities and partners' capital .....................     $1,196,461     $1,217,216
                                                                     ==========     ==========



The accompanying notes are an integral part of these financial statements.

                  AmeriGas Partners, L.P. 1999 Annual Report

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)


                                                                      Year Ended September 30,
                                                                -----------------------------------
                                                                1999            1998           1997
------------------------------------------------------------------------------------------------------
Revenues (note 2):
  Propane ..........................................     $   785,140      $   834,627      $   994,200
  Other ............................................          87,395           79,751           83,625
------------------------------------------------------------------------------------------------------
                                                             872,535          914,378        1,077,825
------------------------------------------------------------------------------------------------------

Costs and expenses:
  Cost of sales -- propane .........................         354,063          410,713          563,959
  Cost of sales -- other ...........................          36,705           33,047           36,413
  Operating and administrative expenses (note 10) ..         329,635          320,220          316,392
  Depreciation and amortization (note 2) ...........          64,878           63,225           62,004
  Other income, net (note 13) ......................          (5,392)            (745)         (11,316)
------------------------------------------------------------------------------------------------------
                                                             779,889          826,460          967,452
------------------------------------------------------------------------------------------------------

Operating income ...................................          92,646           87,918          110,373
Interest expense ...................................         (66,585)         (66,189)         (65,658)
------------------------------------------------------------------------------------------------------
Income before income taxes .........................          26,061           21,729           44,715
Income taxes (note 2) ..............................             (58)              (3)            (180)
Minority interest (note 2) .........................            (368)            (324)            (555)
------------------------------------------------------------------------------------------------------

Net income .........................................     $    25,635      $    21,402      $    43,980
---------------------------------------------------------=============================================
General partner's interest in net income ...........     $       256      $       214      $       440
---------------------------------------------------------=============================================

Limited partners' interest in net income ...........     $    25,379      $    21,188      $    43,540
---------------------------------------------------------=============================================
Income per limited partner unit -- basic and diluted     $       .61      $       .51      $      1.04
---------------------------------------------------------=============================================
Average limited partner units outstanding --
  basic and diluted (thousands) ....................          41,918           41,886           41,799
---------------------------------------------------------=============================================

The accompanying notes are an integral part of these financial statements.


                  AmeriGas Partners, L.P. 1999 Annual Report

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (THOUSANDS OF DOLLARS)


                                                                Year Ended September 30,
                                                          ---------------------------------
                                                          1999           1998           1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income .....................................     $  25,635      $  21,402      $  43,980
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization ...............        64,878         63,225         62,004
     Other, net ..................................          (941)        (2,825)         3,939
----------------------------------------------------------------------------------------------
                                                          89,572         81,802        109,923

   Net change in:
     Accounts receivable .........................       (11,462)        15,904          1,511
     Inventories and prepaid propane purchases ...        (4,843)        36,774         (3,110)
     Accounts payable ............................        10,186        (14,187)         5,101
     Other current assets and liabilities ........       (13,200)        12,625         (3,259)
----------------------------------------------------------------------------------------------
   Net cash provided by operating activities .....        70,253        132,918        110,166
----------------------------------------------------------------------------------------------



CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for property, plant and equipment .       (31,053)       (31,577)       (24,470)
  Proceeds from disposals of assets ..............         5,705          5,153         10,613
  Acquisitions of businesses, net of cash acquired        (3,898)        (8,076)       (11,627)
-----------------------------------------------------------------------------------------------
   Net cash used by investing activities .........       (29,246)       (34,500)       (25,484)
----------------------------------------------------------------------------------------------



CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions ..................................       (93,130)       (93,060)       (92,861)
  Minority interest activity .....................        (1,036)        (1,039)        (1,024)
  Increase (decrease) in bank loans ..............        12,000        (18,000)         6,000
  Issuance of long-term debt .....................        96,007         23,000          8,131
  Repayment of long-term debt ....................       (63,347)        (4,527)        (3,007)
  Capital contribution from general partner ......            16             12             26
-----------------------------------------------------------------------------------------------
   Net cash used by financing activities .........       (49,490)       (93,614)       (82,735)
-----------------------------------------------------------------------------------------------
Cash and cash equivalents increase (decrease) ....     $  (8,483)     $   4,804      $   1,947
===============================================================================================
CASH AND CASH EQUIVALENTS
  End of period ..................................     $     390      $   8,873      $   4,069
  Beginning of period ............................         8,873          4,069          2,122
----------------------------------------------------------------------------------------------
   Increase (decrease) ...........................     $  (8,483)     $   4,804      $   1,947
===============================================================================================

The accompanying notes are an integral part of these financial statements.


                  AmeriGas Partners, L.P. 1999 Annual Report

                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                   (THOUSANDS OF DOLLARS, EXCEPT UNIT DATA)


                                                Number of Units                                                             Total
                                         -----------------------------                                        General      partners'
                                             Common       Subordinated        Common      Subordinated        partner      capital
------------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1996 ........      21,949,272      19,782,146        $ 230,376     $ 207,439        $   4,421       $ 442,236
  Net income ......................                                           22,857        20,683              440          43,980
  Distributions (note 3) ..........                                          (48,411)      (43,521)            (929)        (92,861)
  Common Units issued
   in connection with acquisition .         111,135                            2,645            --               27           2,672
  Capital contribution from
   general partner ................                                              786           709               15           1,510
------------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1997 ........      22,060,407      19,782,146          208,253       185,310            3,974         397,537
------------------------------------------------------------------------------------------------------------------------------------
  Net income ......................                                           11,182        10,006              214          21,402
  Distributions (note 3) ..........                                          (48,608)      (43,521)            (931)        (93,060)
  Adjustments to net assets
   contributed (note 8) ...........                                          (14,172)      (12,783)            (272)        (27,227)
  Common Units issued in connection
   with acquisition (note 10) .....          45,586                            1,211            --               12           1,223
------------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1998 ........      22,105,993      19,782,146          157,866       139,012            2,997         299,875
------------------------------------------------------------------------------------------------------------------------------------

  Net income ......................                                            4,372        21,007              256          25,635
  Distributions (note 3) ..........                                          (54,118)      (38,081)            (931)        (93,130)
  Conversion of Subordinated
   Units (note 3) .................       9,891,074      (9,891,074)          68,182       (68,182)              --              --
  Common Units issued
   in connection with employee
   incentive plan (note 8) ........          81,226                            1,645            --               16           1,661
------------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1999 ........      32,078,293       9,891,072        $ 177,947     $  53,756        $   2,338       $ 234,041
====================================================================================================================================

The accompanying notes are an integral part of these financial statements.


                  AmeriGas Partners, L.P. 1999 Annual Report

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

12.  FINANCIAL INSTRUMENTS

13.  OTHER INCOME, NET

14.  QUARTERLY DATA (UNAUDITED)


1. PARTNERSHIP ORGANIZATION AND FORMATION

AmeriGas Partners, L.P. ("AmeriGas Partners") was formed November 2, 1994 and is a publicly traded limited partnership. AmeriGas Partners owns a 98.99% limited partner interest in AmeriGas Propane, L.P. (the "Operating Partnership"). The Operating Partnership was formed to acquire the propane businesses and assets of AmeriGas Propane, Inc. (a Delaware corporation), AmeriGas Propane-2, Inc., and Petrolane Incorporated ("Petrolane"). The Operating Partnership acquired such assets on April 19, 1995. We refer to AmeriGas Partners, the Operating Partnership, and their subsidiaries collectively as "the Partnership" or "we."

   AmeriGas Partners and the Operating Partnership are Delaware limited partnerships. The Operating Partnership is engaged in the distribution of propane and related equipment and supplies. The Operating Partnership is the largest retail propane distributor in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 46 states, including Alaska and Hawaii.

   AmeriGas Propane, Inc. (the "General Partner"), a Pennsylvania corporation, holds a 1% general partner interest in AmeriGas Partners and a 1.01% general partner interest in the Operating Partnership. At September 30, 1999, the General Partner and its wholly owned subsidiary Petrolane owned a combined 14,283,932 Common Units and 9,891,072 Subordinated Units of AmeriGas Partners. The remaining 17,794,361 Common Units are publicly held. These Common and Subordinated units represent limited partner interests in AmeriGas Partners.

   AmeriGas Partners and the Operating Partnership have no employees. The General Partner conducts, directs and manages all activities of AmeriGas Partners and the Operating Partnership and is reimbursed on a monthly basis for all direct and indirect expenses it incurs on their behalf.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION PRINCIPLES. Our consolidated financial statements include the accounts of AmeriGas Partners, the Operating Partnership, and their subsidiaries. We eliminate all significant intercompany accounts and transactions when we consolidate. We account for the General Partner's 1.01% interest in the Operating Partnership as a minority interest in the consolidated financial statements.

   USE OF ESTIMATES. We make estimates and assumptions when preparing financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

   REVENUE RECOGNITION. We recognize revenues from the sale of propane principally as product is shipped or delivered to customers.

   INVENTORIES AND PREPAID PROPANE PURCHASES. Our inventories are stated at the lower of cost or market. We determine cost using an average cost method for propane, specific identification for appliances, and the first-in, first-out ("FIFO") method for all other inventories. We also enter into contracts with certain of our suppliers under which we prepay all or a portion of the purchase price of a fixed volume of propane for future delivery. These prepayments are included in prepaid expenses and other current assets in the Consolidated Balance Sheets.

   PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION. We record property, plant and equipment at cost. The amounts we assign to property, plant and equipment of businesses we acquire are based upon estimated fair value at date of acquisition. When we retire or dispose of plant and equipment, we remove from the accounts the cost and accumulated depreciation and include in income any gains or losses.

   We compute depreciation of property, plant and equipment using the straight-line method over estimated service lives generally ranging from 15 to 40 years for

                  AmeriGas Partners, L.P. 1999 Annual Report
                                       14
buildings and improvements; 7 to 30 years for storage and customer tanks and cylinders; and 5 to 10 years for vehicles, equipment and office furniture and fixtures. Depreciation expense was $39,795 in 1999, $38,133 in 1998, and $37,366 in 1997.

   INTANGIBLE ASSETS. Intangible assets comprise the following at September 30:


                                               1999          1998
------------------------------------------------------------------
Goodwill (less accumulated amortization
 of $109,596 and $94,605, respectively)     $494,144     $507,559

Excess reorganization value (less
 accumulated amortization of
 $52,301 and $44,360, respectively) ...      109,205      117,147
Other (less accumulated amortization
 of $3,779 and $2,417, respectively) ..        5,529        4,649
------------------------------------------------------------------
Total intangible assets ...............     $608,878     $629,355
==================================================================

   We amortize goodwill resulting from business combinations accounted for as purchases on a straight-line basis over 40 years. We amortize excess reorganization value (resulting from Petrolane's July 15, 1993 reorganization under Chapter 11 of the U.S. Bankruptcy Code) on a straight-line basis over 20 years. We amortize other intangible assets over the estimated periods of benefit which do not exceed ten years. Amortization expense of intangible assets was $24,295 in 1999, $24,922 in 1998, and $24,469 in 1997.

   We evaluate the impairment of long-lived assets, including intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate recoverability based upon undiscounted future cash flows expected to be generated by such assets.

   OTHER ASSETS. Included in other assets are net deferred debt issuance costs of $10,017 at September 30, 1999 and $10,876 at September 30, 1998. We are amortizing these costs over the term of the related debt.

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

   ENVIRONMENTAL LIABILITIES. We accrue environmental investigation and cleanup costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Our estimated liability for environmental contamination is reduced to reflect anticipated participation of other responsible parties but is not reduced for possible recovery from insurance carriers. We do not discount to present value the costs of future expenditures for environmental liabilities.

   INCOME TAXES. AmeriGas Partners and the Operating Partnership are not directly subject to federal and state income taxes. Instead, their taxable income or loss is allocated to the individual partners. The Operating Partnership does, however, have corporate subsidiaries which are subject to federal and state income taxes. Accordingly, our consolidated financial statements reflect income taxes related to these corporate subsidiaries. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders. This is a result of (1) differences between the tax basis and financial reporting basis of assets and liabilities and (2) the taxable income allocation requirements of the Amended and Restated Agreement of Limited Partnership ("Partnership Agreement") and the Internal Revenue Code.

   UNIT-BASED COMPENSATION. As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in recording compensation expense for grants of stock, stock options, and other equity instruments to employees. Our compensation expense under APB 25 was not different from amounts determined under the provisions of SFAS 123.

   NET INCOME PER UNIT. Net income per unit is computed by dividing net income, after deducting the General Partner's 1% interest, by the weighted average number of Common and Subordinated units outstanding. There were no potentially dilutive securities outstanding during the periods presented.

   DERIVATIVE INSTRUMENTS. We use derivative instruments, including futures contracts, price swap agreements and option contracts, to hedge exposure to market risk associated with a portion of our anticipated propane purchases. Additionally, on occasion we enter into interest

                  AmeriGas Partners, L.P. 1999 Annual Report
                                       15

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,
                                    CONTINUED
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)


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

   CONSOLIDATED STATEMENTS OF CASH FLOWS. We define cash equivalents as all highly liquid investments with maturities of three months or less when purchased. We record cash equivalents at cost plus accrued interest, which approximates market value. We paid interest totaling $66,984 in 1999, $67,069 in 1998, and $67,103 in 1997.

   COMPREHENSIVE INCOME. We adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130") in 1999. SFAS 130 establishes standards for reporting and displaying comprehensive income, comprising net income and other nonowner changes in equity, in the financial statements. For all periods presented, comprehensive income was the same as net income.

   SEGMENT INFORMATION. In 1999 we adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for reporting information about operating segments as well as related disclosures about products and services, geographic areas and major customers. In determining our reportable segments under the provisions of SFAS 131, we examined the way we organize our business internally for making operating decisions and assessing business performance. Based upon this examination, we have determined that we have a single reportable operating segment which engages in the distribution of propane and related equipment and supplies. No single customer represents one percent or more of consolidated revenues. In addition, virtually all of the partnership's revenues are derived from sources within the U.S. and virtually all of its long-lived assets are located in the U.S.

   ACCOUNTING PRINCIPLES NOT YET ADOPTED. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires companies to capitalize the cost of computer software developed or obtained for internal use once certain criteria have been met. We will adopt SOP 98-1 in fiscal 2000. We do not expect the adoption of SOP 98-1 will have a material effect on our financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivative instruments as either assets or liabilities and measure them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as hedges of forecasted transactions, changes in fair value will generally be reported as a component of other comprehensive income and be reclassified into net income when the forecasted transaction affects earnings. To the extent such derivative instrument qualifies as a hedge of a firm commitment, any gain or loss would generally be recognized in earnings when the firm commitment affects earnings. In June 1999, the FASB deferred the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. Accordingly, we will adopt SFAS 133 in fiscal 2001. The impact of SFAS 133 will depend upon the extent to which we use derivative instruments and their designation and effectiveness as hedges of market risk.

3. QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

The Partnership makes distributions to its partners approximately 45 days after the end of each fiscal quarter in a total amount equal to its Available Cash for such quarter. Available Cash generally means:

  1. all cash on hand at the end of such quarter,

  2. plus all additional cash on hand as of the date of determination resulting from borrowings after the end of such quarter,

                   AmeriGas Partners, L.P. 1999 Annual Report
                                       16

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,
                                    CONTINUED
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)

  3. less the amount of cash reserves established by the General Partner in its reasonable discretion.

   The General Partner may establish reserves for the proper conduct of the Partnership's business and for distributions during the next four quarters. In addition, certain of the Partnership's debt agreements require reserves be established for the payment of debt principal and interest.

   Distributions of Available Cash will generally be made 98% to the Common and Subordinated unitholders and 2% to the General Partner. The Partnership may pay an incentive distribution if Available Cash exceeds the Minimum Quarterly Distribution of $0.55 ("MQD") on all units. If there is sufficient Available Cash, the holders of Common Units have the right to receive the MQD, plus any arrearages, before the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below), and Subordinated Units will not accrue arrearages for any quarter.

   The Partnership Agreement provides that 4,945,537 Subordinated Units may convert into Common Units on the first day after the distribution record date for any quarter ending on or after March 31, 1998, and an additional 4,945,537 Subordinated Units may convert on the first day after the distribution record date for any quarter ending on or after March 31, 1999, if as of such quarterly dates certain historical and projected cash generation-based requirements are met. Because the required cash generation-based objectives were achieved as of March 31, 1999, a total of 9,891,074 Subordinated Units held by the General Partner and its wholly owned subsidiary, Petrolane, were converted into Common Units on May 18, 1999. The remaining outstanding 9,891,072 Subordinated Units held by the General Partner are eligible to convert to Common Units on the first day after the record date for any quarter ending on or after March 31, 2000 in respect of which:

  1. distributions of Available Cash from Operating Surplus (as defined in the Partnership Agreement) equal or exceed the MQD on each of the outstanding Common and Subordinated units for each of the four consecutive nonoverlapping four-quarter periods immediately preceding such date,

  2. the Adjusted Operating Surplus (as defined in the Partnership Agreement) generated during both (i) each of the two immediately preceding nonoverlapping four-quarter periods and (ii) the immediately preceding sixteen-quarter period, equals or exceeds the MQD on each of the Common and Subordinated units outstanding during those periods, and

  3. there are no arrearages on the Common Units.

   The ability of the Partnership to attain the cash-based performance and distribution requirements will depend upon a number of factors including highly seasonal operating results, changes in working capital, asset sales and debt refinancings. Based upon projected results assuming normal weather, it is reasonably possible that the remaining 9,871,072 Subordinated Units could convert to Common Units during fiscal 2000.

4. DEBT

Long-term debt comprises the following at September 30:

                                                       1999           1998
--------------------------------------------------------------------------------
AmeriGas Partners Senior Notes,
  10.125%, due April 2007 ...................      $ 100,000      $ 100,000
Operating Partnership First Mortgage Notes:
  Series A, 9.34%-11.71%, due April 2000
    through April 2009 (including
    unamortized premium of $12,118 and $13,511,
    respectively, calculated at an
    8.91% effective rate) ...................        220,118        221,511
  Series B, 10.07%, due April 2001 through
    April 2005 (including unamortized premium
    of $7,969 and $9,838, respectively,
    calculated at an 8.74% effective rate) ..        207,969        209,838
  Series C, 8.83%, due April 2003
    through April 2010 ......................        110,000        110,000
  Series D, 7.11%, due March 2009
    (including unamortized premium of $2,899
    calculated at a 6.52% effective rate) ...         72,899             --
Operating Partnership Acquisition Facility ..         23,000         60,000
Other (including capital lease obligations
  of $3,540 and $980, respectively)..........         10,739          7,645
--------------------------------------------------------------------------------
Total long-term debt ........................        744,725        708,994
Less current maturities .....................        (17,394)        (6,068)
--------------------------------------------------------------------------------
Total long-term debt due after one year .....      $ 727,331      $ 702,926
================================================================================

  Scheduled repayments of long-term debt for each of the next five fiscal years ending September 30 are as follows: 2000 - $17,394; 2001 - $69,600; 2002 -
$71,733; 2003 - $65,546; 2004 - $61,057.


                   AmeriGas Partners, L.P. 1999 Annual Report
                                       17

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,
                                    CONTINUED
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)



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

   FIRST MORTGAGE NOTES. The Operating Partnership's First Mortgage Notes are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the Series A, B, and C First Mortgage Notes, and the General Partner is co-obligor of the Series D First Mortgage Notes. The Operating Partnership may prepay the First Mortgage Notes, in whole or in part. These prepayments include a make whole premium. Following the disposition of assets or a change of control, the Operating Partnership may be required to offer to prepay the First Mortgage Notes, in whole or in part.

   BANK CREDIT AGREEMENT. The Operating Partnership's Bank Credit Agreement consists of a Revolving Credit Facility and an Acquisition Facility. The Operating Partnership's obligations under the Bank Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of amounts outstanding under the Bank Credit Agreement.

   Under the Revolving Credit Facility, the Operating Partnership may borrow up to $100,000 (including a $35,000 sublimit for letters of credit) subject to restrictions in the 10.125% Senior Notes of AmeriGas Partners (see "Restrictive Covenants" below). The Revolving Credit Facility expires September 15, 2002, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. The Revolving Credit Facility permits the Operating Partnership to borrow at various prevailing interest rates, including the Base Rate, defined as the higher of the Federal Funds Rate plus 0.50% or the agent bank's reference rate (8.25% at September 30, 1999), or at two-week, one-, two-, three-, or six-month offshore interbank offering rates ("IBOR"), plus a margin. The margin on IBOR borrowings (which ranges from 0.20% to 1.00%) and the Revolving Credit Facility commitment fee rate are dependent upon the Operating Partnership's ratio of funded debt to earnings before interest, income taxes, depreciation and amortization ("EBITDA"), each as defined in the Bank Credit Agreement.

   The Operating Partnership had borrowings under the Revolving Credit Facility totaling $22,000 at September 30, 1999 and $10,000 at September 30, 1998, which we classify as bank loans. The weighted-average interest rates on the bank loans outstanding were 6.26% as of September 30, 1999 and 6.22% as of September 30, 1998. Issued outstanding letters of credit under the Revolving Credit Facility totaled $5,855 at September 30, 1999 and $500 at September 30, 1998.

   The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75,000 to finance the purchase of propane businesses or propane business assets. The Acquisition Facility operates as a revolving facility through September 15, 2000, at which time it converts to a quarterly amortizing four-year term loan. The Acquisition Facility permits the Operating Partnership to borrow at the Base Rate or at two-week, one-, two-, three-, or six-month IBOR, plus a margin. The margin on IBOR borrowings and the Acquisition Facility commitment fee rate are dependent upon the Operating Partnership's ratio of funded debt to EBITDA, as defined. The weighted-average interest rates on Acquisition Facility loans outstanding were 6.02% as of September 30, 1999 and 6.18% as of September 30, 1998. In addition to the $23,000 outstanding under the Acquisition Facility at September 30, 1999, the Operating Partnership had the ability to borrow an additional $47,000 based upon eligible propane business and asset expenditures through that date.

   GENERAL PARTNER FACILITY. The Operating Partnership also has a revolving credit agreement with the General Partner under which it may borrow up to $20,000 to fund working capital, capital expenditures, and interest and distribution payments. This agreement is coterminous with, and generally comparable to, the Operating Partnership's Revolving Credit Facility except that borrowings under the General Partner Facility are unsecured and subordinated to all senior debt of the Partnership. Interest rates on borrowings are based upon one-month IBOR. Commitment fees are determined in



                   AmeriGas Partners, L.P. 1999 Annual Report

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,
                                    CONTINUED
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)


the same manner as fees under the Revolving Credit Facility. UGI Corporation has agreed to contribute up to $20,000 to the General Partner to fund such borrowings.

  RESTRICTIVE COVENANTS. The 10.125% Senior Notes of AmeriGas Partners restrict the ability of the Partnership to, among other things, incur additional indebtedness, incur liens, issue preferred interests, prepay subordinated indebtedness, and effect mergers, consolidations and sales of assets. Under the Senior Notes Indenture, AmeriGas Partners is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if certain conditions are met. These conditions include:

  1. no event of default exists or would exist upon making such distributions and

  2. the Partnership's consolidated fixed charge coverage ratio, as defined, is greater than 1.75-to-1.

  If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24,000 less the total amount of distributions made during the immediately preceding 16 fiscal quarters. At September 30, 1999, such ratio was 2.34-to-1.

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

5. EMPLOYEE RETIREMENT PLANS

The General Partner sponsors a 401(k) savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. We match employee contributions on a dollar-for-dollar basis up to 5% of eligible compensation. The cost of benefits under our savings plan was $3,713 in 1999, $4,101 in 1998, and $4,762 in 1997.

   We provide postretirement health care benefits to a closed group of retired employees, and we also provide limited life insurance benefits to nearly all active employees and certain retired employees. The cost of postretirement medical and life insurance benefits for 1999, 1998 and 1997, and the related accumulated benefit obligations as of the end of such periods, were not material.

6. INVENTORIES

Inventories comprise the following at September 30:

                                    1999        1998
-----------------------------------------------------
Propane gas ....................  $37,135     $34,777
Materials, supplies and other...   12,162      11,386
Appliances for sale ............    4,158       3,231
-----------------------------------------------------
                                  $53,455     $49,394
=====================================================

   In addition to inventories on hand, we also enter into contracts to purchase propane to meet a portion of our supply requirements. Generally, such contracts have terms of less than one year and call for payment based on either fixed prices or market prices at date of delivery.

7. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment comprise the following at September 30:


                                       1999          1998

Land .........................     $  52,064      $  52,924
Buildings and improvements ...        53,376         52,481
Transportation equipment .....        59,832         59,196
Storage facilities ...........        64,343         63,852
Equipment, primarily cylinders
and tanks ....................       436,481        408,471
Capital leases ...............         3,116          5,204
Other ........................         2,961          4,997
-----------------------------------------------------------
Gross property, plant and
equipment ....................       672,173        647,125
Less accumulated depreciation
 and amortization ............      (236,628)      (205,083)
-----------------------------------------------------------
Net property, plant and
equipment ....................     $ 435,545      $ 442,042
===========================================================



                   AmeriGas Partners, L.P. 1999 Annual Report

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,
                                    CONTINUED
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)


8. PARTNERS' CAPITAL AND INCENTIVE COMPENSATION PLAN

During the Subordination Period as defined in the Partnership Agreement, we may issue up to 9,400,000 additional Common Units (excluding Common Units issued in connection with (1) employee benefit plans and (2) the conversion of Subordinated Units into Common Units) or an equivalent number of securities ranking on a parity with the Common Units without the approval of a majority of the Common Unitholders. We may issue an unlimited number of additional Common Units or parity securities without Common Unitholder approval if:

  1. such issuance occurs in connection with acquisitions, including, in certain circumstances, the repayment of debt incurred in connection with an acquisition or

  2. such issuance is for the repayment of up to $150,000 of long-term indebtedness of the Partnership.

  After the Subordination Period, the General Partner may, in its sole discretion, cause the Partnership to issue an unlimited number of additional Common Units and other equity securities of the Partnership ranking on a parity with the Common Units.

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

  Under the AmeriGas Propane, Inc. 1997 Long-Term Incentive Plan ("1997 Propane Incentive Plan"), the General Partner could grant to key employees the right to receive a total of 500,000 AmeriGas Partners Common Units, or cash generally equivalent to the fair market value of such Common Units, on the payment date. In addition, the 1997 Propane Incentive Plan provided for the crediting of Partnership distribution equivalents to participants' accounts.

  Under the terms of the 1997 Propane Incentive Plan, the actual number of Common Units awarded (or their cash equivalent), and the amount of the distribution equivalent, depended upon when the requirements for early conversion of Subordinated Units were met. Because the cash generation-based requirements were achieved at March 31, 1999, a total of 81,226 Common Units were issued, and $1,110 in cash was paid, in May 1999 to 1997 Propane Incentive Plan participants. We recorded compensation expense for the 1997 Propane Incentive Plan of $1,052 in 1999, $164 in 1998, and $1,560 in 1997.

9. COMMITMENTS AND CONTINGENCIES

We lease various buildings and transportation, data processing, and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain escalation clauses. Our aggregate rental expense for such leases was $30,449 in 1999, $29,026 in 1998, and $23,481 in 1997.

  Minimum future payments under noncancelable capital and operating leases are as follows:


                                  CAPITAL          OPERATING
                                   LEASES          LEASES
--------------------------------------------------------------------------------
Year ending September 30,
  2000.....................       $1,001          $ 25,546
  2001.....................          985            21,817
  2002.....................        2,235            17,171
  2003.....................           -             13,481
  2004.....................           -              9,929
  Thereafter...............           -             23,893
----------------------------------------------------------
Total minimum lease obligations    4,221          $111,837
                                                 =========
Less imputed interest......         (681)
----------------------------------------
Present value of capital
  lease obligations........       $3,540
========================================


   The Partnership has succeeded to certain lease guarantee obligations of Petrolane relating to Petrolane's divestiture of nonpropane operations before its 1989 acquisition by QFB Partners. Future lease payments under these leases total approximately $43,000. The leases expire through 2010, and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation ("Texas Eastern"), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. To date, Texas Eastern has directly satisfied defaulted lease obligations without the Partnership's having to honor its guarantee. We believe the probability that we will be


                   AmeriGas Partners, L.P. 1999 Annual Report required to directly satisfy such lease obligations is remote.

   In addition, the Partnership has succeeded to Petrolane's agreement to indemnify Shell Petroleum N.V. ("Shell") for various scheduled claims that were pending against Tropigas de Puerto Rico ("Tropigas"). Petrolane had entered into this indemnification agreement in conjunction with its sale of the international operations of Tropigas to Shell in 1989. The Partnership also succeeded to Petrolane's right to seek indemnity on these claims first from International Controls Corp., which sold Tropigas to Petrolane, and then from Texas Eastern. To date, neither the Partnership nor Petrolane has paid any sums under this indemnity, but several claims by Shell, including claims related to certain antitrust actions, aggregate at least $68,000. One of the Antitrust cases which is the subject of the indemnity, Pressure Vessels of Puerto Rico, et al. v. Empire Gas, et al., has been dismissed by the trial court. The grounds for the dismissal are that the Public Service Commission of Puerto Rico has exclusive jurisdiction over the claims asserted against the defendants which are public service companies under the laws of Puerto Rico. Our inquiries have failed to uncover any information that an appeal has been filed or that any complaint has been filed with the Public Service Commission. The remaining Antitrust suit, Puerto Rico Fuels, is pending before the Puerto Rico Supreme Court.

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

10. RELATED PARTY TRANSACTIONS

Under the Partnership Agreement, the General Partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of the Partnership. These costs, which totaled $189,112 in 1999, $184,917 in 1998, and $177,210 in 1997, include employee compensation and benefit expenses of employees of the General Partner and general and administrative expenses. UGI provides certain financial and administrative services to the General Partner. UGI bills the General Partner for these direct and indirect corporate expenses, and the General Partner is reimbursed by the Partnership for these expenses. Such corporate expenses totaled $5,496 in 1999, $5,935 in 1998, and $6,557 in 1997. In addition, UGI and certain of its subsidiaries provide office space and general liability, automobile and workers' compensation insurance to the Partnership. These expenses totaled $2,528 in 1999, $2,501 in 1998, and $3,009 in 1997.

   During 1998, the Partnership, in conjunction with a propane business acquisition, issued 45,586 Common Units to the General Partner having a fair value of $1,211.

11. OTHER CURRENT LIABILITIES

Other current liabilities comprise the following at September 30:

                                                        1999          1998
--------------------------------------------------------------------------
Self-insured property and casualty liability          $ 7,768      $11,265
Insured property and casualty liability                 4,568        3,800
Taxes other than income taxes.                          4,517        5,471
Other.........................                          4,865        8,866
--------------------------------------------------------------------------
Total other current liabilities                       $21,718      $29,402
==========================================================================

12. FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments included in current assets and current liabilities (excluding current maturities of long-term debt) approximate their fair values because of their short-term nature. We estimate the fair values of our long-term debt to be $761,000 at September 30, 1999 and $772,000 at September 30, 1998. We make these estimates by using current market prices and by discounting future cash flows using rates available for similar type debt.

   We have financial instruments such as trade accounts receivable which could expose us to concentrations of credit risk. The credit risk from trade accounts receivable is limited because we have a large customer base which extends across many different U.S. markets. At September 30, 1999 and



                   AmeriGas Partners, L.P. 1999 Annual Report
                                       21

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,
                                    CONTINUED
                     (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)


1998, we had no significant concentrations of credit risk.

   We are a party to an interest rate protection agreement covering $50,000 of long-term debt to be issued in fiscal 2001. The counterparty to this agreement is a large financial institution. To the extent this agreement continues to qualify as a hedge of the forecasted transaction, any gains or losses on the agreement will be included in the basis of the long-term debt issued which will adjust the effective interest rate. The estimated fair value of this agreement was $3,242 at September 30, 1999 and $(2,441) at September 30, 1998.

   At September 30, 1999 and 1998, we were a party to propane price swap and option agreements with private counterparties with total notional amounts of $12,900 and $13,000, respectively. These agreements mature through March 2000. The total estimated fair values of these agreements were $2,911 and $(641) at September 30, 1999 and 1998, respectively. In addition, at September 30, 1998, the Partnership held zero-cost collars for propane having a total notional ceiling amount of $11,800 and a total notional floor amount of $9,300. The estimated fair value of these agreements was not material.

13. OTHER INCOME, NET


                                              1999        1998          1997
--------------------------------------------------------------------------------
Gain on sale of fixed assets                $(2,190)      $(1,411)    $ (1,001)
Interest income.........                       (315)          (22)      (1,475)
Loss on interest rate protection
  agreements............                        -           4,000         -
Gain on sale of Atlantic Energy, Inc.           -             -         (4,700)
Other...................                     (2,887)       (3,312)      (4,140)
--------------------------------------------------------------------------------
Total other income, net.                    $(5,392)       $ (745)    $(11,316)
================================================================================

14. QUARTERLY DATA (UNAUDITED)

The following quarterly data includes all adjustments (consisting only of normal recurring adjustments with the exception of those indicated below) which we consider necessary for a fair presentation. Our quarterly results fluctuate because of the seasonal nature of our propane business.


                                 DECEMBER 31,                MARCH 31,                  JUNE 30,                   SEPTEMBER 30,
                              1998         1997          1999         1998         1999          1998            1999      1998(a)
------------------------------------------------------------------------------------------------------------------------------------
Revenues .............     $ 237,784     $ 302,923     $ 304,925   $ 306,182     $ 161,944    $ 158,206      $ 167,882    $ 147,067
Operating
  income (loss) ......        34,792        44,037        72,246      59,385        (2,252)        (652)       (12,140)     (14,852)
Net income (loss) ....        17,655        26,451        55,391      42,276       (18,477)     (16,545)       (28,934)     (30,780)
Net income (loss) per
  limited partner unit           .42           .63          1.31        1.00          (.44)        (.39)          (.68)        (.73)
------------------------------------------------------------------------------------------------------------------------------------

  (a) Includes loss from interest rate protection agreements which increased operating loss by $4,000 and net loss by $3,960 or $0.09 per limited partner unit.

                   AmeriGas Partners, L.P. 1999 Annual Report
                                         22

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


/s/ Lon R. Greenberg
Lon R. Greenberg
Chairman, President and Chief Executive Officer


/s/ Martha B. Lindsay
Martha B. Lindsay
Chief Financial Officer

/s/ Richard R. Eynon
Richard R. Eynon
Chief Accounting Officer


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of AmeriGas Partners, L.P. and the Board of Directors of AmeriGas Propane, Inc.:

   We have audited the accompanying consolidated balance sheets of AmeriGas Partners, L.P. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, partners' capital and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the management of AmeriGas Propane, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriGas Partners, L.P. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
Chicago, Illinois
November 12, 1999


                   AmeriGas Partners, L.P. 1999 Annual Report
                                         23