Form 10-K, Exhibit 13
period 2000-09-30
AMERIGAS PARTNERS LP; AMERIGAS FINANCE CORP
filed 2000-12-22
CIK 932628, 945792

                                                                      Exhibit 13

                                      AmeriGas Partners, L.P. 2000 Annual Report

CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)

                                                                                  September 30,
                                                                                  -------------
                                                                             2000               1999
                                                                             ----               ----
ASSETS
Current assets:
   Cash and cash equivalents                                             $   10,795         $      390
   Accounts receivable (less allowances for doubtful accounts
      of $6,529 and $5,998, respectively)                                    97,376             66,937
   Inventories                                                               65,489             53,455
   Prepaid expenses and other current assets                                 15,185             19,787
                                                                         ----------         ----------
      Total current assets                                                  188,845            140,569

Property, plant and equipment (less accumulated depreciation and
   amortization of $277,790 and $236,628, respectively)                     436,119            435,545
Intangible assets (less accumulated amortization of $188,655 and
   $165,676, respectively)                                                  621,920            608,878
Other assets                                                                 11,336             11,469
                                                                         ----------         ----------
      Total assets                                                       $1,258,220         $1,196,461
                                                                         ==========         ==========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Current maturities of long-term debt                                  $   64,512         $   17,394
   Bank loans                                                                30,000             22,000
   Accounts payable - trade                                                  73,786             48,730
   Accounts payable - related parties                                         3,001              2,151
   Employee compensation and benefits accrued                                16,295             23,530
   Interest accrued                                                          30,385             29,140
   Customer deposits                                                         28,070             23,244
   Other current liabilities                                                 20,964             21,718
                                                                         ----------         ----------
   Total current liabilities                                                267,013            187,907


Long-term debt                                                              792,722            727,331
Other noncurrent liabilities                                                 39,927             43,802

Commitments and contingencies (note 9)

Minority interest                                                             2,587              3,380

Partners' capital:
   Common unitholders (units issued - 32,078,293)                           118,872            177,947
   Subordinated unitholders (units issued - 9,891,072)                       35,542             53,756
   General partner                                                            1,557              2,338
                                                                         ----------         ----------
      Total partners' capital                                               155,971            234,041
                                                                         ----------         ----------
      Total liabilities and partners' capital                            $1,258,220         $1,196,461
                                                                         ==========         ==========

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2000 Annual Report

CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of dollars, except per unit)

                                                                           Year Ended September 30,
                                                                           ------------------------
                                                                2000                 1999                 1998
                                                                ----                 ----                 ----
Revenues:
   Propane                                                  $ 1,022,967          $   785,140          $   834,627
   Other                                                         97,089               87,395               79,751
                                                            -----------          -----------          -----------
                                                              1,120,056              872,535              914,378
                                                            -----------          -----------          -----------

Costs and expenses:
   Cost of sales - propane                                      586,905              354,063              410,713
   Cost of sales - other                                         41,376               36,705               33,047
   Operating and administrative expenses                        342,720              329,635              320,220
   Depreciation and amortization                                 67,381               64,878               63,225
   Other income, net                                             (8,533)              (5,392)                (745)
                                                            -----------          -----------          -----------
                                                              1,029,849              779,889              826,460
                                                            -----------          -----------          -----------

Operating income                                                 90,207               92,646               87,918
Interest expense                                                (74,764)             (66,585)             (66,189)
                                                            -----------          -----------          -----------
Income before income taxes                                       15,443               26,061               21,729
Income tax (expense) benefit                                         15                  (58)                  (3)
Minority interest                                                  (262)                (368)                (324)
                                                            -----------          -----------          -----------

Net income                                                  $    15,196          $    25,635          $    21,402
                                                            ===========          ===========          ===========

General partner's interest in net income                    $       152          $       256          $       214
                                                            ===========          ===========          ===========
Limited partners' interest in net income                    $    15,044          $    25,379          $    21,188
                                                            ===========          ===========          ===========

Income per limited partner unit - basic and diluted         $      0.36          $      0.61          $      0.51
                                                            ===========          ===========          ===========

Average limited partner units outstanding - basic
   and diluted (thousands)                                       41,969               41,918               41,886
                                                            ===========          ===========          ===========

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2000 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

                                                                        Year Ended September 30,
                                                                        ------------------------
                                                               2000               1999               1998
                                                               ----               ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                  $  15,196          $  25,635          $  21,402
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Depreciation and amortization                            67,381             64,878             63,225
      Other, net                                               (1,857)              (941)            (2,825)
                                                            ---------          ---------          ---------
                                                               80,720             89,572             81,802
   Net change in:
      Accounts receivable                                     (33,839)           (11,462)            15,904
      Inventories and prepaid propane purchases                (7,775)            (4,843)            36,774
      Accounts payable                                         25,906             10,186            (14,187)
      Other current assets and liabilities                     (3,502)           (13,200)            12,625
                                                            ---------          ---------          ---------
   Net cash provided by operating activities                   61,510             70,253            132,918
                                                            ---------          ---------          ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment                (30,427)           (31,053)           (31,577)
Proceeds from disposals of assets                               7,404              5,705              5,153
Acquisitions of businesses, net of cash acquired              (55,640)            (3,898)            (8,076)
                                                            ---------          ---------          ---------
   Net cash used by investing activities                      (78,663)           (29,246)           (34,500)
                                                            ---------          ---------          ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions                                                 (93,266)           (93,130)           (93,060)
Minority interest activity                                     (1,055)            (1,036)            (1,039)
Increase (decrease) in bank loans                               8,000             12,000            (18,000)
Issuance of long-term debt                                    196,000             96,007             23,000
Repayment of long-term debt                                   (82,121)           (63,347)            (4,527)
Capital contribution from general partner                          --                 16                 12
                                                            ---------          ---------          ---------
   Net cash provided (used) by financing activities            27,558            (49,490)           (93,614)
                                                            ---------          ---------          ---------
Cash and cash equivalents increase (decrease)               $  10,405          $  (8,483)         $   4,804
                                                            =========          =========          =========

CASH AND CASH EQUIVALENTS
   End of period                                            $  10,795          $     390          $   8,873
   Beginning of period                                            390              8,873              4,069
                                                            ---------          ---------          ---------
      Increase (decrease)                                   $  10,405          $  (8,483)         $   4,804
                                                            =========          =========          =========

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2000 Annual Report

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
(Thousands of dollars, except unit data)

                                            Number of units                                                             Total
                                            ---------------                                            General        partners'
                                        Common      Subordinated        Common      Subordinated       partner         capital
                                        ------      ------------        ------      ------------       -------         -------
Balance September 30, 1997            22,060,407      19,782,146     $   208,253     $   185,310     $     3,974     $   397,537
Net income                                                                11,182          10,006             214          21,402

Distributions                                                            (48,608)        (43,521)           (931)        (93,060)

Adjustments to net assets
   contributed                                                           (14,172)        (12,783)           (272)        (27,227)

Common Units issued in connection
   with acquisition                       45,586              --           1,211              --              12           1,223
                                     -----------     -----------     -----------     -----------     -----------     -----------
Balance September 30, 1998            22,105,993      19,782,146         157,866         139,012           2,997         299,875
                                     -----------     -----------     -----------     -----------     -----------     -----------
Net income                                                                 4,372          21,007             256          25,635

Distributions                                                            (54,118)        (38,081)           (931)        (93,130)

Conversion of Subordinated Units       9,891,074      (9,891,074)         68,182         (68,182)             --              --

Common Units issued in connection
   with employee incentive plan           81,226              --           1,645              --              16           1,661
                                     -----------     -----------     -----------     -----------     -----------     -----------
Balance September 30, 1999            32,078,293       9,891,072         177,947          53,756           2,338         234,041
                                     -----------     -----------     -----------     -----------     -----------     -----------
Net income                                                                11,498           3,546             152          15,196

Distributions                                                            (70,573)        (21,760)           (933)        (93,266)

                                     -----------     -----------     -----------     -----------     -----------     -----------
Balance September 30, 2000            32,078,293       9,891,072     $   118,872     $    35,542     $     1,557     $   155,971
                                     ===========     ===========     ===========     ===========     ===========     ===========

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)


Note 1.     Partnership Organization and Formation
Note 2.     Summary of Significant Accounting Policies
Note 3.     Quarterly Distributions of Available Cash
Note 4.     Debt
Note 5.     Employee Retirement Plans
Note 6.     Inventories
Note 7.     Property, Plant and Equipment
Note 8.     Partners' Capital and Incentive Compensation Plans
Note 9.     Commitments and Contingencies
Note 10.    Related Party Transactions
Note 11.    Other Current Liabilities
Note 12.    Financial Instruments
Note 13.    Other Income, Net
Note 14.    Acquisitions
Note 15.    Quarterly Data (Unaudited)



NOTE 1 - PARTNERSHIP ORGANIZATION AND FORMATION
AmeriGas Partners, L.P. ("AmeriGas Partners") was formed November 2, 1994 and is a publicly traded limited partnership. AmeriGas Partners owns a 98.99% limited partner interest in AmeriGas Propane, L.P. (the "Operating Partnership"). The Operating Partnership was formed to acquire the propane businesses and assets of AmeriGas Propane, Inc. (a Delaware corporation), AmeriGas Propane-2, Inc., and Petrolane Incorporated ("Petrolane"). The Operating Partnership acquired such assets on April 19, 1995. We refer to AmeriGas Partners, the Operating Partnership, and their subsidiaries collectively as "the Partnership" or "we."

   AmeriGas Partners and the Operating Partnership are Delaware limited partnerships. The Operating Partnership is engaged in the distribution of propane and related equipment and supplies. The Operating Partnership is one of the largest retail propane distributors in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 45 states, including Alaska and Hawaii.

   AmeriGas Propane, Inc. (the "General Partner"), a Pennsylvania corporation, holds a 1% general partner interest in AmeriGas Partners and a 1.01% general partner interest in the Operating Partnership. At September 30, 2000, the General Partner and its wholly owned subsidiary Petrolane owned a combined 14,283,932 Common Units and 9,891,072 Subordinated Units of AmeriGas Partners. The remaining 17,794,361 Common Units are publicly held. These Common and Subordinated units represent limited partner interests in AmeriGas Partners.

   AmeriGas Partners and the Operating Partnership have no employees. The General Partner conducts, directs and manages all activities of AmeriGas Partners and the Operating Partnership and is reimbursed on a monthly basis for all direct and indirect expenses it incurs on their behalf.



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
CONSOLIDATION PRINCIPLES. Our consolidated financial statements include the accounts of AmeriGas Partners, the Operating Partnership and their subsidiaries. We eliminate all significant intercompany accounts and transactions when we consolidate. We account for the General Partner's 1.01% interest in the Operating Partnership as a minority interest in the consolidated financial statements.

USE OF ESTIMATES. We make estimates and assumptions when preparing financial statements in conformity with accounting principles generally accepted in the United States. These estimates and assumptions affect the reported amounts of assets and liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

REVENUE RECOGNITION. We recognize revenues from the sale of propane principally as product is shipped or delivered to customers. Revenue from the sale of appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service. See "Accounting Principles Not Yet Adopted" below.

INVENTORIES AND PREPAID PROPANE PURCHASES. Our inventories are stated at the lower of cost or market. We determine cost using an average cost method for propane, specific identification for appliances, and the first-in, first-out ("FIFO") method for all other inventories. From time to time we enter into contracts with certain of our suppliers under which we prepay all or a portion of the purchase price of a fixed volume of propane for future delivery. These prepayments are included in prepaid expenses and other current assets in the Consolidated Balance Sheets.

PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION. We record property, plant and equipment at cost. The amounts we assign to property, plant and equipment of businesses we

                                      AmeriGas Partners, L.P. 2000 Annual Report



acquire are based upon estimated fair value at date of acquisition. When we retire or dispose of plant and equipment, we remove from the accounts the cost and accumulated depreciation and include in income any gains or losses.
   We compute depreciation of property, plant and equipment using the straight-line method over estimated service lives generally ranging from 15 to 40 years for buildings and improvements; 7 to 30 years for storage and customer tanks and cylinders; and 5 to 10 years for vehicles, equipment and office furniture and fixtures. Depreciation expense was $41,452 in 2000, $39,795 in 1999, and $38,133 in 1998.

INTANGIBLE ASSETS. Intangible assets comprise the following at September 30:

                                                2000       1999
                                                ----       ----
Goodwill (less accumulated
   amortization of $125,007 and
   $109,596, respectively)                  $513,248   $494,144
Excess reorganization value
   (less accumulated amortization of
   $60,244 and $52,301, respectively)        101,263    109,205
Other (less accumulated amortization
   of $3,404 and $3,779, respectively)         7,409      5,529
                                            --------   --------
Total intangible assets                     $621,920   $608,878
                                            ========   ========

We amortize goodwill resulting from purchase business combinations on a straight-line basis over 40 years. We amortize excess reorganization value (resulting from Petrolane's July 15, 1993 reorganization under Chapter 11 of the U.S. Bankruptcy Code) on a straight-line basis over 20 years. We amortize other intangible assets over the estimated periods of benefit which do not exceed ten years. Amortization expense of intangible assets was $25,007 in 2000, $24,295 in 1999, and $24,922 in 1998.
   We evaluate the impairment of long-lived assets, including intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate recoverability based upon undiscounted future cash flows expected to be generated by such assets.

OTHER ASSETS. Included in other assets are net deferred debt issuance costs of $9,991 at September 30, 2000 and $10,017 at September 30, 1999. We are amortizing these costs over the term of the related debt.

COMPUTER SOFTWARE COSTS. Prior to October 1, 1999, we included in property, plant and equipment external and incremental internal costs associated with computer software we developed or obtained for use in our business. Effective October 1, 1999, we adopted Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which requires companies to capitalize the cost of computer software, including nonincremental internal costs, once certain criteria have been met. We amortize computer software costs on a straight-line basis over periods of five to seven years once the installed software is ready for its intended use. The adoption of SOP 98-1 did not have a material effect on our financial position or results of operations.

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

INCOME TAXES. AmeriGas Partners and the Operating Partnership are not directly subject to federal income taxes. Instead, their taxable income or loss is allocated to the individual partners. The Operating Partnership does, however, have corporate subsidiaries which are directly subject to federal income taxes. Accordingly, our consolidated financial statements reflect income taxes related to these corporate subsidiaries. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders. This is a result of (1) differences between the tax basis and financial reporting basis of assets and liabilities and (2) the taxable income allocation requirements of the Agreement of Limited Partnership of AmeriGas Partners ("Partnership Agreement") and the Internal Revenue Code.

UNIT-BASED COMPENSATION. As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), in recording compensation expense for grants of equity instruments to employees. Our compensation expense under APB 25 was not materially different from amounts determined under the provisions of SFAS 123.

NET INCOME PER UNIT. Net income per unit is computed by dividing net income, after deducting the General Partner's 1% interest, by the weighted average number of Common and Subordinated units outstanding. There were no potentially dilutive securities outstanding during the periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)



DERIVATIVE INSTRUMENTS. We use derivative instruments, including futures contracts, price swap agreements and option contracts, to hedge exposure to market risk associated with a portion of our anticipated propane purchases. Additionally, on occasion we enter into interest rate protection agreements to reduce interest rate risk associated with anticipated issuances of debt.
   We recognize gains or losses on derivative instruments associated with these forecasted transactions when such transactions affect earnings. When it is probable that the original forecasted transaction will not occur, we immediately recognize in earnings any gain or loss on the related derivative instrument. If such derivative instrument is terminated early for other economic reasons, we defer any gain or loss as of the termination date until such time as the forecasted transaction affects earnings.

CONSOLIDATED STATEMENTS OF CASH FLOWS. We define cash equivalents as all highly liquid investments with maturities of three months or less when purchased. We record cash equivalents at cost plus accrued interest, which approximates market value. We paid interest totaling $75,317 in 2000, $66,984 in 1999, and $67,069 in 1998.

COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), establishes standards for reporting and displaying comprehensive income, comprising net income and other nonowner changes in equity, in the financial statements. For all periods presented, comprehensive income was the same as net income.

SEGMENT INFORMATION. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") defines operating segments as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Based upon the way we organize our business for making operating decisions and assessing performance, we have determined that we have a single reportable operating segment which engages in the distribution of propane and related equipment and supplies. No single customer represents ten percent or more of consolidated revenues. In addition, virtually all of the Partnership's revenues are derived from sources within the U.S. and virtually all of its long-lived assets are located in the U.S.

ACCOUNTING PRINCIPLES NOT YET ADOPTED. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 was amended in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS 138"), which addressed a limited number of issues causing implementation difficulties. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivative instruments as either assets or liabilities and measure them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as hedges of the variability in cash flows associated with forecasted transactions, the effective portion of the gain or loss on such derivative instruments will generally be reported in other comprehensive income and the ineffective portion, if any, will be reported in net income. Such amounts recorded in accumulated other comprehensive income will be reclassified into net income when the forecasted transaction affects earnings. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment, the gain or loss on the hedging instrument will be recognized currently in earnings along with changes in the fair value of the hedged asset, liability or firm commitment attributable to the hedged risk.
   The Partnership was required to adopt the provisions of SFAS 133 effective October 1, 2000. Virtually all of the Partnership's derivative instruments outstanding as of October 1, 2000 qualify and have been designated as hedging the variability in cash flows associated with forecasted transactions. The adoption of SFAS 133 will result in a cumulative effect charge to net income of $736 and a cumulative effect increase to accumulated other comprehensive income of $8,921. Because the Partnership's derivative instruments historically have been highly effective in hedging the exposure to changes in cash flows associated with forecasted purchases or sales of propane, changes in the fair value of propane inventories, and changes in the risk-free rate of interest on anticipated issuances of long-term debt, we do not expect the adoption of SFAS 133 to have a material impact on our future results of operations.
   Although the Partnership expects the derivative instruments it currently uses to hedge to continue to be highly effective, if they are deemed not highly effective in the future, or if the Partnership uses derivative instruments that do not meet the stringent requirements for hedge accounting under SFAS 133, our future earnings could reflect greater volatility. Additionally, if a cash flow hedge is discontinued because the original forecasted transaction is no longer expected to occur, any gain or loss in accumulated other

                                      AmeriGas Partners, L.P. 2000 Annual Report



comprehensive income associated with the hedged transaction will be immediately recognized in net income.
   In order to comply with the provisions of the Securities and Exchange Commission Staff Accounting Bulletin No. 101 entitled "Revenue Recognition" ("SAB 101"), which is effective for the Partnership on October 1, 2000, we will record a cumulative effect charge to net income of approximately $6,500 related to our method of recognizing revenue associated with nonrefundable tank fees largely for residential customers. Consistent with a number of our competitors in the propane industry, we receive nonrefundable fees for installed Partnership-owned tanks. Historically, such fees, which are generally received annually, were recorded as revenue when billed. In accordance with SAB 101, effective October 1, 2000, we will record such nonrefundable fees on a straight-line basis over one year. The adoption of SAB 101 is not expected to have a material impact on the Partnerships's future financial condition or results of operations.
   Also, during fiscal 2001, the Partnership plans to change its method of accounting for tank installation costs which are not billed to customers. Currently, all direct costs to install Partnership-owned tanks at a customer location are expensed as incurred. We believe that these costs should now be capitalized and amortized over the period benefited. On date of adoption, this change in accounting method will result in a cumulative effect increase to net income. The Partnership is in the process of evaluating the impact of such change on its financial condition and results of operations.



NOTE 3 - QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH
The Partnership makes distributions to its partners approximately 45 days after the end of each fiscal quarter in a total amount equal to its Available Cash for such quarter. Available Cash generally means:

   1. all cash on hand at the end of such quarter,

   2. plus all additional cash on hand as of the date of determination resulting from borrowings after the end of such quarter,

   3. less the amount of cash reserves established by the General Partner in its reasonable discretion.

   The General Partner may establish reserves for the proper conduct of the Partnership's business and for distributions during the next four quarters. In addition, certain of the Partnership's debt agreements require reserves be established for the payment of debt principal and interest.
   Distributions of Available Cash will generally be made 98% to the Common and Subordinated unitholders and 2% to the General Partner. The Partnership may pay an incentive distribution if Available Cash exceeds the Minimum Quarterly Distribution of $0.55 ("MQD") on all units. If there is sufficient Available Cash, the holders of Common Units have the right to receive the MQD, plus any arrearages, before the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below), and Subordinated Units will not accrue arrearages for any quarter.
   Pursuant to the Partnership Agreement, because required cash generation-based objectives were achieved as of March 31, 1999, a total of 9,891,074 Subordinated Units held by the General Partner and its wholly owned subsidiary, Petrolane, were converted into Common Units on May 18, 1999. The remaining outstanding 9,891,072 Subordinated Units, all of which are held by the General Partner, are eligible to convert to Common Units on the first day after the record date for any quarter ending on or after March 31, 2000 in respect of which:

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

   The ability of the Partnership to attain the cash-based performance and distribution requirements will depend upon a number of factors including highly seasonal operating results, changes in working capital, asset sales and debt refinancings. Due to the historical "look-back" provisions of the conversion test, the possibility is remote that the Partnership will satisfy the cash-based performance requirements for conversion any earlier than in respect of the quarter ending March 31, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)



NOTE 4 - DEBT
Long-term debt comprises the following at September 30:

                                                        2000            1999
                                                        ----            ----
AmeriGas Partners Senior Notes,
  10.125%, due April 2007                          $ 100,000       $ 100,000
Operating Partnership First Mortgage Notes:
  Series A, 9.34% - 11.71%, due April 2000
   through April 2009 (including unamortized
   premium of $10,649 and $12,118,
   respectively, calculated at an 8.91%
   effective rate)                                   208,649         220,118
  Series B, 10.07%, due April 2001 through
   April 2005 (including unamortized premium
   of $5,931 and $7,969, respectively,
   calculated at an 8.74% effective rate)            205,931         207,969
  Series C, 8.83%, due April 2003 through
   April 2010                                        110,000         110,000
  Series D, 7.11%, due March 2009
   (including unamortized premium of
   $2,671 and $2,899, respectively,
   calculated at a 6.52% effective rate)              72,671          72,899
  Series E, 8.50%, due July 2010 (including
   unamortized premium of $173 calculated
   at an 8.47% effective rate)                        80,173              --
Operating Partnership Acquisition Facility            70,000          23,000
Other (including capital lease obligations of
  $2,751 and $3,540, respectively)                     9,810          10,739
                                                   ---------       ---------
Total long-term debt                                 857,234         744,725
Less current maturities                              (64,512)        (17,394)
                                                   ---------       ---------
Total long-term debt due after one year            $ 792,722       $ 727,331
                                                   =========       =========

   Scheduled repayments of long-term debt for each of the next five fiscal years ending September 30 are as follows:
2001 - $64,512; 2002 - $66,509; 2003 - $59,959; 2004 - $56,709; 2005 - $56,192.

AMERIGAS PARTNERS SENIOR NOTES. The 10.125% Senior Notes of AmeriGas Partners are redeemable prior to their maturity date. A redemption premium applies until April 15, 2004. In addition, AmeriGas Partners may, under certain circumstances following the disposition of assets or a change of control, be required to offer to prepay the Senior Notes.

FIRST MORTGAGE NOTES. The Operating Partnership's First Mortgage Notes are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the Series A, B, and C First Mortgage Notes, and the General Partner is co-obligor of the Series D and E First Mortgage Notes. The Operating Partnership may prepay the First Mortgage Notes, in whole or in part. These prepayments include a make whole premium. Following the disposition of assets or a change of control, the Operating Partnership may be required to offer to prepay the First Mortgage Notes, in whole or in part.

BANK CREDIT AGREEMENT. The Operating Partnership's Bank Credit Agreement consists of a Revolving Credit Facility and an Acquisition Facility. The Operating Partnership's obligations under the Bank Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of amounts outstanding under the Bank Credit Agreement.
   Under the Revolving Credit Facility, the Operating Partnership may borrow up to $100,000 (including a $35,000 sublimit for letters of credit) subject to restrictions in the 10.125% Senior Notes of AmeriGas Partners (see "Restrictive Covenants" below). The Revolving Credit Facility expires September 15, 2002, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. The Revolving Credit Facility permits the Operating Partnership to borrow at various prevailing interest rates, including the Base Rate, defined as the higher of the Federal Funds Rate plus 0.50% or the agent bank's reference rate (9.50% at September 30, 2000), or at two-week, one-, two-, three-, or six-month offshore interbank offering rates ("IBOR"), plus a margin. The margin on IBOR borrowings (which ranges from 0.50% to 1.75%) and the Revolving Credit Facility commitment fee rate are dependent upon the Operating Partnership's ratio of funded debt to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each as defined in the Bank Credit Agreement. The Operating Partnership had borrowings under the Revolving Credit Facility totaling $30,000 at September 30, 2000 and $22,000 at September 30, 1999, which we classify as bank loans. The weighted-average interest rates on the bank loans outstanding were 8.11% as of September 30, 2000 and 6.26% as of September 30, 1999. Issued and outstanding letters of credit under the Revolving Credit Facility totaled $1,500 at September 30, 2000 and $5,855 at September 30, 1999.
   The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75,000 to finance the purchase of propane businesses or propane business assets. The Acquisition Facility operates as a revolving facility through September 15, 2002, at which time amounts then outstanding are immediately due and payable. The Acquisition Facility permits the Operating Partnership to borrow at the Base Rate or at two-week, one-, two-, three-, or six-month IBOR, plus a margin. The margin on IBOR borrowings and the Acquisition Facility commitment fee rate are dependent upon the Operating Partnership's ratio of funded debt to EBITDA, as defined. The weighted-average interest rates on Acquisition Facility loans outstanding were 8.12% as of September 30, 2000 and 6.02% as of September 30, 1999.

                                      AmeriGas Partners, L.P. 2000 Annual Report



GENERAL PARTNER FACILITY. The Operating Partnership also has a revolving credit agreement with the General Partner under which it may borrow up to $20,000 to fund working capital, capital expenditures, and interest and distribution payments. This agreement is coterminous with, and generally comparable to, the Operating Partnership's Revolving Credit Facility except that borrowings under the General Partner Facility are unsecured and subordinated to all senior debt of the Partnership. Interest rates on borrowings are based upon one-month IBOR. Commitment fees are determined in the same manner as fees under the Revolving Credit Facility. UGI Corporation ("UGI") has agreed to contribute up to $20,000 to the General Partner to fund such borrowings.

RESTRICTIVE COVENANTS. The 10.125% Senior Notes of AmeriGas Partners restrict the ability of the Partnership to, among other things, incur additional indebtedness, make investments, incur liens, issue preferred interests, prepay subordinated indebtedness, and effect mergers, consolidations and sales of assets. Under the Senior Notes Indenture, AmeriGas Partners is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if certain conditions are met. These conditions include:

   1. no event of default exists or would exist upon making such distributions and

   2. the Partnership's consolidated fixed charge coverage ratio, as defined, is greater than 1.75-to-1.

   If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24,000 less the total amount of distributions made during the immediately preceding 16 fiscal quarters. At September 30, 2000, such ratio was 2.14-to-1.
   The Bank Credit Agreement and the First Mortgage Notes restrict the incurrence of additional indebtedness and also restrict certain liens, guarantees, investments, loans and advances, payments, mergers, consolidations, sales of assets and other transactions. They also require the ratio of total indebtedness, as defined, to EBITDA, as defined (calculated on a rolling four-quarter basis or eight-quarter basis divided by two), to be less than or equal to 5.25-to-1. In addition, the Bank Credit Agreement requires that the Operating Partnership maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. Generally, as long as no default exists or would result, the Operating Partnership is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter. At September 30, 2000, the Partnership was in compliance with its financial covenants.


NOTE 5 - EMPLOYEE RETIREMENT PLANS
The General Partner sponsors a 401(k) savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. We match employee contributions on a dollar-for-dollar basis up to 5% of eligible compensation. The cost of benefits under our savings plan was $4,741 in 2000, $3,713 in 1999, and $4,101 in 1998.
   We provide postretirement health care benefits to a closed group of retired employees, and we also provide limited life insurance benefits to nearly all active employees and certain retired employees. The cost of postretirement medical and life insurance benefits for 2000, 1999 and 1998, and the related accumulated benefit obligations as of the end of such periods, were not material.


NOTE 6 - INVENTORIES
Inventories comprise the following at September 30:

                                      2000         1999
                                      ----         ----
Propane gas                        $45,570      $37,135
Materials, supplies and other       15,556       12,162
Appliances for sale                  4,363        4,158
                                   -------      -------
                                   $65,489      $53,455
                                   =======      =======

In addition to inventories on hand, we also enter into contracts to purchase propane to meet a portion of our supply requirements. Generally, such contracts have terms of less than one year and call for payment based on either fixed prices or market prices at date of delivery.



NOTE 7 - PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment comprise the following at September 30:

                                              2000            1999
                                              ----            ----
Land                                     $  54,238       $  52,064
Buildings and improvements                  55,250          53,376
Transportation equipment                    64,221          59,832
Storage facilities                          66,936          64,343
Equipment, primarily cylinders
   and tanks                               463,168         436,481
Capital leases                               4,216           3,116
Other                                        5,880           2,961
                                         ---------       ---------
Gross property, plant and equipment        713,909         672,173
Less accumulated depreciation
   and amortization                       (277,790)       (236,628)
                                         ---------       ---------
Net property, plant and equipment        $ 436,119       $ 435,545
                                         =========       =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)



NOTE 8 - PARTNERS' CAPITAL AND INCENTIVE COMPENSATION PLANS
During the Subordination Period as defined in the Partnership Agreement, we may issue up to 9,400,000 additional Common Units (excluding Common Units issued in connection with (1) employee benefit plans and (2) the conversion of Subordinated Units into Common Units) or an equivalent number of securities ranking on a parity with the Common Units without the approval of a majority of the Common Unitholders. We may issue an unlimited number of additional Common Units or parity securities without Common Unitholder approval if:

   1. such issuance occurs in connection with acquisitions, including, in certain circumstances, the repayment of debt incurred in connection with an acquisition or

   2. such issuance is for the repayment of up to $150,000 of long-term indebtedness of the Partnership.

After the Subordination Period, the General Partner may, in its sole discretion, cause the Partnership to issue an unlimited number of additional Common Units and other equity securities of the Partnership ranking on a parity with the Common Units.
   In June 1998, the General Partner revised its estimate of the tax basis of certain assets contributed to the Partnership in conjunction with the Partnership's formation. The change in estimate resulted in the following adjustments to the Consolidated Balance Sheet: (1) a $27,227 decrease in partners' capital; (2) a $279 decrease in minority interest; (3) a $17,945 decrease in goodwill; and (4) a $9,561 decrease in excess reorganization value.
   On December 13, 1999, the General Partner adopted the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan ("2000 Long-Term Plan"). Under the 2000 Long-Term Plan, the General Partner may grant to key employees the rights to receive a total of 500,000 AmeriGas Partners Common Units, or cash generally equivalent to the fair market value of such Common Units, upon the achievement of objective performance goals. In addition, the 2000 Long-Term Plan provides that grants may provide for the crediting of Partnership distribution equivalents to participants' accounts. Distribution equivalents will be paid in cash, and such payment may, at the participant's request, be deferred. Generally, each grant, unless paid, will terminate when the participant ceases to be employed by the General Partner. At September 30, 2000, no grants had been made under this Plan.
   Under the AmeriGas Propane, Inc. 1997 Long-Term Incentive Plan ("1997 Propane Incentive Plan"), the General Partner could grant to key employees the right to receive AmeriGas Partners Common Units, or cash generally equivalent to their fair market value on the payment date. In addition, the 1997 Propane Incentive Plan provided for the crediting of Partnership distribution equivalents to participants' accounts. The actual number of Common Units (or their cash equivalent) awarded, and the amount of the distribution equivalent, depended upon when the cash generation-based requirements for early conversion of Subordinated Units were met. Because such requirements were achieved at March 31, 1999, 81,226 Common Units were issued, and $1,110 in cash payments were made, in May 1999. We recorded compensation expense for the 1997 Propane Incentive Plan of $1,052 in 1999 and $164 in 1998.
   In October 2000, subsequent to the Partnership's year end, the Partnership issued 2,300,000 Common Units in a public offering. The net proceeds from the Common Unit offering and related capital contributions from the General Partner of approximately $40,600 were used to reduce Bank Credit Agreement indebtedness and for working capital purposes. The Common Units were issued under a shelf registration statement covering 9,000,000 Common Units filed with the U.S. Securities and Exchange Commission which was declared effective September 22, 2000.



NOTE 9 - COMMITMENTS AND CONTINGENCIES
We lease various buildings and transportation, computer, and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain escalation clauses. Our aggregate rental expense for such leases was $28,990 in 2000, $30,449 in 1999, and $29,026 in 1998.
   Minimum future payments under noncancelable capital and operating leases are as follows:

                                             Capital     Operating
                                              Leases        Leases
                                              ------        ------
Year ending September 30,
   2001                                     $    985      $ 28,382
   2002                                        2,235        23,106
   2003                                           -         17,874
   2004                                           -         14,814
   2005                                           -         12,414
   Thereafter                                     -         27,438
                                            --------      --------
Total minimum lease obligations                3,220      $124,028
                                                          ========
Less imputed interest                           (469)
                                            --------
Present value of capital
   lease obligations                        $  2,751
                                            ========

   The Partnership has succeeded to certain lease guarantee obligations of Petrolane relating to Petrolane's divestiture of nonpropane operations before its 1989 acquisition by QFB Partners. Future lease payments under these leases total approximately $32,000 at September 30, 2000. The leases expire through 2010,

                                      AmeriGas Partners, L.P. 2000 Annual Report



and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation ("Texas Eastern"), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. To date, Texas Eastern has directly satisfied defaulted lease obligations without the Partnership's having to honor its guarantee.
   In addition, the Partnership has succeeded to Petrolane's agreement to indemnify Shell Petroleum N.V. ("Shell") for various scheduled claims, including claims related to antitrust actions, that were pending against Tropigas de Puerto Rico ("Tropigas"). Petrolane had entered into this indemnification agreement in conjunction with its sale of the international operations of Tropigas to Shell in 1989. The Partnership also succeeded to Petrolane's right to seek indemnity on these claims first from International Controls Corp., which sold Tropigas to Petrolane, and then from Texas Eastern. To date, neither the Partnership nor Petrolane has paid any sums under this indemnity. In 1999, a case brought by an unsuccessful entrant into the Puerto Rican propane market was dismissed by the Supreme Court of Puerto Rico for lack of subject matter jurisdiction, with the Court concluding that the Public Service Commission of Puerto Rico has exclusive jurisdiction over the matter. In the only pending litigation, the Supreme Court of Puerto Rico denied the motion of the defendants to dismiss, remanding the matter to the trial court for proceedings consistent with its ruling. In this case the plaintiff seeks treble damages in excess of $11,700.
   We believe that the probability that we will be required to directly satisfy the lease obligations and the remaining claim subject to the indemnification agreements is remote.
   In addition to these matters, there are other pending claims and legal actions arising in the normal course of our business. We cannot predict with certainty the final results of these matters. However, it is reasonably possible that some of them could be resolved unfavorably to us. Management believes, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on our financial position but could be material to our operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.


NOTE 10 - RELATED PARTY TRANSACTIONS
Under the Partnership Agreement, the General Partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of the Partnership. These costs, which totaled $192,910 in 2000, $189,112 in 1999, and $184,917 in 1998, include employee compensation and benefit expenses of employees of the General Partner and general and administrative expenses. UGI provides certain financial and administrative services to the General Partner. UGI bills the General Partner for these direct and indirect corporate expenses, and the General Partner is reimbursed by the Partnership for these expenses. Such corporate expenses totaled $3,985 in 2000, $5,496 in 1999, and $5,935 in 1998. In addition, UGI and certain of its subsidiaries provide office space and general liability, automobile and workers' compensation insurance to the Partnership. These expenses totaled $1,155 in 2000, $2,528 in 1999, and $2,501 in 1998.
   During 1998, the Partnership, in conjunction with a propane business acquisition, issued 45,586 Common Units to the General Partner having a fair value of $1,211.



NOTE 11 - OTHER CURRENT LIABILITIES
Other current liabilities comprise the following at September 30:

                                                     2000         1999
                                                     ----         ----
Self-insured property and casualty liability      $ 8,132      $ 7,768
Insured property and casualty liability             1,568        4,568
Taxes other than income taxes                       5,267        4,517
Other                                               5,997        4,865
                                                  -------      -------
Total other current liabilities                   $20,964      $21,718
                                                  =======      =======


NOTE 12 - FINANCIAL INSTRUMENTS
The carrying amounts of financial instruments included in current assets and current liabilities (excluding current maturities of long-term debt) approximate their fair values because of their short-term nature. We estimate the fair values of our long-term debt to be $883,000 at September 30, 2000 and $761,000 at September 30, 1999. We make these estimates by using current market prices and by discounting future cash flows using rates available for similar type debt.
   We have financial instruments such as trade accounts receivable which could expose us to concentrations of credit risk. The credit risk from trade accounts receivable is limited because we have a large customer base which extends across many different U.S. markets. At September 30, 2000 and 1999, we had no significant concentrations of credit risk.
   We utilize derivative instruments to hedge market risk resulting from changes in the price of propane and changes in interest rates. We attempt to minimize our credit risk with our counterparties through the application of credit policies.
   At September 30, 2000 and 1999, we were a party to an interest rate protection agreement covering $50,000 of long-term debt

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)




to be issued in fiscal 2001. The counterparty to this agreement is a large financial institution. The estimated fair value of this agreement was $2,467 at September 30, 2000 and $3,242 at September 30, 1999.

         At September 30, 2000 and 1999, we were a party to propane price swap and option agreements with private counterparties with total notional amounts of $74,800 and $12,900, respectively. These agreements mature through March 2001. The total estimated fair values of these agreements were $6,545 and $2,911 at September 30, 2000 and 1999, respectively.

NOTE 13 - OTHER INCOME, NET

                                   2000         1999         1998
==================================================================
Gain on sale of fixed assets     $(3,577)     $(2,190)     $(1,411)
Finance charges                   (1,889)      (1,346)      (1,708)
Interest income                     (269)        (315)         (22)
Loss on interest rate
  protection agreements             --           --          4,000
Other                             (2,798)      (1,541)      (1,604)
------------------------------------------------------------------
Total other income, net          $(8,533)     $(5,392)     $  (745)
==================================================================

NOTE 14 - ACQUISITIONS

During 2000, we acquired four retail propane businesses, including the West Coast propane operations of All Star Gas Corporation, for total cash consideration of $55,640. The excess of the purchase price over the fair value of net assets acquired of approximately $38,000 is being amortized over forty years. In conjunction with these acquisitions, liabilities in the amount of $2,861 were assumed. The pro forma effect of these transactions was not material to the Partnership's results of operations.

         During 1999, we made several retail propane business acquisitions for total cash consideration of $3,898. During 1998, we made several retail propane business acquisitions for $8,076 in cash and the issuance of 45,586 Common Units. In conjunction with these acquisitions, liabilities of $2,814 and $3,453, respectively, were assumed. The pro forma effect of these transactions was not material to the Partnership's results of operations.

         These business acquisitions have been accounted for using the purchase method of accounting. Their results of operations are included in our consolidated results of operations from their respective dates of acquisition.

NOTE 15 - QUARTERLY DATA (UNAUDITED)

The following quarterly data includes all adjustments (consisting only of normal recurring adjustments) which we consider necessary for a fair presentation. Our quarterly results fluctuate because of the seasonal nature of our propane business.

                               December 31,              March 31,                June 30,               September 30,
                             1999        1998        2000        1999        2000         1999         2000         1999
==========================================================================================================================
Revenues                  $ 301,048   $ 237,784   $ 388,876   $ 304,925   $ 209,670    $ 161,944    $ 220,462    $ 167,882
Operating income (loss)      37,720      34,792      67,245      72,246      (3,005)      (2,252)     (11,753)     (12,140)
Net income (loss)            19,199      17,655      49,007      55,391     (21,246)     (18,477)     (31,764)     (28,934)
Net income (loss) per
   limited partner unit        0.45        0.42        1.16        1.31       (0.50)       (0.44)       (0.75)       (0.68)
==========================================================================================================================

                                      AmeriGas Partners, L.P. 2000 Annual Report
--------------------------------------------------------------------------------
GENERAL PARTNER'S REPORT



The Partnership's consolidated financial statements and other financial information contained in this Annual Report are prepared by the management of the General Partner, AmeriGas Propane, Inc., which is responsible for their fairness, integrity and objectivity. The consolidated financial statements and related information were prepared in accordance with accounting principles generally accepted in the United States and include amounts that are based on management's best judgements and estimates.

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

         The Audit Committee of the Board of Directors of the General Partner is composed of two members, neither of whom is an employee of the General Partner. This Committee is responsible for overseeing the financial reporting process and the adequacy of controls, and for monitoring the independence of the Partnership's independent public accountants and the performance of the independent accountants and internal audit staff. The Committee recommends to the Board of Directors the engagement of the independent public accountants to conduct the annual audit of the Partnership's consolidated financial statements. The Committee is also responsible for maintaining direct channels of communication between the Board of Directors and both the independent public accountants and internal auditors.

         The independent public accountants, who are appointed by the Board of Directors of the General Partner, perform certain procedures, including an evaluation of internal controls to the extent required by auditing standards generally accepted in the United States, in order to express an opinion on the consolidated financial statements and to obtain reasonable assurance that such financial statements are free of material misstatement.



/s/ Eugene V. N. Bissell

Eugene V. N. Bissell
Chief Executive Officer



/s/ Martha B. Lindsay

Martha B. Lindsay
Chief Financial Officer



/s/ Richard R. Eynon

Richard R. Eynon
Chief Accounting Officer

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE PARTNERS OF AMERIGAS PARTNERS, L.P. AND THE
BOARD OF DIRECTORS OF AMERIGAS PROPANE, INC.:

We have audited the accompanying consolidated balance sheets of AmeriGas Partners, L.P. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, partners' capital and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the management of AmeriGas Propane, Inc. Our responsibility is to express an opinion on these financial statements based upon our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriGas Partners, L.P. and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.




/s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
November 10, 2000