Form 10-K405, Exhibit 13
period 2001-09-30
AMERIGAS PARTNERS LP; AMERIGAS EAGLE FINANCE CORP; AMERIGAS FINANCE CORP; AP EAGLE FINANCE CORP
filed 2001-12-21
CIK 932628, 1161869, 945792, 1161868

                                      AmeriGas Partners, L.P. 2001 Annual Report

CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)


                                                                                                            September 30,
                                                                                                 -----------------------------------
                                                                                                        2001                    2000
====================================================================================================================================
ASSETS
Current assets:
   Cash and cash equivalents                                                                     $    32,489             $    10,795
   Accounts receivable (less allowances for doubtful accounts of $10,792
      and $6,529, respectively)                                                                      102,392                  97,161
   Accounts receivable - related parties                                                               3,352                     215
   Inventories                                                                                        73,072                  65,489
   Prepaid expenses and other current assets                                                          18,955                  15,185
------------------------------------------------------------------------------------------------------------------------------------
      Total current assets                                                                           230,260                 188,845

Property, plant and equipment (less accumulated depreciation and
   amortization of $347,898 and $277,790, respectively)                                              627,640                 436,119
Intangible assets (less accumulated amortization
      of $214,423 and $188,655, respectively)                                                        616,748                 621,920
Other assets                                                                                          21,774                  11,336
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                               $ 1,496,422             $ 1,258,220
====================================================================================================================================

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Current maturities of long-term debt                                                          $    87,178             $    64,512
   Bank loans                                                                                             -                   30,000
   Accounts payable - trade                                                                           73,692                  73,786
   Accounts payable - related parties                                                                  3,623                   3,001
   Employee compensation and benefits accrued                                                         27,834                  16,295
   Interest accrued                                                                                   32,854                  30,385
   Customer deposits                                                                                  48,540                  28,070
   Other current liabilities                                                                          51,969                  20,964
------------------------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                                      325,690                 267,013

Long-term debt                                                                                       918,726                 792,722
Other noncurrent liabilities                                                                          42,860                  39,927

Commitments and contingencies (note 11)

Minority interests                                                                                     5,641                   2,587

Partners' capital:
   Common unitholders (units issued - 36,761,239 and 32,078,293, respectively)                       187,001                 118,872
   Subordinated unitholders (units issued - 9,891,072)                                                28,513                  35,542
   General partner                                                                                     2,174                   1,557
   Accumulated other comprehensive loss                                                              (14,183)                     -
------------------------------------------------------------------------------------------------------------------------------------
      Total partners' capital                                                                        203,505                 155,971
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and partners' capital                                                    $ 1,496,422             $ 1,258,220
====================================================================================================================================

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2001 Annual Report

CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of dollars, except per unit)



                                                                                          Year Ended September 30,
                                                                        -----------------------------------------------------------
                                                                               2001                    2000                    1999
===================================================================================================================================
Revenues:
   Propane                                                              $ 1,322,934             $ 1,022,967             $   785,140
   Other                                                                     95,430                  97,089                  87,395
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          1,418,364               1,120,056                 872,535
-----------------------------------------------------------------------------------------------------------------------------------

Costs and expenses:
   Cost of sales - propane                                                  798,166                 586,905                 354,063
   Cost of sales - other                                                     37,809                  41,376                  36,705
   Operating and administrative expenses                                    379,993                 342,720                 329,635
   Depreciation and amortization                                             74,760                  67,381                  64,878
   Other income, net                                                         (6,154)                 (8,533)                 (5,392)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          1,284,574               1,029,849                 779,889
-----------------------------------------------------------------------------------------------------------------------------------

Operating income                                                            133,790                  90,207                  92,646
Interest expense                                                            (80,396)                (74,764)                (66,585)
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                   53,394                  15,443                  26,061
Income tax (expense) benefit                                                    327                      15                     (58)
Minority interests                                                             (706)                   (262)                   (368)
-----------------------------------------------------------------------------------------------------------------------------------
Income before accounting changes                                             53,015                  15,196                  25,635
Cumulative effect of accounting changes                                      12,494                      --                      --
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                                              $    65,509             $    15,196             $    25,635
===================================================================================================================================

General partner's interest in net income                                $       655             $       152             $       256
===================================================================================================================================

Limited partners' interest in net income                                $    64,854             $    15,044             $    25,379
===================================================================================================================================

Income per limited partner unit - basic and diluted:
   Income before accounting changes                                     $      1.18             $      0.36             $      0.61
   Cumulative effect of accounting changes                                     0.28                      --                      --
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                                                           $      1.46             $      0.36             $      0.61
===================================================================================================================================

   Average limited partner units outstanding - basic
      and diluted (thousands)                                                44,453                  41,969                  41,918
===================================================================================================================================

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2001 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)



                                                                                            Year Ended September 30,
                                                                            -------------------------------------------------------
                                                                                 2001                   2000                   1999
===================================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                  $  65,509              $  15,196              $  25,635
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Cumulative effect of accounting changes                                 (12,494)                    --                     --
      Depreciation and amortization                                            74,760                 67,381                 64,878
      Other, net                                                                2,920                 (1,857)                  (941)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                              130,695                 80,720                 89,572
      Net change in:
         Accounts receivable                                                    4,893                (33,839)               (11,462)
         Inventories and prepaid propane purchases                              3,638                 (7,775)                (4,843)
         Accounts payable                                                      (5,511)                25,906                 10,186
         Other current assets and liabilities                                  19,296                 (3,502)               (13,200)
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                               153,011                 61,510                 70,253
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Expenditures for property, plant and equipment                             (37,890)               (30,427)               (31,053)
   Proceeds from disposals of assets                                            5,347                  7,404                  5,705
   Acquisitions of businesses, net of cash acquired                          (205,571)               (55,640)                (3,898)
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash used by investing activities                                  (238,114)               (78,663)               (29,246)
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Distributions                                                              (98,435)               (93,266)               (93,130)
   Minority interest activity                                                   2,374                 (1,055)                (1,036)
   Increase (decrease) in bank loans                                          (30,000)                 8,000                 12,000
   Issuance of long-term debt                                                 252,833                196,000                 96,007
   Repayment of long-term debt                                               (110,767)               (82,121)               (63,347)
   Proceeds from issuance of Common Units                                      39,836                     --                     --
   Proceeds from sale of AmeriGas OLP interest                                 50,000                     --                     --
   Capital contributions from General Partner                                     956                     --                     16
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided (used) by financing activities                        106,797                 27,558                (49,490)
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents increase (decrease)                               $  21,694              $  10,405              $  (8,483)
===================================================================================================================================

CASH AND CASH EQUIVALENTS
   End of year                                                              $  32,489              $  10,795              $     390
   Beginning of year                                                           10,795                    390                  8,873
-----------------------------------------------------------------------------------------------------------------------------------
      Increase (decrease)                                                   $  21,694              $  10,405              $  (8,483)
===================================================================================================================================

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2001 Annual Report

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
(Thousands of dollars, except unit data)



                                                                                                        Accumulated
                                      Number of units                                                         other           Total
                                 ------------------------                                   General   comprehensive       partners'
                                     Common  Subordinated     Common   Subordinated         partner   income (loss)         capital
===================================================================================================================================
Balance September 30, 1998       22,105,993    19,782,146   $157,866     $  139,012      $    2,997      $       --      $  299,875
Net income                                                     4,372         21,007             256                          25,635

Distributions                                                (54,118)       (38,081)           (931)                        (93,130)

Conversion of
   Subordinated Units             9,891,074    (9,891,074)    68,182        (68,182)                                             --

Common Units issued in
   connection with employee
   incentive plan                    81,226                    1,645             --              16                           1,661
-----------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1999       32,078,293     9,891,072    177,947         53,756           2,338              --         234,041
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                    11,498          3,546             152                          15,196

Distributions                                                (70,573)       (21,760)           (933)                        (93,266)
-----------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 2000       32,078,293     9,891,072    118,872         35,542           1,557              --         155,971
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                    50,123         14,731             655                          65,509

Cumulative effect of change
   in accounting principle -
   SFAS No. 133                                                                                               8,921           8,921

Net gain on derivative
   instruments                                                                                                  276             276

Reclassification of net gains
   on derivative instruments                                                                                (23,380)        (23,380)
                                                            -----------------------------------------------------------------------
Comprehensive income                                          50,123         14,731             655         (14,183)         51,326

Distributions                                                (75,691)       (21,760)           (984)                        (98,435)

Common Units issued in
   connection with acquisitions   2,382,946                   53,861                            544                          54,405

Common Units issued in
   connection with public
   offering                       2,300,000                   39,836                            402                          40,238
-----------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 2001       36,761,239     9,891,072   $187,001     $   28,513      $    2,174      $  (14,183)     $  203,505
===================================================================================================================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)


NOTE 1 - PARTNERSHIP ORGANIZATION AND FORMATION

AmeriGas Partners, L.P. ("AmeriGas Partners") was formed on November 2, 1994 and is a publicly traded limited partnership. AmeriGas Partners conducts a national propane distribution business through its principal operating subsidiaries AmeriGas Propane, L.P. ("AmeriGas OLP") and AmeriGas OLP's subsidiary, AmeriGas Eagle Propane, L.P. ("Eagle OLP"). AmeriGas Partners, AmeriGas OLP and Eagle OLP are Delaware limited partnerships. AmeriGas OLP and Eagle OLP are collectively referred to herein as "the Operating Partnerships." AmeriGas Partners, the Operating Partnerships and their subsidiaries are collectively referred to herein as "the Partnership" or "we."

   The Operating Partnerships are engaged in the distribution of propane and related equipment and supplies. The Operating Partnerships comprise the largest retail propane distribution business in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 46 states, including Alaska and Hawaii.

   At September 30, 2001, AmeriGas Propane, Inc. (the "General Partner"), an indirect wholly owned subsidiary of UGI Corporation ("UGI"), holds a 1% general partner interest in AmeriGas Partners and a 1.01% general partner interest in AmeriGas OLP. The General Partner and its wholly owned subsidiary Petrolane Incorporated ("Petrolane," a predecessor company of the Partnership) also own 9,891,072 Subordinated Units and 14,283,932 Common Units of AmeriGas Partners. The remaining 22,477,307 Common Units are publicly held. These Common and Subordinated units represent limited partner interests in AmeriGas Partners.

   AmeriGas Partners holds a 99% limited partner interest in AmeriGas OLP. AmeriGas OLP, indirectly through subsidiaries, owns an effective 1% general partner interest and a direct approximate 98.8% limited partner interest in Eagle OLP. An unrelated third party (minority partner) holds an approximate 0.2% limited partner interest in Eagle OLP.

   AmeriGas Partners and the Operating Partnerships have no employees. The General Partner conducts, directs and manages all activities of AmeriGas Partners and AmeriGas OLP. The General Partner also provides management and administrative services to AmeriGas Eagle Holdings, Inc. ("AEH"), the general partner of Eagle OLP, under a management services agreement. The General Partner is reimbursed monthly for all direct and indirect expenses it incurs on the Operating Partnerships' behalf.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION PRINCIPLES. The consolidated financial statements include the accounts of AmeriGas Partners and its majority-owned subsidiaries. We eliminate all significant intercompany accounts and transactions when we consolidate. We account for the General Partner's 1.01% interest in AmeriGas OLP and the minority partner's 0.2% limited partner interest in Eagle OLP as minority interests in the consolidated financial statements. The Partnership's 50% ownership interest in Atlantic Energy, Inc., a propane storage terminal located in Chesapeake, Virginia, is accounted for by the equity method.




USE OF ESTIMATES. We make estimates and assumptions when preparing financial statements in conformity with accounting principles generally accepted in the United States. These estimates and assumptions affect the reported amounts of assets and liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

REVENUE RECOGNITION. We recognize revenue from the sale of propane principally as product is shipped or delivered to customers. Revenue from the sale of appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service.

   Effective October 1, 2000, we applied the provisions of the Securities and Exchange Commission Staff Accounting Bulletin No. 101 entitled "Revenue Recognition" ("SAB 101") with respect to annually billed nonrefundable tank fees. Under the new accounting method, revenues from such fees are recorded on a straight-line basis over one year. Prior to the change in accounting, such revenues were recorded when billed. For a more detailed description of this change in accounting and its impact on our results, see Note 4.

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

   We compute depreciation of property, plant and equipment using the straight-line method over estimated service lives generally ranging from 15 to 40 years for buildings and improvements, 7 to 30 years for storage and customer tanks and cylinders, and 5 to 10 years for vehicles, equipment, and office furniture and fixtures. Depreciation expense was $48,169 in 2001, $41,452 in 2000, and $39,795 in 1999.

   Effective October 1, 2000, we changed our method of accounting for costs to install Partnership-owned tanks at customer locations. Under the new accounting method, all costs to install such tanks, net of amounts billed to customers, are capitalized and amortized over the estimated period of benefit not exceeding ten years. For a detailed description of this change in accounting and its impact on our results, see Note 4.

                                      AmeriGas Partners, L.P. 2001 Annual Report




INTANGIBLE ASSETS. Intangible assets comprise the following at September 30:

                                                             2001           2000
--------------------------------------------------------------------------------
Goodwill (less accumulated amortization
   of $140,872 and $125,007, respectively)               $496,558       $513,248
Excess reorganization value (less
   accumulated amortization of $68,187
   and $60,244, respectively)                              93,320        101,263
Customer relationships and noncompete
   agreements (less accumulated
   amortization of $5,364 and $3,404,
   respectively)                                           26,870          7,409
--------------------------------------------------------------------------------
Total intangible assets                                  $616,748       $621,920
================================================================================

   We amortize goodwill resulting from purchase business combinations on a straight-line basis over 40 years. We amortize excess reorganization value (resulting from Petrolane's July 15, 1993 reorganization under Chapter 11 of the U.S. Bankruptcy Code) on a straight-line basis over 20 years. We amortize other intangible assets comprising customer relationships and noncompete agreements over the estimated periods of benefit which do not exceed fifteen years. Amortization expense of intangible assets was $25,767 in 2001, $25,007 in 2000, and $24,295 in 1999.

   We evaluate the impairment of long-lived assets, including intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate recoverability based upon undiscounted future cash flows expected to be generated by such assets.

OTHER ASSETS. Included in other assets are net deferred debt issuance costs of $14,811 and $9,991 at September 30, 2001 and 2000, respectively. We are amortizing these costs over the term of the related debt.

COMPUTER SOFTWARE COSTS. We include in property, plant and equipment costs associated with computer software we develop or obtain for use in our business. We amortize computer software costs on a straight-line basis over expected periods of benefit not exceeding seven years once the installed software is ready for its intended use.

ENVIRONMENTAL LIABILITIES. We accrue environmental investigation and clean-up costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Our estimated liability for environmental contamination is reduced to reflect anticipated participation of other responsible parties but is not reduced for possible recovery from insurance carriers. We do not discount to present value the costs of future expenditures for environmental liabilities.

INCOME TAXES. AmeriGas Partners and the Operating Partnership are not directly subject to federal income taxes. Instead, their taxable income or loss is allocated to their individual partners. The Operating Partnerships have corporate subsidiaries which are directly subject to federal income taxes. Accordingly, our Consolidated Financial Statements reflect income taxes related to these corporate subsidiaries. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders. This is a result of (1) differences between the tax basis and financial reporting basis of assets and liabilities and (2) the taxable income allocation requirements of the Agreement of Limited Partnership of AmeriGas Partners ("Partnership Agreement") and the Internal Revenue Code.

UNIT-BASED COMPENSATION. As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we apply the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), in recording compensation expense for grants of equity instruments to employees. Our compensation expense under APB 25 for all periods presented was not materially different from amounts determined under the provisions of SFAS 123.

NET INCOME PER UNIT. Net income per unit is computed by dividing net income, after deducting the General Partner's 1% interest, by the weighted average number of Common and Subordinated units outstanding. There were no potentially dilutive securities outstanding during the periods presented.

DERIVATIVE INSTRUMENTS. Effective October 1, 2000, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivative instruments be recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent a derivative instrument qualifies and is designated as a hedge of the variability of cash flows associated with a forecasted transaction ("cash flow hedge"), the effective portion of the gain or loss on such derivative instrument is generally reported in other comprehensive income and the ineffective portion, if any, is reported in net income. Such amounts reported in other comprehensive income are reclassified into net income when the forecasted transaction affects earnings. If a cash flow hedge is discontinued because it is probable that the forecasted transaction will not occur, the net gain or loss is immediately reclassified into earnings. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment ("fair value hedge"), the gain or loss on the hedging instrument is recognized in earnings along with changes in the fair value of the hedged asset, liability or firm commitment attributable to the hedged risk.

   The adoption of SFAS 133 resulted in a cumulative effect charge to net income of $736 and a cumulative effect increase to accumulated other comprehensive income of $8,921. The increase in accumulated other comprehensive income is attributable to net gains on derivative instruments designated and qualifying as cash flow hedges on October 1, 2000.

   Prior to the adoption of SFAS 133, gains or losses on derivative instruments associated with forecasted transactions generally were recorded in net income when the forecasted transactions affected earnings. If it became probable that the original forecasted transactions would not occur, we immediately recognized in net income any gains or losses on the derivative instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)



   For a detailed description of the derivative instruments we use, our objectives for using them, and related supplemental information required by SFAS 133, see Note 14.

CONSOLIDATED STATEMENTS OF CASH FLOWS. We define cash equivalents as all highly liquid investments with maturities of three months or less when purchased. We record cash equivalents at cost plus accrued interest, which approximates market value. We paid interest totaling $79,302 in 2001, $75,317 in 2000, and $66,984 in 1999.

COMPREHENSIVE INCOME. Comprehensive income comprises net income and other comprehensive income (loss). Our other comprehensive income (loss) principally results from gains and losses on derivative instruments qualifying as cash flow hedges.

SEGMENT INFORMATION. We have determined that we have a single reportable operating segment which engages in the distribution of propane and related equipment and supplies. No single customer represents ten percent or more of consolidated revenues. In addition, virtually all of our revenues are derived from sources within the United States and virtually all of our long-lived assets are located in the United States.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS. The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 141, "Business Combinations" ("SFAS 141"); SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"); SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"); and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

   SFAS 141 addresses financial accounting and reporting for business combinations. Under SFAS 141, all business combinations initiated after June 30, 2001 are required to be accounted for using the purchase method of accounting. Among other provisions, SFAS 141 establishes specific criteria for the recognition of intangible assets separate from goodwill acquired in a purchase business combination. Although SFAS 141 supersedes APB Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises," it does not change many of their provisions relating to the application of the purchase method. The Partnership has historically accounted for business combinations using the purchase method and, therefore, SFAS No. 141 is not expected to have a material impact on the Partnership.

   SFAS 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." SFAS 142 addresses the financial accounting and reporting for intangible assets acquired individually or with a group of other assets (excluding those acquired in a business combination) at acquisition and also addresses the financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Under SFAS 142, an intangible asset will be amortized over its useful life unless that life is determined to be indefinite. Goodwill and other intangible assets with indefinite lives will be tested for impairment at least annually.

   The Partnership adopted SFAS 142 effective October 1, 2001. Although there is no impact on cash flow, the Partnership's amortization expense in 2001 would have been $23,808 lower, and its net income $23,570 higher, if SFAS 142 had been effective October 1, 2000.


   SFAS 142 requires the Partnership to test goodwill for impairment within six months of adoption. Based upon the fair value of AmeriGas Partners, we do not believe the Partnership's goodwill is impaired.

   SFAS 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with a corresponding increase in the carrying value of the related asset. Entities shall subsequently charge the retirement cost to expense using a systematic and rational method over the related asset's useful life and adjust the fair value of the liability resulting from the passage of time through charges to interest expense. The Partnership is required to adopt SFAS 143 effective October 1, 2002. The Partnership is currently in the process of evaluating the impact SFAS 143 will have on its financial condition and results of operations.

   SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," as it relates to the disposal of a segment of a business. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of based upon the framework of SFAS 121, and resolves significant implementation issues of SFAS 121. SFAS 144 is effective for the Partnership October 1, 2002. The Partnership believes that the adoption of SFAS 144 will not have a material impact on its financial position or results of operations.

NOTE 3 - ACQUISITIONS

On August 21, 2001, AmeriGas Partners, through AmeriGas OLP, acquired the propane distribution businesses of Columbia Energy Group ("Columbia Propane Businesses") in a series of equity and asset purchases pursuant to the terms of the Purchase Agreement dated January 30, 2001 and Amended and Restated August 7, 2001 ("Columbia Purchase Agreement") by and among Columbia Energy Group ("CEG"), Columbia Propane Corporation ("Columbia Propane"), Columbia Propane, L.P. ("CPLP"), CPHoldings, Inc. ("CPH"), AmeriGas Partners, AmeriGas OLP, and the General Partner. The acquired businesses comprised the seventh largest retail marketer of propane in the United States with annual sales of over 300 million gallons from locations in 29 states. The acquired businesses were principally conducted through Columbia Propane and its approximate 99% owned subsidiary, CPLP (referred to after the acquisition as "Eagle OLP"). AmeriGas OLP acquired substantially all of the assets of Columbia Propane, including an indirect 1% general partner interest and an approximate 99% limited partnership interest in Eagle OLP.

   The purchase price of the Columbia Propane Businesses consisted of $201,750 in cash. In addition, AmeriGas OLP agreed to pay CEG for the amount of working capital, as defined, in excess of $23,000. The Columbia Purchase Agreement also provided for the purchase by CEG of limited partnership interests in AmeriGas OLP valued at $50,000 for $50,000 in cash, which interests were exchanged for 2,356,953 Common Units of AmeriGas Partners

                                      AmeriGas Partners, L.P. 2001 Annual Report




having an estimated fair value of $54,422. Concurrently with the acquisition, AmeriGas Partners issued $200,000 of 8.875% Senior Notes due 2011, the net proceeds of which were contributed to AmeriGas OLP to finance the acquisition of the Columbia Propane Businesses, to fund related fees and expenses, and to repay debt outstanding under AmeriGas OLP's Bank Credit Agreement.

   The purchase price of the Columbia Propane Businesses has been preliminarily allocated to the assets and liabilities acquired as follows:

===============================================================================
Working capital                                                       $  23,230
Property, plant and equipment                                           181,386
Customer relationships and noncompete agreement
   (estimated useful life of 15 and 5 years, respectively)               20,986
Other assets and liabilities                                               (992)
-------------------------------------------------------------------------------
Total                                                                 $ 224,610
===============================================================================


   The Partnership is currently in the process of completing the review and determination of the fair value of the Columbia Propane Businesses' assets acquired and liabilities assumed, principally the fair values of property, plant and equipment and identifiable intangible assets. Accordingly, the allocation of the purchase price is subject to revision. The operating results of the Columbia Propane Businesses are included in our consolidated results from August 21, 2001.

   The following table presents unaudited pro forma income statement and per unit data for 2001 and 2000 as if the acquisition of the Columbia Propane Businesses had occurred as of the beginning of those years:

                                                          2001             2000
===============================================================================
Revenues                                           $ 1,788,567      $ 1,428,147
Income (loss) before accounting changes            $    51,637      $       (53)
Net income (loss)                                  $    64,131      $       (53)
Income per limited partner unit -
   basic and diluted:
      Income before accounting changes             $      1.10      $        --
      Net income                                   $      1.36      $        --
===============================================================================


   The pro forma results of operations reflect the Columbia Propane Businesses' historical operating results after giving effect to adjustments directly attributable to the transaction that are expected to have a continuing impact. They are not adjusted for, among other things, the impact of normal weather conditions, operating synergies and cost savings. In our opinion, the unaudited pro forma results are not indicative of the actual results that would have occurred had the acquisition of the Columbia Propane Businesses occurred as of the beginning of the years presented or of future operating results under our management.

   During 2001, in addition to the acquisition of the Columbia Propane Businesses, we acquired several other small propane distribution businesses for $147 in cash and 25,993 Common Units. During 2000, we acquired four retail propane businesses, including the West Coast propane operations of All Star Gas Corporation, for total cash consideration of $55,640. The excess of the purchase price over the fair value of net assets acquired for the 2000 acquisitions was approximately $38,000. In conjunction with these acquisitions, liabilities in the amount of $2,861 were assumed. During 1999, we made several retail propane business acquisitions for total cash consideration of $3,898. In conjunction with these acquisitions, liabilities of $2,814 were assumed. The pro forma effect of these transactions was not material to the Partnership's results of operations in 2001, 2000, and 1999.

   All of our business acquisitions have been accounted for using the purchase method of accounting. Their results of operations are included in our consolidated results of operations from their respective dates of acquisition.

NOTE 4 - CHANGES IN ACCOUNTING

TANK FEE REVENUE RECOGNITION. In order to comply with the provisions of SAB 101, effective October 1, 2000, we changed our method of accounting for annually billed nonrefundable tank fees. Prior to the change, nonrefundable tank fees for installed Partnership-owned tanks were recorded as revenue when billed. Under the new accounting method, revenues from such fees are being recorded on a straight-line basis over one year. On October 1, 2000, we recorded a charge of $5,984 representing the cumulative effect of the change in accounting method on prior years. The change in accounting method for nonrefundable tank fees did not have a material impact on reported revenues in 2001 and would not have materially impacted reported revenues in 2000 or 1999. At September 30, 2001, the deferred revenue balance relating to nonrefundable tank fees was $6,153.

ACCOUNTING FOR TANK INSTALLATION COSTS. Effective October 1, 2000, we changed our method of accounting for tank installation costs which are not billed to customers. Prior to the change in accounting method, all such costs to install Partnership-owned tanks at a customer location were expensed as incurred. Under the new accounting method, all such costs, net of amounts billed to customers, are capitalized and amortized over the estimated period of benefit not exceeding ten years. We believe that the new accounting method better matches the costs of installing Partnership-owned tanks with the periods benefited. As a result of this change in accounting, on October 1, 2000, we recorded increases of $19,214 in property, plant and equipment and net income representing the cumulative effect of the change in accounting method on prior years. The effect on net income from the change in accounting for tank installation costs during the year ended September 30, 2001 was not material.

CUMULATIVE EFFECT OF ACCOUNTING CHANGES AND PRO FORMA DISCLOSURE. The cumulative effect and related per limited partner unit amounts reflected on the 2001 Consolidated Statement of Income resulting from the above changes in accounting principles, as well as the cumulative effect from the adoption of SFAS 133 (see
Note 2), comprise the following:

                                                                     Cumulative
                                                                     Effect Per
                                                 Cumulative             Limited
                                                     Effect        Partner Unit
===============================================================================
Tank fees                                          $ (5,984)             $(0.13)
Tank installation costs                              19,214                0.43
SFAS 133                                               (736)              (0.02)
-------------------------------------------------------------------------------
Total                                              $ 12,494               $0.28
===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)



   The following table reflects unaudited pro forma net income and income per unit after applying retroactively the changes in accounting for tank installation costs and nonrefundable tank fees:

                                                   As Reported       As Adjusted
================================================================================
Year Ended September 30, 2000:
   Net income                                       $   15,196        $   14,989
   Net income per unit - basic and diluted          $     0.36        $     0.35
Year Ended September 30, 1999:
   Net income                                       $   25,635        $   26,091
   Net income per unit - basic and diluted          $     0.61        $     0.62
================================================================================

NOTE 5 - QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

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


   The ability of the Partnership to attain the cash-based performance and distribution requirements will depend upon a number of factors including highly seasonal operating results, changes in working capital, asset sales and debt refinancings. Due to the historical quarterly requirements of the conversion test, the possibility is remote that we will satisfy the cash-based performance requirements for conversion any earlier than in respect of the quarter ending September 30, 2002.

NOTE 6 - DEBT

Long-term debt comprises the following at September 30:

                                                            2001                 2000
=====================================================================================
AmeriGas Partners Senior Notes:
   8.875%, due May 2011                              $   200,000          $        --
   10%, due April 2006 (less
      unamortized discount of $271,
      effective rate - 10.125%)                           59,729                   --
   10.125%, due April 2007                               100,000              100,000
AmeriGas OLP First Mortgage Notes:
   Series A, 9.34% - 11.71%, due
      April 2001 through April 2009
      (including unamortized premium
      of $9,214 and $10,649, respectively,
      effective rate - 8.91%)                            189,214              208,649
   Series B, 10.07%, due April 2001
      through April 2005 (including
      unamortized premium of $3,931
      and $5,931, respectively, effective
      rate - 8.74%)                                      163,931              205,931
   Series C, 8.83%, due April 2003
      through April 2010                                 110,000              110,000
   Series D, 7.11%, due March 2009
      (including unamortized premium of
      $2,427 and $2,671, respectively,
      effective rate - 6.52%)                             72,427               72,671
   Series E, 8.50%, due July 2010
      (including unamortized premium of
      $161 and $173, respectively, effective
      rate - 8.47%)                                       80,161               80,173
AmeriGas OLP Acquisition Facility                         20,000               70,000
Other                                                     10,442                9,810
-------------------------------------------------------------------------------------
Total long-term debt                                   1,005,904              857,234
Less current maturities                                  (87,178)             (64,512)
-------------------------------------------------------------------------------------
Total long-term debt due after one year              $   918,726          $   792,722
=====================================================================================


   Scheduled repayments of long-term debt for each of the next five fiscal years ending September 30 are as follows: 2002 - $87,178; 2003 - $60,711; 2004 -
$57,488; 2005 - $56,980; 2006 - $174,830.

AMERIGAS PARTNERS SENIOR NOTES. The 10% Senior Notes generally cannot be redeemed at our option prior to their maturity. The 8.875% Senior Notes generally cannot be redeemed at our option prior to May 20, 2006. A redemption premium applies thereafter through May 19, 2009. However, prior to May 20, 2004, AmeriGas Partners may use the proceeds of a public offering of Common Units to redeem up to 33% of the 8.875% Senior Notes at 108.875% plus accrued and unpaid interest. The 10.125% Senior

                                      AmeriGas Partners, L.P. 2001 Annual Report




Notes are redeemable prior to their maturity date. A redemption premium applies until April 15, 2004. AmeriGas Partners may, under certain circumstances following the disposition of assets or a change of control, be required to offer to repay the Senior Notes.

AMERIGAS OLP FIRST MORTGAGE NOTES. AmeriGas OLP's First Mortgage Notes are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of the Series A, B, and C First Mortgage Notes, and the General Partner is co-obligor of the Series D and E First Mortgage Notes. AmeriGas OLP may prepay the First Mortgage Notes, in whole or in part. These prepayments include a make whole premium. Following the disposition of assets or a change of control, AmeriGas OLP may be required to offer to prepay the First Mortgage Notes, in whole or in part.

AMERIGAS OLP BANK CREDIT AGREEMENT. AmeriGas OLP's Bank Credit Agreement consists of (1) a Revolving Credit Facility and (2) an Acquisition Facility. AmeriGas OLP's obligations under the Bank Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of amounts outstanding under the Bank Credit Agreement.

   Under the Revolving Credit Facility, AmeriGas OLP may borrow up to $100,000 (including a $35,000 sublimit for letters of credit) subject to restrictions in the AmeriGas Partners Senior Notes indenture (see "Restrictive Covenants" below). The Revolving Credit Facility may be used for working capital and general purposes of AmeriGas OLP. The Revolving Credit Facility expires September 15, 2002, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. The Revolving Credit Facility permits AmeriGas OLP to borrow at various prevailing interest rates, including the base rate, defined as the higher of the Federal Funds rate plus 0.50% or the agent bank's reference rate (6.00% at September 30, 2001), or at two-week, one-, two-, three-, or six-month offshore interbank offering rates ("IBOR"), plus a margin. The margin on IBOR borrowings (which ranges from 0.50% to 1.75%) and the Revolving Credit Facility commitment fee rate are dependent upon AmeriGas OLP's ratio of funded debt to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each as defined in the Bank Credit Agreement. There were no borrowings outstanding under the Revolving Credit Facility at September 30, 2001. AmeriGas OLP had borrowings under the Revolving Credit Facility totaling $30,000 at September 30, 2000, which we classify as bank loans. The weighted-average interest rate on the bank loans outstanding as of September 30, 2000 was 8.11%. Issued and outstanding letters of credit under the Revolving Credit Facility totaled $9,500 at September 30, 2001 and $1,500 at September 30, 2000.

   The Acquisition Facility provides AmeriGas OLP with the ability to borrow up to $75,000 to finance the purchase of propane businesses or propane business assets. In addition, up to $30,000 of the Acquisition Facility may be used for working capital purposes. The Acquisition Facility operates as a revolving facility through September 15, 2002, at which time amounts then outstanding are immediately due and payable. The Acquisition Facility permits AmeriGas OLP to borrow at the base rate or at two-week, one-, two-, three-, or six-month IBOR, plus a margin. The margin on IBOR borrowings and the Acquisition Facility commitment fee rate are dependent upon AmeriGas OLP's ratio of funded debt to EBITDA, as defined. The weighted-average interest rates on Acquisition Facility loans outstanding were 4.08% as of September 30, 2001 and 8.12% as of September 30, 2000.

GENERAL PARTNER FACILITY. AmeriGas OLP also has a Revolving Credit Agreement with the General Partner under which it may borrow up to $20,000 for working capital and general purposes. This agreement is coterminous with, and generally comparable to, AmeriGas OLP's Revolving Credit Facility except that borrowings under the General Partner Facility are unsecured and subordinated to all senior debt of AmeriGas OLP. Interest rates on borrowings are based upon one-month IBOR. Commitment fees are determined in the same manner as fees under the Revolving Credit Facility. UGI has agreed to contribute up to $20,000 to the General Partner to fund such borrowings.

RESTRICTIVE COVENANTS. The Senior Notes of AmeriGas Partners restrict the ability of the Partnership to, among other things, incur additional indebtedness, make investments, incur liens, issue preferred interests, prepay subordinated indebtedness, and effect mergers, consolidations and sales of assets. Under the Senior Notes Indentures, AmeriGas Partners is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if certain conditions are met. These conditions include:

   1. no event of default exists or would exist upon making such distributions and

   2. the Partnership's consolidated fixed charge coverage ratio, as defined, is greater than 1.75-to-1.

   If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24,000 less the total amount of distributions made during the immediately preceding 16 fiscal quarters. At September 30, 2001, such ratio was 2.57-to-1.

   The Bank Credit Agreement and the First Mortgage Notes restrict the incurrence of additional indebtedness and also restrict certain liens, guarantees, investments, loans and advances, payments, mergers, consolidations, asset transfers, transactions with affiliates, sales of assets, acquisitions and other transactions. They also require the ratio of total indebtedness, as defined, to EBITDA, as defined (calculated on a rolling four-quarter basis or eight-quarter basis divided by two), to be less than or equal to 5.25-to-1. In addition, the Bank Credit Agreement requires that AmeriGas OLP maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. Generally, as long as no default exists or would result, AmeriGas OLP is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter. At September 30, 2001, the Partnership was in compliance with its financial covenants.

NOTE 7 - EMPLOYEE RETIREMENT PLANS

The General Partner sponsors a 401(k) savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. We match employee contributions on a dollar-for-dollar basis up to 5% of eligible compensation. The cost of benefits under our savings plan was $4,765 in 2001, $4,741 in 2000, and $3,713 in 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)




NOTE 8 - INVENTORIES

Inventories comprise the following at September 30:

                                              2001         2000
===============================================================
Propane gas                                $52,527      $45,570
Materials, supplies and other               13,960       15,556
Appliances for sale                          6,585        4,363
---------------------------------------------------------------
                                           $73,072      $65,489
===============================================================


   In addition to inventories on hand, we also enter into contracts to purchase propane to meet a portion of our supply requirements. Generally, these contracts are one- or two-year agreements subject to annual review and call for payment based on either fixed prices or market prices at date of delivery.

NOTE 9 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment comprise the following at September 30:

                                                            2001               2000
===================================================================================
Land                                                   $  62,248          $  54,238
Buildings and improvements                                79,107             55,250
Transportation equipment                                  77,785             64,221
Storage facilities                                        72,764             66,936
Equipment, primarily cylinders and tanks                 666,766            463,168
Capital leases                                             5,659              4,216
Other                                                     11,209              5,880
-----------------------------------------------------------------------------------
Gross property, plant and equipment                      975,538            713,909
Less accumulated depreciation and amortization          (347,898)          (277,790)
-----------------------------------------------------------------------------------
Net property, plant and equipment                      $ 627,640          $ 436,119
===================================================================================

NOTE 10 - PARTNERS' CAPITAL AND INCENTIVE COMPENSATION PLANS

During the Subordination Period as defined in the Partnership Agreement, we may issue up to 9,400,000 additional Common Units (excluding Common Units issued in connection with (1) employee benefit plans and (2) the conversion of Subordinated Units into Common Units) or an equivalent number of securities ranking on a parity with the Common Units without the approval of a majority of the Common Unitholders. We may issue an unlimited number of additional Common Units or parity securities without Common Unitholder approval if:

   1. such issuance occurs in connection with certain acquisitions including the repayment of long-term debt incurred in connection with an acquisition or

   2. such issuances are for the repayment of up to $150,000 of long-term indebtedness of the Partnership.

   After the Subordination Period, the General Partner may, in its sole discretion, cause the Partnership to issue an unlimited number of additional Common Units and other equity securities of the Partnership ranking on a parity with the Common Units. At September 30, 2001, 6,900,160 of the additional 9,400,000 Common Units were available for issuance.

   In October 2000, we issued 2,300,000 Common Units in a public offering. The net proceeds from the Common Unit offering and related capital contributions from the General Partner of approximately $40,600 were used to reduce Bank Credit Agreement indebtedness and for working capital purposes. On October 5, 2001, subsequent to year end, AmeriGas Partners sold 350,000 Common Units to the General Partner. On December 11, 2001, AmeriGas Partners sold 1,843,047 Common Units in an underwritten public offering. The proceeds of these sales and related capital contributions from the General Partner of approximately $45,300 were used to reduce Bank Credit Agreement borrowings.

   Under the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan ("2000 Incentive Plan"), the General Partner may grant to key employees the rights to receive a total of 500,000 Common Units, or cash generally equivalent to the fair market value of such Common Units, upon the achievement of performance goals. In addition, the 2000 Incentive Plan may provide for the crediting of Partnership distribution equivalents to participants' accounts. Distribution equivalents will be paid in cash, and such payment may, at the participant's request, be deferred. Generally, each grant, unless paid, will terminate when the participant ceases to be employed by the General Partner. During 2001, the General Partner made awards under the 2000 Incentive Plan representing 41,325 Common Units. We recorded compensation expense of $497 in 2001 relating to the 2000 Incentive Plan.

   Under the AmeriGas Propane, Inc. 1997 Long-Term Incentive Plan ("1997 Incentive Plan"), the General Partner had granted to key employees the right to receive AmeriGas Partners Common Units, or cash generally equivalent to their fair market value on the payment date. The 1997 Incentive Plan also provided for the crediting of Partnership distribution equivalents to participants' accounts. The actual number of Common Units (or their cash equivalent) awarded, and the amount of the distribution equivalent, depended upon when the cash generation-based requirements for early conversion of Subordinated Units were met. Because such requirements were achieved at March 31, 1999, 81,226 Common Units were issued, and $1,110 in cash payments were made, in May 1999. We recorded compensation expense for the 1997 Incentive Plan of $1,052 in 1999.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

We lease various buildings and transportation, computer and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain escalation clauses. Our aggregate rental expense for such leases was $32,709 in 2001, $28,990 in 2000, and $30,449 in 1999.

   Minimum future payments under noncancelable capital and operating leases are as follows:

                                                     Capital           Operating
                                                      Leases              Leases
================================================================================
Year Ending September 30,
   2002                                               $2,525           $  35,454
   2003                                                  284              28,846
   2004                                                  284              24,273
   2005                                                  284              20,683
   2006                                                  215              16,944
   Thereafter                                             --              37,064
--------------------------------------------------------------------------------
Total minimum lease obligations                        3,592           $ 163,264
Less imputed interest                                   (621)          =========
------------------------------------------------------------
Present value of capital lease obligations            $2,971
============================================================

                                      AmeriGas Partners, L.P. 2001 Annual Report




   The Partnership has succeeded to certain lease guarantee obligations of Petrolane relating to Petrolane's divestiture of nonpropane operations before its 1989 acquisition by QFB Partners. Future lease payments under these leases total approximately $25,000 at September 30, 2001. The leases expire through 2010, and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation ("Texas Eastern"), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. In December 1999, Texas Eastern filed for dissolution under the Delaware General Corporation Law. In May 2001, Petrolane filed a declaratory judgment action in the Delaware Chancery Court seeking confirmation of Texas Eastern's indemnification obligations and judicial supervision of Texas Eastern's dissolution to ensure that its indemnification obligations to Petrolane are paid or adequately provided for in accordance with law. Those proceedings are pending. Notwithstanding the dissolution proceeding, and based on Texas Eastern previously having satisfied directly defaulted lease obligations without the Partnership's having to honor its guarantee, we believe that the probability that the Partnership will be required to directly satisfy the lease obligations subject to the indemnification agreement is remote.

   Columbia Propane, CPLP, and CPH (collectively, the "Company Parties") agreed to indemnify the former general partners of National Propane Partners, L.P. and certain of their affiliates (collectively, "National General Partners") against certain income tax and other losses that the National General Partners may sustain as a result of the 1999 acquisition by CPLP of the National Propane business (the "1999 Acquisition") or its operation of the business after the 1999 Acquisition.

   CEG has agreed to indemnify AmeriGas Partners, AmeriGas OLP, the General Partner (collectively, the "Buyer Parties") and the Company Parties against any losses that they sustain under the 1999 Acquisition Agreement and related agreements ("Losses"), including claims asserted by the National General Partners ("National Claims"), to the extent such claims are based on acts or omissions of CEG or the Company Parties prior to the acquisition of the Columbia Propane Businesses by AmeriGas OLP on August 21, 2001 (the "2001 Acquisition"). The Buyer Parties have agreed to indemnify CEG against Losses, including National Claims, to the extent such claims are based on acts or omissions of the Buyer Parties or the Company Parties after the 2001 Acquisition. The Seller and Buyer Parties have agreed to apportion certain losses resulting from a National Claim to the extent such losses result from the 2001 Acquisition itself.

   We also have other contingent liabilities, pending claims and legal actions arising in the normal course of our business. We cannot predict with certainty the final results of these matters. However, it is reasonably possible that some of them could be resolved unfavorably to us. Management believes, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on our financial position but could be material to our operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.

NOTE 12 - RELATED PARTY TRANSACTIONS

Pursuant to the Partnership Agreement and a Management Services Agreement among AEH, the general partner of Eagle OLP, and the General Partner, the General Partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of the Partnership. These costs, which totaled $208,910 in 2001, $192,910 in 2000, and $189,112 in 1999, include employee compensation and benefit expenses of employees of the General Partner and general and administrative expenses. UGI provides certain financial and administrative services to the General Partner. UGI bills the General Partner for these direct and indirect corporate expenses and the General Partner is reimbursed by the Partnership for these expenses. Such corporate expenses totaled $5,276 in 2001, $3,985 in 2000, and $5,496 in 1999. In addition, UGI and certain of its subsidiaries provide office space and general liability, automobile and workers' compensation insurance to the Partnership. These expenses totaled $1,348 in 2001, $1,155 in 2000, and $2,528 in 1999. In
addition, the Partnership advances funds to Atlantic Energy, Inc. for the purchase of propane. Such advances in 2001 were not material.

NOTE 13 - OTHER CURRENT LIABILITIES

Other current liabilities comprise the following at September 30:

                                                            2001            2000
================================================================================
Self-insured property and casualty liability             $ 8,516         $ 8,132
Taxes other than income taxes                              6,922           5,267
Fair value of derivative instruments                      12,958              --
Propane exchange liability                                 8,131           4,542
Deferred tank fee revenue                                  6,153              --
Other                                                      9,289           3,023
--------------------------------------------------------------------------------
Total other current liabilities                          $51,969         $20,964
================================================================================

NOTE 14 - FINANCIAL INSTRUMENTS

In accordance with its propane price risk management policy, the Partnership uses derivative instruments, including price swap and option contracts and contracts for the forward sale of propane, to manage the cost of a portion of its forecasted purchases of propane and to manage market risk associated with propane storage inventories. These derivative instruments are generally designated by the Partnership as cash flow or fair value hedges under SFAS 133. The fair values of these derivative instruments are affected by changes in propane product prices. In addition to these derivative instruments, the Partnership may also enter into contracts for the forward purchase of propane as well as fixed price supply agreements to manage propane market price risk. These contracts generally qualify for the normal purchases and normal sales exception of SFAS 133 and therefore are not adjusted to fair value.

   We use fixed-rate long-term debt as a source of capital. When these long-term debt issues mature, we often refinance them with fixed-rate debt bearing then-existing market interest rates. On occasion, we enter into interest rate protection agreements ("IRPAs") to reduce market interest rate risk associated with these forecasted debt issuances. We designate these IRPAs as cash flow hedges. Gains or losses on IRPAs are included in other comprehensive income and are reclassified to interest expense as the interest expense on the associated debt issue affects earnings.

   During the year ended September 30, 2001, the net gain or loss recognized in earnings representing cash flow hedge ineffectiveness was not material. Gains and losses included in accumulated other comprehensive income at September 30, 2001 relating to cash flow hedges will be reclassified into (1) cost of sales when the forecasted purchase of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of dollars, except per unit amounts)



propane subject to the hedges impacts net income and (2) interest expense when interest on anticipated issuances of fixed-rate long-term debt is reflected in net income. Included in accumulated other comprehensive loss at September 30, 2001 are net losses of approximately $2,206 from IRPAs associated with forecasted issuances of ten-year debt. The amount of this net loss which is expected to be reclassified into net income during the next twelve months is not material. The remaining net loss on derivative instruments included in accumulated other comprehensive loss at September 30, 2001 of $11,977 is principally associated with future purchases of propane generally anticipated to occur during the next twelve months. The actual amount of gains or losses on unsettled derivative instruments that ultimately is reclassified into net income will depend upon the value of such derivative contracts when settled. The fair value of derivative instruments is included in other current assets, other current liabilities and other noncurrent liabilities in the September 30, 2001 Consolidated Balance Sheet.

   The carrying amounts of financial instruments included in current assets and current liabilities (excluding unsettled derivative instruments and current maturities of long-term debt) approximate their fair values because of their short-term nature. The carrying amounts and estimated fair values of our remaining financial instruments (including unsettled derivative instruments) at September 30 are as follows:

                                                  Carrying            Estimated
                                                    Amount           Fair Value
-------------------------------------------------------------------------------
2001:
   Propane swap, option and forward
      sales contracts                          $   (10,529)         $   (10,529)
   Interest rate protection agreements              (3,029)              (3,029)
   Long-term debt                                1,005,904            1,081,698
2000:
   Propane swap, option and forward
      sales contracts                          $       995          $     6,545
   Interest rate protection agreements                  --                2,467
   Long-term debt                                  887,234              883,000
===============================================================================




   We estimate the fair value of long-term debt by using current market prices and by discounting future cash flows using rates available for similar type debt. Fair values of derivative instruments reflect the estimated amounts that we would receive or pay to terminate the contracts at the reporting date based upon quoted market prices of comparable contracts at September 30, 2001 and 2000.

   We have financial instruments such as short-term investments and trade accounts receivable, which could expose us to concentrations of credit risk. We limit our credit risk from short-term investments by investing only in investment-grade commercial paper and in U.S. Government securities. The credit risk from trade accounts receivable is limited because we have a large customer base, which extends across many different U.S. markets. We attempt to minimize our credit risk associated with our derivative financial instruments through the application of credit policies.

NOTE 15 - OTHER INCOME, NET

Other income, net, comprises the following:

                                 2001         2000         1999
===============================================================
Gain on sale of fixed assets  $(2,413)     $(3,577)     $(2,190)
Finance charges                (2,435)      (1,889)      (1,346)
Other                          (1,306)      (3,067)      (1,856)
---------------------------------------------------------------
Total other income, net       $(6,154)     $(8,533)     $(5,392)
===============================================================




NOTE 16 - QUARTERLY DATA (UNAUDITED)

The following unaudited quarterly data includes all adjustments (consisting only of normal recurring adjustments) which we consider necessary for a fair presentation. Our quarterly results fluctuate because of the seasonal nature of our propane business.

                                        December 31,             March 31,                 June 30,               September 30,
                                        2000        1999        2001        2000        2001         2000         2001         2000
====================================================================================================================================
Revenues                           $ 432,468   $ 301,048   $ 557,452   $ 388,876   $ 219,164    $ 209,670    $ 209,280    $ 220,462
Operating income (loss)            $  56,841   $  37,720   $  94,680   $  67,245   $  (5,707)   $  (3,005)   $ (12,024)   $ (11,753)
Income (loss) before
   changes in accounting           $  36,400   $  19,199   $  74,497   $  49,007   $ (24,346)   $ (21,246)   $ (33,536)   $ (31,764)
Changes in accounting                 12,494          --          --          --          --           --           --           --
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                  $  48,894   $  19,199   $  74,497   $  49,007   $ (24,346)   $ (21,246)   $ (33,536)   $ (31,764)
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss) per limited
   partner unit - basic and
   diluted:
      Income (loss) before
         accounting changes        $    0.82   $    0.45   $    1.67   $    1.16   $   (0.54)   $   (0.50)   $   (0.73)   $   (0.75)
      Cumulative effect of
         accounting changes             0.28          --          --          --          --           --           --           --
------------------------------------------------------------------------------------------------------------------------------------
   Net income (loss)               $    1.10   $    0.45   $    1.67   $    1.16   $   (0.54)   $   (0.50)   $   (0.73)   $   (0.75)
====================================================================================================================================

                                      AmeriGas Partners, L.P. 2001 Annual Report

GENERAL PARTNER'S REPORT




The Partnership's consolidated financial statements and other financial information contained in this Annual Report are prepared by the management of the General Partner, AmeriGas Propane, Inc., which is responsible for their fairness, integrity and objectivity. The consolidated financial statements and related information were prepared in accordance with accounting principles generally accepted in the United States and include amounts that are based on management's best judgments and estimates.

   The General Partner maintains a system of internal controls. Management of the General Partner believes the system provides reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded to permit the preparation of reliable financial information. There are limits in all systems of internal control, based on the recognition that the cost of the system should not exceed the benefits to be derived. We believe that the internal control system is cost effective and provides reasonable assurance that material errors or irregularities will be prevented or detected within a timely period. The internal control system and compliance therewith are monitored by UGI Corporation's internal audit staff.

   The Audit Committee of the Board of Directors of the General Partner is composed of three members, none of whom is an employee of the General Partner. This Committee is responsible for overseeing the financial reporting process and the adequacy of controls, and for monitoring the independence of the Partnership's independent public accountants and the performance of the independent accountants and internal audit staff. The Committee recommends to the Board of Directors the engagement of the independent public accountants to conduct the annual audit of the Partnership's consolidated financial statements. The Committee is also responsible for maintaining direct channels of communication between the Board of Directors and both the independent public accountants and internal auditors.

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



/s/ Eugene V. N. Bissell
----------------------------
    Eugene V. N. Bissell
    Chief Executive Officer



/s/ Martha B. Lindsay
----------------------------
    Martha B. Lindsay
    Chief Financial Officer



/s/ Richard R. Eynon
----------------------------
    Richard R. Eynon
    Chief Accounting Officer




REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




TO THE PARTNERS OF AMERIGAS PARTNERS, L.P. AND THE
BOARD OF DIRECTORS OF AMERIGAS PROPANE, INC.:

We have audited the accompanying consolidated balance sheets of AmeriGas Partners, L.P. and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, partners' capital and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the management of AmeriGas Propane, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

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




   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriGas Partners, L.P. and subsidiaries as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.

   As explained in Notes 2 and 4 to the financial statements, effective October 1, 2000, the Partnership changed its methods of accounting for tank installation costs and nonrefundable tank fees and also adopted the provisions of SFAS No. 133.



/s/ Arthur Andersen LLP
--------------------------

Philadelphia, Pennsylvania
November 16, 2001