Form 10-K, Exhibit 13
period 2002-09-30
AMERIGAS PARTNERS LP; AP EAGLE FINANCE CORP; AMERIGAS EAGLE FINANCE CORP; AMERIGAS FINANCE CORP
filed 2002-12-24
CIK 932628, 1161868, 1161869, 945792

                                      AmeriGas Partners, L.P. 2002 Annual Report

CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)

                                                                                         September 30,
                                                                                   --------------------------
                                                                                         2002            2001
=============================================================================================================
ASSETS
Current assets:
   Cash and cash equivalents                                                       $   47,400     $    32,489
   Accounts receivable (less allowances for doubtful accounts of $7,588
      and $10,792, respectively)                                                       83,274         102,392
   Accounts receivable - related parties                                                6,862           3,352
   Inventories                                                                         62,496          73,072
   Prepaid expenses and other current assets                                           31,238          18,955
-------------------------------------------------------------------------------------------------------------
      Total current assets                                                            231,270         230,260

Property, plant and equipment (less accumulated depreciation and
   amortization of $408,590 and $347,898, respectively)                               611,550         627,640
Goodwill and excess reorganization value                                              589,923         589,878
Intangible assets (less accumulated amortization
      of $8,651 and $5,364, respectively)                                              22,586          26,870
Other assets                                                                           17,289          21,774
-------------------------------------------------------------------------------------------------------------
      Total assets                                                                 $1,472,618     $ 1,496,422
=============================================================================================================

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Current maturities of long-term debt                                            $   60,398     $    87,178
   Bank loans                                                                          10,000              --
   Accounts payable - trade                                                            81,891          73,692
   Accounts payable - related parties                                                   5,003           3,623
   Employee compensation and benefits accrued                                          22,390          27,834
   Interest accrued                                                                    34,492          32,854
   Customer deposits and advances                                                      53,177          48,540
   Other current liabilities                                                           40,473          51,969
-------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                       307,824         325,690

Long-term debt                                                                        885,386         918,726
Other noncurrent liabilities                                                           44,810          42,860

Commitments and contingencies (note 11)

Minority interests                                                                      6,232           5,641

Partners' capital:
   Common unitholders (units issued - 39,541,286 and 36,761,239, respectively)        201,660         187,001
   Subordinated unitholders (units issued - 9,891,072)                                 17,846          28,513
   General partner                                                                      2,214           2,174
   Accumulated other comprehensive income (loss)                                        6,646         (14,183)
-------------------------------------------------------------------------------------------------------------
      Total partners' capital                                                         228,366         203,505
-------------------------------------------------------------------------------------------------------------
      Total liabilities and partners' capital                                      $1,472,618     $ 1,496,422
=============================================================================================================

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2002 Annual Report

CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of dollars, except per unit)

                                                                    Year Ended September 30,
                                                         ---------------------------------------------
                                                                2002             2001             2000
======================================================================================================
Revenues:
   Propane                                               $ 1,191,649      $ 1,322,934      $ 1,022,967
   Other                                                     116,231           95,430           97,089
------------------------------------------------------------------------------------------------------
                                                           1,307,880        1,418,364        1,120,056
------------------------------------------------------------------------------------------------------

Costs and expenses:
   Cost of sales - propane                                   584,687          798,166          586,905
   Cost of sales - other                                      47,383           37,809           41,376
   Operating and administrative expenses                     468,817          379,993          342,720
   Depreciation and amortization                              66,104           74,760           67,381
   Equity investee (income)                                     (288)              --               --
   Other (income), net                                        (3,363)          (6,154)          (8,533)
------------------------------------------------------------------------------------------------------
                                                           1,163,340        1,284,574        1,029,849
------------------------------------------------------------------------------------------------------

Operating income                                             144,540          133,790           90,207
Interest expense                                             (87,839)         (80,396)         (74,764)
------------------------------------------------------------------------------------------------------
Income before income taxes                                    56,701           53,394           15,443
Income tax (expense) benefit                                    (340)             327               15
Minority interests                                              (995)            (706)            (262)
------------------------------------------------------------------------------------------------------
Income before accounting changes                              55,366           53,015           15,196
Cumulative effect of accounting changes                           --           12,494               --
------------------------------------------------------------------------------------------------------

Net income                                               $    55,366      $    65,509      $    15,196
======================================================================================================

General partner's interest in net income                 $       554      $       655      $       152
======================================================================================================

Limited partners' interest in net income                 $    54,812      $    64,854      $    15,044
======================================================================================================

Income per limited partner unit - basic and diluted:
   Income before accounting changes                      $      1.12      $      1.18      $      0.36
   Cumulative effect of accounting changes                        --             0.28               --
------------------------------------------------------------------------------------------------------
   Net income per limited partner unit                   $      1.12      $      1.46      $      0.36
======================================================================================================

Average limited partner units outstanding:
   Basic                                                      48,909           44,453           41,969
======================================================================================================
   Diluted                                                    48,932           44,453           41,969
======================================================================================================

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2002 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

                                                                    Year Ended September 30,
                                                           ---------------------------------------
                                                                2002           2001           2000
==================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                 $  55,366      $  65,509      $  15,196
Adjustments to reconcile net income to net
   cash provided by operating activities:
      Cumulative effect of accounting changes                     --        (12,494)            --
      Depreciation and amortization                           66,104         74,760         67,381
      Other, net                                               7,748          2,920         (1,857)
      Net change in:
         Accounts receivable                                   8,717          4,893        (33,839)
         Inventories                                          10,576          3,638         (7,775)
         Accounts payable                                      9,579         (5,511)        25,906
         Other current assets and liabilities                  1,430         19,296         (3,502)
--------------------------------------------------------------------------------------------------
      Net cash provided by operating activities              159,520        153,011         61,510
--------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Expenditures for property, plant and equipment            (53,472)       (37,890)       (30,427)
   Proceeds from disposals of assets                           9,849          5,347          7,404
   Acquisitions of businesses, net of cash acquired             (736)      (205,571)       (55,640)
--------------------------------------------------------------------------------------------------
      Net cash used by investing activities                  (44,359)      (238,114)       (78,663)
--------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Distributions                                            (108,504)       (98,435)       (93,266)
   Minority interest activity                                   (624)         2,374         (1,055)
   Increase (decrease) in bank loans                          10,000        (30,000)         8,000
   Issuance of long-term debt                                 40,900        252,833        196,000
   Repayment of long-term debt                               (99,149)      (110,767)       (82,121)
   Proceeds from issuance of Common Units                     56,556         39,836             --
   Proceeds from sale of AmeriGas OLPinterest                     --         50,000             --
   Capital contributions from General Partner                    571            956             --
--------------------------------------------------------------------------------------------------
      Net cash provided (used) by financing activities      (100,250)       106,797         27,558
--------------------------------------------------------------------------------------------------
Cash and cash equivalents increase                         $  14,911      $  21,694      $  10,405
==================================================================================================

CASH AND CASH EQUIVALENTS
   End of year                                             $  47,400      $  32,489      $  10,795
   Beginning of year                                          32,489         10,795            390
--------------------------------------------------------------------------------------------------
      Increase                                             $  14,911      $  21,694      $  10,405
==================================================================================================

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2002 Annual Report

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
(Thousands of dollars, except unit data)

                                                                                                 Accumulated
                                      Number of units                                                   other       Total
                                 -------------------------                             General  comprehensive   partners'
                                     Common   Subordinated    Common    Subordinated   partner  income (loss)     capital
--------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1999       32,078,293      9,891,072  $177,947       $  53,756    $2,338       $     --    $234,041
Net income                                                    11,498           3,546       152                     15,196

Distributions                                                (70,573)        (21,760)     (933)                   (93,266)
--------------------------------------------------------------------------------------------------------------------------
Balance September 30, 2000       32,078,293      9,891,072   118,872          35,542     1,557             --     155,971
--------------------------------------------------------------------------------------------------------------------------
Net income                                                    50,123          14,731       655                     65,509

Cumulative effect of change
   in accounting principle -
   SFAS No. 133                                                                                         8,921       8,921

Net gains on derivative
   instruments                                                                                            276         276

Reclassification of net gains
   on derivative instruments                                                                          (23,380)    (23,380)
                                  ----------------------------------------------------------------------------------------
Comprehensive income                                          50,123          14,731       655        (14,183)     51,326

Distributions                                                (75,691)        (21,760)     (984)                   (98,435)

Common Units issued in
   connection with acquisitions   2,382,946                   53,861                       544                     54,405

Common Units issued in
   connection with public
   offering                       2,300,000                   39,836                       402                     40,238
--------------------------------------------------------------------------------------------------------------------------
Balance September 30, 2001       36,761,239      9,891,072   187,001          28,513     2,174        (14,183)    203,505
--------------------------------------------------------------------------------------------------------------------------
Net income                                                    43,719          11,093       554                     55,366

Net losses on derivative
   instruments                                                                                        (10,664)    (10,664)

Reclassification of net losses
   on derivative instruments                                                                           31,493      31,493
                                 -----------------------------------------------------------------------------------------
Comprehensive income                                          43,719          11,093       554         20,829      76,195

Distributions                                                (85,659)        (21,760)   (1,085)                  (108,504)

Common Units issued in
   connection with executive
   compensation plan                  2,000                       43                                                   43

Common Units issued in
   connection with public
   offering                       2,428,047                   49,623                       501                     50,124

Common Units sold to
   General Partner                  350,000                    6,933                        70                      7,003
--------------------------------------------------------------------------------------------------------------------------
Balance September 30, 2002       39,541,286      9,891,072  $201,660       $  17,846    $2,214       $  6,646    $228,366
==========================================================================================================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)


NOTE 1 - PARTNERSHIP ORGANIZATION AND FORMATION

AmeriGas Partners, L.P. ("AmeriGas Partners") was formed on November 2, 1994, and is a publicly traded limited partnership. AmeriGas Partners conducts a national propane distribution business through its principal operating subsidiaries AmeriGas Propane, L.P. ("AmeriGas OLP") and AmeriGas OLP's subsidiary, AmeriGas Eagle Propane, L.P. ("Eagle OLP"). AmeriGas Partners, AmeriGas OLP and Eagle OLP are Delaware limited partnerships. AmeriGas OLP and Eagle OLP are collectively referred to herein as "the Operating Partnerships," and AmeriGas Partners, the Operating Partnerships and all of their subsidiaries are collectively referred to herein as "the Partnership" or "we."

      The Operating Partnerships are engaged in the distribution of propane and related equipment and supplies. The Operating Partnerships comprise the largest retail propane distribution business in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 46 states, including Alaska and Hawaii.

      At September 30, 2002, AmeriGas Propane, Inc. (the "General Partner"), an indirect wholly owned subsidiary of UGI Corporation ("UGI"), held a 1% general partner interest in AmeriGas Partners and a 1.01% general partner interest in AmeriGas OLP. The General Partner and its wholly owned subsidiary Petrolane Incorporated ("Petrolane," a predecessor company of the Partnership) also owned 9,891,072 Subordinated Units and 14,633,932 Common Units of AmeriGas Partners. The remaining 24,907,354 Common Units are publicly held. These Common and Subordinated units represent limited partner interests in AmeriGas Partners. Effective November 18, 2002, the 9,891,072 Subordinated Units held by the General Partner as of September 30, 2002 were converted to Common Units (see
Note 17).

      AmeriGas Partners holds a 99% limited partner interest in AmeriGas OLP. AmeriGas OLP, indirectly through subsidiaries, owns an effective 0.1% general partner interest and a direct approximate 99.8% limited partner interest in Eagle OLP. An unrelated third party (minority partner) holds an approximate 0.1% limited partner interest in Eagle OLP.

      AmeriGas Partners and the Operating Partnerships have no employees. Employees of the General Partner conduct, direct and manage the activities of AmeriGas Partners and AmeriGas OLP. The General Partner also provides management and administrative services to AmeriGas Eagle Holdings, Inc. ("AEH"), the general partner of Eagle OLP, under a management services agreement. The General Partner is reimbursed monthly for all direct and indirect expenses it incurs on behalf of the Operating Partnerships.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION PRINCIPLES. The consolidated financial statements include the accounts of AmeriGas Partners and its majority-owned subsidiaries. We eliminate all significant intercompany accounts and transactions when we consolidate. We account for the General Partner's 1.01% interest in AmeriGas OLP and the minority partner's 0.1% limited partner interest in Eagle OLP as minority interests in the consolidated financial statements. The Partnership's 50% ownership interest in Atlantic Energy, Inc., a propane storage terminal located in Chesapeake, Virginia, is accounted for by the equity method.

USE OF ESTIMATES. We make estimates and assumptions when preparing financial statements in conformity with accounting principles generally accepted in the United States. These estimates and assumptions affect the reported amounts of assets and liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

REVENUE RECOGNITION. We recognize revenue from the sale of propane principally as product is delivered to customers. Revenue from the sale of appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service.

      Effective October 1, 2000, we applied the guidance of Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 101 entitled "Revenue Recognition" ("SAB 101") with respect to annually billed nonrefundable tank fees. Under the new accounting method, revenues from such fees are recorded on a straight-line basis over one year. Prior to the change in accounting, such revenues were recorded when billed. For a detailed description of this change in accounting and its impact on our results, see Note 4.

INVENTORIES. Our inventories are stated at the lower of cost or market. We determine cost using an average cost method for propane, specific identification for appliances, and the first-in, first-out ("FIFO") method for all other inventories.

                                      AmeriGas Partners, L.P. 2002 Annual Report


PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION. We record property, plant and equipment at cost. The amounts we assign to property, plant and equipment of businesses we acquire are based upon estimated fair value at date of acquisition. We compute depreciation expense on plant and equipment using the straight-line method over estimated service lives generally ranging from 15 to 40 years for buildings and improvements; 7 to 30 years for storage and customer tanks and cylinders; and 2 to 10 years for vehicles, equipment, and office furniture and fixtures. Depreciation expense was $61,993 in 2002, $48,169 in 2001 and $41,452 in 2000.

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

INTANGIBLE ASSETS. The Partnership's intangible assets comprise the following at September 30:

                                                              2002         2001
--------------------------------------------------------------------------------
SUBJECT TO AMORTIZATION:
   Customer relationships and
      noncompete agreements                              $  31,237     $ 32,234
   Accumulated amortization                                 (8,651)      (5,364)
--------------------------------------------------------------------------------
                                                         $  22,586     $ 26,870
--------------------------------------------------------------------------------
NOT SUBJECT TO AMORTIZATION:
   Goodwill                                              $ 496,603     $496,558
   Excess reorganization value                              93,320       93,320
--------------------------------------------------------------------------------
                                                         $ 589,923     $589,878
--------------------------------------------------------------------------------

      Effective October 1, 2001, we early adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets." SFAS 142 addresses the financial accounting and reporting for intangible assets acquired individually or with a group of other assets (excluding those acquired in a business combination) at acquisition and also addresses the financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Under SFAS 142, an intangible asset is amortized over its useful life unless that life is determined to be indefinite. Goodwill, including excess reorganization value, and other intangible assets with indefinite lives are not amortized but are subject to tests for impairment at least annually. In accordance with the provisions of SFAS 142, the Partnership ceased the amortization of goodwill and excess reorganization value effective October 1, 2001.

      We amortize customer relationship and noncompete agreement intangibles over their estimated periods of benefit which do not exceed 15 years. Prior to the adoption of SFAS 142, we amortized goodwill resulting from purchase business combinations over 40 years, and excess reorganization value (resulting from Petrolane's July 1993 reorganization under Chapter 11 of the U.S. Bankruptcy
Code) on a straight-line basis over 20 years. Amortization expense of intangible assets was $3,287 in 2002. Amortization expense of intangible assets in 2001 and 2000, which includes amortization of goodwill and excess reorganization value prior to the adoption of SFAS 142, was $25,767 and $25,007, respectively. Estimated amortization expense of intangible assets during the next five fiscal years is as follows: Fiscal 2003 - $2,902; Fiscal 2004 - $2,772; Fiscal 2005 - $2,469; Fiscal 2006 - $1,937; Fiscal 2007 - $1,382.

      The following table provides reconciliations of reported and adjusted net income and diluted net income per limited partner unit as if SFAS 142 had been adopted as of October 1, 2000:

                                                Year Ended September 30,
                                      ------------------------------------------
                                            2002            2001            2000
================================================================================
NET INCOME:
   Reported income before
      accounting changes              $   55,366      $   53,015      $   15,196
   Add back goodwill and
      excess reorganization
      value amortization,
      net of adjustment to
      minority interests                      --          23,570          23,117
--------------------------------------------------------------------------------
   Adjusted income before
      accounting changes                  55,366          76,585          38,313
   Cumulative effect of
      accounting changes                      --          12,494              --
--------------------------------------------------------------------------------
   Adjusted net income                $   55,366      $   89,079      $   38,313
--------------------------------------------------------------------------------
DILUTED INCOME PER
   LIMITED PARTNER UNIT:
   Reported income before
      accounting changes              $     1.12      $     1.18      $     0.36
   Add back goodwill and
      excess reorganization
      value amortization,
      net of adjustment to
      minority interests                      --            0.53            0.54
--------------------------------------------------------------------------------
   Adjusted income per unit
      before accounting
      changes                               1.12            1.71            0.90
   Cumulative effect of
      accounting changes                      --            0.27              --
--------------------------------------------------------------------------------
   Adjusted net income
      per unit                        $     1.12      $     1.98      $     0.90
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)

      In accordance with the provisions of SFAS 142, we were required to perform a transitional goodwill impairment test by March 31, 2002. In addition, SFAS 142 requires that we perform an impairment test annually or more frequently if events or circumstances indicate that the value of goodwill might be impaired. No impairment to goodwill was recorded as a result of our SFAS 142 transitional impairment test or our annual impairment test completed during the fourth fiscal quarter of 2002.

OTHER ASSETS. Included in other assets are net deferred debt issuance costs of $13,673 and $14,811 at September 30, 2002 and 2001, respectively. We are amortizing these costs over the term of the related debt.

COMPUTER SOFTWARE COSTS. We include in property, plant and equipment costs associated with computer software we develop or obtain for use in our business. We amortize computer software costs on a straight-line basis over expected periods of benefit not exceeding seven years once the installed software is ready for its intended use.

CUSTOMER DEPOSITS. We offer certain of our customers prepayment programs which require customers to pay a fixed periodic amount, or to otherwise prepay a portion of their anticipated propane purchases. Customer prepayments, which exceed associated billings, are classified as customer deposits and advances on the Consolidated Balance Sheets.

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

INCOME TAXES. AmeriGas Partners and the Operating Partnerships are not directly subject to federal income taxes. Instead, their taxable income or loss is allocated to their individual partners. The Operating Partnerships have corporate subsidiaries which are directly subject to federal income taxes. Accordingly, our Consolidated Financial Statements reflect income taxes related to these corporate subsidiaries. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders. This is a result of (1) differences between the tax basis and financial reporting basis of assets and liabilities and (2) the taxable income allocation requirements of the Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. ("Partnership Agreement") and the Internal Revenue Code.

UNIT-BASED COMPENSATION. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we apply the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), in recording compensation expense for grants of equity instruments to employees. Our compensation expense under the provisions of APB 25 for all periods presented was not materially different from amounts determined under the provisions of SFAS 123. For a description of unit-based compensation and related disclosure, see Note 10.

NET INCOME PER UNIT. Net income per unit is computed by dividing net income, after deducting the General Partner's 1% interest, by the weighted average number of Common and Subordinated units outstanding. Potentially dilutive Common Units totaling 23,000 in 2002 result principally from Common Unit awards issued under AmeriGas Propane, Inc. incentive compensation plans. There were no potentially dilutive securities in 2001 and 2000.

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

                                      AmeriGas Partners, L.P. 2002 Annual Report


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

CONSOLIDATED STATEMENTS OF CASH FLOWS. We define cash equivalents as all highly liquid investments with maturities of three months or less when purchased. We record cash equivalents at cost plus accrued interest, which approximates market value. We paid interest totaling $86,556 in 2002, $79,302 in 2001, and $75,317 in 2000.

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

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS. The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"); SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"); SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"); and SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146").

      SFAS 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with a corresponding increase in the carrying value of the related asset. Entities shall subsequently charge the retirement cost to expense using a systematic and rational method over the related asset's useful life and adjust the fair value of the liability resulting from the passage of time through charges to operating expense. We adopted SFAS 143 effective October 1, 2002. The adoption of SFAS 143 did not have a material effect on our financial position or results of operations.

      SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," as it relates to the disposal of a segment of a business. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of based upon the framework of SFAS 121, and resolves significant implementation issues of SFAS 121. The Partnership adopted SFAS 144 effective October 1, 2002. The adoption of SFAS 144 did not affect our financial position or results of operations.

      SFAS 145 rescinded SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" (an amendment of APB Opinion No. 30) ("SFAS 4"), effective for fiscal years beginning after May 15, 2002. SFAS 4 had required that material gains and losses on extinguishment of debt be classified as an extraordinary item. Under SFAS 145, it is less likely that a gain or loss on extinguishment of debt would be classified as an extraordinary item in the Consolidated Statement of Income. Among other things, SFAS 145 also amends SFAS No. 13, "Accounting for Leases," to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS 145 relating to leases were effective for transactions occurring after May 15, 2002. The application of SFAS 145 did not affect our financial position or results of operations during 2002.

      SFAS 146 addresses accounting for costs associated with exit or disposal activities and replaces the guidance in Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." Generally, SFAS 146 requires that a liability for costs associated with an exit or disposal activity, including contract termination costs, employee termination benefits and other associated costs, be recognized when the liability is incurred. Under EITF No. 94-3, a liability was recognized at the date an entity committed to an exit plan. SFAS 146 will be effective for disposal activities initiated after December 31, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)


NOTE 3 - ACQUISITIONS

On August 21, 2001, AmeriGas Partners, through AmeriGas OLP, acquired the propane distribution businesses of Columbia Energy Group ("Columbia Propane Businesses") in a series of equity and asset purchases pursuant to the terms of the Purchase Agreement dated January 30, 2001, and Amended and Restated August 7, 2001 ("Columbia Purchase Agreement") by and among Columbia Energy Group ("CEG"), Columbia Propane Corporation ("Columbia Propane"), Columbia Propane, L.P. ("CPLP"), CP Holdings, Inc. ("CPH"), AmeriGas Partners, AmeriGas OLP, and the General Partner. The acquired businesses comprised the seventh largest retail marketer of propane in the United States with annual sales of over 300 million gallons from locations in 29 states. The acquired businesses were principally conducted through Columbia Propane and its approximate 99% owned subsidiary, CPLP (referred to after the acquisition as "Eagle OLP"). AmeriGas OLP acquired substantially all of the assets of Columbia Propane, including an indirect 1% general partner interest and an approximate 99% limited partnership interest in Eagle OLP.

      The purchase price of the Columbia Propane Businesses consisted of $201,750 in cash. In addition, AmeriGas OLP agreed to pay CEG for the amount of working capital, as defined, in excess of $23,000. In April 2002, the Partnership's management and CEG agreed upon the amount of working capital acquired by AmeriGas OLP and AmeriGas OLP made an additional payment for working capital and other adjustments totaling $736. The Columbia Purchase Agreement also provided for the purchase by CEG of limited partnership interests in AmeriGas OLP valued at $50,000 for $50,000 in cash, which interests were exchanged for 2,356,953 Common Units of AmeriGas Partners having an estimated fair value of $54,422. Concurrently with the acquisition, AmeriGas Partners issued $200,000 of 8.875% Senior Notes due May 2011, the net proceeds of which were contributed to AmeriGas OLP to finance the acquisition of the Columbia Propane Businesses, to fund related fees and expenses, and to repay debt outstanding under AmeriGas OLP's Bank Credit Agreement.

      The operating results of the Columbia Propane Businesses are included in our consolidated results from August 21, 2001.

      The following table identifies the components of the purchase price:

================================================================================
Cash paid                                                             $ 202,486
Cash received from sale of AmeriGas OLP
   limited partner interests                                            (50,000)
Fair value of AmeriGas Partners' Common Units
   issued in exchange for the AmeriGas OLP
   limited partner interests                                             54,422
Transaction costs and expenses                                            8,140
Involuntary employee termination benefits and
   relocation costs                                                       2,618
Other liabilities and obligations incurred                                1,031
--------------------------------------------------------------------------------
Total                                                                 $ 218,697
================================================================================

      As of September 30, 2002, substantially all involuntary employee termination benefits and relocation costs had been paid.

      The purchase price of the Columbia Propane Businesses has been allocated to the assets and liabilities acquired as follows:

================================================================================
Net current assets                                                    $  16,741
Property, plant and equipment                                           182,761
Customer relationships and noncompete agreement
   (estimated useful life of 15 and 5 years, respectively)               19,878
Other assets and liabilities                                               (683)
--------------------------------------------------------------------------------
Total                                                                 $ 218,697
================================================================================

      The following table presents unaudited pro forma income statement and per unit data for 2001 and 2000 as if the acquisition of the Columbia Propane Businesses had occurred as of the beginning of those years:

                                                          2001             2000
================================================================================
Revenues                                            $1,788,567      $ 1,428,147
Income (loss) before accounting changes             $   51,637      $       (53)
Net income (loss)                                   $   64,131      $       (53)
Income per limited partner unit -
   basic and diluted:
      Income before accounting changes              $     1.10      $        --
      Net income                                    $     1.36      $        --
================================================================================

   The pro forma results of operations reflect the Columbia Propane Businesses' historical operating results after giving effect to adjustments directly attributable to the transaction that are expected to have a continuing impact. They are not adjusted for, among other things, the impact of normal weather conditions, operating synergies and anticipated cost savings. In our opinion, the unaudited pro forma results are not necessarily indicative of the actual results that

                                      AmeriGas Partners, L.P. 2002 Annual Report


would have occurred had the acquisition of the Columbia Propane Businesses occurred as of the beginning of the years presented or of future operating results under our management.

      During 2001, in addition to the acquisition of the Columbia Propane Businesses, we acquired several other small propane distribution businesses for $147 in cash and 25,993 Common Units. During 2000, we acquired four retail propane businesses, including the West Coast propane operations of All Star Gas Corporation, for total cash consideration of $55,640. The excess of the purchase price over the fair value of net assets acquired for the 2000 acquisitions was approximately $38,000. In conjunction with these acquisitions, liabilities in the amount of $2,861 were assumed. The pro forma effect of these transactions was not material to the Partnership's results of operations in 2001 and 2000.

      All of our business acquisitions have been accounted for using the purchase method of accounting. Their results of operations are included in our consolidated results of operations from their respective dates of acquisition.

NOTE 4 - CHANGES IN ACCOUNTING

TANK FEE REVENUE RECOGNITION. In order to apply the guidance of SAB 101, effective October 1, 2000, we changed our method of accounting for annually billed nonrefundable tank fees. Prior to the change in accounting, nonrefundable tank fees for installed Partnership-owned tanks were recorded as revenue when billed. Under the new accounting method, revenues from such fees are being recorded on a straight-line basis over one year. As a result of this change in accounting, on October 1, 2000, we recorded a charge of $5,984 representing the cumulative effect of the change in accounting on prior years. The change in accounting for nonrefundable tank fees did not have a material impact on reported revenues in 2002 and 2001, and would not have had a material impact on reported revenues in 2000. At September 30, 2002 and 2001, deferred revenues relating to nonrefundable tank fees were $6,755 and $6,153, respectively.

ACCOUNTING FOR TANK INSTALLATION COSTS. Effective October 1, 2000, we changed our method of accounting for tank installation costs which are not billed to customers. Prior to the change in accounting, costs to install Partnership-owned tanks at a customer location were expensed as incurred. Under the new accounting method, all such costs, net of amounts billed to customers, are capitalized in property, plant and equipment and amortized over the estimated period of benefit not exceeding ten years. We believe that the new accounting method better matches the costs of installing Partnership-owned tanks with the periods benefited. As a result of this change in accounting, on October 1, 2000, we recorded an increase of $19,214 in net income representing the cumulative effect of the change in accounting on prior years. The change in accounting for tank installation costs did not have a material effect on 2001 net income.

CUMULATIVE EFFECT OF ACCOUNTING CHANGES AND PRO FORMA DISCLOSURE. The cumulative effect and related per limited partner unit amounts reflected on the 2001 Consolidated Statement of Income resulting from the above changes in accounting principles, as well as the cumulative effect resulting from the adoption of SFAS 133 (see Note 2), comprise the following:

                                                                      Cumulative
                                                                      Effect Per
                                                     Cumulative          Limited
                                                         Effect     Partner Unit
================================================================================
Tank fees                                             $ (5,984)         $ (0.13)
Tank installation costs                                 19,214             0.43
SFAS 133                                                  (736)           (0.02)
--------------------------------------------------------------------------------
Total                                                 $ 12,494          $  0.28
================================================================================

      The following table reflects unaudited pro forma net income and income per unit after applying retroactively the changes in accounting for tank installation costs and nonrefundable tank fees:

                                                      As Reported    As Adjusted
================================================================================
Year Ended September 30, 2000:
   Net income                                             $15,196        $14,989
   Net income per unit - basic and diluted                $  0.36        $  0.35
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

      Distributions of Available Cash have generally been made 98% to Common and Subordinated unitholders and 2% to the General Partner. The Partnership may pay an incentive distribution if Available Cash exceeds the Minimum Quarterly Distribution of $0.55 ("MQD") on all units. If there was sufficient Available Cash, holders of Common Units had the right to receive the MQD, plus any arrearages, before the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after all the remaining Subordinated Units have been converted to Common Units pursuant to the terms of the Partnership Agreement. Effective November 18, 2002, the remaining Subordinated Units held by the General Partner as of September 30, 2002 were converted to Common Units (see Note 17).

                                      AmeriGas Partners, L.P. 2002 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)


NOTE 6 - DEBT

Long-term debt comprises the following at September 30:

                                                          2002             2001
================================================================================
AmeriGas Partners Senior Notes:
   8.875%, due May 2011 (of which $40,000
      in 2002 includes unamortized premium
      of $1,550, effective rate - 8.25%)             $ 241,550      $   200,000
   10%, due April 2006 (less unamortized
      discount of $223 and $271,
      respectively, effective rate - 10.125%)           59,777           59,729
   10.125%, due April 2007                              85,000          100,000
AmeriGas OLP First Mortgage Notes:
   Series A, 9.34% - 11.71%, due
      April 2001 through April 2009
      (including unamortized premium
      of $7,884 and $9,214, respectively,
      effective rate - 8.91%)                          167,884          189,214
   Series B, 10.07%, due April 2001
      through April 2005 (including
      unamortized premium of $2,304
      and $3,931, respectively, effective
      rate - 8.74%)                                    122,304          163,931
   Series C, 8.83%, due April 2003
      through April 2010                               110,000          110,000
   Series D, 7.11%, due March 2009
      (including unamortized premium of
      $2,168 and $2,427, respectively,
      effective rate - 6.52%)                           72,168           72,427
   Series E, 8.50%, due July 2010 (including
      unamortized premium of $149 and $161,
      respectively, effective rate - 8.47%)             80,149           80,161
AmeriGas OLP Acquisition Facility                           --           20,000
Other                                                    6,952           10,442
--------------------------------------------------------------------------------
Total long-term debt                                   945,784        1,005,904
Less current maturities (including net
   unamortized premium of $2,887
   and $3,181, respectively)                           (60,398)         (87,178)
--------------------------------------------------------------------------------
Total long-term debt due after one year              $ 885,386      $   918,726
================================================================================

      Scheduled principal repayments of long-term debt for each of the next five fiscal years ending September 30 are as follows: 2003 - $57,511; 2004 - $55,063; 2005 - $54,889; 2006 - $113,247; 2007 - $138,750.

AMERIGAS PARTNERS SENIOR NOTES. The 8.875% Senior Notes generally cannot be redeemed at our option prior to May 20, 2006. A redemption premium applies thereafter through May 19, 2009. However, prior to May 20, 2004, AmeriGas Partners may use the proceeds of a public offering of Common Units to redeem up to 33% of the 8.875% Senior Notes at 108.875% plus accrued and unpaid interest. The 10% Senior Notes generally cannot be redeemed at our option prior to their maturity. The 10.125% Senior Notes are redeemable prior to their maturity date. A redemption premium applies until April 15, 2004. In November 2001, AmeriGas Partners prepaid $15,000 of 10.125% Senior Notes at a redemption price of 103.375%. AmeriGas Partners may, under certain circumstances following the disposition of assets or a change of control, be required to offer to prepay the Senior Notes.

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

AMERIGAS OLP BANK CREDIT AGREEMENT. AmeriGas OLP's Second Amended and Restated Credit Agreement ("Bank Credit Agreement") consists of (1) a Revolving Credit Facility and (2) an Acquisition Facility. AmeriGas OLP's obligations under the Bank Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are co-obligors of amounts outstanding under the Bank Credit Agreement.

      Under the Revolving Credit Facility, AmeriGas OLP may borrow up to $100,000 (including a $35,000 sublimit for letters of credit) subject to restrictions in the AmeriGas Partners Senior Notes indentures (see "Restrictive Covenants" below). The Revolving Credit Facility may be used for working capital and general purposes of AmeriGas OLP. The Revolving Credit Facility expires October 1, 2003, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. AmeriGas OLP had borrowings under the Revolving Credit Facility totaling $10,000 at September 30, 2002, which we classify as bank loans. There were no borrowings outstanding under the Revolving Credit Facility at September 30, 2001. Issued and outstanding letters of credit, which reduce available borrowings under the Revolving Credit Facility, totaled $19,781 at September 30, 2002 and $9,500 at September 30, 2001.

                                      AmeriGas Partners, L.P. 2002 Annual Report


      The Acquisition Facility provides AmeriGas OLP with the ability to borrow up to $75,000 to finance the purchase of propane businesses or propane business assets. In addition, up to $30,000 of the Acquisition Facility may be used for working capital purposes. The Acquisition Facility operates as a revolving facility through October 1, 2003, at which time amounts then outstanding will be immediately due and payable.

      The Revolving Credit Facility and the Acquisition Facility permit AmeriGas OLP to borrow at prevailing interest rates, including the base rate, defined as the higher of the Federal Funds rate plus 0.50% or the agent bank's prime rate (4.75% at September 30, 2002), or at two-week, one-, two-, three-, or six-month Eurodollar Rate, as defined in the Bank Credit Agreement, plus a margin. The margin on Eurodollar Rate borrowings (which ranges from 1.00% to 2.25%), and the Bank Credit Agreement commitment fee rate (which ranges from 0.25% to 0.50%) are dependent upon AmeriGas OLP's ratio of funded debt to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each as defined in the Bank Credit Agreement. The weighted-average interest rate on Revolving Credit Facility borrowings at September 30, 2002 was 4.75%. There were no borrowings outstanding under the Acquisition Facility at September 30, 2002. The weighted-average interest rate on Acquisition Facility loans outstanding at September 30, 2001 was 4.08%. AmeriGas OLP had the ability to borrow an additional $67,658 under the Acquisition Facility based upon eligible propane business and asset expenditures made through September 30, 2002.

GENERAL PARTNER FACILITY. AmeriGas OLP also has a Revolving Credit Agreement with the General Partner under which it may borrow up to $20,000 for working capital and general purposes. This agreement is coterminous with, and generally comparable to, AmeriGas OLP's Revolving Credit Facility except that borrowings under the General Partner Facility are unsecured and subordinated to all senior debt of AmeriGas OLP. Interest rates on borrowings are based upon one-month offshore interbank offering rates. Commitment fees are determined in the same manner as fees under the Revolving Credit Facility. UGI has agreed to contribute up to $20,000 to the General Partner to fund such borrowings.

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

      If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24,000 less the total amount of distributions made during the immediately preceding 16 fiscal quarters. At September 30, 2002, such ratio was 2.41-to-1.

      The Bank Credit Agreement and the First Mortgage Notes restrict the incurrence of additional indebtedness and also restrict certain liens, guarantees, investments, loans and advances, payments, mergers, consolidations, asset transfers, transactions with affiliates, sales of assets, acquisitions and other transactions. The Bank Credit Agreement and First Mortgage Notes require the ratio of total indebtedness, as defined, to EBITDA, as defined (calculated on a rolling four-quarter basis or eight-quarter basis divided by two), to be less than or equal to 4.75-to-1 with respect to the Bank Credit Agreement and 5.25-to-1 with respect to the First Mortgage Notes. In addition, the Bank Credit Agreement requires that AmeriGas OLP maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. Generally, as long as no default exists or would result, AmeriGas OLP is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter. At September 30, 2002, the Partnership was in compliance with its financial covenants.

NOTE 7 - EMPLOYEE RETIREMENT PLANS

The General Partner sponsors a 401(k) savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. Generally, employee contributions are matched on a dollar-for-dollar (100%) basis up to 5% of eligible compensation. In conjunction with a short-term cost savings program, for the period March 1, 2002 to September 30, 2002, employee contributions were matched at a rate of 25% up to 5% of eligible compensation. The cost of benefits under our savings plan was $2,904 in 2002, $4,765 in 2001 and $4,741 in 2000.

NOTE 8 - INVENTORIES

Inventories comprise the following at September 30:

                                                          2002              2001
================================================================================
Propane gas                                            $38,283           $52,527
Materials, supplies and other                           18,586            13,960
Appliances for sale                                      5,627             6,585
--------------------------------------------------------------------------------
Total inventories                                      $62,496           $73,072
================================================================================

      In addition to inventories on hand, we also enter into contracts to purchase propane to meet a portion of our supply requirements. Generally, these contracts are one- or two-year agreements subject to annual review and call for payment based on either fixed prices or market prices at date of delivery.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)


NOTE 9 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment comprise the following at September 30:

                                                           2002            2001
================================================================================
Land                                                $    64,672       $  62,248
Buildings and improvements                               75,949          79,107
Transportation equipment                                 72,300          77,785
Storage facilities                                       83,528          72,764
Equipment, primarily cylinders and tanks                709,308         666,766
Other                                                    14,383          16,868
--------------------------------------------------------------------------------
Gross property, plant and equipment                   1,020,140         975,538
Less accumulated depreciation and
   amortization                                        (408,590)       (347,898)
--------------------------------------------------------------------------------
Net property, plant and equipment                   $   611,550       $ 627,640
================================================================================

NOTE 10 - PARTNERS' CAPITAL AND INCENTIVE COMPENSATION PLANS

Effective with the conversion of the remaining Subordinated Units on November 18, 2002 (see Note 17), the General Partner may, in its sole discretion, cause the Partnership to issue an unlimited number of additional Common Units and other equity securities of the Partnership ranking on a parity with the Common Units.

      In December 2001 and January 2002, AmeriGas Partners sold an aggregate 2,428,047 Common Units in conjunction with an underwritten public offering at a public offering price of $21.50 per unit. The net proceeds of the public offering and the associated capital contributions from the General Partner totaling $50,635 were contributed to AmeriGas OLP and used to reduce Bank Credit Agreement borrowings and for working capital. In October 2001, AmeriGas Partners closed the sale of 350,000 Common Units to the General Partner at the trade-date market price of $19.81 per unit. The proceeds of this sale and the associated capital contributions from the General Partner totaling $7,075 were contributed to AmeriGas OLP which used the proceeds to reduce Bank Credit Agreement borrowings and for working capital. In October 2000, we sold 2,300,000 Common Units in conjunction with a public offering at a public offering price of $18.44 per unit. The net proceeds from the Common Unit offering and the associated capital contributions from the General Partner totaling $40,649 were used to reduce Bank Credit Agreement indebtedness and for working capital purposes.

      Under the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan ("2000 Incentive Plan"), the General Partner may grant to key employees the rights to receive a total of 500,000 Common Units, or cash equivalent to the fair market value of such Common Units, upon the achievement of performance goals. In addition, the 2000 Incentive Plan may provide for the crediting of Partnership distribution equivalents to participants' accounts. Distribution equivalents will be paid in cash and such payment may, at the participant's request, be deferred. The actual number of Common Units (or their cash equivalents) ultimately issued, and the actual amount of distribution equivalents paid, is dependent upon the achievement of performance goals. Generally, each grant, unless paid, will terminate when the participant ceases to be employed by the General Partner. We also have a nonexecutive Common Unit plan under which the General Partner may grant awards of up to a total of 200,000 Common Units to key employees who do not participate in the 2000 Incentive Plan. Generally, awards under the nonexecutive plan vest at the end of a three-year period and will be paid in Common Units and cash. During 2002 and 2001, the General Partner made awards under the 2000 Incentive Plan and the nonexecutive plan representing 43,250 and 66,075 Common Units, respectively. We recorded compensation expense of $1,018 in 2002 and $497 in 2001 relating to these plans. At September 30, 2002 and 2001, awards representing 105,825 and 65,325 Common Units, respectively, were outstanding.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

We lease various buildings and transportation, computer and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain escalation clauses. Our aggregate rental expense for such leases was $41,974 in 2002, $32,709 in 2001 and $28,990 in 2000.

      Minimum future payments under noncancelable operating leases are as follows:

================================================================================
Year Ending September 30,
   2003                                                                 $ 36,475
   2004                                                                   30,893
   2005                                                                   26,859
   2006                                                                   22,323
   2007                                                                   18,235
   Thereafter                                                             41,768
--------------------------------------------------------------------------------
Total minimum operating lease payments                                  $176,553
================================================================================

      The Partnership has succeeded to certain lease guarantee obligations of Petrolane relating to Petrolane's divestiture of nonpropane operations before its 1989 acquisition by QFB Partners. Future lease payments under these leases total approximately $20,000 at September 30, 2002. The leases expire through 2010 and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation ("Texas Eastern"), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. In December 1999, Texas Eastern filed for dissolution under the Delaware General Corporation Law. In May 2001, Petrolane filed a declaratory judgment action in the Delaware Chancery Court seeking confirmation of

                                      AmeriGas Partners, L.P. 2002 Annual Report


      Texas Eastern's indemnification obligations and judicial supervision of Texas Eastern's dissolution to ensure that its indemnification obligations to Petrolane are paid or adequately provided for in accordance with law. Those proceedings are pending. In a Liquidation and Winding Up Agreement dated September 17, 2002, PanEnergy Corporation ("PanEnergy"), Texas Eastern's sole stockholder, agreed to assume all of Texas Eastern's liabilities as of December 20, 2002, to the extent of the value of Texas Eastern's assets transferred to PanEnergy as of that date (which is expected to exceed $94 million), and to the extent that such liabilities arise within ten years from Texas Eastern's date of dissolution. Notwithstanding the dissolution proceeding, and based on Texas Eastern previously having satisfied directly defaulted lease obligations without the Partnership's having to honor its guarantee, we believe that the probability that the Partnership will be required to directly satisfy the lease obligations subject to the indemnification agreement is remote.

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

NOTE 12 - RELATED PARTY TRANSACTIONS

Pursuant to the Partnership Agreement and a Management Services Agreement among AEH, the general partner of Eagle OLP, and the General Partner, the General Partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of the Partnership. These costs, which totaled $262,398 in 2002, $208,910 in 2001 and $192,910 in 2000, include employee compensation and benefit expenses of employees of the General Partner and general and administrative expenses.

      UGI provides certain financial and administrative services to the General Partner. UGI bills the General Partner for these direct and indirect corporate expenses and the General Partner is reimbursed by the Partnership for these expenses. Such corporate expenses totaled $6,341 in 2002, $5,276 in 2001 and $3,985 in 2000. In addition, UGI and certain of its subsidiaries provide office space and automobile liability insurance to the Partnership. These expenses totaled $1,502 in 2002, $1,348 in 2001 and $1,155 in 2000.

      Subsequent to the Columbia Propane acquisition, the Partnership purchases propane on behalf of Atlantic Energy. Atlantic Energy reimburses AmeriGas OLP for its purchases plus interest as Atlantic Energy sells such propane to third parties or to the Partnership itself. The total dollar value of propane purchased on behalf of Atlantic Energy was $11,370 and $1,875 in 2002 and 2001, respectively. Purchases of propane by AmeriGas OLP from Atlantic Energy during 2002 and 2001 totaled $12,131 and $1,132, respectively.

      AmeriGas OLP also provides other services to Atlantic Energy including accounting, insurance and other administrative services and is reimbursed for the related costs. Such costs were not material during 2002 or 2001. In addition, AmeriGas OLP enters into product cost hedging contracts on behalf of Atlantic Energy. When these contracts are settled, AmeriGas OLP is reimbursed the cost of any losses, or distributes the proceeds of any gains, to Atlantic Energy.

      Amounts due from Atlantic Energy at September 30, 2002 and 2001 totaled $5,243 and $2,867, respectively, which amounts are included in accounts receivable - related parties in the Consolidated Balance Sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)


NOTE 13 - OTHER CURRENT LIABILITIES

Other current liabilities comprise the following at September 30:

                                                                2002        2001
--------------------------------------------------------------------------------
Self-insured property and casualty liability                 $11,658     $ 8,516
Taxes other than income taxes                                  5,344       6,922
Fair value of derivative instruments                           3,330      12,958
Propane exchange liability                                     4,627       8,131
Deferred tank fee revenue                                      6,755       6,153
Other                                                          8,759       9,289
--------------------------------------------------------------------------------
Total other current liabilities                              $40,473     $51,969
================================================================================

NOTE 14 - FINANCIAL INSTRUMENTS

In accordance with its propane price risk management policy, the Partnership uses derivative instruments, including price swap and option contracts and contracts for the forward sale of propane, to manage the cost of a portion of its forecasted purchases of propane and to manage market risk associated with propane storage inventories. These derivative instruments have been designated by the Partnership as cash flow or fair value hedges under SFAS 133. The fair values of these derivative instruments are affected by changes in propane product prices. In addition to these derivative instruments, the Partnership may also enter into contracts for the forward purchase of propane as well as fixed price supply agreements to manage propane market price risk. These contracts generally qualify for the normal purchases and normal sales exception of SFAS 133 and therefore are not adjusted to fair value.

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

      During the years ended September 30, 2002 and 2001, the net loss recognized in earnings representing cash flow hedge ineffectiveness was $2,123 and $326, respectively. Gains and losses included in accumulated other comprehensive income at September 30, 2002 relating to cash flow hedges will be reclassified into (1) cost of sales when the forecasted purchase of propane subject to the hedges impacts net income and (2) interest expense when interest on anticipated issuances of fixed-rate long-term debt is reflected in net income. Included in accumulated other comprehensive income at September 30, 2002 are net losses of approximately $3,014 from IRPAs associated with forecasted issuances of ten-year debt generally anticipated to occur during the next two years. The amount of net loss which is expected to be reclassified into net income during the next twelve months is not material. The remaining net gain on derivative instruments included in accumulated other comprehensive income at September 30, 2002 of $9,660 is principally associated with future purchases of propane generally anticipated to occur during the next twelve months. The actual amount of gains or losses on unsettled derivative instruments that ultimately is reclassified into net income will depend upon the value of such derivative contracts when settled. The fair value of derivative instruments is included in other current assets, other current liabilities and other noncurrent liabilities in the Consolidated Balance Sheets.

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

                                                      Carrying        Estimated
                                                        Amount       Fair Value
================================================================================
2002:
   Propane swap and option contracts                $    9,771       $    9,771
   Interest rate protection agreements                  (2,758)          (2,758)
   Long-term debt                                      945,784          982,869
2001:
   Propane swap, option and forward
      sales contracts                               $  (10,529)      $  (10,529)
   Interest rate protection agreements                  (3,029)          (3,029)
   Long-term debt                                    1,005,904        1,081,698
================================================================================

      We estimate the fair value of long-term debt by using current market prices and by discounting future cash flows using rates available for similar type debt. Fair values of derivative instruments reflect the estimated amounts that we would receive or (pay) to terminate the contracts at the reporting date based upon quoted market prices of comparable contracts.

      We have financial instruments such as short-term investments and trade accounts receivable which could expose us to concentrations of credit risk. We limit our credit risk from short-term investments by investing only in investment-grade commercial paper and U.S. Government securities. The credit risk from trade accounts receivable is limited because we have a large customer base which extends across many different U.S. markets. We attempt to minimize our credit risk associated with our derivative financial instruments through the application of credit policies.

NOTE 15 - OTHER INCOME, NET

Other income, net, comprises the following:

                                                 2002         2001         2000
================================================================================
Gain on sales of fixed assets                 $(1,719)     $(2,413)     $(3,577)
Finance charges                                (2,169)      (2,435)      (1,889)
Derivative loss                                 2,123          326            -
Other                                          (1,598)      (1,632)      (3,067)
--------------------------------------------------------------------------------
Total other income, net                       $(3,363)     $(6,154)     $(8,533)
================================================================================

                                      AmeriGas Partners, L.P. 2002 Annual Report


NOTE 16 - QUARTERLY DATA (UNAUDITED)

The following unaudited quarterly data includes all adjustments (consisting only of normal recurring adjustments) which we consider necessary for a fair presentation. Our quarterly results fluctuate because of the seasonal nature of our propane business.

                                 December 31,                March 31,                  June 30,                September 30,
                                2001          2000         2002          2001         2002          2001         2002          2001
====================================================================================================================================
Revenues                   $ 371,385     $ 432,468    $ 460,122     $ 557,452    $ 254,469     $ 219,164    $ 221,904     $ 209,280
Operating income (loss)    $  41,980     $  56,841    $ 104,644     $  94,680    $  11,769     $  (5,707)   $ (13,853)    $ (12,024)
Income (loss) before
 changes in accounting     $  18,397     $  36,400    $  81,989     $  74,497    $  (9,945)    $ (24,346)   $ (35,075)    $ (33,536)
Changes in accounting            --         12,494           --            --           --            --           --            --
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)          $  18,397     $  48,894    $  81,989     $  74,497    $  (9,945)    $ (24,346)   $ (35,075)    $ (33,536)
------------------------------------------------------------------------------------------------------------------------------------

Net income (loss) per
 limited partner
 unit - basic and
 diluted:
  Income (loss) before
   accounting changes      $    0.38     $    0.82    $    1.64     $   1.67     $  (0.20)     $   (0.54)   $  (0.70)    $    (0.73)
  Cumulative effect of
   accounting changes             --          0.28           --           --           --             --          --             --
------------------------------------------------------------------------------------------------------------------------------------
 Net income (loss) per
  unit                     $    0.38     $    1.10    $    1.64     $   1.67     $  (0.20)     $   (0.54)   $  (0.70)    $    (0.73)
====================================================================================================================================

NOTE 17 - SUBSEQUENT EVENT - CONVERSION OF SUBORDINATED UNITS

Pursuant to the Partnership Agreement, the 9,891,072 Subordinated Units outstanding as of September 30, 2002, all of which are held by the General Partner, were eligible to convert to Common Units on the first day after the record date for any quarter ending on or after March 31, 2000 in respect of which:

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

      In December 2002, the General Partner determined that the cash-based performance and distribution requirements had been met in respect of the quarter ended September 30, 2002. As a result, the remaining 9,891,072 Subordinated Units were converted to Common Units effective November 18, 2002. The conversion of the Subordinated Units did not result in an increase in the number of AmeriGas Partners limited partner units outstanding.

                                      AmeriGas Partners, L.P. 2002 Annual Report


REPORT OF INDEPENDENT ACCOUNTANTS

TO THE PARTNERS OF AMERIGAS PARTNERS, L.P. AND THE
BOARD OF DIRECTORS OF AMERIGAS PROPANE, INC.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, partners' capital and cash flows present fairly, in all material respects, the financial position of AmeriGas Partners, L.P. and its subsidiaries at September 30, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of AmeriGas Propane, Inc.; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The consolidated financial statements of AmeriGas Partners, L.P. and its subsidiaries as of September 30, 2001, and for each of the two years in the period ended September 30, 2001, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated November 16, 2001.

      As discussed in Note 2 to the consolidated financial statements, the Partnership adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in fiscal 2002.


/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
November 15, 2002,
   except for Note 17 as to which
   the date is December 16, 2002.


________________________________________________________________________________
  THIS REPORT IS A COPY OF THE PREVIOUSLY ISSUED ACCOUNTANT'S REPORT OF ARTHUR
         ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

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


/s/ Arthur Andersen LLP

Philadelphia, Pennsylvania
November 16, 2001

                                      AmeriGas Partners, L.P. 2002 Annual Report

GENERAL PARTNER'S REPORT


The Partnership's consolidated financial statements and other financial information contained in this Annual Report are prepared by the management of the General Partner, AmeriGas Propane, Inc., which is responsible for their fairness, integrity and objectivity. The consolidated financial statements and related information were prepared in accordance with accounting principles generally accepted in the United States of America and include amounts that are based on management's best judgments and estimates.

      The General Partner maintains a system of internal controls. Management of the General Partner believes the system provides reasonable, but not absolute, assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded to permit the preparation of reliable financial information. There are limits in all systems of internal control, based on the recognition that the cost of the system should not exceed the benefits to be derived. We believe that the internal control system is cost effective and provides reasonable assurance that material errors or irregularities will be prevented or detected within a timely period. The internal control system and compliance therewith are monitored by UGI Corporation's internal audit staff.

      The Audit Committee of the Board of Directors of the General Partner is composed of three members, none of whom is an employee of the General Partner. This Committee is responsible for overseeing the financial reporting process and the adequacy of controls, and for monitoring the independence of the Partnership's independent accountants and the performance of the independent accountants and internal audit staff. The Committee recommends to the Board of Directors the engagement of the independent accountants to conduct the annual audit of the Partnership's consolidated financial statements. The Committee is also responsible for maintaining direct channels of communication between the Board of Directors and both the independent accountants and internal auditors.

      The independent accountants, who are appointed by the Board of Directors of the General Partner, perform certain procedures, including an evaluation of internal controls to the extent required by auditing standards generally accepted in the United States of America, in order to express an opinion on the consolidated financial statements and to obtain reasonable assurance that such financial statements are free of material misstatement.


/s/ Eugene V. N. Bissell

Eugene V. N. Bissell
Chief Executive Officer


/s/ Martha B. Lindsay

Martha B. Lindsay
Chief Financial Officer

/s/ Richard R. Eynon

Richard R. Eynon
Chief Accounting Officer