Form 10-K, Exhibit 13
period 2005-09-30
AMERIGAS PARTNERS LP
filed 2005-12-13
CIK 932628

                                                                               .
                                                                               .
                                                                               .
                                      AmeriGas Partners, L.P. 2005 Annual Report

CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)

                                                             September 30,
                                                        -----------------------
                                                           2005         2004
                                                        ----------   ----------
ASSETS
Current assets:
   Cash and cash equivalents                            $   99,162   $   40,583
   Accounts receivable (less allowances
      for doubtful accounts of $13,143 and
      $11,964, respectively)                               161,209      141,709
   Accounts receivable - related parties                     2,600        5,137
   Inventories                                              90,748       84,753
   Derivative financial instruments                         50,788       13,141
   Prepaid expenses and other current assets                13,233       12,793
                                                        ----------   ----------
      Total current assets                                 417,740      298,116

Property, plant and equipment (less
   accumulated depreciation and amortization
   of $569,822 and $520,447, respectively)                 584,519      592,353
Goodwill and excess reorganization value                   619,052      609,058
Intangible assets (less accumulated
   amortization of $20,756 and $16,158,
   respectively)                                            29,422       28,612
Other assets                                                12,342       22,088
                                                        ----------   ----------
      Total assets                                      $1,663,075   $1,550,227
                                                        ==========   ==========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Current maturities of long-term debt                 $  118,087   $   60,068
   Accounts payable - trade                                136,429      112,315
   Accounts payable - related parties                        2,993        1,309
   Employee compensation and benefits accrued               31,410       30,023
   Interest accrued                                         28,985       30,675
   Customer deposits and advances                           92,427       78,907
   Other current liabilities                                46,684       39,173
                                                        ----------   ----------
      Total current liabilities                            457,015      352,470

Long-term debt                                             795,415      841,283
Other noncurrent liabilities                                64,658       59,687

Commitments and contingencies (note 11)

Minority interests                                           8,570        7,749

Partners' capital:
   Common unitholders (units issued -
      56,792,605 and 54,473,272, respectively)             289,396      276,876
   General partner                                           2,920        2,794
   Accumulated other comprehensive income                   45,101        9,368
                                                        ----------   ----------
      Total partners' capital                              337,417      289,038
                                                        ----------   ----------
      Total liabilities and partners' capital           $1,663,075   $1,550,227
                                                        ==========   ==========

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2005 Annual Report

CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of dollars, except per unit)

                                                  Year Ended September 30,
                                            ------------------------------------
                                               2005         2004         2003
                                            ----------   ----------   ----------
Revenues:
   Propane                                  $1,819,659   $1,639,700   $1,502,564
   Other                                       143,597      136,200      125,860
                                            ----------   ----------   ----------
                                             1,963,256    1,775,900    1,628,424
                                            ----------   ----------   ----------
Costs and expenses:
   Cost of sales - propane                   1,161,808      972,302      856,883
   Cost of sales - other                        58,198       56,937       53,452
   Operating and administrative expenses       518,127      501,073      488,434
   Depreciation and amortization                73,625       80,612       74,625
   Other income, net                           (25,781)     (11,744)      (8,960)
                                            ----------   ----------   ----------
                                             1,785,977    1,599,180    1,464,434
                                            ----------   ----------   ----------
Operating income                               177,279      176,720      163,990
Loss on extinguishment of debt                 (33,602)          --       (3,023)
Interest expense                               (79,900)     (83,175)     (87,195)
                                            ----------   ----------   ----------
Income before income taxes                      63,777       93,545       73,772
Income tax expense                              (1,514)        (269)        (586)
Minority interests                              (1,418)      (1,422)      (1,228)
                                            ----------   ----------   ----------
Net income                                  $   60,845   $   91,854   $   71,958
                                            ==========   ==========   ==========
General partner's interest in net income    $      608   $      919   $      720
                                            ==========   ==========   ==========
Limited partners' interest in net income    $   60,237   $   90,935   $   71,238
                                            ==========   ==========   ==========
Income per limited partner unit - basic
   and diluted                              $     1.10   $     1.71   $     1.42
Average limited partner units outstanding
   (thousands):
   Basic                                        54,602       53,097       50,267
                                            ==========   ==========   ==========
   Diluted                                      54,655       53,172       50,337
                                            ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2005 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

                                                           Year Ended September 30,
                                                      ---------------------------------
                                                         2005        2004        2003
                                                      ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                         $  60,845   $  91,854   $  71,958
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation and amortization                      73,625      80,612      74,625
      Gain on sale of Atlantic Energy                    (9,135)         --          --
      Loss on extinguishment of debt                     33,602          --       3,023
      Provision for uncollectible accounts               11,591       9,772       9,046
      Other, net                                         (3,052)     (2,306)     (2,299)
      Net change in:
         Accounts receivable                            (28,184)    (34,460)    (20,281)
         Inventories                                     (5,741)    (11,157)     (7,510)
         Accounts payable                                25,798      22,000       1,389
         Other current assets and liabilities            24,788      21,344      12,375
                                                      ---------   ---------   ---------
      Net cash provided by operating activities         184,137     177,659     142,326
                                                      ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Expenditures for property, plant and equipment       (62,616)    (61,656)    (52,933)
   Proceeds from disposals of assets                     18,335      13,726       7,408
   Net proceeds from sale of Atlantic Energy             11,504          --          --
   Acquisitions of businesses, net of cash acquired     (22,656)    (42,593)    (27,000)
                                                      ---------   ---------   ---------
      Net cash used by investing activities             (55,433)    (90,523)    (72,525)
                                                      ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
   Distributions                                       (122,187)   (117,537)   (111,462)
   Minority interest activity                              (967)     (1,059)       (686)
   Decrease in bank loans                                    --          --     (10,000)
   Issuance of long-term debt                           446,000      30,135     122,780
   Repayment of long-term debt                         (466,380)    (55,678)   (147,724)
   Proceeds from issuance of Common Units                72,675      51,197      75,005
   Capital contributions from General Partner               734         517         758
                                                      ---------   ---------   ---------
      Net cash used by financing activities             (70,125)    (92,425)    (71,329)
                                                      ---------   ---------   ---------
Cash and cash equivalents increase (decrease)         $  58,579   $  (5,289)  $  (1,528)
                                                      =========   =========   =========
CASH AND CASH EQUIVALENTS
   End of year                                        $  99,162   $  40,583   $  45,872
   Beginning of year                                     40,583      45,872      47,400
                                                      ---------   ---------   ---------
      Increase (decrease)                             $  58,579   $  (5,289)  $  (1,528)
                                                      =========   =========   =========

See accompanying notes to consolidated financial statements.

                                      AmeriGas Partners, L.P. 2005 Annual Report

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
(Thousands of dollars, except unit data)

                                                                                                   Accumulated
                                      Number of units                                                 other         Total
                                 -------------------------                              General   comprehensive   partners'
                                   Common     Subordinated     Common    Subordinated   partner   income (loss)    capital
                                 ----------   ------------   ---------   ------------   -------   -------------   ---------
Balance September 30, 2002       39,541,286     9,891,072    $ 201,660     $ 17,846     $ 2,214     $  6,646      $ 228,366
                                 ----------    ----------    ---------     --------     -------     --------      ---------
Net income                                                      69,859        1,379         720                      71,958
Net gains on derivative
   instruments                                                                                        14,909         14,909
Reclassification of net gains
   on derivative instruments                                                                         (25,872)       (25,872)
                                                             ---------     --------     -------     --------      ---------
Comprehensive income                                            69,859        1,379         720      (10,963)        60,995
Distributions                                                 (104,907)      (5,440)     (1,115)                   (111,462)
Common Units issued in
   connection with public
   offering                       2,900,000                     75,005                      758                      75,763
Common Units issued in
   connection with executive
   compensation plan                    850                         21                                                   21
Conversion of Subordinated
   Units                          9,891,072    (9,891,072)      13,785      (13,785)                                     --
                                 ----------    ----------    ---------     --------     -------     --------      ---------
Balance September 30, 2003       52,333,208            --      255,423           --       2,577       (4,317)       253,683
                                 ----------    ----------    ---------     --------     -------     --------      ---------
Net income                                                      90,935                      919                      91,854
Net gains on derivative
   instruments                                                                                        41,094         41,094
Reclassification of net gains
   on derivative instruments                                                                         (27,409)       (27,409)
                                                             ---------                  -------     --------      ---------
Comprehensive income                                            90,935                      919       13,685        105,539
Distributions                                                 (116,362)                  (1,175)                   (117,537)
Common Units issued in
   connection with public
   offering                       2,100,000                     51,197                      517                      51,714
Common Units issued in
   connection with incentive
   compensation plans                40,064                      1,079                       11                       1,090
Adjustment to goodwill
   contributed (note 2)                                         (5,396)                     (55)                     (5,451)
                                 ----------    ----------    ---------     --------     -------     --------      ---------
Balance September 30, 2004       54,473,272            --      276,876           --       2,794        9,368        289,038
                                 ----------    ----------    ---------     --------     -------     --------      ---------
Net income                                                      60,237                      608                      60,845
Net gains on derivative
   instruments                                                                                        32,471         32,471
Reclassification of net losses
   on derivative instruments                                                                           3,262          3,262
                                                             ---------                  -------     --------      ---------
Comprehensive income                                            60,237                      608       35,733         96,578
Distributions                                                 (120,965)                  (1,222)                   (122,187)
Common Units issued in
   connection with public
   offering                       2,300,000                     72,675                      734                      73,409
Common Units issued in
   connection with incentive
   compensation plans                19,333                        573                        6                         579
                                 ----------    ----------    ---------     --------     -------     --------      ---------
Balance September 30, 2005       56,792,605            --    $ 289,396     $     --     $ 2,920     $ 45,101      $ 337,417
                                 ==========    ==========    =========     ========     =======     ========      =========

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

     At September 30, 2005, AmeriGas Propane, Inc. (the "General Partner"), an indirect wholly owned subsidiary of UGI Corporation ("UGI"), held a 1% general partner interest in AmeriGas Partners and a 1.01% general partner interest in AmeriGas OLP. The General Partner and its wholly owned subsidiary Petrolane Incorporated ("Petrolane," a predecessor company of the Partnership) also owned 24,525,004 Common Units of AmeriGas Partners. The remaining 32,267,601 Common Units are publicly held. The Common Units represent limited partner interests in AmeriGas Partners.

     AmeriGas Partners holds a 99% limited partner interest in AmeriGas OLP. AmeriGas OLP, indirectly through subsidiaries, owns an effective 0.1% general partner interest and a direct approximate 99.8% limited partner interest in Eagle OLP. An unrelated third party ("minority partner") holds an approximate 0.1% limited partner interest in Eagle OLP.

     AmeriGas Partners and the Operating Partnerships have no employees. Employees of the General Partner conduct, direct and manage our operations. The General Partner provides management and administrative services to AmeriGas Eagle Holdings, Inc. ("AEH"), the general partner of Eagle OLP, under a management services agreement. The General Partner is reimbursed monthly for all direct and indirect expenses it incurs on our behalf.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION PRINCIPLES. The consolidated financial statements include the accounts of AmeriGas Partners and its majority-owned subsidiaries. We eliminate all significant intercompany accounts and transactions when we consolidate. We account for the General Partner's 1.01% interest in AmeriGas OLP and the minority partner's 0.1% limited partner interest in Eagle OLP as minority interests in the consolidated financial statements. The Partnership's 50% ownership interest in Atlantic Energy, Inc. ("Atlantic Energy") was accounted for by the equity method. In November 2004, the Partnership sold its interest in Atlantic Energy (see Note 4).

FINANCE CORPS. AmeriGas Finance Corp., AmeriGas Eagle Finance Corp. and AP Eagle Finance Corp. are wholly-owned finance subsidiaries of AmeriGas Partners. Their sole purpose is to serve as co-obligors for debt securities issued by AmeriGas Partners.

RECLASSIFICATIONS. We have reclassified certain prior-year balances to conform to the current year presentation.

USE OF ESTIMATES. We make estimates and assumptions when preparing financial statements in conformity with accounting principles generally accepted in the United States. These estimates and assumptions affect the reported amounts of assets and liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

REVENUE RECOGNITION. We recognize revenue from the sale of propane principally as product is delivered to customers. Revenue from the sale of appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service. Revenues from annually billed nonrefundable tank fees are recorded on a straight-line basis over one year.

INVENTORIES. Our inventories are stated at the lower of cost or market. We determine cost using an average cost method for propane, specific identification for appliances and the first-in, first-out ("FIFO") method for all other inventories.

PROPERTY, PLANT AND EQUIPMENT AND RELATED DEPRECIATION. We record property, plant and equipment at cost. The amounts we assign to property, plant and equipment of businesses we acquire are based upon estimated fair value at date of acquisition. When plant and equipment are retired or otherwise disposed of, we remove the cost and accumulated depreciation from the appropriate accounts and any resulting gain or loss is recognized in "Other income, net" in the Consolidated Statements of Operations. We compute depreciation expense on plant and equipment using the straight-line method over estimated service lives generally ranging from 15 to 40 years for buildings and improvements; 7 to 30 years for storage and customer tanks and cylinders; and 2 to 10 years for

                                      AmeriGas Partners, L.P. 2005 Annual Report

vehicles, equipment, and office furniture and fixtures. Costs to install Partnership-owned tanks at customer locations, net of amounts billed to customers, are capitalized and depreciated over the estimated period of benefit not exceeding ten years. Depreciation expense was $68,108 in 2005, $75,468 in 2004 and $70,423 in 2003.

INTANGIBLE ASSETS. The Partnership's intangible assets comprise the following at September 30:

                                   2005       2004
                                 --------   --------
SUBJECT TO AMORTIZATION:
   Customer relationships and
      noncompete agreements      $ 50,178   $ 44,770
   Accumulated amortization       (20,756)   (16,158)
                                 --------   --------
                                 $ 29,422   $ 28,612
                                 --------   --------

NOT SUBJECT TO AMORTIZATION:
   Goodwill                      $525,732   $515,738
   Excess reorganization value     93,320     93,320
                                 --------   --------
                                 $619,052   $609,058
                                 ========   ========

     The increase in the carrying amounts of goodwill and other intangible assets during 2005 resulted from Partnership business acquisitions. In 2004, settlement of an income tax benefit held by Petrolane occurred which related to a period prior to the formation of the Partnership. The settlement resulted in a reduction to the value of the net assets contributed to AmeriGas OLP by Petrolane at the Partnership formation date. The adjustment was recorded by the Partnership during the year ended September 30, 2004 as a $5,451 reduction in both goodwill and partners' capital.

     We amortize customer relationship and noncompete agreement intangibles over their estimated periods of benefit, which do not exceed 15 years. Amortization expense of intangible assets was $4,598 in 2005, $4,224 in 2004 and $3,283 in 2003. Estimated amortization expense of intangible assets during the next five fiscal years is as follows: Fiscal 2006 - $4,377; Fiscal 2007 - $3,736; Fiscal 2008 - $3,455; Fiscal 2009 - $3,127; Fiscal 2010 - $2,811.

     We perform an impairment test annually or more frequently if events or circumstances indicate that the value of goodwill might be impaired. No provisions for goodwill impairments were recorded during 2005, 2004 and 2003.

DEFERRED DEBT ISSUANCE COSTS. Included in other assets are net deferred debt issuance costs of $8,575 and $12,638 at September 30, 2005 and 2004, respectively. We are amortizing these costs over the terms of the related debt. The decrease in deferred debt issuance costs during 2005 resulted from the Partnership's refinancing of its 8.875% Senior Notes (see Note 6).

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

ENVIRONMENTAL AND OTHER LEGAL MATTERS. We accrue environmental investigation and clean-up costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Amounts accrued generally reflect our best estimate of costs expected to be incurred or the minimum liability associated with a range of expected environmental response costs. Our estimated liability for environmental contamination is reduced to reflect anticipated participation of other responsible parties but is not reduced for possible recovery from insurance carriers. Similar to environmental matters, we accrue investigation and other legal costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. We do not discount to present value the costs of future expenditures for environmental liabilities.

INCOME TAXES. AmeriGas Partners and the Operating Partnerships are not directly subject to federal income taxes. Instead, their taxable income or loss is allocated to their individual partners. The Operating Partnerships have corporate subsidiaries, which are directly subject to federal income taxes. Accordingly, our Consolidated Financial Statements reflect income taxes related to these corporate subsidiaries. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders. This is a result of (1) differences between the tax basis and financial reporting basis of assets and liabilities and (2) the taxable income allocation requirements of the Third Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. ("Partnership Agreement") and the Internal Revenue Code. At September 30, 2005, the financial reporting basis of the Partnership's assets and liabilities exceeds tax basis by approximately $324,000.

UNIT-BASED COMPENSATION. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we apply the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), in recording compensation expense for grants of equity instruments to employees. We recorded unit-based compensation expense of $540 in 2005, $1,265 in 2004 and $2,151 in 2003. If we had determined unit-based compensation expense under the fair value method prescribed by the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)

provisions of SFAS 123, net income and basic and diluted income per unit would have been as follows:

                                 2005      2004      2003
                               -------   -------   -------
Net income as reported         $60,845   $91,854   $71,958
Add: Unit-based employee
   compensation expense
   included in reported net
   income                          540     1,265     2,151
Deduct: Total unit-based
   employee compensation
   expense determined
   under the fair value
   method for all awards        (1,042)   (1,795)   (2,582)
                               -------   -------   -------
Pro forma net income           $60,343   $91,324   $71,527
                               -------   -------   -------
Basic income
   per limited partner unit:
      As reported              $  1.10   $  1.71   $  1.42
      Pro forma                $  1.11   $  1.70   $  1.41
Diluted income
   per limited partner unit:
      As reported              $  1.10   $  1.71   $  1.42
      Pro forma                $  1.10   $  1.70   $  1.41
                               =======   =======   =======

For a description of unit-based compensation and related disclosure, see Note
10.

NET INCOME PER UNIT. Net income per unit is computed by dividing net income, after deducting the General Partner's interest in AmeriGas Partners, by the weighted average number of limited partner units outstanding.

     Effective April 2004, the Partnership adopted Emerging Issues Task Force Issue No. 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128" ("EITF 03-6"), which results in the calculation of net income per limited partner unit for each period according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the General Partner and a dilution of the earnings to the limited partners. Due to the seasonality of the propane business, the dilutive effect of EITF 03-6 on net income per limited partner unit will typically impact the first three fiscal quarters. EITF 03-6 did not impact net income per limited partner unit for the 2005, 2004 or 2003 fiscal years.

     Potentially dilutive Common Units included in the diluted limited partner units outstanding computation of 53,000 in 2005, 75,000 in 2004 and 70,000 in 2003 reflect the effects of Common Unit awards issued under AmeriGas Propane, Inc. incentive compensation plans.

DERIVATIVE INSTRUMENTS. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivative instruments be recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. For a detailed description of the derivative instruments we use, our objectives for using them and related supplemental information required by SFAS 133, see Note 14.

CONSOLIDATED STATEMENTS OF CASH FLOWS. We define cash equivalents as all highly liquid investments with maturities of three months or less when purchased. We record cash equivalents at cost plus accrued interest, which approximates market value. We paid interest totaling $81,023 in 2005, $84,421 in 2004 and $89,157 in 2003.

COMPREHENSIVE INCOME. Comprehensive income comprises net income and other comprehensive income (loss). Other comprehensive income (loss) results from gains and losses on derivative instruments qualifying as cash flow hedges.

SEGMENT INFORMATION. We have determined that we have a single reportable operating segment, which engages in the distribution of propane and related equipment and supplies. No single customer represents ten percent or more of consolidated revenues. In addition, virtually all of our revenues are derived from sources within the United States and virtually all of our long-lived assets are located in the United States.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS. In May 2005, the Financial Accounting Standards Board ("FASB") issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS 154 replaces APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

     In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). It requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term "Conditional Asset Retirement Obligation" refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The application of FIN 47 will not have a material effect on our financial position or results of operations.

     In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R replaces SFAS 123 and supersedes APB 25. SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS 123 permitted entities the option of continuing to apply the guidance in APB 25 as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. The cost is required to be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. We adopted SFAS 123R effective October 1, 2005. Under the modified prospective transition method, beginning October 1, 2005, unrecognized compensation expense for awards that are not vested on the adoption date will be recognized in the Partnership's statements of operations through the end of the requisite service period. The Partnership does not believe that the adoption of SFAS 123R will have a material impact on its financial position or results of operations. For disclosure regarding pro forma net income and earnings per unit as if we had determined unit-based compensation under the fair value method prescribed by SFAS 123, see Unit-Based Compensation above.

     In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that lack commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 was effective for interim periods beginning July 1, 2005. The adoption of SFAS 153 did not have a material effect on our financial position or results of operations.

NOTE 3 - ACQUISITIONS

During 2005, AmeriGas OLP acquired several retail propane distribution businesses for total cash consideration of approximately $22,656. In conjunction with these acquisitions, liabilities of $2,599 were incurred. The operating results of these businesses have been included in our operating results from their respective dates of acquisition. The total purchase price of these acquisitions has been allocated to the assets and liabilities acquired as follows:

Net current assets                                           $   628
Property, plant and equipment                                  8,741
Goodwill                                                      10,557
Customer relationships and noncompete agreements
   (estimated useful life of 10 and 5 years, respectively)     5,393
Other assets and liabilities                                     (64)
                                                             -------
Total                                                        $25,255
                                                             =======

     The pro forma effect of all of these transactions was not material.

     During 2004, AmeriGas OLP acquired substantially all of the retail propane distribution assets and business of Horizon Propane LLC ("Horizon Propane") and several other retail propane businesses for total cash consideration of $42,593. In conjunction with these acquisitions, liabilities of $1,561 were incurred. The operating results of these businesses have been included in our operating results from their respective dates of acquisition. The total purchase price of these acquisitions has been allocated to the assets and liabilities acquired as follows:

Net current assets                                           $ 1,958
Property, plant and equipment                                 24,431
Goodwill                                                      11,977
Customer relationships and noncompete agreements
   (estimated useful life of 10 and 5 years, respectively)     5,788
                                                             -------
Total                                                        $44,154
                                                             =======

     The pro forma effect of all of these transactions was not material.

     During 2003, AmeriGas OLP acquired several retail propane distribution businesses for total cash consideration of $27,000. In conjunction with these acquisitions, liabilities of $1,469 were incurred. The operating results of these businesses have been included in our operating results from their respective dates of acquisition. The total purchase price of these acquisitions has been allocated to the assets and liabilities acquired as follows:

Net current assets                                           $ 2,260
Property, plant and equipment                                  6,095
Goodwill                                                      12,552
Customer relationships and noncompete agreements
   (estimated useful life of 15 and 5 years, respectively)     7,729
Other assets and liabilities                                    (167)
                                                             -------
Total                                                        $28,469
                                                             =======

     The pro forma effect of all of these transactions was not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)

NOTE 4 - SALE OF OWNERSHIP INTEREST IN ATLANTIC ENERGY, INC.

In November 2004, the Partnership sold its 50% ownership interest in Atlantic Energy consisting of 3,500 shares of common stock ("Shares") pursuant to a Stock Purchase Agreement ("Agreement") by and between AmerE Holdings, Inc. ("AmerE"), an indirect wholly owned subsidiary of AmeriGas OLP, and UGI Asset Management, Inc. ("UGI Asset Management"), an indirect wholly owned subsidiary of UGI. UGI Asset Management purchased AmerE's Shares for $11,504 in cash, which is net of post-closing adjustments, as defined in the Agreement.

     The Partnership recognized a pre-tax gain on the sale totaling $9,135 ($7,107 net of tax), which amount is included in "Other income net" in The Consolidated Statement of Operations.

NOTE 5 - QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

The Partnership makes distributions to its partners approximately 45 days after the end of each fiscal quarter in a total amount equal to its Available Cash (as defined in the Partnership Agreement) for such quarter. Available Cash generally means:

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

     Distributions of Available Cash are made 98% to limited partners and 2% to the General Partner. The Partnership may pay an incentive distribution to the General Partner if Available Cash exceeds the Minimum Quarterly Distribution of $0.55 and the First Target Distribution of $0.055 per unit on all units.

NOTE 6 - DEBT

Long-term debt comprises the following at September 30:

                                                             2005        2004
                                                          ---------   ---------
AmeriGas Partners Senior Notes:
   8.875%, due May 2011 (including
      unamortized premium of $271 and
      $8,301, respectively, effective
      rate - 8.46%)                                          14,911   $ 396,301
   10%, due April 2006 (less unamortized
      discount of $39 and $107, respectively,
      effective rate - 10.125%)                              59,961      59,893
   7.25%, due May 2015                                      415,000          --
AmeriGas OLP First Mortgage Notes:
   Series A, 9.34% - 11.71%, due
      April 2006 through April 2009
      (including unamortized premium of
      $3,605 and $5,159, respectively,
      effective rate - 8.91%)                               163,605     165,159
   Series B, 10.07%, due April 2005
      (including unamortized premium of
      $301, effective rate - 8.74%)                              --      40,301
   Series C, 8.83%, due April 2006 through
      April 2010                                             68,750      82,500
   Series D, 7.11%, due March 2009
      (including unamortized premium of
      $1,280 and $1,595, respectively,
      effective rate - 6.52%)                                71,280      71,595
   Series E, 8.50%, due July 2010 (including
      unamortized premium of $113 and $124,
      respectively, effective rate - 8.47%)                  80,113      80,124
AmeriGas OLP Term Loan, 4.44%, due October 2006              35,000          --
Other                                                         4,882       5,478
                                                          ---------   ---------
Total long-term debt                                        913,502     901,351
Less current maturities (including net
   unamortized premium of $1,813
   and $3,104, respectively)                               (118,087)    (60,068)
                                                          ---------   ---------
Total long-term debt due after one year                   $ 795,415   $ 841,283
                                                          =========   =========

     Scheduled principal repayments of long-term debt for each of the next five fiscal years ending September 30 are as follows: 2006 - $116,274; 2007 - $89,849; 2008 - $54,358; 2009 - $124,161; 2010 - $93,950.

     In April 2005, AmeriGas OLP entered into a $35,000 variable-rate term loan due October 1, 2006 ("AmeriGas OLP Term Loan"), which bears interest plus margin at the same rates as the AmeriGas OLP Credit Agreement. Proceeds from the AmeriGas OLP Term Loan were used to repay a portion of the $53,750 maturing AmeriGas OLP First Mortgage Notes.

AMERIGAS PARTNERS SENIOR NOTES. The 7.25% Senior Notes generally cannot be redeemed at our option prior to May 20, 2010. The 8.875% Senior Notes generally cannot be redeemed at our option prior to May 20, 2006. A redemption premium applies thereafter through May 19, 2009. The 10% Senior Notes generally cannot be redeemed at our option prior to their maturity. AmeriGas Partners refinanced $373,360 of its 8.875% Senior Notes in May 2005 pursuant to a tender offer with $415,000 of 7.25% Senior Notes due 2015. AmeriGas Partners redeemed $85,000 of its 10.125% Senior Notes in January 2003 with 8.875% Senior Notes. AmeriGas Partners recognized losses of $33,602 and $3,023 associated with these refinancings which amounts are reflected in "Loss on extinguishments of debt" in the 2005 and 2003 Consolidated Statements of Operations, respectively. AmeriGas Partners may, under certain circumstances following the disposition of assets or a change of control, be required to offer to prepay the 10% and 7.25% Senior Notes.

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

AMERIGAS OLP CREDIT AGREEMENT. AmeriGas OLP has a Revolving Credit Agreement ("Credit Agreement") that consists of (1) a Revolving Credit Facility and (2) an Acquisition Facility. AmeriGas OLP's obligations under the Credit Agreement are collateralized by substantially all of its assets. The General Partner and Petrolane are guarantors of amounts outstanding under the Credit Agreement.

     Under the Revolving Credit Facility, AmeriGas OLP may borrow up to $100,000 (including a $100,000 sublimit for letters of credit) subject to restrictions in the AmeriGas Partners Senior Notes indentures (see "Restrictive Covenants" below). The Credit Facility may be used for working capital and general purposes of AmeriGas OLP. The Revolving Credit Facility expires on October 15, 2008, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. There were no borrowings outstanding under AmeriGas OLP's Revolving Credit Facility at September 30, 2005 and 2004. Issued and outstanding letters of credit, which reduce available borrowings under the Revolving Credit Facility, totaled $56,250 and $45,938 at September 30, 2005 and 2004, respectively.

     The Acquisition Facility provides AmeriGas OLP with the ability to borrow up to $75,000 to finance the purchase of propane businesses or propane business assets or, to the extent it is not so used, for working capital and general purposes, subject to restrictions in the AmeriGas Partners Senior Notes indentures. The Acquisition Facility operates as a revolving facility through October 15, 2008, at which time amounts then outstanding will be immediately due and payable. There were no amounts outstanding under the Acquisition Facility at September 30, 2005 and 2004.

     The Revolving Credit Facility and the Acquisition Facility permit AmeriGas OLP to borrow at prevailing interest rates, including the base rate, defined as the higher of the Federal Funds rate plus 0.50% or the agent bank's prime rate (6.75% at September 30, 2005), or at a two-week, one-, two-, three-, or six-month Eurodollar Rate, as defined in the Credit Agreement, plus a margin. The margin on Eurodollar Rate borrowings (which ranges from 1.00% to 2.25%), and the Credit Agreement facility fee rate (which ranges from 0.25% to 0.50%) are dependent upon AmeriGas OLP's ratio of funded debt to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each as defined in the Credit Agreement.

RESTRICTIVE COVENANTS. The 10% and 7.25% Senior Notes of AmeriGas Partners restrict the ability of the Partnership and AmeriGas OLP to, among other things, incur additional indebtedness, make investments, incur liens, issue preferred interests, prepay subordinated indebtedness, and effect mergers, consolidations and sales of assets. Under the 10% and 7.25% Senior Note indentures, AmeriGas Partners is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if certain conditions are met. These conditions include:

     1. no event of default exists or would exist upon making such distributions and

     2. the Partnership's consolidated fixed charge coverage ratio, as defined, is greater than 1.75-to-1.

     If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24,000 less the total amount of distributions made during the immediately preceding 16 fiscal quarters. At September 30, 2005, such ratio was 2.61-to-1.

     The Credit Agreement, AmeriGas OLP Term Loan and the First Mortgage Notes restrict the incurrence of additional indebtedness and also restrict certain liens, guarantees, investments, loans and advances, payments, mergers, consolidations, asset transfers, transactions with affiliates, sales of assets, acquisitions and other transactions. The Credit Agreement, AmeriGas OLP Term Loan and First

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)

Mortgage Notes require the ratio of total indebtedness, as defined, to EBITDA, as defined (calculated on a rolling four-quarter basis or eight-quarter basis divided by two), to be less than or equal to 4.75-to-1 with respect to the Credit Agreement and AmeriGas OLP Term Loan and 5.25-to-1 with respect to the First Mortgage Notes. In addition, the Credit Agreement and AmeriGas OLP Term Loan require that AmeriGas OLP maintain a ratio of EBITDA to interest expense, as defined, of at least 2.25-to-1 on a rolling four-quarter basis. Generally, as long as no default exists or would result, AmeriGas OLP is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter. At September 30, 2005, the Partnership was in compliance with its financial covenants.

NOTE 7 - EMPLOYEE RETIREMENT PLANS

The General Partner sponsors a 401(k) savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. Generally, employee contributions are matched on a dollar-for-dollar (100%) basis up to 5% of eligible compensation. The cost of benefits under our savings plan was $6,312 in 2005, $6,397 in 2004 and $5,555 in 2003.

NOTE 8 - INVENTORIES

Inventories comprise the following at September 30:

                                  2005      2004
                                -------   -------
Propane gas                     $72,517   $65,938
Materials, supplies and other    11,715    13,120
Appliances for sale               6,516     5,695
                                -------   -------
Total inventories               $90,748   $84,753
                                =======   =======

     In addition to inventories on hand, we also enter into contracts to purchase propane to meet a portion of our supply requirements. Generally, these contracts are one- to three-year agreements subject to annual review and call for payment based on either market prices at date of delivery or fixed prices.

NOTE 9 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment comprise the following at September 30:

                                              2005         2004
                                           ----------   ----------
Land                                       $   59,120   $   60,833
Buildings and improvements                     82,222       81,817
Transportation equipment                       65,738       69,130
Storage facilities                             95,951       91,779
Equipment, primarily cylinders and tanks      827,656      796,131
Other                                          23,654       13,110
                                           ----------   ----------
Gross property, plant and equipment         1,154,341    1,112,800
Less accumulated depreciation and
   amortization                              (569,822)    (520,447)
                                           ----------   ----------
Net property, plant and equipment          $  584,519   $  592,353
                                           ==========   ==========

NOTE 10 - PARTNERS' CAPITAL AND INCENTIVE COMPENSATION PLANS

In accordance with the Partnership Agreement, the General Partner may, in its sole discretion, cause the Partnership to issue an unlimited number of additional Common Units and other equity securities of the Partnership ranking on a parity with the Common Units.

     In September 2005, AmeriGas Partners sold 2,300,000 Common Units in an underwritten public offering at a public offering price of $33.00 per unit. The net proceeds of the public offering totaling $72,675 and the associated capital contributions from the General Partner totaling $1,483 were contributed to AmeriGas OLP, and used to reduce indebtedness under its bank credit agreement and for general partnership purposes.

     In May 2004, AmeriGas Partners sold 2,000,000 Common Units in an underwritten public offering at a public offering price of $25.61 per unit. In June 2004, the underwriters partially exercised their overallotment option in the amount of 100,000 Common Units. The net proceeds of the public offering totaling $51,197 and the associated capital contributions from the General Partner totaling $1,045 were contributed to AmeriGas OLP and used to reduce indebtedness under its bank credit agreement and for general partnership purposes.

     In June 2003, AmeriGas Partners sold 2,900,000 Common Units in an underwritten public offering at a public offering price of $27.12 per unit. The net proceeds of the public offering totaling $75,005 and the associated capital contributions from the General Partner totaling $1,531 were contributed to AmeriGas OLP and used to reduce indebtedness under its bank credit agreement and for general partnership purposes.

     Under the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan ("2000 Incentive Plan"), the General Partner may grant to key employees the rights to receive a total of 500,000 Common Units, or cash equivalent to the fair market value of such Common Units,

                                      AmeriGas Partners, L.P. 2005 Annual Report

upon the achievement of performance goals. In addition, the 2000 Incentive Plan may provide for the crediting of Partnership distribution equivalents to participants' accounts. Distribution equivalents will be paid in cash and such payment may, at the participant's request, be deferred. The actual number of Common Units (or their cash equivalents) ultimately issued, and the actual amount of distribution equivalents paid, is dependent upon the achievement of performance goals. Generally, each grant, unless paid, will terminate when the participant ceases to be employed by the General Partner. We also have a nonexecutive Common Unit plan under which the General Partner may grant awards of up to a total of 200,000 Common Units to key employees who do not participate in the 2000 Incentive Plan. Generally, awards under the nonexecutive plan vest at the end of a three-year period and will be paid in Common Units and cash. During 2005, 2004 and 2003, the General Partner made awards under the 2000 Incentive Plan and the nonexecutive plan representing 41,100, 51,200 and 112,500 Common Units, respectively. We recorded compensation expense of $540 in 2005, $1,265 in 2004 and $2,151 in 2003 relating to these plans. At September 30, 2005 and 2004, awards representing 116,000 and 142,788 Common Units, respectively, were outstanding. At September 30, 2005, 371,103 and 151,500 Common Units were available for future grants under the 2000 Incentive Plan and the nonexecutive plan, respectively.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

We lease various buildings and other facilities and transportation, computer and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain step-rent provisions. Our aggregate rental expense for such leases was $49,701 in 2005, $45,613 in 2004 and $43,179 in 2003.

     Minimum future payments under noncancelable operating leases are as follows:

Year Ending September 30,
   2006                                  $ 43,582
   2007                                    36,961
   2008                                    31,578
   2009                                    25,836
   2010                                    20,673
   Thereafter                              49,373
                                         --------
Total minimum operating lease payments   $208,003
                                         ========

     The Partnership enters into fixed price contracts with suppliers to purchase a portion of its propane supply requirements. These contracts generally have terms of less than one year. As of September 30, 2005, contractual obligations under these contracts totaled $29,476.

     The Partnership also enters into contracts to purchase propane to meet additional supply requirements. Generally, these contracts are one- to three-year agreements subject to annual review and call for payment based on either market prices at the date of delivery or fixed prices.

     The Partnership has succeeded to certain lease guarantee obligations of Petrolane relating to Petrolane's divestiture of non-propane operations before its 1989 acquisition by QFB Partners. Future lease payments under these leases total approximately $10,000 at September 30, 2005. The leases expire through 2010 and some of them are currently in default. The Partnership has succeeded to the indemnity agreement of Petrolane by which Texas Eastern Corporation ("Texas Eastern"), a prior owner of Petrolane, agreed to indemnify Petrolane against any liabilities arising out of the conduct of businesses that do not relate to, and are not a part of, the propane business, including lease guarantees. In December 1999, Texas Eastern filed for dissolution under the Delaware General Corporation Law. PanEnergy Corporation ("PanEnergy"), Texas Eastern's sole stockholder, subsequently assumed all of Texas Eastern's liabilities as of December 20, 2002, to the extent of the value of Texas Eastern's assets transferred to PanEnergy as of that date (which was estimated to exceed $94,000), and to the extent that such liabilities arise within ten years from Texas Eastern's date of dissolution. Notwithstanding the dissolution proceeding, and based on Texas Eastern previously having satisfied directly defaulted lease obligations without the Partnership's having to honor its guarantee, we believe that the probability that the Partnership will be required to directly satisfy the lease obligations subject to the indemnification agreement is remote.

     On August 21, 2001, AmeriGas Partners, through AmeriGas OLP, acquired the propane distribution businesses of Columbia Energy Group (the "2001 Acquisition") pursuant to the terms of a purchase agreement (the "2001 Acquisition Agreement") by and among Columbia Energy Group ("CEG"), Columbia Propane Corporation ("Columbia Propane"), Columbia Propane, L.P. ("CPLP"), CP Holdings, Inc. ("CPH," and together with Columbia Propane and CPLP, the "Company Parties"), AmeriGas Partners, AmeriGas OLP and the General Partner (together with AmeriGas Partners and AmeriGas OLP, the "Buyer Parties"). As a result of the 2001 Acquisition, AmeriGas OLP acquired all of the stock of Columbia Propane and CPH and substantially all of the partnership interests of CPLP. Under the terms of an earlier acquisition agreement (the "1999 Acquisition Agreement"), the Company Parties agreed to indemnify the former general partners of National Propane Partners, L.P. (a predecessor company of the Columbia Propane businesses) and an affiliate (collectively, "National General Partners") against certain income tax and other losses that they may sustain as a result of the 1999 acquisition by CPLP of National

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except per unit amounts)

Propane Partners, L.P. (the "1999 Acquisition") or the operation of the business after the 1999 Acquisition ("National Claims"). At September 30, 2005, the potential amount payable under this indemnity by the Company Parties was approximately $58,000. These indemnity obligations will expire on the date that CPH acquires the remaining outstanding partnership interest of CPLP, which is expected to occur on or after July 19, 2009.

     Under the terms of the 2001 Acquisition Agreement, CEG agreed to indemnify the Buyer Parties and the Company Parties against any losses that they sustain under the 1999 Acquisition Agreement and related agreements ("Losses"), including National Claims, to the extent such claims are based on acts or omissions of CEG or the Company Parties prior to the 2001 Acquisition. The Buyer Parties agreed to indemnify CEG against Losses, including National Claims, to the extent such claims are based on acts or omissions of the Buyer Parties or the Company Parties after the 2001 Acquisition. CEG and the Buyer Parties have agreed to apportion certain losses resulting from National Claims to the extent such losses result from the 2001 Acquisition itself.

     Samuel and Brenda Swiger and their son (the "Swigers") sustained personal injuries and property damage as a result of a fire that occurred when propane that leaked from an underground line ignited. In July 1998, the Swigers filed a class action lawsuit against AmeriGas Propane, L.P. (named incorrectly as "UGI/AmeriGas, Inc."), in the Circuit Court of Monongalia County, West Virginia, in which they sought to recover an unspecified amount of compensatory and punitive damages and attorney's fees, for themselves and on behalf of persons in West Virginia for whom the defendants had installed propane gas lines, allegedly resulting from the defendants' failure to install underground propane lines at depths required by applicable safety standards. In 2003, we settled the individual personal injury and property damage claims of the Swigers. In 2004, the court granted the plaintiffs' motion to include customers acquired from Columbia Propane in August 2001 as additional potential class members and the plaintiffs amended their complaint to name additional parties pursuant to such ruling. Subsequently, in March 2005, we filed a cross-claim against CEG, former owner of Columbia Propane, seeking indemnification for conduct undertaken by Columbia Propane prior to our acquisition. Class counsel has indicated that the class is seeking compensatory damages in excess of $12,000 plus punitive damages, civil penalties and attorneys' fees. We believe we have good defenses to the claims of the class members and intend to defend against the remaining claims in this lawsuit.

     We also have other contingent liabilities, pending claims and legal actions arising in the normal course of our business. We cannot predict with certainty the final results of these and the aforementioned matters. However, it is reasonably possible that some of them could be resolved unfavorably to us and result in losses in excess of recorded amounts. We are unable to estimate any possible losses in excess of recorded amounts. Although management currently believes, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on our financial position, damages or settlements could be material to our operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.

NOTE 12 - RELATED PARTY TRANSACTIONS

Pursuant to the Partnership Agreement and a Management Services Agreement among AEH, the general partner of Eagle OLP, and the General Partner, the General Partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of the Partnership. These costs, which totaled $303,561 in 2005, $304,575 in 2004 and $284,266 in 2003, include employee compensation and benefit expenses of employees of the General Partner and general and administrative expenses.

     UGI provides certain financial and administrative services to the General Partner. UGI bills the General Partner for all direct and indirect corporate expenses incurred in connection with providing these services and the General Partner is reimbursed by the Partnership for these expenses. Such corporate expenses totaled $13,083 in 2005, $11,307 in 2004 and $8,295 in 2003. In
addition, UGI and certain of its subsidiaries (excluding Atlantic Energy, which is discussed separately) provide office space and automobile liability insurance and sold propane to the Partnership. These expenses totaled $3,766 in 2005, $2,989 in 2004 and $1,683 in 2003.

     Prior to the November 2004 sale of the Partnership's 50% ownership interest in Atlantic Energy (see Note 4), the Partnership purchased propane on behalf of Atlantic Energy. Atlantic Energy reimbursed AmeriGas OLP for its purchases plus interest as Atlantic Energy sold such propane to third parties or to AmeriGas OLP itself. The total dollar value of propane purchased on behalf of Atlantic Energy during 2005 was $2,420, all of which occurred prior to the sale of our ownership interests. The total dollar value of propane purchased on behalf of Atlantic Energy was $30,034 and $17,225 in 2004 and 2003, respectively. AmeriGas OLP still purchases propane from Atlantic Energy, now owned by an affiliate of UGI. Purchases of propane by AmeriGas OLP from Atlantic Energy during 2005, 2004 and 2003 totaled $27,811, $29,279 and $23,940, respectively.

     In November 2004, in conjunction with the Partnership's sale of its 50% ownership interest in Atlantic Energy, UGI Asset Management and AmeriGas OLP entered into a Product Sales Agreement whereby UGI Asset Management has agreed to sell and AmeriGas OLP has agreed to purchase a specified amount of propane annually at the Atlantic Energy terminal in Chesapeake, Virginia. The Product Sales Agreement took effect on April 1, 2005 and will continue for an initial term of five years with an option to extend the agreement for up to an additional five years. The price to

                                      AmeriGas Partners, L.P. 2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

be paid for product purchased under the agreement will be determined annually using a contractual formula that takes into account published index prices and the locational value of deliveries at the Atlantic Energy terminal.

     Prior to the sale of Atlantic Energy, the General Partner provided it with other services including accounting, insurance and other administrative services and was reimbursed for the related costs. Such costs were not material during 2005, 2004 or 2003. In addition, AmeriGas OLP entered into product cost hedging contracts on behalf of Atlantic Energy. When these contracts were settled, AmeriGas OLP was reimbursed the cost of any losses, or distributed the proceeds of any gains, to Atlantic Energy.

     Amounts due to Atlantic Energy at September 30, 2005 totaled $2,505 which is included in accounts payable - related parties in the Consolidated Balance Sheet. Amounts due from Atlantic Energy at September 30, 2004 totaled $2,906, which is included in accounts receivable - related parties in the Consolidated Balance Sheet.

     The Partnership sold propane to certain affiliates of UGI. Such amounts were not material in 2005, 2004 or 2003.

NOTE 13 - OTHER CURRENT LIABILITIES

Other current liabilities comprise the following at September 30:

                                                 2005      2004
                                               -------   -------
Self-insured property and casualty liability   $13,786   $15,824
Taxes other than income taxes                    6,423     5,564
Fair value of derivative instruments             4,681        --
Propane exchange liability                       5,131     6,587
Deferred tank fee revenue                        9,346     7,787
Other                                            7,317     3,411
                                               -------   -------
Total other current liabilities                $46,684   $39,173
                                               =======   =======

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

     On occasion, we enter into interest rate protection agreements ("IRPAs") designed to manage interest rate risk associated with planned issuances of fixed-rate long-term debt. We designate these IRPAs as cash flow hedges. Gains or losses on IRPAs are included in other comprehensive income and are reclassified to interest expense as the interest expense on the associated debt issue affects earnings.

     During the years ended September 30, 2005, 2004 and 2003, the net loss recognized in earnings representing cash flow hedge ineffectiveness was $1,726, $1,534 and $3,146, respectively. Gains and losses included in accumulated other comprehensive income at September 30, 2005 relating to cash flow hedges will be reclassified into (1) cost of sales when the forecasted purchase of propane subject to the hedges impacts net income and (2) interest expense when interest on anticipated issuances of fixed-rate long-term debt is reflected in net income. Included in accumulated other comprehensive income at September 30, 2005 are net losses of approximately $3,824 from IRPAs associated with forecasted issuances of ten-year debt generally anticipated to occur during the next two years. The amount of net loss that is expected to be reclassified into net income during the next twelve months is not material. The remaining net gain on derivative instruments included in accumulated other comprehensive income at September 30, 2005 of $49,834 is principally associated with future purchases of propane generally anticipated to occur during the next twelve months. The actual amount of gains or losses on unsettled derivative instruments that ultimately is reclassified into net income will depend upon the value of such derivative contracts when settled. The fair value of derivative instruments is included in other current assets, other current liabilities and other noncurrent liabilities in the Consolidated Balance Sheets.

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

                                         Carrying    Estimated
                                          Amount    Fair Value
                                         --------   ----------
2005:
   Propane swap and option contracts     $ 50,588    $ 50,588
   Interest rate protection agreements     (3,863)     (3,863)
   Long-term debt                         913,502     968,551

2004:
   Propane swap and option contracts     $ 13,139    $ 13,139
   Interest rate protection agreements     (1,734)     (1,734)
   Long-term debt                         901,351     959,355

                                      AmeriGas Partners, L.P. 2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

NOTE 15 - OTHER INCOME, NET

Other income, net, comprises the following:

                                    2005      2004     2003
                                  -------   -------   ------
Gain on sales of fixed assets     $ 5,196   $ 2,306   $2,173
Finance charges                     7,552     6,456    3,942
Gain on sale of Atlantic Energy     9,135        --       --
Other                               3,898     2,982    2,845
                                  -------   -------   ------
Total other income, net           $25,781   $11,744   $8,960
                                  =======   =======   ======

NOTE 16 - MANAGEMENT REALIGNMENT

In June 2003, the General Partner announced a plan to realign its management structure. Pursuant to the plan, the Partnership closed its seven regional offices located across the country and relocated four regional vice presidents to its Valley Forge, Pennsylvania headquarters. In addition, the Partnership reconfigured its eighty geographically-based market areas into approximately sixty market areas.

     The new management structure further streamlined business processes, eliminated duplication and reduced overhead expenses. As a result of the management realignment, the Partnership incurred charges for severance, lease termination and other expenses totaling $3,756 which are reflected as operating and administrative expenses in the 2003 Consolidated Statement of Operations.

NOTE 17 - QUARTERLY DATA (UNAUDITED)

The following unaudited quarterly data includes all adjustments (consisting only of normal recurring adjustments), which we consider necessary for a fair presentation. Our quarterly results fluctuate because of the seasonal nature of our propane business.

                               December 31,           March 31,              June 30,           September 30,
                           -------------------   -------------------   -------------------   -------------------
                            2004(A)     2003       2005       2004      2005(B)     2004       2005       2004
                           --------   --------   --------   --------   --------   --------   --------   --------
Revenues                   $556,216   $460,198   $698,268   $687,710   $349,469   $315,107   $359,303   $312,885
Operating income (loss)    $ 67,684   $ 65,559   $117,893   $127,959   $  1,645   $ (3,993)  $ (9,943)  $(12,805)
Net income (loss)          $ 44,291   $ 43,149   $ 96,222   $105,650   $(51,276)  $(24,132)  $(28,392)  $(32,813)
                           --------   --------   --------   --------   --------   --------   --------   --------
Net income (loss) per
   limited partner unit:
   Basic                   $   0.77   $   0.78   $   1.49   $   1.68   $  (0.93)  $  (0.45)  $  (0.51)  $  (0.60)
   Diluted                 $   0.77   $   0.77   $   1.49   $   1.68   $  (0.93)  $  (0.45)  $  (0.51)  $  (0.60)
                           --------   --------   --------   --------   --------   --------   --------   --------

(a) Includes a gain on the Partnership's sale of Atlantic Energy which increased operating income by $9,135 and net income by $7,107 or $0.13 per limited partner unit.

(b) Includes a loss on early extinguishment of debt which increased operating loss by $33,602 and net loss by $33,266 or $0.61 per limited partner unit.

                                      AmeriGas Partners, L.P. 2005 Annual Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE PARTNERS OF AMERIGAS PARTNERS, L.P. AND THE BOARD OF DIRECTORS OF AMERIGAS PROPANE, INC.:

We have completed an integrated audit of AmeriGas Partners, L.P.'s 2005 consolidated financial statements and of its internal control over financial reporting as of September 30, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of partners' capital and of cash flows present fairly, in all material respects, the financial position of AmeriGas Partners, L.P. and its subsidiaries at September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Also, in our opinion, management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, appearing in the 2005 Annual Report to Shareholders, that the Company maintained effective internal control over financial reporting as of September 30, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Partnership's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Partnership's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
December 13, 2005

                                      AmeriGas Partners, L.P. 2005 Annual Report

GENERAL PARTNER'S REPORT

FINANCIAL STATEMENTS

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

     The Audit Committee of the Board of Directors of the General Partner is composed of three members, none of whom is an employee of the General Partner. This Committee is responsible for overseeing the financial reporting process and the adequacy of controls, and for monitoring the independence and performance of the Partnership's independent registered accounting firm and internal auditors. The Committee is also responsible for maintaining direct channels of communication among the Board of Directors, management and both the independent registered accounting firm and internal auditors.

     PricewaterhouseCoopers LLP, our independent registered public accounting firm, is engaged to perform audits of our consolidated financial statements. These audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our independent registered accounting firm was given unrestricted access to all financial records and related data, including minutes of all meetings of the Board of Directors and committees of the Board. The Partnership believes that all representations made to the independent registered accounting firm during their audits were valid and appropriate.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Partnership. In order to evaluate the effectiveness of internal control over financial reporting, as required by
Section 404 of the Sarbanes-Oxley Act of 2002, management has conducted an assessment, including testing, using the criteria in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO Framework"). The Partnership's system of internal control over financial reporting is designed to provide reasonable, but not absolute, assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. Management also believes the system of internal control over financial reporting provides reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded to permit the preparation of reliable financial information. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to changing conditions, or the degree of compliance with the policies or procedures may deteriorate.

     Based on its assessment, management has concluded that the Partnership maintained effective internal control over financial reporting as of September 30, 2005, based on the COSO Framework. Management's assessment of the effectiveness of the Partnership's internal control over financial reporting as of September 30, 2005, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included herein.


/s/ Eugene V. N. Bissell
-------------------------------------
Eugene V. N. Bissell
Chief Executive Officer


/s/ Jerry E. Sheridan
-------------------------------------
Jerry E. Sheridan
Chief Financial Officer


/s/ William J. Stanczak
-------------------------------------
William J. Stanczak
Chief Accounting Officer


26