Form 10-K, Exhibit 13
period 2006-09-30
AMERIGAS PARTNERS LP
filed 2006-12-11
CIK 932628

Exhibit 13
AmeriGas Partners, L.P. 2006 Annual Report
Consolidated Balance Sheets
(Thousands of dollars)

	September 30,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$84,775	$99,162
Accounts receivable (less allowances for doubtful accounts of $14,460 and $13,143, respectively)	171,091	161,209
Accounts receivable — related parties	3,104	2,600
Inventories	99,836	90,748
Derivative financial instruments	12	50,788
Prepaid expenses and other current assets	9,391	13,233

Total current assets	368,209	417,740

Property, plant and equipment (less accumulated depreciation and amortization of $622,684 and $569,822, respectively)	580,592	584,519
Goodwill	619,938	619,052
Intangible assets (less accumulated amortization of $25,216 and $20,756, respectively)	25,608	29,422
Other assets	17,420	12,342

Total assets	$1,611,767	$1,663,075

Liabilities and Partners’ Capital
Current liabilities:
Current maturities of long-term debt	$1,825	$118,087
Accounts payable — trade	143,528	136,429
Accounts payable — related parties	3,530	2,993
Employee compensation and benefits accrued	28,279	31,410
Interest accrued	23,373	28,985
Customer deposits and advances	103,329	92,427
Derivative financial instruments	25,778	4,681
Other current liabilities	50,514	42,003

Total current liabilities	380,156	457,015

Long-term debt	931,921	795,415
Other noncurrent liabilities	67,739	64,658

Commitments and contingencies (note 11)

Minority interests	10,448	8,570

Partners’ capital:
Common unitholders (units issued — 56,797,105 and 56,792,605, respectively)	250,493	289,396
General partner	2,525	2,920
Accumulated other comprehensive income	(31,515)	45,101

Total partners’ capital	221,503	337,417

Total liabilities and partners’ capital	$1,611,767	$1,663,075

See accompanying notes to consolidated financial statements.

AmeriGas Partners, L.P. 2006 Annual Report
Consolidated Statements of Operations
(Thousands of dollars, except per unit)

	Year Ended September 30,
	2006	2005	2004

Revenues:
Propane	$1,953,714	$1,819,659	$1,639,700
Other	165,552	143,597	136,200

	2,119,266	1,963,256	1,775,900

Costs and expenses:
Cost of sales — propane	1,277,306	1,161,808	972,302
Cost of sales — other	66,463	58,198	56,937
Operating and administrative expenses	535,288	518,127	501,073
Depreciation and amortization	72,452	73,625	80,612
Other income, net	(16,299)	(25,781)	(11,744)

	1,935,210	1,785,977	1,599,180

Operating income	184,056	177,279	176,720
Loss on extinguishments of debt	(17,079)	(33,602)	—
Interest expense	(74,094)	(79,900)	(83,175)

Income before income taxes	92,883	63,777	93,545
Income tax expense	(185)	(1,514)	(269)
Minority interests	(1,540)	(1,418)	(1,422)

Net income	$91,158	$60,845	$91,854

General partner’s interest in net income	$912	$608	$919

Limited partners’ interest in net income	$90,246	$60,237	$90,935

Income per limited partner unit — basic and diluted	$1.59	$1.10	$1.71

Average limited partner units outstanding (thousands):
Basic	56,797	54,602	53,097

Diluted	56,835	54,655	53,172

See accompanying notes to consolidated financial statements.

AmeriGas Partners, L.P. 2006 Annual Report
Consolidated Statements of Cash Flows
(Thousands of dollars)

	Year Ended September 30,
	2006	2005	2004

Cash Flows from Operating Activities
Net income	$91,158	$60,845	$91,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,452	73,625	80,612
Gain on sale of Atlantic Energy	—	(9,135)	—
Loss on extinguishment of debt	17,079	33,602	—
Provision for uncollectible accounts	10,768	11,591	9,772
Other, net	(6,036)	(3,058)	(2,317)
Net change in:
Accounts receivable	(21,027)	(28,184)	(34,460)
Inventories	(9,039)	(5,741)	(11,157)
Accounts payable	7,557	25,798	22,000
Other current assets and liabilities	15,061	24,788	21,344

Net cash provided by operating activities	177,973	184,131	177,648

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(70,710)	(62,616)	(61,656)
Proceeds from disposals of assets	10,448	18,335	13,726
Net proceeds from sale of Atlantic Energy	—	11,504	—
Acquisitions of businesses, net of cash acquired	(2,846)	(22,656)	(42,593)

Net cash used by investing activities	(63,108)	(55,433)	(90,523)

Cash Flows from Financing Activities
Distributions	(130,805)	(122,187)	(117,537)
Minority interest activity	1,130	(967)	(1,059)
Issuance of long-term debt	343,875	446,000	30,135
Repayment of long-term debt	(343,453)	(466,380)	(55,678)
Proceeds from issuance of Common Units	—	72,675	51,197
Capital contributions from General Partner	1	740	528

Net cash used by financing activities	(129,252)	(70,119)	(92,414)

Cash and cash equivalents increase (decrease)	$(14,387)	$58,579	$(5,289)

Cash and Cash Equivalents
End of year	$84,775	$99,162	$40,583
Beginning of year	99,162	40,583	45,872

Increase (decrease)	$(14,387)	$58,579	$(5,289)

See accompanying notes to consolidated financial statements.

AmeriGas Partners, L.P. 2006 Annual Report
Consolidated Statements of Partners’ Capital
(Thousands of dollars, except unit data)

				Accumulated
				other	Total
	Number of	Common	General	comprehensive	partners’
	Common Units	Unitholders	partner	income (loss)	capital

Balance September 30, 2003	52,333,208	$255,423	$2,577	$(4,317)	$253,683

Net income		90,935	919		91,854
Net gains on derivative instruments				41,094	41,094
Reclassification of net gains on derivative instruments				(27,409)	(27,409)

Comprehensive income		90,935	919	13,685	105,539
Distributions		(116,362)	(1,175)		(117,537)
Common Units issued in connection with public offering	2,100,000	51,197	517		51,714
Common Units issued in connection with incentive compensation plans	40,064	1,079	11		1,090
Adjustment to goodwill contributed (note 2)		(5,396)	(55)		(5,451)

Balance September 30, 2004	54,473,272	276,876	2,794	9,368	289,038

Net income		60,237	608		60,845
Net gains on derivative instruments				32,471	32,471
Reclassification of net losses on derivative instruments				3,262	3,262

Comprehensive income		60,237	608	35,733	96,578
Distributions		(120,965)	(1,222)		(122,187)
Common Units issued in connection with public offering	2,300,000	72,675	734		73,409
Common Units issued in connection with incentive compensation plans	19,333	573	6		579

Balance September 30, 2005	56,792,605	289,396	2,920	45,101	337,417

Net income		90,246	912		91,158
Net losses on derivative instruments				(56,552)	(56,552)
Reclassification of net gains on derivative instruments				(20,064)	(20,064)

Comprehensive income		90,246	912	(76,616)	14,542
Distributions		(129,497)	(1,308)		(130,805)
Unit based compensation expense		202			202
Common Units issued in connection with incentive compensation plans	4,500	146	1		147

Balance September 30, 2006	56,797,105	$250,493	$2,525	$(31,515)	$221,503

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Note 1 – Partnership Organization and Formation
AmeriGas Partners, L.P. (“AmeriGas Partners”) was formed on November 2, 1994, and is a publicly traded limited partnership. AmeriGas Partners conducts a national propane distribution business through its principal operating subsidiaries AmeriGas Propane, L.P. (“AmeriGas OLP”) and AmeriGas OLP’s subsidiary, AmeriGas Eagle Propane, L.P. (“Eagle OLP”). AmeriGas Partners, AmeriGas OLP and Eagle OLP are Delaware limited partnerships. AmeriGas OLP and Eagle OLP are collectively referred to herein as “the Operating Partnerships,” and AmeriGas Partners, the Operating Partnerships and all of their subsidiaries are collectively referred to herein as “the Partnership” or “we.”
     The Operating Partnerships are engaged in the distribution of propane and related equipment and supplies. The Operating Partnerships comprise the largest retail propane distribution business in the United States serving residential, commercial, industrial, motor fuel and agricultural customers from locations in 46 states, including Alaska and Hawaii.
     At September 30, 2006, AmeriGas Propane, Inc. (the “General Partner”), an indirect wholly owned subsidiary of UGI Corporation (“UGI”), held a 1% general partner interest in AmeriGas Partners and a 1.01% general partner interest in AmeriGas OLP. The General Partner and its wholly owned subsidiary Petrolane Incorporated (“Petrolane,” a predecessor company of the Partnership) also owned 24,525,004 Common Units of AmeriGas Partners. The remaining 32,272,101 Common Units are publicly held. The Common Units represent limited partner interests in AmeriGas Partners.
     AmeriGas Partners holds a 99% limited partner interest in AmeriGas OLP. AmeriGas OLP, indirectly through subsidiaries, owns an effective 0.1% general partner interest and a direct approximate 99.8% limited partner interest in Eagle OLP. An unrelated third party (“minority partner”) holds an approximate 0.1% limited partner interest in Eagle OLP.
     AmeriGas Partners and the Operating Partnerships have no employees. Employees of the General Partner conduct, direct and manage our operations. The General Partner provides management and administrative services to AmeriGas Eagle Holdings, Inc. (“AEH”), the general partner of Eagle OLP, under a management services agreement. The General Partner is reimbursed monthly for all direct and indirect expenses it incurs on our behalf.
Note 2 – Summary of Significant Accounting Policies
Consolidation Principles. The consolidated financial statements include the accounts of AmeriGas Partners and its majority-owned subsidiaries. We eliminate all significant intercompany accounts and transactions when we consolidate. We account for the General Partner’s 1.01% interest in AmeriGas OLP and the minority partner’s 0.1% limited partner interest in Eagle OLP as minority interests in the consolidated financial statements. The Partnership’s 50% ownership interest in Atlantic Energy, Inc. (“Atlantic Energy”) was accounted for by the equity method. In November 2004, the Partnership sold its interest in Atlantic Energy (see Note 4).
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
Inventories. Our inventories are stated at the lower of cost or market. We determine cost using an average cost method for propane, specific identification for appliances and the first-in, first-out (“FIFO”) method for all other inventories.
Property, Plant and Equipment and Related Depreciation. We record property, plant and equipment at cost. The amounts we assign to property, plant and equipment of businesses we acquire are based upon estimated fair value at date of acquisition. When plant and equipment are retired or otherwise disposed of, we remove the cost and accumulated depreciation from the appropriate accounts and any resulting gain or loss is recognized in “Other income, net” in the Consolidated Statements of Operations. We compute depreciation expense on plant and equipment using the straight-line method over estimated service lives generally ranging from 15 to 40 years for buildings and improvements; 7 to 30 years for storage and customer tanks and cylinders; and 2 to 10 years

AmeriGas Partners, L.P. 2006 Annual Report
for vehicles, equipment, and office furniture and fixtures. Costs to install Partnership-owned tanks at customer locations, net of amounts billed to customers, are capitalized and depreciated over the estimated period of benefit not exceeding ten years. Depreciation expense was $67,793 in 2006, $68,108 in 2005 and $75,468 in 2004.
Intangible Assets. The Partnership’s intangible assets comprise the following at September 30:

	2006	2005

Subject to amortization:
Customer relationships and noncompete agreements	$50,824	$50,178
Accumulated amortization	(25,216)	(20,756)

	$25,608	$29,422

Not subject to amortization:
Goodwill	$619,938	$619,052

     We amortize customer relationship and noncompete agreement intangibles over their estimated periods of benefit, which do not exceed 15 years. Amortization expense of intangible assets was $4,460 in 2006, $4,598 in 2005 and $4,224 in 2004. Estimated amortization expense of intangible assets during the next five fiscal years is as follows: Fiscal 2007 - $3,742; Fiscal 2008 - $3,571; Fiscal 2009 - $3,212; Fiscal 2010 - $2,888; Fiscal 2011 - $2,812.
     We perform an impairment test annually or more frequently if events or circumstances indicate that the value of goodwill might be impaired. No provisions for goodwill impairments were recorded during 2006, 2005 and 2004.
Deferred Debt Issuance Costs. Included in other assets are net deferred debt issuance costs of $11,929 and $8,575 at September 30, 2006 and 2005, respectively. We are amortizing these costs over the terms of the related debt. The change in deferred debt issuance costs during 2006 resulted from the Partnership’s refinancing of its Series A and C First Mortgage Notes and $59,600 of its $60,000 10.0% Senior Notes (see Note 6).
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
Environmental and Other Legal Matters. We accrue environmental investigation and clean-up costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Amounts accrued generally reflect our best estimate of costs expected to be incurred or the minimum liability associated with a range of expected environmental response costs. Our estimated liability for environmental contamination is reduced to reflect anticipated participation of other responsible parties but is not reduced for possible recovery from insurance carriers. Similar to environmental issues, we accrue investigation and other legal costs when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. We do not discount to present value the costs of future expenditures for environmental liabilities.
Income Taxes. AmeriGas Partners and the Operating Partnerships are not directly subject to federal income taxes. Instead, their taxable income or loss is allocated to their individual partners. The Operating Partnerships have corporate subsidiaries which are directly subject to federal income taxes. Accordingly, our Consolidated Financial Statements reflect income taxes related to these corporate subsidiaries. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders. This is a result of (1) differences between the tax basis and financial reporting basis of assets and liabilities and (2) the taxable income allocation requirements of the Third Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. (“Partnership Agreement”) and the Internal Revenue Code. At September 30, 2006, the financial reporting basis of the Partnership’s assets and liabilities exceeded the tax basis by approximately $362,000.
Equity-Based Compensation. Under UGI’s 2004 Omnibus Equity Compensation Plan (“OECP”), certain key employees of the General Partner may be granted stock options for UGI Common Stock. Such awards typically vest ratably over a period of years (generally three years). There are certain change of control and retirement eligibility conditions that, if met, generally result in accelerated vesting or eliminate further service requirements. Stock options for UGI Common Stock generally can be exercised no later than ten years from the grant date.
     Effective October 1, 2005, the Partnership adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Prior to October 1, 2005, as permitted, we applied the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), in recording compensation expense for grants of equity instruments to employees. Under APB 25, the Partnership did not record any compensation expense for stock options, but provided the required pro forma disclosures as if we had determined compensation expense under the fair value method as prescribed by the provisions of SFAS No. 123 (prior to

Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
its revision). As permitted by SFAS 123R, under the modified prospective approach, effective October 1, 2005, we began recording compensation expense for options that were not vested as of that date and we did not restate any other periods. In accordance with the standard, all equity-based compensation cost is measured on the grant date or at the end of each period based on the fair value of that award and is recognized in the income statement over the requisite service period.
     For periods prior to and subsequent to the adoption of SFAS 123R, we used the Black-Scholes option-pricing model to estimate the fair value of each option. The adoption of SFAS 123R resulted in compensation expense associated with stock options of $596 during Fiscal 2006. As of September 30, 2006, there was $809 of unrecognized compensation cost related to non-vested stock options that is expected to be recognized over a weighted average period of 1.8 years. Assuming no significant change in the level of future stock option grants to AmeriGas Propane, Inc. employees, we do not believe that compensation expense associated with stock options will have a material impact on the Partnership’s financial position, results of operations or cash flows.
     Both prior to and subsequent to the adoption of SFAS 123R, we measured and recorded compensation costs of Common Unit awards granted to employees prior to January 1, 2006 that can be settled at the General Partner’s option in cash or AmeriGas Partners Common Units (“Common Units”), or a combination of both, based upon their fair value as of the end of each period. Such awards are presented within the Consolidated Balance Sheet as liabilities. The fair value of these awards is generally dependent upon AmeriGas Partners Common Unit price and its performance in comparison to a group of peer companies and is expensed over requisite service periods.
     During the current fiscal year, the General Partner modified the settlement terms of Common Unit awards granted to 15 employees with an original grant date of January 1, 2006. As a result of this modification, a portion of these awards is presented as equity and a portion as liability. For the equity portion of the awards, the modification fixes the percentage to be paid in cash to equal the minimum statutory tax withholding requirement per award recipient. For the liability portion of the award, there is no such restriction on the percentage to be paid in cash which is at the discretion of the recipient. We used the Monte Carlo valuation model to estimate the fair value of these awards as of the modification date. Compensation costs associated with the portion of the awards classified as equity are measured based upon the fair value on the date of modification and recorded over requisite service periods. Compensation costs associated with the portion of awards classified as liabilities are measured based upon fair value as of the end of each period and recorded over requisite service periods. The General Partner did not incur any incremental compensation costs as a result of this modification.
     The following table illustrates the effects on Fiscal 2005 and Fiscal 2004 net income and basic and diluted income per unit as if we had applied the provisions of SFAS 123R to all of our equity-based compensation awards for the periods prior to the adoption of SFAS 123R.

	2005	2004

Net income as reported	$60,845	$91,854
Add: Unit-based employee compensation expense included in reported net income	540	1,265
Deduct: Total unit-based employee compensation expense determined under the fair value method for all awards	(1,042)	(1,795)

Pro forma net income	$60,343	$91,324

Basic income per limited partner unit:
As reported	$1.10	$1.71
Pro forma	$1.09	$1.70
Diluted income per limited partner unit:
As reported	$1.10	$1.71
Pro forma	$1.09	$1.70

For a description of unit-based compensation and related disclosure, see Note 10.
Net Income Per Unit. Net income per unit is computed by dividing net income, after deducting the General Partner’s interest in AmeriGas Partners, by the weighted average number of limited partner units outstanding.
     Effective April 2004, the Partnership adopted Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF 03-6”), which results in the calculation of net income per limited partner unit for each period according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the General Partner and a dilution of the earnings to the limited partners. Due to the seasonality of the propane business, the dilutive effect of EITF 03-6 on net income per limited partner unit will typically impact the first three fiscal quarters. EITF 03-6 did not impact net income per limited partner unit for the 2006, 2005, or 2004 fiscal years.

AmeriGas Partners, L.P. 2006 Annual Report
     Potentially dilutive Common Units included in the diluted limited partner units outstanding computation of 37,000 in 2006, 53,000 in 2005 and 75,000 in 2004 reflect the effects of Common Unit awards issued under AmeriGas Propane, Inc. incentive compensation plans.
Derivative Instruments. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivative instruments be recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. For a detailed description of the derivative instruments we use, our objectives for using them and related supplemental information required by SFAS 133, see Note 14.
Consolidated Statements of Cash Flows. We define cash equivalents as all highly liquid investments with maturities of three months or less when purchased. We record cash equivalents at cost plus accrued interest, which approximates market value. We paid interest totaling $77,802 in 2006, $81,023 in 2005, and $84,421 in 2004.
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
Recently Issued Accounting Pronouncements. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are effective for fiscal year ending September 30, 2009.
     In September 2006, the U.S. Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered when quantifying a current year misstatement. The provisions of SAB 108 are effective for the end of our fiscal year ending September 30, 2007. We are currently evaluating the impact, if any, of the provisions of SFAS 157 and SAB 108.
Note 3 – Acquisitions
During 2006, AmeriGas OLP acquired two retail propane distribution businesses and a cylinder refurbishing business for total cash consideration of approximately $2,846. In conjunction with these acquisitions, liabilities of $464 were incurred. The operating results of these businesses have been included in our operating results from their respective dates of acquisition. The total purchase price of these acquisitions has been allocated to the assets and liabilities acquired as follows:

Net current assets	$172
Property, plant and equipment	1,626
Goodwill	884
Customer relationships and noncompete agreements (estimated useful life of 10 and 5 years, respectively)	632
Other assets and liabilities	(4)

Total	$3,310

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

Net current assets	$628
Property, plant and equipment	8,741
Goodwill	10,557
Customer relationships and noncompete agreements (estimated useful life of 10 and 5 years, respectively)	5,393
Other assets and liabilities	(64)

Total	$25,255

     The pro forma effect of all of these transactions was not material.
     During 2004, AmeriGas OLP acquired substantially all of the retail propane distribution assets and business of Horizon Propane LLC (“Horizon Propane”) and several other retail propane businesses for total cash consideration of $42,593. In conjunction with these acquisitions, liabilities of $1,561 were incurred. The operating results of these businesses have been included in our operating results from their respective dates of acquisition. The total purchase price of these acquisitions has been allocated to the assets and liabilities acquired as follows:

Net current assets	$1,958
Property, plant and equipment	24,431
Goodwill	11,977
Customer relationships and noncompete agreements (estimated useful life of 10 and 5 years, respectively)	5,788

Total	$44,154

     The pro forma effect of all of these transactions was not material.

Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Note 4 – Sale of Ownership Interest in Atlantic Energy, Inc.
In November 2004, the Partnership sold its 50% ownership interest in Atlantic Energy consisting of 3,500 shares of common stock (“Shares”) pursuant to a Stock Purchase Agreement (“Agreement”) by and between AmerE Holdings, Inc. (“AmerE”), an indirect wholly owned subsidiary of AmeriGas OLP, and UGI Asset Management, Inc. (“UGI Asset Management”), an indirect wholly owned subsidiary of UGI. UGI Asset Management purchased AmerE’s Shares for $11,504 in cash, which is net of post-closing adjustments, as defined in the Agreement.
     The Partnership recognized a pre-tax gain on the sale totaling $9,135 ($7,107 net of tax), which amount is included in “Other income net” in the 2005 Consolidated Statement of Operations.
Note 5 – Quarterly Distributions of Available Cash
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
     The General Partner may establish reserves for the proper conduct of the Partnership’s business and for distributions during the next four quarters. In addition, certain of the Partnership’s debt agreements require reserves be established for the payment of debt principal and interest.
     Distributions of Available Cash are made 98% to limited partners and 2% to the General Partner. The Partnership may pay an incentive distribution to the General Partner if Available Cash exceeds the Minimum Quarterly Distribution of $0.55 and the First Target Distribution of $0.055 per unit on all units.
Note 6 – Debt
Long-term debt comprises the following at September 30:

	2006	2005

AmeriGas Partners Senior Notes:
10%, due April 2006 (less unamortized discount of $39 effective rate - 10.125%)	$—	$59,961
8.875%, due May 2011 (including unamortized premium of $223 and $271, respectively, effective rate - 8.46%)	14,863	14,911
7.25%, due May 2015	415,000	415,000
7.125%, due May 2016	350,000	—
AmeriGas OLP First Mortgage Notes:
Series A, 9.34% - 11.71%, due April 2006 through April 2009 (including unamortized premium of $3,605 effective rate - 8.91%)	—	163,605
Series C, 8.83%, due April 2006 through April 2010	—	68,750
Series D, 7.11%, due March 2009 (including unamortized premium of $943 and $1,280, respectively, effective rate - 6.52%)	70,943	71,280
Series E, 8.50%, due July 2010 (including unamortized premium of $90 and $113, respectively, effective rate - 8.47%)	80,090	80,113
AmeriGas OLP Term Loan, 4.44%, due October 2006	—	35,000
Other	2,850	4,882

Total long-term debt	933,746	913,502
Less current maturities (including net unamortized premium of $431 and $1,813, respectively)	(1,825)	(118,087)

Total long-term debt due after one year	$931,921	$795,415

     Scheduled principal repayments of long-term debt for each of the next five fiscal years ending September 30 are as follows: 2007 - $1,394; 2008 - $709; 2009 - $70,450; 2010 - $80,230; 2011 - $14,706.

AmeriGas Partners, L.P. 2006 Annual Report
AmeriGas Partners Senior Notes. The 8.875% Senior Notes generally may be redeemed at our option (pursuant to a tender offer), however, a redemption premium applies through May 19, 2009. The 7.25% and 7.125% Senior Notes generally cannot be redeemed at our option prior to May 20, 2010 and 2011, respectively. In January 2006, AmeriGas Partners refinanced Series A and Series C First Mortgage Notes totaling $228,800, $59,550 of the Partnership’s $60,000 10% Senior Notes and a $35,000 term loan with $350,000 of its 7.125% Senior Notes due 2016. AmeriGas Partners also refinanced $373,360 of its 8.875% Senior Notes in May 2005 pursuant to a tender offer with $415,000 of 7.25% Senior Notes due 2015. AmeriGas Partners recognized losses of $17,079 and $33,602 associated with these refinancings which amounts are reflected in “Loss on extinguishments of debt” in the 2006 and 2005 Consolidated Statements of Operations, respectively. AmeriGas Partners may, under certain circumstances following the disposition of assets or a change of control, be required to offer to prepay the 7.125% and 7.25% Senior Notes.
AmeriGas OLP First Mortgage Notes. As of November 6, 2006, AmeriGas OLP’s First Mortgage Notes are no longer collateralized by substantially all of its assets. The General Partner is co-obligor of the Series D and E First Mortgage Notes. AmeriGas OLP may prepay the First Mortgage Notes, in whole or in part. These prepayments include a make whole premium. Following the disposition of assets or a change of control, AmeriGas OLP may be required to offer to prepay the First Mortgage Notes, in whole or in part.
AmeriGas OLP Credit Agreement. AmeriGas OLP’s Credit Agreement (“Credit Agreement”) consists of (1) a Revolving Credit Facility and (2) an Acquisition Facility. The General Partner and Petrolane are guarantors of amounts outstanding under the Credit Agreement. Effective November 6, 2006, AmeriGas OLP entered into a new unsecured Credit Agreement with substantially the same terms and conditions except as described below. Reference made to the Credit Agreement relates to both the former and new Credit Agreement, as appropriate.
     Under the Revolving Credit Facility, AmeriGas OLP may borrow up to $125,000 (including a $100,000 sublimit for letters of credit), which is subject to restrictions in the AmeriGas Partners Senior Notes indentures (see “Restrictive Covenants” below). The Credit Facility may be used for working capital and general purposes of AmeriGas OLP. The Revolving Credit Facility expires on October 15, 2011, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. There were no borrowings outstanding under AmeriGas OLP’s Revolving Credit Facility at September 30, 2006 and 2005. Issued and outstanding letters of credit, which reduce available borrowings under the Revolving Credit Facility, totaled $58,897 and $56,250 at September 30, 2006 and 2005, respectively.
     The Acquisition Facility provides AmeriGas OLP with the ability to borrow up to $75,000 to finance the purchase of propane businesses or propane business assets or, to the extent it is not so used, for working capital and general purposes, subject to restrictions in the AmeriGas Partners Senior Notes indentures. The Acquisition Facility operates as a revolving facility through October 15, 2011, at which time amounts then outstanding will be immediately due and payable. There were no amounts outstanding under the Acquisition Facility at September 30, 2006 and 2005.
     The Revolving Credit Facility and the Acquisition Facility permit AmeriGas OLP to borrow at prevailing interest rates, including the base rate, defined as the higher of the Federal Funds rate plus 0.50% or the agent bank’s prime rate (8.25% at September 30, 2006), or at a two-week, one-, two-, three-, or six-month Eurodollar Rate, as defined in the Credit Agreement, plus a margin. The margin on Eurodollar Rate borrowings (which ranges from 1.00% to 1.75%, formerly capped at 2.25%), and the Credit Agreement facility fee rate (which ranges from 0.25% to 0.375%, formerly capped at 0.50%) are dependent upon AmeriGas OLP’s ratio of funded debt to earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”), each as defined in the Credit Agreement.
AmeriGas OLP Term Loan. In April 2005, AmeriGas OLP entered into a $35,000 variable-rate term loan due October 1, 2006 (“AmeriGas OLP Term Loan”), which bears interest plus margin at the same rates as the Credit Agreement. Proceeds from the AmeriGas OLP Term Loan were used to repay a portion of the $53.8 maturing AmeriGas OLP First Morgage Notes.
Restrictive Covenants. The 7.125% and 7.25% Senior Notes of AmeriGas Partners restrict the ability of the Partnership and AmeriGas OLP to, among other things, incur additional indebtedness, make investments, incur liens, issue preferred interests, prepay subordinated indebtedness, and effect mergers, consolidations and sales of assets. Under the 7.125% and 7.25% Senior Note indentures, AmeriGas Partners is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if certain conditions are met. These conditions include:
1.	no event of default exists or would exist upon making such distributions and

2.	the Partnership’s consolidated fixed charge coverage ratio, as defined, is greater than 1.75-to-1.
     If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24,000 less the total amount of distributions made during the immediately preceding 16 fiscal quarters. At September 30, 2006, such ratio was 3.32-to-1.

Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
     The Credit Agreement and the First Mortgage Notes restrict the incurrence of additional indebtedness and also restrict certain liens, guarantees, investments, loans and advances, payments, mergers, consolidations, asset transfers, transactions with affiliates, sales of assets, acquisitions and other transactions. The Credit Agreement and First Mortgage Notes require the ratio of total indebtedness, as defined, to EBITDA, as defined (calculated on a rolling four-quarter basis or eight- quarter basis divided by two), to be less than or equal to 4.0-to-1 (formerly 4.75 –to-1) with respect to the Credit Agreement and 5.25-to-1 with respect to the First Mortgage Notes. In addition, the Credit Agreement requires that AmeriGas OLP maintain a ratio of EBITDA to interest expense, as defined, of at least 3.0-to-1 (formerly 2.25-to-1) on a rolling four-quarter basis. Generally, as long as no default exists or would result, AmeriGas OLP is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter.
Note 7 – Employee Retirement Plans
The General Partner sponsors a 401(k) savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. Generally, employee contributions are matched on a dollar-for-dollar (100%) basis up to 5% of eligible compensation. The cost of benefits under our savings plan was $5,813 in 2006, $6,312 in 2005 and $6,397 in 2004.
Note 8 – Inventories
Inventories comprise the following at September 30:

	2006	2005

Propane gas	$81,325	$72,517
Materials, supplies and other	12,399	11,715
Appliances for sale	6,112	6,516

Total inventories	$99,836	$90,748

     In addition to inventories on hand, we also enter into contracts to purchase propane to meet a portion of our supply requirements. Generally, these contracts are one- to three-year agreements subject to annual review and call for payment based on either market prices at date of delivery or fixed prices.
Note 9 – Property, Plant and Equipment
Property, plant and equipment comprise the following at September 30:

	2006	2005

Land	$58,107	$59,120
Buildings and improvements	83,050	82,222
Transportation equipment	60,279	65,738
Storage facilities	101,509	95,951
Equipment, primarily cylinders and tanks	879,800	827,656
Other	20,531	23,654

Gross property, plant and equipment	1,203,276	1,154,341
Less accumulated depreciation and amortization	(622,684)	(569,822)

Net property, plant and equipment	$580,592	$584,519

Note 10 – Partners’ Capital and Incentive Compensation Plans
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
     Under the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan (“2000 Incentive Plan”), the General Partner may grant to key employees the rights to receive a total of 500,000 Common Units, or cash equivalent to the fair market value of such Common Units, upon the achievement of performance goals. In addition, the 2000 Incentive Plan may provide for the crediting of Partnership distribution equivalents to participants’ accounts. Distribution equivalents will be paid in cash. The actual number of Common Units (or their

AmeriGas Partners, L.P. 2006 Annual Report
cash equivalents) ultimately issued, and the actual amount of distribution equivalents paid, is dependent upon the achievement of performance goals. Generally, each grant, unless paid, will terminate when the participant ceases to be employed by the General Partner. There are certain change of control and retirement eligibility conditions that, if met, generally result in accelerated vesting or elimination of further service requirements. We also have a nonexecutive Common Unit plan under which the General Partner may grant awards of up to a total of 200,000 Common Units to key employees who do not participate in the 2000 Incentive Plan. Generally, awards under the nonexecutive plan vest at the end of a three-year period and will be paid in Common Units and cash. During 2006, 2005 and 2004, the General Partner made awards under the 2000 Incentive Plan and the nonexecutive plan representing 38,350, 41,100 and 51,200 Common Units, respectively.
     The following table illustrates Common Unit award activity for Fiscal 2006:

			Weighted-
			Average
			Grant Date
	Number		Fair Value
	of Units		(per Unit)

Non-vested Units – September 30, 2005	116,000		$31.81
Granted	38,350		35.33
Forfeited	(9,000)		30.89
Vested	(6,750	)(a)	23.20
Performance criteria not met	(25,083)		30.43

Non-vested Units September 30, 2006	113,517		$33.89

(a)	Represents awards under the non-executive plan of 4,500 settled through the issuance of new AmeriGas Partners Common Units and 2,250 settled in cash.
     We recorded compensation expense of $191 in 2006, $540 in 2005 and $1,265 in 2004 relating to these plans. At September 30, 2006, 346,972 and 150,750 Common Units were available for future grants under the 2000 Incentive Plan and the nonexecutive plan, respectively. Total equity-based compensation expense recorded during Fiscal 2006, reflecting both stock option and Common Unit awards, was $787.
      As of September 30, 2006, there was $1,460 of unrecognized compensation cost associated with 113,517 Common Unit awards that is expected to be recognized over a weighted average period of 1.7 years. The total fair values of Common Units that vested during 2006, 2005, and 2004 were $217, $1,030, and $1,587, respectively. Also, at September 30, 2006, a liability of $2,233 is reflected in other non-current liabilities in the Consolidated Balance Sheet. It is the Partnership’s practice to issue new AmeriGas Partners Common Units for the portion of any Common Unit awards paid out in AmeriGas Partners Common Units.
Note 11 – Commitments and Contingencies
We lease various buildings and other facilities and transportation, computer and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain step-rent provisions. Our aggregate rental expense for such leases was $53,085 in 2006, $49,701 in 2005 and $45,613 in 2004.
     Minimum future payments under noncancelable operating leases are as follows:

Year Ending September 30,
2007	$48,530
2008	41,388
2009	34,689
2010	29,574
2011	23,691
Thereafter	50,741

Total minimum operating lease payments	$228,613

     The Partnership enters into fixed price contracts with suppliers to purchase a portion of its propane supply requirements. These contracts generally have terms of less than one year. As of September 30, 2006, contractual obligations under these contracts totaled $20,693.
     The Partnership also enters into contracts to purchase propane to meet additional supply requirements. Generally, these contracts are one- to three-year agreements subject to annual review and call for payment based on either market prices at the date of delivery or fixed prices.
     On August 21, 2001, AmeriGas Partners, through AmeriGas OLP, acquired the propane distribution businesses of Columbia Energy Group (the “2001 Acquisition”) pursuant to the terms of a purchase agreement (the “2001 Acquisition Agreement”) by and among Columbia Energy Group (“CEG”), Columbia Propane Corporation (“Columbia Propane”), Columbia Propane, L.P. (“CPLP”), CP Holdings, Inc. (“CPH,” and together with Columbia Propane and CPLP, the “Company Parties”), AmeriGas Partners, AmeriGas OLP and the General Partner (together with AmeriGas Partners and AmeriGas OLP, the “Buyer Parties”). As a result of the 2001 Acquisition, AmeriGas OLP acquired all of the stock of Columbia Propane and CPH and substantially all of the partnership interests of CPLP. Under the terms of an earlier acquisition agreement (the “1999 Acquisition Agreement”), the Company Parties agreed to indemnify the former general partners of National Propane Partners, L.P. (a predecessor company of the Columbia Propane businesses) and an affiliate (collectively, “National General Partners”) against certain income tax and other losses that they may sustain as a result of the 1999 acquisition by CPLP of National Propane Partners, L.P. (the “1999 Acquisition”) or the operation of the business after the 1999 Acquisition (“National Claims”). At

Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
September 30, 2006, the potential amount payable under this indemnity by the Company Parties was approximately $58,000. These indemnity obligations will expire on the date that CPH acquires the remaining outstanding partnership interest of CPLP, which is expected to occur on or after July 19, 2009.
     Under the terms of the 2001 Acquisition Agreement, CEG agreed to indemnify the Buyer Parties and the Company Parties against any losses that they sustain under the 1999 Acquisition Agreement and related agreements (“Losses”), including National Claims, to the extent such claims are based on acts or omissions of CEG or the Company Parties prior to the 2001 Acquisition. The Buyer Parties agreed to indemnify CEG against Losses, including National Claims, to the extent such claims are based on acts or omissions of the Buyer Parties or the Company Parties after the 2001 Acquisition. CEG and the Buyer Parties have agreed to apportion certain losses resulting from National Claims to the extent such losses result from the 2001 Acquisition itself.
     Samuel and Brenda Swiger and their son (the “Swigers”) sustained personal injuries and property damage as a result of a fire that occurred when propane that leaked from an underground line ignited. In July 1998, the Swigers filed a class action lawsuit against AmeriGas Propane, L.P. (named incorrectly as “UGI/AmeriGas, Inc.”), in the Circuit Court of Monongalia County, West Virginia, in which they sought to recover an unspecified amount of compensatory and punitive damages and attorney’s fees, for themselves and on behalf of persons in West Virginia for whom the defendants had installed propane gas lines, allegedly resulting from the defendants’ failure to install underground propane lines at depths required by applicable safety standards. In 2003, we settled the individual personal injury and property damage claims of the Swigers. In 2004, the court granted the plaintiffs’ motion to include customers acquired from Columbia Propane in August 2001 as additional potential class members and the plaintiffs amended their complaint to name additional parties pursuant to such ruling. Subsequently, in March 2005, we filed a cross-claim against CEG, former owner of Columbia Propane, seeking indemnification for conduct undertaken by Columbia Propane prior to our acquisition. Class counsel has indicated that the class is seeking compensatory damages in excess of $12,000 plus punitive damages, civil penalties and attorneys’ fees. We believe we have good defenses to the claims of the class members and intend to defend against the remaining claims in this lawsuit.
     We also have other contingent liabilities, pending claims and legal actions arising in the normal course of our business. We cannot predict with certainty the final results of these and the aforementioned matters. However, it is reasonably possible that some of them could be resolved unfavorably to us and result in losses in excess of recorded amounts. We are unable to estimate any such possible excess losses. Although management currently believes, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on our financial position, damages or settlements could be material to our operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows.
Note 12 – Related Party Transactions
Pursuant to the Partnership Agreement and a Management Services Agreement among AEH, the general partner of Eagle OLP, and the General Partner, the General Partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of the Partnership. These costs, which totaled $313,553 in 2006, $303,561 in 2005 and $304,575 in 2004, include employee compensation and benefit expenses of employees of the General Partner and general and administrative expenses.
     UGI provides certain financial and administrative services to the General Partner. UGI bills the General Partner for all direct and indirect corporate expenses incurred in connection with providing these services and the General Partner is reimbursed by the Partnership for these expenses. Such corporate expenses totaled $10,350 in 2006, $13,083 in 2005 and $11,307 in 2004. In addition, UGI and certain of its subsidiaries (excluding Atlantic Energy, which is discussed separately) provide office space and automobile liability insurance and sold propane to the Partnership. These expenses totaled $3,064 in 2006, $3,766 in 2005 and $2,989 in 2004.
     Prior to the November 2004 sale of the Partnership’s 50% ownership interest in Atlantic Energy (see Note 4), the Partnership purchased propane on behalf of Atlantic Energy. Atlantic Energy reimbursed AmeriGas OLP for its purchases plus interest as Atlantic Energy sold such propane to third parties or to AmeriGas OLP itself. The total dollar value of propane purchased on behalf of Atlantic Energy during 2005 was $2,420, all of which occurred prior to the sale of our ownership interests. The total dollar value of propane purchased on behalf of Atlantic Energy was $30,034 in 2004. AmeriGas OLP still purchases propane from Atlantic Energy, now owned by an affiliate of UGI. Purchases of propane by AmeriGas OLP from Atlantic Energy during 2006, 2005, and 2004 totaled $37,337, $27,811, and $29,279, respectively.
     In November 2004, in conjunction with the Partnership’s sale of its 50% ownership interest in Atlantic Energy, UGI Asset Management and AmeriGas OLP entered into a Product Sales Agreement whereby UGI Asset Management has agreed to sell and AmeriGas OLP has agreed to purchase a specified amount of propane annually at the Atlantic Energy terminal in Chesapeake, Virginia. The Product Sales Agreement took effect on April 1, 2005 and will continue for an initial term of five years with an option to extend the agreement for up to an additional five years. The price to be paid for product purchased under the agreement will be determined annually using a contractual formula that takes into account published index prices and the locational value of deliveries at the Atlantic Energy terminal.
     Prior to the sale of Atlantic Energy, the General Partner provided it with other services including accounting, insurance and other administrative services and was reimbursed for the related costs. Such costs were not material during 2005 or 2004. In addition, AmeriGas OLP entered into product cost hedging contracts on behalf of Atlantic Energy. When these contracts were settled, AmeriGas OLP was reimbursed the cost of any losses, or distributed the proceeds of any gains, to Atlantic Energy.
     Amounts due to Atlantic Energy at September 30, 2006 and 2005 totaled $3,115 and $2,505, respectively, which are included in accounts payable — related parties in the Consolidated Balance Sheet.
     The Partnership sold propane to certain affiliates of UGI. Such amounts were not material in 2006, 2005 or 2004.
Note 13 — Other Current Liabilities
Other current liabilities comprise the following at September 30:

	2006	2005

Self-insured property and casualty liability	$17,331	$13,786
Taxes other than income taxes	5,969	6,423
Propane exchange liability	9,281	5,131
Deferred tank fee revenue	10,566	9,346
Other	7,367	7,317

Total other current liabilities	$50,514	$42,003

Note 14 — Financial Instruments
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
     On occasion, we enter into interest rate protection agreements (“IRPAs”) designed to manage interest rate risk associated with planned issuances of fixed-rate long-term debt. We designate these IRPAs as cash flow hedges. Gains or losses on IRPAs are included in other comprehensive income and are reclassified to interest expense as the interest expense on the associated debt issue affects earnings.
     During the years ended September 30, 2006, 2005 and 2004 the net loss recognized in earnings representing cash flow hedge ineffectiveness was $445, $1,726 and $1,534, respectively. Gains and losses included in accumulated other comprehensive income at September 30, 2006 relating to cash flow hedges will be reclassified into (1) cost of sales when the forecasted purchase of propane subject to the hedges impacts net income and (2) interest expense when interest on anticipated issuances of fixed-rate long-term debt is reflected in net income. Included in accumulated other comprehensive income at September 30, 2006 are net losses of approximately $302 from IRPAs associated with forecasted issuances of ten-year debt generally anticipated to occur during the next four years. The amount of net loss that is expected to be reclassified into net income during the next twelve months is not material. The remaining net loss on derivative instruments included in accumulated other comprehensive income at September 30, 2006 of $25,962 is principally associated with future purchases of propane generally anticipated to occur during the next twelve months. The actual amount of gains or losses on unsettled derivative instruments that ultimately is reclassified into net income will depend upon the value of such derivative contracts when settled. The fair value of derivative instruments is included in other current assets, other current liabilities and other non-current liabilities in the Consolidated Balance Sheets.
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

	Carrying	Estimated
	Amount	Fair Value

2006:
Propane swap and option contracts	$(26,215)	$(26,215)
Interest rate protection agreements	(305)	(305)
Long-term debt	933,746	934,483
2005:
Propane swap and option contracts	$50,588	$50,588
Interest rate protection agreements	(3,863)	(3,863)
Long-term debt	913,502	968,551

AmeriGas Partners, L.P. 2006 Annual Report
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
Note 15 — Other Income, Net
Other income, net, comprises the following:

	2006	2005	2004

Gain on sales of fixed assets	$2,801	$5,196	$2,306
Finance charges	8,371	7,552	6,456
Gain on sale of Atlantic Energy	—	9,135	—
Other	5,127	3,898	2,982

Total other income, net	$16,299	$25,781	$11,744

Note 16 — Quarterly Data (Unaudited)
The following unaudited quarterly data includes all adjustments (consisting only of normal recurring adjustments), which we consider necessary for a fair presentation. Our quarterly results fluctuate because of the seasonal nature of our propane business.

	December 31,			March 31,			June 30,		September 30,
	2005	2004	(a)	2006	(b)	2005	2006	2005 (c)	2006	2005

Revenues	$630,224	$556,216		$718,130		$698,268	$379,109	$349,469	$391,803	$359,303
Operating income (loss)	$74,665	$67,684		$116,325		$117,893	$2,873	$1,645	$(9,807)	$(9,943)
Net income (loss)	$55,013	$44,291		$78,759		$96,222	$(14,837)	$(51,276)	$(27,777)	$(28,392)

Net income (loss) per limited partner unit:
Basic	$0.87	$0.77		$1.08		$1.49	$(0.26)	$(0.93)	$(0.48)	$(0.51)
Diluted	$0.87	$0.77		$1.08		$1.49	$(0.26)	$(0.93)	$(0.48)	$(0.51)

(a)	Includes a gain on the Partnership’s sale of Atlantic Energy which increased operating income by $9,135 and net income by $7,107 or $0.13 per limited partner unit.

(b)	Includes a loss on early extinguishment of debt which decreased net income by $16,765 or $0.30 per limited partner unit.

(c)	Includes a loss on early extinguishment of debt which increased net loss by $33,266 or $0.61 per limited partner unit.

AmeriGas Partners, L.P. 2006 Annual Report
Report of Independent Registered Public Accounting Firm
To the Partners of AmeriGas Partners, L.P. and the Board of Directors of AmeriGas Propane, Inc.:
We have completed integrated audits of AmeriGas Partners, L.P.’s 2006 and 2005 consolidated financial statements and of its internal control over financial reporting as of September 30, 2006 and an audit of its 2004 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated Financial Statements
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of partners’ capital and of cash flows present fairly, in all material respects, the financial position of AmeriGas Partners, L.P. and its subsidiaries at September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, effective October 1, 2005, the Partnership adopted Statement of Financial Accounting Standards 123(R) “Share-Based Payment (revised 2004).”
Internal Control over Financial Reporting
Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Partnership maintained effective internal control over financial reporting as of September 30, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Partnership’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Partnership’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Philadelphia, Pennsylvania
December 8, 2006

AmeriGas Partners, L.P. 2006 Annual Report
General Partner’s Report
Financial Statements
The Partnership’s consolidated financial statements and other financial information contained in this Annual Report are prepared by the management of the General Partner, AmeriGas Propane, Inc., which is responsible for their fairness, integrity and objectivity. The consolidated financial statements and related information were prepared in accordance with accounting principles generally accepted in the United States of America and include amounts that are based on management’s best judgments and estimates.
     The Audit Committee of the Board of Directors of the General Partner is composed of three members, none of whom is an employee of the General Partner. This Committee is responsible for overseeing the financial reporting process and the adequacy of controls, and for monitoring the independence and performance of the Partnership’s independent registered accounting firm and internal auditors. The Committee is also responsible for maintaining direct channels of communication among the Board of Directors, management and both the independent registered accounting firm and internal auditors.
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
Management’s Report on Internal Control over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Partnership. In order to evaluate the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, management has conducted an assessment, including testing, of the Partnership’s internal control over financial reporting using the criteria in Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO Framework”). Internal control over financial reporting refers to the process designed by, and under the supervision of, our Chief Executive Officer and Chief Financial Officer, to provide reasonable, but not absolute, assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States and includes policies and procedures that, among other things, provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management’s authorization and are properly recorded to permit the preparation of reliable financial information. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to changing conditions, or the degree of compliance with the policies or procedures may deteriorate.
     Based on its assessment, management has concluded that the Partnership maintained effective internal control over financial reporting as of September 30, 2006, based on the COSO Framework. Management’s assessment of the effectiveness of the Partnership’s internal control over financial reporting as of September 30, 2006, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included herein.
Eugene V. N. Bissell
Chief Executive Officer
Jerry E. Sheridan
Chief Financial Officer
William J. Stanczak
Chief Accounting Officer